Filed pursuant to Rule 424(B)(5)

SEC File No. 333-135547

(To Prospectus dated September 18, 2006)

10,000,000 Shares

Common stock

We are offering all of the 10,000,000 shares of common stock offered by this prospectus supplement.

Our common stock is quoted on The Nasdaq Global Market under the symbol “SUNH”. On December 14, 2006, the last reported sale price of our common stock on The Nasdaq Global Market was $11.40 per share.

Investing in our common stock involves a high degree of risk. Before buying any shares, you should read the discussions of material risks of investing in our common stock in “ Risk factors” beginning on page S-14 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per share	Total
Public offering price	$11.250	$112,500,000
Underwriting discounts and commissions	$0.664	$6,637,500
Proceeds, before expenses, to us	$10.586	$105,862,500

The underwriters may also purchase up to an additional 1,500,000 shares of our common stock at the public offering price, less the underwriting discounts and commissions payable by us, to cover over-allotments, if any, within 30 days from the date of this prospectus supplement. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $7,633,125, and the total proceeds, before expenses, to us will be $121,741,875.

The underwriters are offering our common shares as described in “Underwriting”. Delivery of the shares of common stock will be made on or about December 20, 2006.

Sole Book Running Manager

UBS Investment Bank

Co-Lead Manager

CIBC World Markets

Credit Suisse		Jefferies & Company

The date of this prospectus supplement is December 14, 2006.

231 Long-term Care Facilities: 206 Senior Nursing Facilities, 15 Assisted Living Facilities, 7 Mental Health Facilities and 3 Specialty Acute Care Hospitals (pro forma as of September 30, 2006)

Ancillary Businesses Provide Diversified Revenue Sources, Favorable Payor Mix and Growth Opportunities

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein is accurate only as of their respective dates. Changes may occur after those dates and we may not update this information except as required by applicable law.

S-TOC

Prospectus supplement summary

The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial statements (including the accompanying notes) appearing elsewhere in this prospectus supplement and the accompanying prospectus or incorporated by reference herein. You should carefully read this prospectus supplement and the accompanying prospectus and the information incorporated by reference herein, including the section entitled “Risk factors,” the pro forma financial data, which gives effect to (i) our acquisition of Peak Medical Corporation (“Peak”) in December 2005, (ii) our proposed acquisition of Harborside Healthcare Corporation (“Harborside”) in 2007 and (iii) this offering, the debt financings to fund the purchase price for the proposed acquisition of Harborside and certain other transactions, and the financial statements and related notes thereto contained elsewhere in this prospectus supplement and the accompanying prospectus or incorporated by reference herein. Unless the context otherwise requires, references in this prospectus supplement and accompanying prospectus to “Sun,” “we,” “our,” “us,” and “the company” refer to Sun Healthcare Group, Inc. and its consolidated subsidiaries.

BUSINESS OVERVIEW

We are a nationwide provider of long-term, sub-acute and related specialty healthcare services principally to the senior population in the United States. Our core business is providing inpatient services, primarily through 132 skilled nursing facilities (10 of which are managed by us), 13 assisted and independent living facilities, seven mental health facilities and three specialty acute care hospitals. At September 30, 2006, our facilities had 16,687 licensed beds, of which 15,904 were available for occupancy, located in 19 states. We also provide rehabilitation therapy services to affiliated and non-affiliated facilities and medical staffing and other ancillary services primarily to non-affiliated facilities and other third parties. For the nine months ended September 30, 2006, our total net revenues were $818.3 million and the percentage of our inpatient services revenues derived from Medicare increased from 30.2% for the nine months ended September 30, 2005 (including Peak) to 30.9% for the nine months ended September 30, 2006, while our occupancy rate has remained relatively stable, averaging approximately 87% over the same periods.

In October 2006, we entered into an agreement to acquire Harborside, which operates 74 skilled nursing facilities (one of which is managed) and two assisted and independent living facilities. Of these facilities, 44 are owned. At November 2, 2006, Harborside’s facilities had 9,085 licensed beds, of which 8,953 were available for occupancy, located in 10 states. Harborside provides high quality inpatient and rehabilitation therapy services and other ancillary services with a geographic focus largely in the eastern United States. For the nine months ended September 30, 2006, Harborside derived 32.1% of its revenues from Medicare and had an occupancy rate averaging 91.2% during that period, compared to 89.5% for the same period in 2005. Upon closing of the proposed acquisition, which we currently expect will occur in the first half of 2007, we will become one of the nation’s largest long-term care providers with 231 facilities and 25,772 licensed beds, operating in 25 states. We believe this acquisition will:

➢	increase the scale of operations, thus leveraging our corporate and regional infrastructure;

➢	improve our payor mix with increased revenue derived from Medicare;

➢	increase our services to high-acuity patients, for whom we are reimbursed at higher rates;

➢	increase our percentage of owned skilled nursing facilities; and

➢	increase our presence in four states and expand into six contiguous states.

COMPETITIVE STRENGTHS

We believe the following strengths will allow us to continue to improve our operations and profitability:

National footprint.    Our core inpatient services business operates 155 facilities in 19 states as of September 30, 2006. We also provide rehabilitation therapy services to 386 facilities in 32 states and medical staffing services in 32 states. With our acquisition of Harborside, we will operate 231 inpatient facilities in 25 states. Our current operations, together with those we are acquiring from Harborside, will enable us to realize the benefits of economies of scale, purchasing power and increased operating efficiencies. Furthermore, our geographic diversity mitigates our risk associated with fluctuating state regulatory changes related to Medicaid reimbursement.

Core inpatient business.    Our inpatient business has achieved consistent revenue and earnings growth by expanding our services and increasing our focus on integrated skilled nursing care and rehabilitation therapy services to attract high-acuity patients. In each year over year quarter since January 2005, we have increased the percentage of our revenues derived from Medicare, in both patient count and revenue dollars, while maintaining inpatient occupancy rates above industry averages. Harborside has experienced a similar increase in the percentage of revenues derived from Medicare, in both patient count and revenue dollars, over a comparable period.

Quality of care and strong brand image.    We have industry-leading initiatives to provide a high quality of care to our patients. These initiatives have resulted in third-party recognition for our quality of care and clinical services and a reduction in the size and number of our patient liability claims. Similarly, Harborside has received third-party recognition for clinical services and quality of care and has experienced a reduction in the size and number of its patient liability claims. Both we and Harborside have been able to attract an increased number of high-acuity patients, maintain a high occupancy rate and develop an effective referral network of patients.

Ancillary businesses support our inpatient services and provide diversification.    Our rehabilitation therapy business complements our core inpatient business and is particularly attractive to high-acuity patients who require more intensive and medically complex care. Our rehabilitation business has demonstrated the ability to grow organically and partner with non-affiliated skilled and assisted living facilities in delivering efficient and effective rehabilitation services to customers in 32 states. Our medical staffing business, which primarily services non-affiliated providers, derives a majority of its revenues from its placement of therapists. We are currently seeking to leverage the core competencies of our medical staffing business to benefit our inpatient and rehabilitation businesses. These ancillary businesses diversify our revenue base and improve our payor mix. Our proposed acquisition of Harborside will increase the scale of our existing ancillary services and provide additional growth through several new services.

Infrastructure in place to leverage growth.    We have an established corporate and regional infrastructure in place to leverage our growth. In December 2005 we acquired Peak, a regional operator of 56 inpatient facilities with 5,264 licensed beds in seven states. We have successfully integrated this acquisition by combining corporate infrastructures, including the consolidation of billing and technology platforms. For the nine months ended September 30, 2006, a period that included Peak, our corporate overhead as a percentage of revenues was 4.4%, compared to 5.7% for the nine months ended September 30, 2005, a period that did not include Peak.

Experienced management team with a proven track record.    We have a strong and committed management team that has substantial industry knowledge and a proven track-record of operations success in the long-term care industry. Our chief executive officer, our chief financial officer and the chief operating officer of our operating subsidiaries have over 75 years of cumulative healthcare experience. Our management team has successfully acquired and integrated numerous acquisitions and we believe this experience positions us well to continue to successfully implement our growth and integration strategies.

STRATEGY

We intend to build on our competitive strengths to grow our business and strengthen our position as a nationwide provider of senior healthcare services by achieving the following objectives:

Continue our inpatient growth.    We intend to increase our inpatient revenue and profitability by maintaining high occupancy rates and by continuing to focus on attracting more high-acuity and Medicare patients. We are currently implementing this strategy by focusing on our clinical and case management. In addition, we are developing relationships with key referral sources and creating specialty Medicare and Alzheimer units within our facilities to meet unique clinical needs within a community. We plan to take advantage of our marketing infrastructure and brand image to attract new patients and to expand our referral and customer bases.

Seek growth in our ancillary businesses.    We intend to continue to develop and grow our ancillary businesses, which provide us with diversified revenue sources, favorable payor mix and growth opportunities. We will continue to focus on our rehabilitation therapy business, a key driver of our Medicare services and revenues, by improving labor productivity and operating profitability and eliminating less profitable third-party contracts. We recently acquired a hospice business and intend to expand that business to provide hospice services to more of our facilities and other non-affiliated facilities in our local markets. The proposed acquisition of Harborside will also expand our ancillary service offerings. We believe that by continuing to grow our ancillary services we will be able to capture a greater share of the healthcare expenditures in our key markets.

Increase operational efficiency and leverage our existing platform.    We will continue to focus on improving operating efficiency without compromising our high quality of care. We plan to reduce costs and enhance efficiency through various methods, including:

➢	reduce labor and billing expenses through technological advances and operational improvements that allow management to more efficiently allocate employees;

➢	reduce overhead through process improvement initiatives and frequent re-examination of costs;

➢	continue to improve therapist productivity in our rehabilitation services business;

➢	control litigation expense by focusing on risk management; and

➢	monitor and analyze the operations and profitability of individual business units.

Complete successful integration of Harborside.    We have successfully completed the regulatory approval process for and the integration of the Peak acquisition and our focus will be on the successful integration of the proposed acquisition of Harborside, which we currently expect will close in the first half of 2007. We have an established, dedicated team that effectively integrated Peak’s operations and will manage the integration of Harborside. We believe the acquisition of Harborside will result in approximately $12 million to $15 million of annual cost savings and enhanced revenue opportunities over a period of up to two years following the acquisition, through, among other things, the elimination of corporate and regional overhead and improved operational and purchasing efficiencies.

INDUSTRY OVERVIEW

The demand for long-term healthcare services is being driven by the aging population, increased life expectancies and a decrease in the number of senior care facilities. As of July 1, 2005, there were approximately 5.1 million Americans aged 85 or older, or 1.7% of the population, according to the United States Census Bureau. This age group is projected to grow to over 6.1 million by 2010 and to approximately 7.3 million by 2020, or 2.2% of the projected population. Furthermore, the Centers for Medicare and Medicaid Services (CMS), a division of the Department of Health and Human Services, predicts that spending on nursing homes will grow from $105.7 billion in 2002 to approximately $203.9 billion in 2014, representing an annual compounded growth rate of 5.6%. Despite this potential rise in demand for senior healthcare, there has been a noticeable, decreasing trend in the number of certified nursing homes. According to the American Health Care Association, the number of nursing facilities has declined from 17,014 (1,708,500 beds) in 1999 to 16,032 (1,676,770 beds) in June 2005. With no net increase in the number of available beds, we believe these demographic trends will create growth opportunities for the most efficient facility operators.

The growth in healthcare costs is also increasing at a faster rate than the available funding from government sponsored healthcare programs, including Medicaid and Medicare. In response, the U.S. government is increasingly adopting measures to encourage the use of the most cost-effective settings for treatment. Skilled nursing facilities, for which the staffing requirements and associated costs are significantly lower than those of acute-care hospitals or other acute-care facilities, are a primary beneficiary of this trend. As of January 1, 2006, Medicare reimbursement for skilled nursing providers was revised to better align reimbursement rates to patient acuity and the costs associated with these acuity levels. As a result, the resource utilization group classification system of 44 categories was expanded to 53 to include nine additional high-acuity categories. These nine new categories facilitate inpatient admittance of high-acuity patients to skilled nursing facilities, many of whom would have previously been admitted to higher cost, post-acute care settings, including long-term acute care facilities and inpatient rehabilitation facilities.

RECENT DEVELOPMENTS

In October 2006, we entered into an agreement to acquire all of the outstanding stock of Harborside for $349.4 million in cash. In connection with this acquisition, we will refinance or assume Harborside’s debt (which includes indebtedness to be incurred to purchase, prior to closing, certain facilities that are currently leased by Harborside). We estimate that the amount of such debt, which will fluctuate until the closing, will be approximately $275.0 million at the closing date. See “Proposed acquisition of Harborside”.

In August 2006, we purchased Preferred Hospice of Oklahoma, Inc. (“Preferred Hospice”), which operates two hospice programs in Oklahoma for approximately $4.6 million. The acquisition consolidates our hospice presence in Oklahoma. At the same time, we also terminated a third-party management agreement for five hospice programs that are owned by our subsidiaries in Oklahoma, Colorado and New Mexico. We operate our hospice business under the name SolAmor.

On December 1, 2006, we sold our SunPlus Home Health Services, Inc. (“SunPlus”) subsidiary which provides skilled home healthcare, non-skilled home care, as well as home pharmacy services in California and Ohio. We received $19.5 million in gross proceeds. We believe this divestiture furthers our goal of margin improvement and eliminates a non-core business.

As a result of our ongoing review of our business to identify facilities and operations that do not perform at an appropriate level, we have identified four skilled nursing facilities, with 338 licensed beds, for disposal in 2007.

CORPORATE INFORMATION

Sun Healthcare Group, Inc. was incorporated in Delaware in 1993. Our executive offices are located at 18831 Von Karman, Suite 400, Irvine, California 92612 and our principal business address is 101 Sun Avenue NE, Albuquerque, New Mexico 87109. Our main telephone number is (949) 255-7100. Our website is located at www.sunh.com. None of the information contained on our website and on websites linked is part of this prospectus supplement.

The offering

Common stock we are offering	10,000,000 shares

Common stock to be outstanding after this offering	41,381,195 shares

Use of proceeds

The net proceeds to us from this offering will be approximately $104.9 million. We intend to use the net proceeds to repay amounts borrowed under our existing revolving credit facility (which amounts may be re-borrowed) and for general corporate purposes. Any additional proceeds that remain at the time of the proposed acquisition of Harborside will be applied to reduce the amount of debt financing necessary to complete the acquisition of Harborside. See “Use of proceeds”.

Nasdaq Global Market symbol	SUNH

Risk factors	An investment in our common stock involves significant risks. Before making an investment in our common stock, you should carefully review the information under the caption “Risk factors”.

The number of shares of common stock to be outstanding after the offering is based on 31,381,195 shares outstanding as of September 30, 2006 (including 10,182 treasury shares).

The number of shares of our common stock outstanding immediately after this offering excludes:

➢	1,522,758 shares of common stock issuable upon exercise of options outstanding under our 2004 Equity Incentive Plan and 2002 Non-employee Director Equity Incentive Plan and the Peak 1998 Stock Incentive Plan, with a weighted average exercise price of $7.51 per share;

➢	581,104 shares of common stock issuable upon vesting of restricted stock units outstanding under our 2004 Equity Incentive Plan;

➢	1,440,875 additional shares of common stock reserved for issuance under our 2004 Equity Incentive Plan;

➢	2,017,897 shares of common stock reserved for issuance upon exercise of outstanding warrants with a weighted average exercise price of $13.05 per share; and

➢	776 shares of common stock reserved for issuance pursuant to our Plan of Reorganization.

If the underwriters exercise their over-allotment option in full, we will issue an additional 1,500,000 shares. Unless otherwise stated, all information contained in this prospectus supplement assumes no exercise of the over-allotment option we granted to the underwriters.

Summary historical and pro forma financial data

HISTORICAL

The following summary financial data has been derived from our historical consolidated financial statements. The consolidated statement of operations data for the years ended December 31, 2003, 2004 and 2005 are derived from the audited consolidated financial statements included elsewhere in this prospectus supplement. The summary historical consolidated financial data at and for the nine months ended September 30, 2005 and 2006 are derived from the unaudited condensed consolidated financial statements included elsewhere in this prospectus supplement. This summary should be read in conjunction with, and is qualified in its entirety by reference to, such historical consolidated financial statements, including the related notes thereto, appearing elsewhere in this prospectus supplement and “Management’s discussion and analysis of financial condition and results of operations” contained herein. Our historical financial information as of September 30, 2006 and for the nine months ended September 30, 2005 and 2006 contains normal recurring adjustments and is not necessarily indicative of results to be expected in a full year.

	Year ended December 31,(1)			Nine months ended September 30,(1)
	2003(2)	2004(3)	2005(4)	2005(5)	2006(6)
	(in thousands, except per share data)
Consolidated statement of operations data
Total net revenues	$722,905	$756,588	$821,331	$590,655	$818,305

Costs and expenses:
Operating salaries and benefits	436,924	440,795	484,684	349,525	460,438
Self-insurance for workers’ compensation and general and professional liability insurance	30,481	23,264	28,445	25,819	31,522
Operating administrative expenses	19,194	21,731	23,747	17,217	21,264
Other operating costs	143,171	160,701	172,552	122,166	183,807
Facility rent expense	37,071	37,255	39,087	28,101	40,360
General and administrative expenses	43,395	44,103	47,193	33,515	36,353
Depreciation and amortization	6,652	8,616	8,975	6,193	12,085
Provision for losses on accounts receivable	9,110	4,806	3,774	1,446	6,548
Interest, net	16,890	8,818	12,039	8,631	14,289
Loss on asset impairment	2,774	1,028	361	361	—
Restructuring costs, net	14,678	1,972	121	112	(1)
Loss on lease termination	—	150	—	—	—
(Gain) loss on sale of assets, net	(4,179)	1,494	384	877	156
Loss on contract termination	—	—	—	—	975
(Gain) loss on extinguishment of debt, net	—	(3,394)	408	408	—

Total costs and expenses	756,161	751,339	821,770	594,371	807,796

(Loss) income before income taxes and discontinued operations	(33,256)	5,249	(439)	(3,716)	10,509
Income tax expense (benefit)	665	(1,158)	(786)	(774)	3,353

(Loss) income from continuing operations	(33,921)	6,407	347	(2,942)	7,156
Discontinued operations:
(Loss) income from discontinued operations, net of related tax expense	(21,374)	(19,713)	15,525	6,443	2,354
Gain (loss) on disposal of discontinued operations, net of related tax expense	55,649	(5,321)	8,889	9,594	(375)

Income (loss) on discontinued operations, net	34,275	(25,034)	24,414	16,037	1,979

Net income (loss)	$354	$(18,627)	$24,761	$13,095	$9,135

(table continued on following page)

	Year ended December 31,(1)			Nine months ended September 30,(1)
	2003(2)	2004(3)	2005(4)	2005(5)	2006(6)
	(in thousands, except per share data)
Basic earnings per common and common equivalent share:
(Loss) income from continuing operations	$(3.38)	$0.44	$0.02	$(0.19)	$0.23
Income (loss) from discontinued operations, net of tax	3.42	(1.73)	1.53	1.04	0.06

Net income (loss)	$0.04	$(1.29)	$1.55	$0.85	$0.29

Diluted earnings per common and common equivalent share:
(Loss) income from continuing operations	$(3.38)	$0.44	$0.02	$(0.19)	$0.23
Income (loss) from discontinued operations, net of tax	3.42	(1.72)	1.53	1.04	0.06

Net income (loss)	$0.04	$(1.28)	$1.55	$0.85	$0.29

Weighted average number of common and common equivalent shares outstanding:
Basic	10,050	14,456	16,003	15,343	31,252
Diluted	10,050	14,548	16,019	15,343	31,338
Other consolidated data
EBITDA(7)	$(9,714)	$22,683	$20,575	$11,108	$36,883
Number of facilities (at period end)	110	104	158	102	155
Number of licensed beds (at period end)(8)	11,210	10,659	16,910	10,551	16,687
Number of available beds (at period end)(8)	10,822	10,264	16,168	10,152	15,904

	September 30, 2006
	Actual	As adjusted for this offering(9)
	(in thousands)
Consolidated balance sheet data
Cash and cash equivalents	$16,731	$96,569
Total current assets	190,106	269,944
Total assets	522,487	602,325
Total current liabilities	235,424	235,424
Long-term debt, including current portion(10)	201,833	167,323
Stockholders’ equity	9,982	114,845

(1)	We have updated our historical financial information to reflect the reclassification to discontinued operations of our home health services business. U.S. generally accepted accounting principles require that these operations be reclassified as discontinued operations on a retroactive basis.

(2)	Results for the year ended December 31, 2003 include a non-cash charge of $2.8 million representing an impairment to the carrying values of lease intangibles and other long-lived assets, a $14.7 million charge related to current year restructuring, a net gain on sale of assets of $4.2 million mainly due to the sale of land and buildings, a net loss of $21.4 million from discontinued operations and a net gain of $55.6 million from disposal of discontinued operations due primarily to the sale of our pharmaceutical and software development operations, termination of 126 facility lease agreements, sale of one other facility and the reductions of the carrying amount of the assets associated with the above described facilities, which facilities and assets were determined not to be integral to our core business operations.

(3)	Results for the year ended December 31, 2004 include a non-cash charge of $1.0 million representing an impairment to the carrying values of other long-lived assets, a $2.0 million charge related to current year restructuring, a net loss on sale of assets of $1.5 million mainly due to the write-down of a property held for sale, a net gain on extinguishment of debt of $3.4 million related to mortgage restructurings, a net loss of $19.7 million from discontinued operations and a net loss

(footnotes continued on following page)

of $5.3 million from disposal of discontinued operations due primarily to the sale of our clinical laboratory and radiology operations located in California, a reserve recorded in connection with the sale of a previously divested segment and the reclassification of our mobile radiology operations in Arizona and Colorado to assets held for sale.

(4)	Results for the year ended December 31, 2005 include revenues and expenses for Peak for the month of December 2005, a $1.1 million non-cash charge for transaction costs related to the Peak acquisition, a net loss on sale of assets of $0.4 million primarily due to a write-down of property held for sale, a net loss on extinguishment of debt of $0.4 million related to mortgage restructurings, income of $15.5 million from discontinued operations due primarily to net reductions of $14.6 million in self-insurance reserves for general and professional liability and workers’ compensation for prior years on divested facilities and an $8.9 million gain from disposal of discontinued operations primarily due to receipt in September 2005 of $7.7 million in cash proceeds from the 2003 sale of our pharmaceutical services operations, pursuant to the terms of the sale agreement.

(5)	Results for the nine months ended September 30, 2005 include a net loss on sale of assets of $0.9 million, a non-cash charge of $0.4 million representing impairment to the carrying values of long-lived assets, a $0.1 million charge related to current year restructuring, a net loss on extinguishment of debt of $0.4 million, $6.4 million in income from discontinued operations due primarily to net reductions in self-insurance reserves for general and professional liability and workers’ compensation for prior years on divested facilities and a gain on disposal of discontinued operations of $9.6 million primarily due to receipt in September 2005 of $7.7 million in cash proceeds from the 2003 sale of our pharmaceutical services operations, pursuant to the terms of the sale agreement.

(6)	Results for the nine months ended September 30, 2006 include a net loss on sale of assets of $0.2 million, a $1.0 million charge for the termination of a management contract associated with the acquisition of hospice operations, income from discontinued operations of $2.0 million, which includes $2.6 million in net reductions of self-insurance reserves for general and professional liability, and workers’ compensation for prior years on divested facilities.

(7)	EBITDA is defined as earnings before depreciation and amortization, interest, net, income tax (benefit) expense, and (loss) income on discontinued operations. EBITDA is used by us to evaluate financial performance and resource allocation for each entity within the operating units and for our company as a whole. EBITDA is commonly used as an analytical indicator within the healthcare industry and also serves as a measure of leverage capacity and debt service ability. EBITDA should not be considered as a measure of financial performance under U.S. generally accepted accounting principles. As the items excluded from EBITDA are significant components in understanding and assessing financial performance, EBITDA should not be considered in isolation or as an alternative to net (loss) income or other financial statement data presented in our consolidated financial statements as indicators of financial performance. Because EBITDA is not a measurement determined in accordance with U.S. generally accepted accounting principles and is thus susceptible to varying calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

(footnotes continued on following page)

The following table reconciles net income (loss), calculated and presented in accordance with U.S. generally accepted accounting principles, to EBITDA:

	Year ended December 31,			Nine months ended September 30,
	2003	2004	2005	2005	2006
	(in thousands)
Net income (loss)	$354	$(18,627)	$24,761	$13,095	$9,135
Add:
Depreciation and amortization	6,652	8,616	8,975	6,193	12,085
Interest, net	16,890	8,818	12,039	8,631	14,289
Income tax expense (benefit)	665	(1,158)	(786)	(774)	3,353
Loss (income) on discontinued operations	(34,275)	25,034	(24,414)	(16,037)	(1,979)

EBITDA	$(9,714)	$22,683	$20,575	$11,108	$36,883

Results for the nine months ended September 30, 2005 include the following items that increased EBITDA:

➢	a $3.4 million non-cash reduction in reserves for continuing operations for general and professional liability insurance; and

➢	$0.3 million of revenue related to prior periods for retroactive rate increases;

and the following items that decreased EBITDA:

➢	a $2.8 million non-cash increase in workers’ compensation reserves for continuing operations related to incidents in prior periods;
➢	a $0.9 million non-cash net loss on the sale of assets;

➢	a $0.4 million non-cash charge representing impairment to the carrying value of long-lived assets:
➢	a $0.4 million non-cash net loss on the extinguishment of debt; and
➢	a $0.1 million non-cash charge related to current-year restructuring.

Results for the nine months ended September 30, 2006 include the following items that increased EBITDA:

➢	a $5.4 million non-cash reduction of reserves in the second quarter attributable to continuing operations for general and professional liability insurance related to incidents in prior years; and
➢	a $0.8 million non-cash credit to workers’ compensation expense attributable to continuing operations in the third quarter as a result of the finalization of the insurance reserves related to the Peak acquisition;

and the following items that decreased EBITDA:

➢	a $1.0 million non-cash charge for the termination of a management contract in the third quarter associated with the acquisition of hospice operations;
➢	a $0.2 million non-cash net loss on the sale of assets;

➢	a $0.3 million charge for the termination of employees in rehabilitation therapy; and

➢	a $0.3 million non-cash loss on the sale of our clinical laboratory and radiology operations in California.

(8)	“Licensed beds” refers to the number of beds for which a license has been issued, which may vary in some instances from licensed beds available for use, which is used in the computation of occupancy.

(9)	Gives effect to the issuance and sale of the 10,000,000 shares of our common stock offered by this prospectus supplement and the anticipated use of the estimated net proceeds therefrom. See “Use of proceeds”.

(10)	Includes $1.1 million of capital leases and $49.3 million of debt of the Clipper partnerships, which is nonrecourse to us. See “Note 7—Variable Interest Entities” to our unaudited consolidated financial statements included elsewhere in this prospectus supplement.

PRO FORMA

The following summary unaudited pro forma consolidated financial data for the year ended December 31, 2005 and the nine months ended September 30, 2006 shows financial results as if we had acquired Peak and Harborside as of January 1, 2005. The summary unaudited pro forma consolidated financial data also give effect to this offering and Harborside’s (i) acquisition of nine facilities in Kentucky on July 1, 2005; (ii) acquisition of a 75% interest in Physicians Homecare, a Massachusetts home health provider, on May 1, 2006; (iii) acquisition of three facilities in Connecticut, two on August 1, 2006 and one on November 1, 2006; (iv) acquisition of 11 facilities in Kentucky on October 1, 2006; and (v) proposed acquisition of the real estate of five facilities in Connecticut that are currently leased and operated by Harborside, which is expected to close in the first quarter of 2007, all as if such acquisitions had occurred on January 1, 2005. The proposed acquisition of Harborside will involve debt financing to fund the purchase price of the acquisition, which is also reflected in this unaudited pro forma consolidated financial data. The acquisition of Harborside will be accounted for using the purchase method of accounting and will create goodwill in the pro forma balance sheet. The amount of goodwill will be based on the difference between the fair value of the consideration transferred to Harborside’s stockholders in the acquisition and the fair value of Harborside’s identifiable net assets. You should not assume that the companies would have achieved the depicted results if they actually had been combined at the dates and for the periods shown or that they will achieve these results in the future. This summary unaudited pro forma consolidated financial data should be read along with the unaudited pro forma consolidated financial statements included elsewhere in this prospectus supplement.

	Year ended December 31, 2005	Nine months ended September 30, 2006
	(in thousands, except per share data)
Consolidated statement of operations data
Total net revenues	$1,658,852	$1,306,065

(Loss) income before income taxes and discontinued operations	$(563)	$13,086

(Loss) income from continuing operations	$(371)	$13,368

Basic (loss) income per common and common equivalent share:
(Loss) income from continuing operations	$(0.01)	$0.32

Diluted (loss) income per common and common equivalent share:
(Loss) income from continuing operations	$(0.01)	$0.32

Weighted average number of common and common equivalent shares:
Basic	34,316	41,252
Diluted	34,316	41,338
Other consolidated data
EBITDA(1)	$101,712	$92,082

September 30, 2006
As adjusted for this offering and the pro forma transactions
Consolidated balance sheet data
Cash and cash equivalents	$16,731
Total current assets	266,244
Total assets	1,270,782
Total current liabilities	301,883
Long-term debt, including current portion(2)	738,865
Stockholders’ equity	118,413

(1)	Pro forma EBITDA is defined as income (loss) from continuing operations before depreciation and amortization, interest, net and income tax (benefit) expense. EBITDA is used by us to evaluate financial performance and resource allocation for each entity within the operating units and for our company as a whole. EBITDA is commonly used as an analytical indicator within the healthcare industry and also serves as a measure of leverage capacity and debt service ability. EBITDA should not be considered as a measure of financial performance under U.S. generally accepted accounting principles. As the items excluded from EBITDA are significant components in understanding and assessing financial performance, EBITDA should not be considered in isolation or as an alternative to net (loss) income or other financial statement data presented in our consolidated financial statements as indicators of financial performance. Because EBITDA is not a measurement determined in accordance with U.S. generally accepted accounting principles and is thus susceptible to varying calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

The following table reconciles income (loss) from continuing operations, calculated in accordance with U.S. generally accepted accounting principles, to pro forma EBITDA:

	Year ended December 31, 2005	Nine months ended September 30, 2006
	(in thousands)
(Loss) income from continuing operations	$(371)	$13,368
Add:
Depreciation and amortization	36,174	29,409
Interest, net	66,101	49,587
Income tax expense (benefit)	(192)	(282)

EBITDA	$101,712	$92,082

During 2006, we have taken actions or are in the process of implementing certain operational changes and cost savings steps that are not reflected in any adjustments to pro forma EBITDA above, although we have began to realize some of these benefits in our historical operating results. We believe that, had these changes been in effect at January 1, 2006, we would have realized approximately $6.4 million of additional operating income and EBITDA during the nine-month period ended September 30, 2006, comprised of:

➢

$3.3 million in savings attributable to the restructuring of our rehabilitation unit in March 2006. On January 1, 2006, changes in reimbursement for rehabilitation therapy under Medicare Part B materially reduced the profitability of the contract rehabilitation industry. As a result, in early 2006 we initiated a restructuring of our existing rehabilitation contract portfolio, which resulted in either renegotiation of contracts to more profitable rates or the termination of those contracts that did not meet certain profitability thresholds. In connection with this restructuring, we were able to reduce a large portion of the overhead associated with such contracts, as well as certain sales staff and other personnel in our divisional corporate offices;

➢	$1.4 million of savings related to revised pharmacy pricing, effective as of October 1, 2006, from our institutional pharmacy vendor;

➢	approximately $1.1 million in net savings related to our previously announced process improvement initiatives. These items include reduction of management information system expenses and reduction of non-core or duplicative corporate office employees; and

➢	$0.6 million reduction in workers’ compensation expense related to termination, as of June 1, 2006, of Peak’s legacy workers’ compensation insurance policy as a result of insuring such risks under our existing self-insurance program.

In connection with the acquisition of Harborside, we expect to achieve net annual pre-tax synergies of between $12 million and $15 million from cost savings and enhanced revenue opportunities, of which $9.8 million are included in the pro forma transaction adjustments for the year ended December 31, 2005 and $7.4 million are included in the pro forma adjustments for the nine months ended September 30, 2006, each as presented in the unaudited pro forma consolidated financial statements included elsewhere in this prospectus supplement. We currently estimate that the aggregate net annual pre-tax benefit of all these synergies and additional expenses would be between $8 million and $10 million in the first 12 months following completion of the acquisition of Harborside. We believe that the full realization of such synergies would occur over a period of up to two years following the completion of the acquisition of Harborside.

Of the total synergy amount, between $10 million and $12 million relate to net cost savings from the reduction of duplicative senior management, support personnel and other costs related to Harborside’s corporate and regional overhead. The balance of between $2 million and $3 million includes expected (i) purchasing discounts and (ii) incremental operating income from rehabilitation therapy services currently provided by us, but not provided by Harborside, net of (iii) higher general and professional liability insurance cost accruals. In addition to the synergies listed above, we will also seek to further reduce Harborside’s bad debt collection expense through improvements in debt collection processes and procedures anticipated to bring Harborside’s bad debt experience closer to our actual historical experience. Planned cost savings through the integration of the two companies are estimates based on assumptions that we believe to be reasonable; actual savings could be less than we expect.

During 2006, Harborside made acquisitions of 14 facilities in Connecticut and Kentucky. Our pro forma financial statements included elsewhere in this prospectus supplement include results for the acquisitions as if we had owned them since January 1, 2005. Harborside’s management has implemented certain operating changes that we estimate will result in an additional $5.1 million of annual net cost savings by the first quarter of 2007, relating to:

➢	three Connecticut facilities, totaling 562 licensed beds, previously owned by the Roman Catholic Diocese of Bridgeport were purchased on August 1, 2006 (2 facilities) and November 1, 2006 (1 facility). Ongoing cost reduction initiatives in these facilities are expected to result in estimated annual cost savings of $7.8 million, offset by additional expenses of $3.8 million, resulting in an estimated net benefit of $4.0 million; and

➢	eleven Kentucky facilities, totaling 763 licensed beds, were purchased on October 1, 2006. The acquisition is expected to result in estimated annual cost savings and enhanced revenue opportunities of $3.7 million offset with additional expenses of $2.6 million, resulting in an estimated net benefit of $1.1 million.

The pro forma transaction adjustments in the unaudited pro forma consolidated financial statements included elsewhere in this prospectus supplement and the synergies, cost savings and revenue opportunities described above are estimates based on assumptions that we believe to be reasonable. Actual results are subject to significant business and competitive uncertainties, which are difficult to predict and beyond our control, and other factors, including those described under “Risk factors”. As a result, we cannot assure you that any of these synergies, cost savings or revenue opportunities will be achieved.

(2)	Includes $1.1 million of capital leases and $49.3 million of debt of the Clipper partnerships, which is nonrecourse to us.

Risk factors

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below with all of the other information that is included in this prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference and our financial statements and the related notes incorporated by reference or contained elsewhere in this prospectus supplement. If any of the following risks actually occur, they may materially harm our business and our financial condition and results of operations. In this event, the market price of our common stock could decline and you could lose part or all of your investment.

RISKS RELATING TO OUR BUSINESS

Healthcare reform legislation or regulatory action may adversely affect our business.

Our revenues are heavily dependent on payments under federal and state government programs. See “Management’s discussion and analysis of financial condition and results of operations—Revenue Sources”. In recent years, there have been numerous initiatives on the federal and state levels for comprehensive reforms affecting the payment for and availability of healthcare services. Aspects of certain of these initiatives, such as reductions in funding of the Medicare and Medicaid programs, potential changes in reimbursement regulations by CMS, enhanced pressure to contain healthcare costs by Medicare, Medicaid and other payors, greater state flexibility and additional operational requirements, could adversely affect us. In addition, we incur considerable administrative costs in monitoring the changes made within the program, determining the appropriate actions to be taken in response to those changes, and implementing the required actions to meet the new requirements and minimize the repercussions of the changes to our organization, reimbursement rates and costs. Also, different interpretations or enforcement of existing, new or amended laws and regulations could result in changes in our operations requiring capital expenditures and additional operating expenses. There can be no assurance as to the ultimate content, timing or effect of any healthcare reform legislation, nor is it possible at this time to estimate the impact of potential legislation on us. That impact may have an adverse effect on our financial condition and results of operations. See “Management’s discussion and analysis of financial condition and results of operations—Revenue Sources”.

Possible changes in the case mix of residents and patients as well as payor mix and payment methodologies may significantly affect our profitability.

The sources and amount of our revenues are determined by a number of factors, including the licensed bed capacity and occupancy rates of our inpatient facilities, the mix of residents and patients and the rates of reimbursement among payors. Likewise, services provided by our ancillary businesses vary based upon payor and payment methodologies. Changes in the case mix of the residents and patients as well as payor mix among private pay, Medicare and Medicaid will significantly affect our profitability. Particularly, any significant increase in our Medicaid population could have a material adverse effect on our financial position, results of operations and cash flow, especially if states operating these programs continue to limit, or more aggressively seek limits on, reimbursement rates.

Our proposed acquisition of Harborside may be delayed or not be consummated.

We are required to obtain approvals from various governmental authorities before we can operate Harborside’s facilities in certain states. In addition, certain of Harborside’s leases and mortgage indebtedness contain provisions that provide for a default if there is a change of control of Harborside.

Risk factors

We have made all necessary filings to obtain governmental approvals, received approval or confirmation of no required action from five of the ten required states and expect to receive all remaining approvals in the first half of 2007. In addition, we have discussed obtaining consents with representatives of certain of Harborside’s landlords and mortgage lenders, but have not received all of such required consents. Closing of the acquisition cannot occur until such government approvals and third-party consents are received. We cannot give any assurance that such approvals and consents will be obtained or that the transaction will be completed. If the acquisition of Harborside is not completed because we are unable to obtain all required governmental approvals, we will be required to pay Harborside a termination fee of $8.735 million.

We may not be able to successfully integrate our proposed acquisition of Harborside or realize the potential benefits of the acquisition, which could cause our business to suffer.

We may not be able to combine successfully the operations of Harborside with our operations if the acquisition is completed and, even if such integration is accomplished, we may never realize the potential benefits of the acquisition. The integration of Harborside with our operations will also require significant attention from management and may impose substantial demands on our operational and financial resources, possibly reducing management’s ability to focus on other operations or other projects. Any delays or increased costs of combining the companies could adversely affect our operations, financial results and liquidity.

We will incur a significant amount of debt in connection with the proposed acquisition of Harborside.

Following the proposed acquisition of Harborside and this offering, we currently anticipate we will have indebtedness of approximately $739 million (in addition to a $75.0 million revolving credit facility for working capital and general corporate purposes, including letters of credit), the proceeds of which will be used to pay the Harborside purchase price and to refinance certain of our indebtedness (including our Amended and Restated Loan and Security Agreement with CapitalSource Financing LLC and certain lenders (the “Revolving Loan Agreement”)) and certain indebtedness of Harborside. As such, we would have a significant amount of debt. Our indebtedness could have important consequences, such as requiring us to dedicate a substantial portion of our cash flows from operations to payments on our debt, limiting our ability to fund working capital, capital expenditures, acquisitions and other general corporate requirements and making us more vulnerable to general adverse economic and industry conditions.

We are subject to a number of lawsuits and rely primarily on self-funded insurance programs for general and professional liability claims against us.

Skilled nursing facility operators, including our inpatient services subsidiaries, are subject to lawsuits seeking to hold them liable for the negligent or other wrongful conduct of employees that result in injury or death to residents of the facilities. We currently have numerous patient care lawsuits pending against us, as well as other types of lawsuits, many of which relate to facilities that we no longer operate. Adverse determinations in legal proceedings or any governmental investigations that could lead to lawsuits, whether currently asserted or arising in the future, and any adverse publicity arising therefrom, could have a material adverse effect on our financial position, results of operations or cash flows.

We self-insure for the majority of our insurable risks, primarily for general and professional liability, but also for workers’ compensation liability and employee health insurance liability through the use of self-insurance or retrospective and self-funded insurance policies and other hybrid policies, which vary by the states in which we operate. Since January 2000, we have relied upon self-funded insurance programs for general and professional liability claims, which amounts we are responsible for funding, and we have

Risk factors

obtained excess insurance policies for claims above those amounts. The programs have the following coverages that we are responsible for self-funding: (i) for events occurring from January 1, 2000 to

December 31, 2002, $1.0 million per claim, and $3.0 million aggregate per location; (ii) for claims made in 2003, $10.0 million per claim with excess coverage above this level; and (iii) for claims made in 2004, 2005 and 2006, $5.0 million per claim, with a $5.0 million excess layer that attaches at $5.0 million of liability and a $40.0 million excess layer that attaches at $10.0 million of liability. We are currently negotiating policies for 2007 and later years and do not expect any material variation in coverage from our current policies. There is a risk that the amounts funded to our programs of self-insurance and future cash flows may not be sufficient to respond to all claims asserted under those programs.

At December 31, 2005 and September 30, 2006, we had recorded reserves of $86.5 million and $81.7 million, respectively, for general and professional liability, but we had only pre-funded $3.6 million and $4.2 million, respectively for such claims. We cannot assure you that a claim in excess of our insurance coverage limits will not arise. A claim against us that is not covered by, or is in excess of, our coverage limits provided by our excess insurance policies could have a material adverse effect upon us. Furthermore, we cannot assure you that we will be able to obtain additional adequate liability insurance in the future or that, if such insurance is available, it will be available on acceptable terms.

Our healthcare operations are extensively regulated and adverse determinations against us could result in severe penalties, including loss of licensure and decertification.

In the ordinary course of business, we are continuously subject to a wide variety of federal, state and local laws and regulations and to state and federal regulatory scrutiny, supervision and control in various areas, including referral of patients, false claims under Medicare and Medicaid, health and safety laws and the protection of health information. These laws and regulations are described in greater detail under the caption “Business—Federal and State Regulatory Oversight”. Such regulatory scrutiny often includes inquiries, civil and criminal investigations, examinations, audits, site visits and surveys, some of which are non-routine. See “Business—Federal and State Regulatory Oversight” and “Business—Legal Proceedings”. If we are found to have engaged in improper practices, we could be subject to civil, administrative or criminal fines, penalties or restitutionary relief or corporate settlement agreements with federal, state or local authorities, and reimbursement authorities could also seek our suspension or exclusion from participation in their program. The exclusion of a facility from participating in Medicare or Medicaid could have a material adverse effect on our financial position, results of operations and cash flows.

We have in the past sustained losses, and may not be able to maintain profitability or generate sufficient operating cash flow to fund our operations.

Although we reported net income of $24.8 million for the year ended December 31, 2005 and $9.1 million for the nine months ended September 30, 2006, we incurred substantial net losses for the year ended December 31, 2004. Since emerging from bankruptcy in 2002 and until June 30, 2005, our operations had not generated sufficient cash flow to operate our businesses, and, as a result, we funded operations through a combination of the proceeds of equity offerings and borrowings under a revolving credit facility. Although our operations have generated positive cash flow during the nine months ended September 30, 2006, we cannot be certain we will continue to generate positive cash flow from operations in the future.

We face national, regional and local competition.

The healthcare industry is highly competitive and subject to continual changes in the method by which services are provided and the types of companies providing services. Our nursing facilities compete primarily on a local and regional basis with many long-term care providers, some of whom may own as

Risk factors

few as a single nursing facility. Our ability to compete successfully varies from location to location depending on a number of factors, including the number of competing facilities in the local market, the types of services available, quality of care, reputation, age and appearance of each facility and the cost of care in each locality. Increased competition in the future could limit our ability to attract and retain residents or to expand our business.

State efforts to regulate the construction or expansion of healthcare providers could impair our ability to expand our operations or make acquisitions.

Some states require healthcare providers (including skilled nursing facilities, home health agencies, hospices and assisted living centers) to obtain prior approval, in the form of a certificate of need, or CON, for the purchase, construction or expansion of healthcare facilities; capital expenditures exceeding a prescribed amount; or changes in services or bed capacity.

To the extent that we are required to obtain a CON or other similar approvals to expand our operations, either by acquiring facilities or other companies or expanding or providing new services or other changes, our expansion could be adversely affected by our failure or inability to obtain the necessary approvals, changes in the standards applicable to those approvals, and possible delays and expenses associated with obtaining those approvals. We cannot assure you that we will be able to obtain CON approval for any future projects requiring this approval.

We continue to be affected by an industry-wide shortage of qualified facility care-provider personnel and increasing labor costs.

We, and other providers in the long-term care industry, have had and continue to have difficulties in retaining qualified personnel to staff our long-term care facilities, particularly nurses, and in such situations we may be required to use temporary employment agencies to provide additional personnel. The labor costs are generally higher for temporary employees than for full-time employees. In addition, many states in which we operate have increased minimum staffing standards. As minimum staffing standards are increased, we may be required to retain additional staffing. In addition, in recent years we have experienced increases in our labor costs primarily due to higher wages and greater benefits required to attract and retain qualified personnel and to increase staffing levels in our long-term and sub-acute care facilities.

A similar situation exists in the rehabilitation therapy industry. We, and other providers, have had and continue to have difficulties in hiring a sufficient number of rehabilitation therapists. Under these circumstances, we and others in this industry have been required to offer higher compensation to attract and retain these personnel, and we have been forced to rely on independent contractors, at higher costs, to fulfill our contractual commitments with our customers. Existing contractual commitments, regulatory limitations and the market for these services have made it difficult for us to pass through these increased costs to our customers. Although we have undertaken strategic and structural initiatives to address these issues, if these initiatives are unsuccessful, our financial condition, results of operations and cash flows could be adversely affected.

Delays in collection of our accounts receivable could adversely affect our cash flows and financial condition.

Prompt billing and collection are important factors in our liquidity. Billing and collection of our accounts receivable are subject to the complex regulations that govern Medicare and Medicaid reimbursement and rules imposed by non-government payors. Our inability to bill on a timely basis pursuant to these

Risk factors

regulations and rules could subject us to payment delays that could negatively impact our cash flows and ultimately our financial condition.

If we lose our key management personnel, we may not be able to successfully manage our business and achieve our objectives.

Our future success depends in large part upon the leadership and performance of our executive management team, particularly Richard K. Matros, our chief executive officer, and key employees at the operating level. If we lose the services of one or more of our executive officers or key employees, or if one or more of them decides to join a competitor or otherwise compete directly or indirectly with us, we may not be able to successfully manage our business or achieve our business objectives. If we lose the services of any of our key employees at the operating or regional level, we may not be able to replace them with similarly qualified personnel, which could harm our business.

RISK RELATING TO INVESTING IN OUR STOCK

We may experience volatility in the market price of our common stock.

The market price of our common stock has fluctuated significantly in the past, and is likely to continue to be highly volatile. For example, during 2006, the price of our stock has ranged from a high of $14.00 per share to a low of $6.05 per share. Many factors could cause the market price of our common stock to rise and fall. In addition to the matters discussed in other risk factors included herein, some of the reasons for the fluctuations in our stock price could be:

➢	fluctuations in our results of operations;

➢	changes in our business, operations or prospects;

➢	changes in the regulatory environment;

➢	the hiring or departure of key personnel;

➢	announcements or activities by our competitors;

➢	proposed acquisitions by us or our competitors;

➢	financial results that fail to meet public market analysts expectations and changes in stock market analysts’ recommendations regarding us, other healthcare companies or the healthcare industry in general;

➢	adverse judgments or settlements obligating us to pay damages;

➢	acts of war, terrorism or national calamities;

➢	industry, domestic and international market and economic conditions; and

➢	decisions by investors to de-emphasize investment categories, groups or strategies that include our company or industry.

In addition, the stock market has recently experienced significant price and volume fluctuations. These fluctuations are often unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of our common stock. When the market price of a company’s stock drops significantly, stockholders often institute securities class action litigation against that company. Any litigation against us could cause us to incur substantial costs, divert the time and attention of our management and other resources, or otherwise harm our business.

Risk factors

As a result of our acquisition of Peak, certain of Peak’s former stockholders may have substantial influence over us.

As a result of our acquisition of Peak, RFE Investment Partners V. L.P. and RFE VI SBIC, L.P. (collectively, “RFE”) and DFW Capital Partners, L.P. (“DFW”) have substantial ownership interests in our company. After this offering, RFE and DFW will beneficially own 14.3% and 5.1% respectively, of our common stock. In addition, each of RFE and DFW has nominated one of our current directors. So long as RFE, on the one hand, or DFW, on the other hand, owns at least 50% of the shares of our common stock it acquired in the Peak acquisition, RFE or DFW, as the case may be, will have the right to nominate successors to its nominee to our board of directors. Thus, RFE and DFW, as stockholders, may have the ability to influence our strategic direction and may be able to influence the outcome of all matters, transactions and corporate actions that require approval by our stockholders, other than the election of directors (except for the nominees of RFE and DFW), as to which they have agreed to vote their shares of our common stock in the same proportion as our other stockholders. The interests of RFE and DFW may not always coincide with our interests or the interests of other stockholders. In addition, this concentration of stock ownership may adversely affect the market price of our common stock because investors may perceive disadvantages in owning stock in a company with a significant stockholder.

Future sales of our common stock may adversely affect the market price for our common stock.

Upon completion of this offering, we will have 41,381,195 shares of common stock outstanding based on 31,381,195 shares (including 10,182 treasury shares) outstanding as of September 30, 2006. Of these shares, 29,669,636 shares will be freely transferable without restriction under the Securities Act of 1933 (the “Securities Act”), unless they are held by our “affiliates” as that term is used under the Securities Act and the regulations promulgated thereunder. The remaining shares were sold by us in reliance on exemptions from the registration requirements of the Securities Act and are restricted securities within the meaning of Rule 144 under the Securities Act. We have also filed registration statements under the Securities Act to register:

➢	the resale of an aggregate of up to 2,839,669 shares of common stock and common stock to be issued upon the exercise of warrants, which were both issued to investors in private placements;

➢	the resale of an aggregate of 8,871,890 shares of common stock issued in connection with the acquisition of Peak; and

➢	shares of common stock reserved for issuance under our 2004 Equity Incentive Plan and our 2002 Non-employee Director Equity Incentive Plan.

The holders of the shares of common stock and warrants issued to investors in private placements are not subject to any lock-up agreements with the underwriters and RFE and DFW, which hold in the aggregate 8,045,360 shares of common stock, have agreed with the underwriters not to sell shares of common stock for 30 days after the date of this prospectus supplement. Each of RFE and DFW has implemented Rule 10b5-1 plans that provide for the sale of some of their respective shares of common stock after the lock-up period, subject to the limitations described under “Principal stockholders”.

Additional issuances and sales of our common stock, or the perception that such issuances and sales could occur, may cause prevailing market prices for our common stock to decline and may adversely affect our ability to raise additional capital in the financial markets at a time and price favorable to us.

Risk factors

We do not expect to pay any dividends for the foreseeable future.

We are currently prohibited by the terms of our Revolving Loan Agreement from paying dividends to holders of our common stock, and do not anticipate that we will pay any dividends to holders of our common stock in the foreseeable future. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment. Investors seeking cash dividends should not purchase our common stock.

Delaware law and provisions in our Restated Certificate of Incorporation and Amended and Restated Bylaws may delay or prevent takeover attempts by third parties and therefore inhibit our stockholders from realizing a premium on their stock.

We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. This section prevents any stockholder who owns 15% or more of our outstanding common stock from engaging in certain business combinations with us for a period of three years following the time that the stockholder acquired such stock ownership unless certain approvals were or are obtained from our board of directors or the holders of 66 2/3% of our outstanding common stock. Our Restated Certificate of Incorporation and Amended and Restated Bylaws also contain several other provisions that may make it more difficult for a third party to acquire control of us without the approval of our board of directors. These provisions include, among other things, (i) advance notice for raising business or making nominations at meetings, (ii) an affirmative vote of the holders of 66 2/3% of our outstanding common stock for stockholders to remove directors or amend our Amended and Restated Bylaws or certain provisions of our Restated Certificate of Incorporation, and (iii) the ability to issue “blank check” preferred stock, which our board of directors, without stockholder approval, can designate and issue with such dividend, liquidation, conversion, voting or other rights, including the right to issue convertible securities with no limitations on conversion. The issuance of blank check preferred stock may adversely affect the voting and other rights of the holders of our common stock as our board of directors may designate and issue preferred stock with terms that are senior to our common stock.

Our board of directors can use these and other provisions to discourage, delay or prevent a change in the control of our company or a change in our management. Any delay or prevention of a change of control transaction or a change in our board of directors or management could deter potential acquirors or prevent the completion of a transaction in which our stockholders could receive a substantial premium over the then current market price for their shares. These provisions could also limit the price that investors might be willing to pay for shares of our common stock.

Cautionary note regarding forward looking statements

Certain statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein contain “forward-looking” information as that term is defined by the Private Securities Litigation Reform Act of 1995 (the “Act”) and the federal securities laws. All statements regarding our expected future financial position, results of operations, cash flows, liquidity, financing plans, business strategy, budgets, projected costs and capital expenditures, competitive position, growth opportunities, plans and objectives of management for future operations and words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may” and other similar expressions are forward-looking statements. The forward-looking statements are qualified in their entirety by these cautionary statements, which are being made pursuant to the provisions of the Act and with the intention of obtaining the benefits of the “safe harbor” provisions of the Act. We caution you that any forward-looking statements made by us are not guarantees of future performance and that actual results may differ materially from those in the forward-looking statements as a result of various factors, including, but not limited to, the factors described under “Risk factors”.

We do not intend, and undertake no obligation, to update our forward-looking statements to reflect future events or circumstances.

Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements as a result of, but not limited to, the factors described under “Risk factors”. You should carefully consider the risks described herein before making any investment decisions to purchase shares of our common stock. There may be additional risks that we do not presently know of or that we currently deem immaterial.

Use of proceeds

We estimate that the net proceeds from our sale of the shares we are offering will be approximately $104.9 million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their over-allotment option in full, we estimate the net proceeds to us will be approximately $120.7 million.

We intend to use the net proceeds from this offering to repay amounts outstanding under our Revolving Loan Agreement and for general corporate purposes. Any proceeds that remain at the time of the acquisition of Harborside will be applied to reduce the amount of debt financing necessary to complete the acquisition of Harborside. See “Proposed acquisition of Harborside”. At December 14, 2006, $25.0 million was outstanding under our Revolving Loan Agreement, and the applicable interest rate was 8.10%. We may re-borrow amounts repaid under our Revolving Loan Agreement.

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2006:

➢	on an actual basis;

➢	as adjusted to give effect to the issuance and sale of 10,000,000 shares of our common stock in this offering, the receipt by us of estimated net proceeds of $104.9 million, and the anticipated use of the net proceeds therefrom (see “Use of proceeds”); and

➢	after giving pro forma effect to this offering, our proposed acquisition of Harborside and the financing thereof and the other pro forma transactions. See the unaudited pro forma consolidated financial statements included elsewhere in this prospectus supplement for a description of the pro forma transactions and the financing of the acquisition of Harborside.

	September 30, 2006
	Actual	As adjusted for this offering	After giving effect to the pro forma transactions and as adjusted for this offering
	(unaudited, in thousands)
Cash and cash equivalents	$16,731	$96,569	$16,731

Long-term debt, including current portion(1)	$201,833	$167,323	$738,865
Unfavorable lease obligations, net of accumulated amortization of $12,415	10,102	10,102	11,699
Stockholders’ equity:
Preferred stock, par value $0.01 per share, 10,000,000 shares authorized; no shares issued or outstanding, actual, pro forma or pro forma, as adjusted	—	—	—
Common stock, par value $0.01 per share, 50,000,000 shares authorized; 31,381,195 shares issued and 31,371,013 shares issued and outstanding, actual; 41,381,195 shares issued and 41,371,013 shares issued and outstanding, as adjusted and pro forma, as adjusted	314	414	414
Additional paid-in capital	432,122	536,885	536,885
Accumulated deficit	(422,363)	(422,363)	(418,795)
Less:
Common stock held in treasury, at cost, 10,182 shares	(91)	(91)	(91)

Total stockholders’ equity	9,982	114,845	118,413

Total capitalization	$221,917	$292,270	$868,977

(1)	Includes $1.1 million of capital leases and $49.3 million of debt of the Clipper partnerships, which is nonrecourse to us. At December 14, 2006, $25.0 million was outstanding under our Revolving Loan Agreement, and the applicable interest rate was 8.10%.

The table above does not include:

➢	1,522,758 shares of common stock issuable upon exercise of options outstanding under our 2004 Equity Incentive Plan and 2002 Non-employee Director Equity Incentive Plan and the Peak 1998 Stock Incentive Plan, with a weighted average exercise price of $7.51 per share;

➢	581,104 shares of common stock issuable upon vesting of restricted stock units outstanding under our 2004 Equity Incentive Plan;

➢	1,440,875 additional shares of common stock reserved for issuance under our 2004 Equity Incentive Plan;

➢	2,017,897 shares of common stock reserved for issuance upon exercise of outstanding warrants with a weighted average exercise price of $13.05 per share; and

➢	776 shares of common stock reserved for issuance pursuant to our Plan of Reorganization, which governed our emergence from Chapter 11 bankruptcy proceedings in February 2002 (the “Plan of Reorganization”).

Price range of common stock

Our common stock began trading under the symbol “SUHG.OB” on the Over-the-Counter (“OTC”) Bulletin Board on April 2, 2002 and then under the symbol “SUNH” on The Nasdaq Global Market on March 10, 2004. The following table shows the high and low sale prices for the common stock as reported by the OTC Bulletin Board and The Nasdaq Global Market for the periods indicated. These prices do not include retail markups, markdowns or commissions.

	High	Low
2006
Fourth Quarter (through December 14, 2006)	$14.00	$9.79
Third Quarter	$11.83	$7.69
Second Quarter	$10.01	$7.38
First Quarter	$7.99	$6.05

2005
Fourth Quarter	$8.65	$6.10
Third Quarter	$7.57	$6.03
Second Quarter	$7.48	$5.86
First Quarter	$9.60	$5.90

2004
Fourth Quarter	$9.35	$6.76
Third Quarter	$9.88	$5.66
Second Quarter	$12.34	$5.03
First Quarter	$14.30	$9.90

On December 14, 2006, the last sales price reported on The Nasdaq Global Market for our common stock was $11.40 per share. There were approximately 4,860 holders of record of our common stock as of December 14, 2006.

Dividend policy

We have not paid dividends on our common stock and do not anticipate paying dividends in the foreseeable future. Our Revolving Loan Agreement prohibits us from paying any dividends or making any distributions to our stockholders. Any future determination to pay dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements and other factors as our board of directors deems relevant.

Selected consolidated financial data

The selected historical consolidated financial data set forth below should be read in conjunction with “Management’s discussion and analysis of financial condition and results of operations” and the consolidated financial statements and notes thereto included elsewhere in this prospectus supplement. The consolidated statement of operations data for the years ended December 31, 2003, 2004 and 2005, and the consolidated balance sheet data at December 31, 2004 and 2005 are derived from the audited consolidated financial statements included elsewhere in this prospectus supplement. The consolidated statement of operations data for the year ended December 31, 2001, the two months ended February 28, 2002 and the ten months ended December 31, 2002 and the consolidated balance sheet data at December 31, 2001, 2002 and 2003 are derived from the audited consolidated financial statements which are not included in this prospectus supplement. The consolidated statement of operations data for the ten months ended December 31, 2002 and the consolidated balance sheet at December 31, 2002 and 2003 are derived from the audited consolidated financial statements, which are not included in this prospectus supplement, and which have been adjusted for the retroactive application of discontinued operations which occurred in the third quarter of 2006. The selected historical consolidated financial data at and for the nine months ended September 30, 2005 and 2006 are derived from unaudited consolidated financial statements included elsewhere in this prospectus supplement. These unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in our management’s opinion, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our financial position and results of operations. Historical results are not necessarily indicative of results to be expected in the future and the interim results at and for the nine months ended September 30, 2006 are not necessarily indicative of results to be expected for 2006 or any future period.

Selected consolidated financial data

	Predecessor company(1)(2)		Reorganized company(1)(2)
	Year ended December 31, 2001(3)	Two months ended February 28, 2002(4)	Ten months ended December 31, 2002(5)	Year ended December 31,			Nine months ended September 30,
				2003(6)	2004(7)	2005(8)	2005(9)	2006(10)
	(in thousands except per share data)
Consolidated statement of operations data
Total net revenues	$2,075,234	$301,846	$590,927	$722,905	$756,588	$821,331	$590,655	$818,305

Costs and expenses:
Operating salaries and benefits	1,114,477	176,877	351,629	436,924	440,795	484,684	349,525	460,438
Self-insurance for workers’ compensation and general and professional liability insurance	112,961	11,380	23,092	30,481	23,264	28,445	25,819	31,522
Operating administrative expenses	—	—	33,904	19,194	21,731	23,747	17,217	21,264
Other operating costs	503,816	72,156	105,864	143,171	160,701	172,552	122,166	183,807
Facility rent expense	171,460	25,789	33,608	37,071	37,255	39,087	28,101	40,360
General and administrative expense	97,263	14,776	43,569	43,395	44,103	47,193	33,515	36,353
Depreciation and amortization	32,785	4,465	16,482	6,652	8,616	8,975	6,193	12,085
Provision for losses on accounts receivable	25,972	417	4,458	9,110	4,806	3,774	1,446	6,548
Interest, net	12,635	2,672	12,597	16,890	8,818	12,039	8,631	14,289
Loss on asset impairment	18,825	—	275,387	2,774	1,028	361	361	—
Legal and regulatory matters, net	11,000	—	—	—	—	—	—	—
Restructuring (gain) costs, net	1,064	—	(1,904)	14,678	1,972	121	112	(1)
Loss on lease termination	—	—	—	—	150	—	—	—
(Gain) loss on sale of assets, net	(825)	—	(6,810)	(4,179)	1,494	384	877	156
Loss on contract termination	—	—	—	—	—	—	—	975
(Gain) loss on extinguishment of debt, net	—	(1,498,360)	—	—	(3,394)	408	408	—

Total costs and expenses	2,101,433	(1,189,828)	891,876	756,161	751,339	821,770	594,371	807,796
(Loss) income before reorganization gain, net, income taxes and discontinued operations	(26,199)	1,491,674	(300,949)	(33,256)	5,249	(439)	(3,716)	10,509
Reorganization (gain) costs, net	42,917	(1,483)	—	—	—	—	—	—

(Loss) income before income taxes and discontinued operations	(69,116)	1,493,157	(300,949)	(33,256)	5,249	(439)	(3,716)	10,509
Income tax expense (benefit)	321	147	410	665	(1,158)	(786)	(774)	3,353

(Loss) income from continuing operations	(69,437)	1,493,010	(301,359)	(33,921)	6,407	347	(2,942)	7,156
Discontinued operations:
(Loss) income from discontinued operations, net of related tax expense of $417 for the ten months ended December 31, 2002	—	(1,569)	(136,627)	(21,374)	(19,713)	15,525	6,443	2,354
(Loss) gain on disposal of discontinued operations, net of related tax expense of $650 for the year ended December 31, 2003	—	(6,070)	—	55,649	(5,321)	8,889	9,594	(375)

(Loss) income on discontinued operations	—	(7,639)	(136,627)	34,275	(25,034)	24,414	16,037	1,979

Net (loss) income	$(69,437)	$1,485,371	$(437,986)	$354	$(18,627)	$24,761	$13,095	$9,135

(table continued on following page)

Selected consolidated financial data

	Predecessor company(1)(2)			Reorganized company(1)(2)
	Year ended December 31, 2001(3)	Two months ended February 28, 2002(4)		Ten months ended December 31, 2002(5)	Year ended December 31,			Nine months ended September 30,
					2003(6)	2004(7)	2005(8)	2005(9)	2006(10)
	(in thousands except per share data)
Basic earnings per common and common equivalent share:
(Loss) income from continuing operations	$(1.14)	$24.44		$(30.14)	$(3.38)	$0.44	$0.02	$(0.19)	$0.23
(Loss) income from discontinued operations, net of tax	—	(0.12)		(13.66)	3.42	(1.73)	1.53	1.04	0.06

Net (loss) income	$(1.14)	$24.32		(43.80)	$0.04	$(1.29)	$1.55	$0.85	$0.29

Diluted earnings per common and common equivalent share:
(Loss) income from continuing operations	$(1.14)	$24.44		$(30.14)	$(3.38)	$0.44	$0.02	$(0.19)	$0.23
(Loss) income from discontinued operations, net of tax	—	(0.12)		(13.66)	3.42	(1.72)	1.53	1.04	0.06

Net (loss) income	$(1.14)	$24.32		$(43.80)	$0.04	$(1.28)	$1.55	$0.85	$0.29

Weighted average number of common and common equivalent shares outstanding:
Basic	61,096	61,080		10,000	10,050	14,456	16,003	15,343	31,252
Diluted	61,096	61,080		10,000	10,050	14,548	16,019	15,343	31,338
Other consolidated data
EBITDA(11)	$(23,696)	$—	(12)	$(271,870)	$(9,714)	$22,683	$20,575	$11,108	$36,883
Number of facilities (at period end)	247	247		237	110	104	158	102	155
Number of licensed beds (at period end)(13)	27,954	27,954		26,845	11,210	10,659	16,910	10,551	16,687
Number of available beds (at period end)(13)	27,356	27,356		26,155	10,822	10,264	16,168	10,152	15,904

	Predecessor company(1)(2)		Reorganized company(1)(2)
	As of December 31,	As of February 28,	As of December 31,				As of September 30, 2006
	2001	2002	2002	2003	2004	2005
	(in thousands)
Consolidated balance sheet data
Cash and cash equivalents	$50,649	$69,144	$21,013	$25,574	$19,834	$16,641	$16,731
Total current assets	291,006	318,755	371,059	182,084	156,410	181,217	190,106
Total assets	649,804	828,416	475,835	300,398	313,153	512,306	522,487
Total current liabilities	304,265	248,993	445,303	239,461	187,005	244,003	235,424
Long-term debt, including current portion	78,235	190,146	196,223	78,878	107,182	197,779	201,833
Stockholders’ (deficit) equity	(1,602,290)	237,600	(187,218)	(166,398)	(123,380)	(2,895)	9,982

(1)	On February 28, 2002, we emerged from proceedings under the Bankruptcy Code pursuant to the terms of our Plan of Reorganization.

(2)	We have updated our historical financial information to reflect the reclassification to discontinued operations of our home health services.

(3)	Results for the year ended December 31, 2001 include a non-cash charge of $18.8 million representing an impairment to the carrying values of goodwill and other long-lived assets, a charge of $11.0 million due to legal and regulatory matters, a $1.1 million charge related to restructuring, a net non-cash gain on sale of assets of $0.8 million and a $42.9 million charge for reorganization items due to our Chapter 11 filings, which included the losses for discontinued operations due to the pre-petition termination of 45 facility lease agreements and the reduction of the carrying amount of

(footnotes continued on following page)

Selected consolidated financial data

the assets associated with the above described facilities, which facilities and assets were determined not to be integral to our core business operations.

(4)	Results for the two month period ended February 28, 2002 include a $1.5 billion non-cash gain on extinguishment of debt and a $1.5 million gain for reorganization items due to our Chapter 11 filings, a net non-cash loss on discontinued operations of $7.6 million due to the anticipated termination of ten facility lease agreements and the reduction of the carrying amount of the assets associated with the above described facilities, which facilities and assets were determined not to be integral to our core business operations.

(5)	Results for the ten month period ended December 31, 2002 include a non-cash charge of $275.4 million representing an impairment to carrying values of goodwill and other long-lived assets for continuing operations, a net gain on sale of assets of $8.7 million due to the termination of ten facility lease agreements and the reduction of the carrying amount of the assets associated with the above described facilities, which facilities and assets were determined not to be integral to our core business operations, and a net loss of $136.6 million from discontinued operations, of which $132.4 million relates to the impairment to our carrying values of goodwill and other long-lived assets for discontinued operations.

(6)	Results for the year ended December 31, 2003 include a non-cash charge of $2.8 million representing an impairment of the carrying values of lease intangibles and other long-lived assets, a $14.7 million charge related to current year restructuring, a net gain on sale of assets of $4.2 million mainly due to the sale of land and buildings, a net loss of $21.4 million from discontinued operations and a net gain of $55.6 million from disposal of discontinued operations due primarily to the sale of our pharmaceutical and software development operations, termination of 126 facility lease agreements, sale of one other facility and the reductions of the carrying amount of the assets associated with the above described facilities, which facilities and assets were determined not to be integral to our core business operations.

(7)	Results for the year ended December 31, 2004 include a non-cash charge of $1.0 million representing an impairment of the carrying values of other long-lived assets, a $2.0 million charge related to current year restructuring, a net loss on sale of assets of $1.5 million mainly due to the write-down of a property held for sale, a net gain on extinguishment of debt of $3.4 million related to mortgage restructurings, a net loss of $19.7 million from discontinued operations and a net loss of $5.3 million from disposal of discontinued operations due primarily to the sale of our clinical laboratory and radiology operations located in California, a reserve recorded in connection with the sale of a previously divested segment and the reclassification of our mobile radiology operations in Arizona and Colorado to assets held for sale.

(8)	Results for the year ended December 31, 2005 include revenues and expenses for Peak for the month of December 2005, a $1.1 million non-cash charge for transaction costs related to the Peak acquisition, a net loss on sale of assets of $0.4 million primarily due to a write-down of a property held for sale, a net loss on extinguishment of debt of $0.4 million related to mortgage restructurings, income of $15.5 million from discontinued operations due primarily to net reductions of $14.6 million in self-insurance reserves for general and professional liability and workers’ compensation for prior years on divested facilities and an $8.9 million gain from disposal of discontinued operations primarily due to receipt in September 2005 of $7.7 million in cash proceeds from the 2003 sale of our pharmaceutical services operations, pursuant to the terms of the sale agreement.

(9)	Results for the nine months ended September 30, 2005 include a net loss on sale of assets of $0.9 million, a non-cash charge of $0.4 million representing impairment to the carrying values of long-lived assets, a $0.1 million charge related to current year restructuring, a net loss on extinguishment

(footnotes continued on following page)

Selected consolidated financial data

of debt of $0.4 million, $6.4 million in income from discontinued operations due primarily to net reductions in self-insurance reserves for general and professional liability and workers’ compensation for prior years on divested facilities and a gain on disposal of discontinued operations of $9.6 million primarily due to receipt in September 2005 of $7.7 million in cash proceeds from the 2003 sale of our pharmaceutical services operations, pursuant to the terms of the sale agreement.

(10)	Results for the nine months ended September 30, 2006 include a net loss on sale of assets of $0.2 million, a $1.0 million charge for the termination of a management contract associated with the acquisition of hospice operations, income from discontinued operations of $2.0 million, which includes $2.6 million in net reductions of self-insurance reserves for general and professional liability, and workers’ compensation for prior years on divested facilities.

(11)	EBITDA is defined as earnings before depreciation and amortization, interest, net, income tax (benefit) expense, and (loss) income on discontinued operations. EBITDA is used by us to evaluate financial performance and resource allocation for each entity within the operating units and for our company as a whole. EBITDA is commonly used as an analytical indicator within the healthcare industry and also serves as a measure of leverage capacity and debt service ability. EBITDA should not be considered as a measure of financial performance under U.S. generally accepted accounting principles. As the items excluded from EBITDA are significant components in understanding and assessing financial performance, EBITDA should not be considered in isolation or as an alternative to net (loss) income or other financial statement data presented in our consolidated financial statements as indicators of financial performance. Because EBITDA is not a measurement determined in accordance with U.S. generally accepted accounting principles and is thus susceptible to varying calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

The following table reconciles net (loss) income presented in accordance with U.S. generally accepted accounting principles, to EBITDA:

	Predecessor company		Reorganized company
	Year ended December 31, 2001	Two months ended February 28, 2002	Ten months ended December 31, 2002	Year ended December 31,			Nine months ended September 30,
				2003	2004	2005	2005	2006
	(in thousands)
Net income (loss)	$(69,437)	$1,485,371	$(437,986)	$354	$(18,627)	$24,761	$13,095	$9,135
Add:
Depreciation and amortization	32,785	4,465	16,482	6,652	8,616	8,975	6,193	12,085
Interest, net	12,635	2,672	12,597	16,890	8,818	12,039	8,631	14,289
Income tax expense (benefit)	321	147	410	665	(1,158)	(786)	(774)	3,353
(Loss) income from discontinued operations	—	7,639	136,627	(34,275)	25,034	(24,414)	(16,037)	(1,979)

EBITDA(12)	$(23,696)	$1,500,294	$(271,870)	$(9,714)	$22,683	$20,575	$11,108	$36,883

(12)	EBITDA for the two months ended February 28, 2002 is not comparable to other periods because it includes a non-recurring $1.5 billion gain related to extinguishment of debt in connection with our Chapter 11 bankruptcy proceedings.

(13)	“Licensed beds” refers to the number of beds for which a license has been issued, which may vary in some instances from licensed beds available for use, which is used in the computation of occupancy.

Management’s discussion and analysis of financial condition and results of operations

The following discussion should be read in conjunction with the consolidated financial statements and accompanying notes, which appear elsewhere in this prospectus supplement. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus supplement, particularly under the heading “Risk factors”.

OVERVIEW

We are a nationwide provider of long-term, sub-acute and related specialty healthcare services principally to the senior population in the United States. Our core business is providing inpatient services, primarily through 132 skilled nursing facilities (10 of which are under a management contract), 13 assisted and independent living facilities, seven mental health facilities and three specialty acute care hospitals. As of September 30, 2006, our facilities had 16,687 licensed beds, of which 15,904 were available for occupancy, located in 19 states. We also provide rehabilitation therapy services to affiliated and non-affiliated facilities and medical staffing and other ancillary services primarily to non-affiliated facilities and other third parties.

In October 2006, we entered into an agreement to acquire all of the outstanding stock of Harborside, which operates 74 skilled nursing facilities (one of which is managed) and two assisted and independent living facilities, in exchange for $349.4 million in cash. In connection with this acquisition, we will refinance or assume Harborside’s debt (which includes indebtedness to be incurred to purchase, prior to closing, certain facilities that are currently leased by Harborside). We estimate that the amount of such debt will be approximately $275.0 million at the closing date. We will also refinance our Revolving Loan Agreement and certain of our other existing debt. As of November 2, 2006, Harborside’s facilities had 9,085 licensed beds located in 10 states, which states overlap or are contiguous to our eastern operating locations. See “Proposed acquisition of Harborside”. We expect to incur charges in the quarter we complete the acquisition of Harborside of approximately $1.2 million relating to conforming Harborside to our inventory accounting policy, as well as potential additional charges relating to severance or retention costs related to Harborside’s employees performing services after the acquisition.

On December 1, 2006, we sold SunPlus for gross proceeds of $19.5 million. SunPlus provides skilled home health care, non-skilled home care, as well as pharmacy services in California and Ohio. SunPlus had net revenues of $60.8 million in 2005 and had approximately 1,200 employees as of September 30, 2006. The home health services operations were reclassified to assets and liabilities held for sale. Pursuant to SFAS No. 144, its net revenues and net operating income have been reclassified to discontinued operations for all periods presented.

In August 2006, we purchased Preferred Hospice, which operates two hospice programs in Oklahoma and which had also managed five of our hospice programs, by acquiring all of the outstanding stock of Preferred Hospice in exchange for approximately $4.6 million.

In December 2005, we acquired Peak, which operated or managed 56 inpatient facilities, in exchange for approximately 8.9 million shares of our common stock. We engaged a third-party valuation firm to

Management’s discussion and analysis of financial condition and results of operations complete a valuation of Peak’s property and equipment and identifiable intangible assets, which valuation was substantially completed during the third quarter of 2006. We adjusted the purchase price allocation in the third quarter to reflect the appraiser’s valuation of owned property and equipment. As a result of this adjustment, property and equipment was increased by $28.4 million, from our preliminary estimate of $74.6 million, to $103.0 million, goodwill was adjusted down by the same $28.4 million, and we booked a cumulative depreciation charge of $1.4 million in the third quarter of 2006. Annual depreciation attributable to the purchased properties will be $3.8 million. In addition, we finalized our valuation of insurance reserves for Peak’s general and professional and workers’ compensation liabilities, which resulted in an additional increase of $5.4 million to goodwill, and a corresponding decrease of $3.5 million to prepaid insurance, a net increase of $1.1 million to self-insurance liabilities, and a credit of $0.8 million to the current period expense for workers’ compensation insurance. The valuation of any intangibles associated with the Peak acquisition will be finalized in the fourth quarter of 2006 and we do not anticipate significant changes from the preliminary estimates.

In August 2005, we acquired ProCare One Nurses, LLC (“ProCare”), a temporary nurse staffing business, for a total purchase price of $8.3 million, of which $4.2 million was paid in cash at closing and $4.1 million is payable over three years pursuant to two promissory notes. The $8.3 million acquisition cost, including $0.1 million in estimated professional fees, was allocated to the assets acquired and liabilities assumed, based on their fair values of $2.5 million to working capital and $5.9 million to intangible assets. Of the $5.9 million of acquired intangible assets, $0.1 million was assigned to trade names, which are an indefinite-lived intangible asset, and $3.3 million was assigned to customer contracts, which is subject to amortization. The remaining $2.5 million of acquired intangible assets, which represented goodwill, was assigned to the Medical Staffing segment and will be subject to annual impairment tests.

In April 2005, we acquired the healthcare staffing operations of SingleSource Staffing and Goddard Healthcare Consulting, Inc. for a combined purchase price of $2.4 million, all of which was allocated to goodwill.

REVENUE SOURCES

We receive revenues from Medicare, Medicaid, commercial insurance, self-pay residents, other third-party payors and long-term care facilities that utilize our specialty medical services. The sources and amounts of our inpatient services revenues are determined by a number of factors, including the number of licensed beds and occupancy rates of our facilities, the acuity level of patients and the rates of reimbursement among payors. Federal and state governments continue to focus on methods to curb spending on health care programs such as Medicare and Medicaid. This focus has not been limited to skilled nursing facilities, but includes other services provided by us, such as skilled therapy services. We cannot at this time predict the extent to which these proposals will be adopted or, if adopted and implemented, what effect, if any, such proposals will have on us. Efforts to impose reduced coverage, greater discounts and more stringent cost controls by government and other payors are expected to continue.

Management’s discussion and analysis of financial condition and results of operations

The following table sets forth the total non-affiliated revenues and percentage of revenues by payor source for our continuing operations, on a consolidated and inpatient operations only basis, for the periods indicated (includes Peak for the month of December 2005 and the first nine months of 2006):

	Year ended December 31,						Nine months ended September 30,
	2003		2004		2005		2005		2006
	(dollars in thousands)
Consolidated
Sources of Revenues
Medicaid	$268,688	37.2%	$285,063	37.7%	$304,279	37.0%	$215,727	36.5%	$310,214	37.9%
Medicare	163,244	22.6%	180,994	23.9%	207,502	25.3%	149,507	25.3%	215,453	26.3%
Private pay and other	290,973	40.2%	290,531	38.4%	309,550	37.7%	225,421	38.2%	292,638	35.8%

Total	$722,905	100.0%	$756,588	100.0%	$821,331	100.0%	$590,655	100.0%	$818,305	100.0%

	Year ended December 31,						Nine months ended September 30,
	2003		2004		2005		2005		2006
	(dollars in thousands)
Inpatient Only
Sources of Revenues
Medicaid	$267,752	48.9%	$284,230	48.5%	$303,403	47.7%	$215,053	47.3%	$309,541	46.4%
Medicare	156,381	28.6%	173,982	29.7%	194,507	30.6%	139,827	30.8%	206,211	30.9%
Private pay and other	123,088	22.5%	128,201	21.8%	137,720	21.7%	99,598	21.9%	151,047	22.7%

Total	$547,221	100.0%	$586,413	100.0%	$635,630	100.0%	$454,478	100.0%	$666,799	100.0%

Medicare

Medicare is available to nearly every U.S. citizen 65 years of age and older. It is a broad program of health insurance designed to help the nation’s elderly meet hospital, hospice, home health and other health care costs. Health insurance coverage extends to certain persons under age 65 who qualify as disabled or those having end-stage renal disease. Medicare is comprised of four related health insurance programs. Medicare Part A provides for inpatient services including hospital, skilled long-term care, and home healthcare. Medicare Part B provides for outpatient services including physicians’ services, diagnostic service, durable medical equipment, skilled therapy services and medical supplies. Medicare Part C is a managed care option (“Medicare Advantage”) for beneficiaries who are entitled to Part A and enrolled in Part B. Medicare Part D is a benefit that provides prescription drug benefits for both Medicare and Medicare/Medicaid dually eligible patients.

Medicare reimburses our skilled nursing facilities for Medicare Part A services under the Prospective Payment System (“PPS”) as defined by the Balanced Budget Act of 1997 and subsequently refined in 1999, 2000 and 2005. PPS regulations predetermine a payment amount per patient, per day, based on the 1995 costs of treating patients indexed forward. The amount to be paid is determined by classifying each patient into one of 53 resource utilization group (“RUG”) categories that are based upon each patient’s acuity level.

The following table sets forth the average amounts of inpatient Medicare Part A revenues per patient, per day, recorded by our long-term care (“LTC”) and hospital facilities for the periods indicated:

	Year ended December 31,			Nine months ended September 30,
	2003	2004	2005	2005	2006
LTC	$301.61	$314.77	$325.61	$322.50	$339.23
Hospital	$910.80	$1,045.03	$1,063.24	$1,052.53	$1,189.03

Management’s discussion and analysis of financial condition and results of operations

The following changes have been implemented, or are either scheduled to be implemented or proposed to be implemented in the near future and will, if implemented, affect Medicare reimbursement and, as a result, our revenues and earnings.

Skilled nursing facilities

➢	CMS issued an annual market basket increase effective October 1, 2005, which resulted in a net 2.6% increase for our facilities. We estimate our Medicare revenues increased approximately $4.0 million for the nine months ended September 30, 2006 compared to the nine months ended September 30, 2005 as a result of these changes. CMS has announced a market basket increase effective October 1, 2006, which we anticipate will result in a net 2.5% increase in our average daily rate.

➢	Effective January 1, 2006, CMS increased the number of RUG categories from 44 to 53. The nine new RUG categories provide for increased reimbursement for treating patients who require both rehabilitation and extensive services. As a result, our Medicare revenues increased for residents that qualified for the new RUG categories. As a result of this change, during the nine months ended September 30, 2006, our average Medicare rate increased by $8.35 per patient, per day compared to the nine months ended September 30, 2005.

➢	Effective January 1, 2006, Medicare Part D became responsible for the drug cost of Medicare and Medicare/Medicaid dually eligible patients. The vast majority of long-term care residents who are Medicaid eligible are also Medicare eligible. Part D requires prescription drug plans and Medicare Advantage Plans that offer prescription drug coverage to provide convenient access to long-term care pharmacies and to offer standard contracts to all long-term care pharmacies within the plans’ service areas that meet performance standards specified by CMS. We do not expect this program will have a material impact on our earnings.

Rehabilitation therapy

➢	Effective January 1, 2006, the “therapy caps,” which limit the amount of Medicare Part B therapy services for which beneficiaries are eligible, were implemented. However, the Deficit Reduction Act of 2005 created an exception process for claims for services during 2006. The recently enacted Tax Relief and Health Care Act of 2006, which is expected to be signed by the President, extended this exception process for 2007. Residents of skilled nursing facilities qualify for an automatic exception under this legislation. To date, the therapy cap regulations have not had a meaningful impact on our earnings. No assurances can be given, however, that the exception process will be renewed in 2008 or what form such renewal might take.

Management’s discussion and analysis of financial condition and results of operations

Medicaid

Medicaid is a state-administered program financed by state funds and federal matching funds. The program provides for medical assistance to the indigent and certain other eligible persons. Administered under broad federal regulations, states are given flexibility to construct programs and payment methods. Each state in which we operate nursing facilities has its own unique Medicaid reimbursement program.

The following table sets forth the average amounts of inpatient Medicaid revenues per patient, per day (excluding any impact of state-imposed provider taxes), recorded by our LTC and hospital facilities for the periods indicated:

	Year ended December 31,			Nine months ended September 30,
	2003	2004	2005	2005	2006
LTC	$123.76	$132.87	$139.38	$137.40	$142.09
Hospital	$819.51	$820.31	$839.07	$818.40	$897.62

Medicaid outlays are a significant component of state budgets and there have been increased cost containment pressures on Medicaid outlays for nursing homes. However, we received Medicaid rate increases for the first nine months of 2006 for 18 of our 19 states, which resulted in increased revenue of $4.69 per patient, per day, over the first nine months of 2005.

Thirteen of the states in which we operate impose a provider tax on nursing homes as a method of increasing federal matching funds paid to those states for Medicaid. They include: Alabama, California, Georgia, Massachusetts, Montana, New Hampshire, North Carolina, Ohio, Oklahoma, Tennessee, Utah, Washington and West Virginia. Those states that have imposed the provider tax have used some or all of the matching funds to fund Medicaid reimbursement to nursing homes. Under prior law, provider taxes were limited to 6%. The Tax Relief and Health Care Act of 2006 limits the provider taxes to 5.5% through September 2011. Five of the thirteen states in which we operate that impose a provider tax exceed the 5.5% limit: California, Massachusetts, New Hampshire, Oklahoma and West Virginia. Each State will individually determine if the reduction will impact provider reimbursement.

Private payors

We received 35.8% of our consolidated revenues during the nine months ended September 30, 2006 from commercial insurance, long-term care facilities that utilize our specialty medical services, self-pay facility residents, and other third-party payors. These private third-party payors are continuing their efforts to control healthcare costs through direct contracts with healthcare providers, increased utilization review and greater enrollment in managed care programs and preferred provider organizations. These private payors increasingly are demanding discounted fee structures and the assumption by healthcare providers of all or a portion of the financial risk.

Other reimbursement matters

Net revenues realizable under third-party payor agreements are subject to change due to examination and retroactive adjustment by payors during the settlement process. Under cost-based reimbursement plans, payors may disallow, in whole or in part, requests for reimbursement based on determinations that certain costs are not reimbursable or reasonable or because additional supporting documentation is necessary. We recognize revenues from third-party payors and accrue estimated settlement amounts in the period in which the related services are provided. We estimate these settlement balances by making determinations based on our prior settlement experience and our understanding of the applicable reimbursement rules and regulations.

Management’s discussion and analysis of financial condition and results of operations

RESULTS OF OPERATIONS

For the periods indicated, the following table sets forth the amount and percentage of total net revenues represented by certain elements of our revenues:

	Year ended December 31,						Nine months ended September 30,
	2003		2004		2005		2005		2006
	(dollars in thousands)
Inpatient Services	$546,621	75.6%	$585,813	77.4%	$635,630	77.4%	$454,478	77.0%	$666,799	81.5%
Rehabilitation Therapy Services	144,358	20.0%	133,200	17.6%	137,289	16.7%	102,848	17.4%	104,989	12.8%
Medical Staffing Services	61,824	8.6%	56,816	7.5%	71,147	8.7%	50,526	8.6%	64,799	7.9%
Laboratory and Radiology Services	16,023	2.2%	15,709	2.1%	14,348	1.7%	10,921	1.8%	11,336	1.4%
Corporate	25	0.0%	(35)	0.0%	661	0.1%	18	0.0%	22	0.0%
Intersegment eliminations	(45,946)	(6.4)%	(34,915)	(4.6)%	(37,744)	(4.6)%	(28,136)	(4.8)%	(29,640)	(3.6)%

Total net revenues	$722,905	100.0%	$756,588	100.0%	$821,331	100.0%	$590,655	100.0%	$818,305	100.0%

Inpatient services revenues for long-term care, sub-acute care and assisted living services include revenues billed to patients for therapy, medical staffing, and laboratory and radiology provided by our affiliated operations. The following table sets forth a summary of the intersegment revenues for the years ended and periods indicated:

	Year ended December 31,			Nine months ended September 30,
	2003	2004	2005	2005	2006
	(in thousands)
Inpatient Services	$(600)	$(600)	$—	$—	$—
Rehabilitation Therapy Services	38,589	33,310	36,951	27,490	28,723
Medical Staffing Services	7,216	2,103	613	516	752
Laboratory and Radiology Services	789	184	180	130	165
Corporate	(48)	(82)	—	—	—

Total affiliated revenue	$45,946	$34,915	$37,744	$28,136	$29,640

The following table sets forth the amount of net segment income (loss) for the periods indicated:

	Year ended December 31,			Nine months ended September 30,
	2003	2004	2005	2005	2006
	(in thousands)
Inpatient Services	$20,393	$44,453	$41,437	$26,635	$45,470
Rehabilitation Therapy Services	14,611	10,319	7,291	5,449	3,533
Medical Staffing Services	1,285	3,205	4,907	3,957	4,530
Laboratory and Radiology Services	1,470	400	(867)	(459)	(188)

Net segment income before Corporate	37,759	58,377	52,768	35,582	53,345
Corporate	(57,742)	(48,484)	(52,341)	(37,948)	(41,706)

Net segment (loss) income	$(19,983)	$9,893	$427	$(2,366)	$11,639

Management’s discussion and analysis of financial condition and results of operations

The following discussion comparing various periods is based on the segment financial information and other financial information presented in our consolidated financial statements appearing elsewhere in this prospectus supplement.

Nine months ended September 30, 2006 compared to nine months ended September 30, 2005

Net revenue increased $227.6 million, or 38.5%, to $818.3 million for the nine months ended September 30, 2006 from $590.7 million for the nine months ended September 30, 2005. We reported net income for the nine months ended September 30, 2006 of $9.1 million compared to net income of $13.1 million for the same period of 2005.

The increase in net revenue of $227.6 million for the 2006 period included:

➢	$212.3 million of revenue in our Inpatient Services segment, comprised of:

➢	$190.4 million in revenue related to Peak’s operations acquired in December 2005, partly offset by a decrease of $1.7 million related to divested facilities that do not qualify as discontinued operations;

➢	$11.3 million in Medicaid revenues on a same store basis due primarily to improved rates of 5.4%;

➢	an increase of $5.3 million in Medicare revenues driven by a 4.1% increase in Medicare Part A rates;

➢	an additional increase of $5.7 million in Medicare revenues due to an improvement in Medicare patient mix of 70 basis points to 14.5% from 13.8% of total; and

➢	$3.5 million increase in revenues on a same store basis from commercial insurance;

offset by

➢	$1.8 million decrease in Medicaid revenues caused by lower customer base due to the improvement in Medicare mix;

➢	a $1.5 million decrease in Medicare Part B revenues; and

➢	$14.3 million of revenue in our Medical Staffing segment, comprised of:

➢	$8.1 million related to acquisitions in August and April 2005;

➢	$7.8 million related to increases in billable hours and average bill rates of our existing locations;

➢	an increase of $3.8 million attributable to a 7.9% increase in billable hours; and

➢	an increase of $0.4 million attributable to placement of therapists in schools;

offset by

➢	$2.1 million related to office closures during 2005, forced due to hurricane damage; and

➢	$2.1 million in our Rehabilitation Therapy segment revenue due primarily to growth in same store business.

The net income of $9.1 million for the 2006 period included:

➢	$10.5 million of income from continuing operations before income taxes, which included the following unusual adjustments to Inpatient Services:

➢	a $5.4 million reduction of reserves in second quarter for general and professional liability insurance related to incidents in prior periods; and

➢	a $0.8 million credit to workers’ compensation expense as a result of the finalization of the insurance reserves related to the Peak acquisition in third quarter;

Management’s discussion and analysis of financial condition and results of operations offset by

➢	a $1.4 million cumulative depreciation charge in third quarter as a result of the finalization of the property, plant and equipment valuation related to the Peak acquisition; and

➢	a $1.0 million charge for the termination of a management contract in third quarter associated with the acquisition of hospice operations;

➢	$2.0 million of net income from discontinued operations, comprised of:

➢	a $2.6 million reduction of reserves for general and professional liability insurance related to incidents in prior periods; and

➢	$0.9 million of income from our Home Health operations, that were classified as an asset held for sale during the period;

offset by

➢	a $1.6 million net tax provision for discontinued operations; and

➢	losses of $0.3 million primarily related to the sale of our clinical laboratory and radiology operations located in California;

offset by

➢	a $3.4 million net tax provision.

The net income of $13.1 million for the 2005 period included:

➢	$16.0 million of income from discontinued operations, comprised primarily of:

➢	a $7.7 million receipt of a deferred purchase price holdback related to the sale in July 2003 of our pharmaceutical services operations to Omnicare, Inc.;

➢	income of $7.1 million associated with divested inpatient services operations, including a net $6.4 million favorable adjustment for self-insurance risks comprised of a $8.6 million reduction in general and professional liability self-insurance reserves for prior periods, offset by an increase of $2.2 million in workers’ compensation self-insurance reserves; and

➢	$2.2 million of income from our Home Health operations, that were reclassified as an asset held for sale during the period;

offset by

➢	a $1.4 million loss from operations from our mobile radiology operations sold in 2005;

➢	a $3.4 million reduction of reserves for continuing operations for general and professional liability insurance related to incidents in prior periods;

➢	a $0.8 million net tax benefit from continuing operations; and

➢	$0.3 million of revenue related to prior periods for retroactive rate increases;

offset by

➢	a $2.8 million increase in workers’ compensation reserves for continuing operations related to incidents in prior periods; and

➢	a $0.9 million loss on sale of assets, net, related to write-downs for land and buildings.

Management’s discussion and analysis of financial condition and results of operations

Segment Information

Inpatient Services.     Net revenues increased $212.3 million, or 46.7%, to $666.8 million for the nine months ended September 30, 2006 from $454.5 million for the nine months ended September 30, 2005. The addition of Peak contributed $190.4 million of the increase in net revenues partly offset by disposed facilities which caused a $1.7 million decrease. The remaining increase of $23.6 million in net revenues on a same store basis was primarily the result of:

➢	an increase of $11.3 million in Medicaid revenues due primarily to improved rates of 5.4%;

➢	an increase of $5.3 million in Medicare revenues driven by a 4.1% increase in Medicare Part A rates;

➢	an additional increase of $5.7 million in Medicare revenues due to an improvement in Medicare patient mix of 70 basis points to 14.5% from 13.8% of total;

➢	a $3.6 million increase in commercial insurance revenues; and

➢	a $1.1 million increase in management fee revenues;

offset by

➢	a $1.8 million decrease in Medicaid revenue caused by lower customer base due to the improvement in Medicare mix; and

➢	a $1.5 million decrease in Medicare Part B revenues.

Operating salaries and benefits expenses increased $94.9 million, or 41.4% to $324.3 million for the nine months ended September 30, 2006 from $229.4 million for the nine months ended September 30, 2005. $90.1 million of the increase was due to the addition of Peak’s operations. The remaining increase of $4.8 million was primarily due to:

➢	wage increases and related benefits and taxes of $6.1 million to remain competitive in local markets; and

➢	an increase of $0.9 million in overtime expenses;

offset by

➢	a $1.9 million decrease in health insurance costs relative to the prior period due to improved claims experience that occurred in 2005 but did not reoccur in 2006; and

➢	a decrease of $0.2 million in other employee benefits primarily due to lower severance costs and lower bonus expense.

Self-insurance for workers’ compensation and general and professional liability insurance increased $5.6 million, or 24.2%, to $28.8 million for the nine months ended September 30, 2006 as compared to $23.2 million for the nine months ended September 30, 2005. The increase was primarily driven by the addition of the Peak facilities that caused an increase of $10.0 million, offset by decreases in the same store operations of:

➢	a $2.8 million decrease related to workers’ compensation costs primarily related to incidents in prior periods; and

➢	a $1.6 million decrease related to general and professional liability insurance costs primarily related to incidents in prior periods.

Other operating costs increased $62.5 million, or 49.3%, to $189.3 million for the nine months ended September 30, 2006 from $126.8 million for the nine months ended September 30, 2005. Excluding the

Management’s discussion and analysis of financial condition and results of operations impact of Peak, which caused $53.0 million of the increase, the remaining increase of $9.5 million was primarily due to:

➢	a $3.8 million increase in therapy, pharmacy and medical supplies expense attributable to the increase in Medicare patient mix;

➢	a $2.1 million increase in provider taxes;

➢	a $1.5 million increase in contract nursing labor;

➢	a $1.1 million increase in utility expense;

➢	a $0.6 million increase in repairs and maintenance; and

➢	a $0.2 million decrease in rebates and cash discounts due to the negotiation of more favorable pricing and payment terms with significant vendors.

General and administrative expenses increased $4.0 million, or 40.3%, to $13.8 million for the nine months ended September 30, 2006 from $9.8 million for the nine months ended September 30, 2005. The addition of Peak contributed $2.3 million of the increase. The remaining $1.7 million increase was due to $1.4 million in higher salaries and travel costs due to the strategic addition of clinical reimbursement staff in order to grow revenue related to same store operations and professional fees of $0.3 million.

The provision for losses on accounts receivable increased $4.1 million or 235.8%, to $5.9 million for the nine months ended September 30, 2006 from $1.8 million for the nine months ended September 30, 2005, primarily due to the addition of the Peak facilities which caused $1.5 million of the increase. The remaining increase of $2.7 million was due to the disallowance of previously allowable items under Medicare and slower collections driven in part by our integration activities with Peak.

Facility rent expense of $39.2 million for the nine months ended September 30, 2006 increased $12.2 million or 45.3% compared to the nine months ended September 30, 2005, primarily due to the addition of the Peak facilities, which caused $11.5 million of the increase. The remaining increase of $0.7 million was due to normally scheduled rent increases.

Depreciation and amortization increased $4.8 million, to $9.6 million for the nine months ended September 30, 2006 from $4.8 million for the nine months ended September 30, 2005. The increase was primarily attributable to a $1.4 million cumulative depreciation charge as a result of the finalization of the property, plant and equipment valuation in third quarter related to the Peak acquisition, in addition to the previously estimated depreciation for the year for the Peak properties, which was an increase of $1.8 million. The remaining increase of $1.6 million was due to additional capital expenditures incurred for facility improvements in 2006.

Net interest expense for the nine months ended September 30, 2006 was $10.3 million as compared to $5.1 million for the nine months ended September 30, 2005. The increase of $5.2 million or 102.1% was due to assumed debt from the addition of the Peak facilities.

Rehabilitation Therapy Services.    Total revenues from the Rehabilitation Therapy Services segment increased $2.2 million, or 2.1%, to $105.0 million for the nine months ended September 30, 2006 from $102.8 million for the nine months ended September 30, 2005. The increase was primarily due to growth of existing business, offset by the impact of the Medicare RUG refinement and the reinstatement of the Part B therapy cap in January 2006. The cap reinstatement was only partially ameliorated by the therapy cap exception process, which became generally applicable to many of our patients at the end of March.

Management’s discussion and analysis of financial condition and results of operations

In addition, an initiative was undertaken in early 2006 to review our portfolio of existing business and exit those contracts where we were unable to renegotiate rates sufficient to support the current labor market.

Operating salaries and benefits expenses increased $4.7 million, or 6.4%, to $77.5 million for the nine months ended September 30, 2006 from $72.8 million for the nine months ended September 30, 2005. The increase was primarily driven by an average 4.4% increase in therapist wage rates and severance pay costs related to the termination of contracts discussed above.

Other operating costs, including contract labor expenses, decreased $0.7 million, or 3.9%, to $16.9 million for the nine months ended September 30, 2006 from $17.6 million for the nine months ended September 30, 2005. The decrease was primarily due to a reduction in serviced contracts.

General and administrative expenses decreased $0.6 million, or 10.2%, to $5.0 million for the nine months ended September 30, 2006 from $5.6 million for the nine months ended September 30, 2005. The decrease was primarily due to the reduction of our labor force in alignment with the adjusted portfolio.

The increase in the provision for losses on accounts receivable of $0.7 million, or 155.5%, for the nine months ended September 30, 2006 from the nine months ended September 30, 2005, was primarily due to collections on older receivables realized in 2005.

Medical Staffing Services.    Total revenues from the Medical Staffing Services segment increased $14.3 million, or 28.2%, to $64.8 million for the nine months ended September 30, 2006 from $50.5 million for the nine months ended September 30, 2005. The increase was primarily the result of:

➢	a $8.1 million favorable impact from the acquisition of ProCare in August 2005;

➢	an increase of $4.0 million due to an average bill rate per hour increase;

➢	an increase of $3.8 million attributable to a 7.9% increase in billable hours; and

➢	an increase of $0.4 million attributable to placement of therapists in schools;

offset by

➢	a decrease of $2.1 million related to office closures during 2005, forced as a result of hurricane damage.

Operating salaries and benefits expenses were $52.0 million for the nine months ended September 30, 2006 as compared to $40.6 million for the nine months ended September 30, 2005, an increase of $11.4 million, or 28.0%. The increase was primarily comprised of:

➢	$7.7 million directly attributable to the 2005 acquisitions;

➢	$3.0 million related to increases in pay rate and benefits; and

➢	$2.4 million due to an increase in billable hours;

offset by

➢	a decrease of $1.8 million related to office closures during 2005, forced as a result of hurricane damage.

Other operating costs increased $0.8 million, or 27.8%, to $3.8 million for the nine months ended September 30, 2006 from $3.0 million for the nine months ended September 30, 2005. The increase was primarily attributable to the acquisition of ProCare in August 2005.

Management’s discussion and analysis of financial condition and results of operations

General and administrative expenses, which include regional costs related to the supervision of operations, increased $0.5 million, or 29.9%, to $2.2 million for the nine months ended September 30, 2006 from $1.7 million for the nine months ended September 30, 2005. The increase was primarily due to additional costs attributable the creation of a recruitment team and establishment of a shared services agreement for the scheduling, billing and collection system.

Facility rent expense increased by $0.1 million, or 21.7%, to $0.6 million for the nine months ended September 30, 2006 due to scheduled rent increases.

The provision for losses on accounts receivable increased $0.3 million for the nine months ended September 30, 2006. The expense was primarily due to increased collections of aged receivables in 2005.

Depreciation and amortization expense increased by $0.4 million, or 145.2%, to $0.6 million for the nine months ended September 30, 2006 from $0.2 million for the nine months ended September 30, 2005 due to amortization of customer contracts related to the acquisitions in 2005.

Laboratory and Radiology Services.     Total revenues from the Laboratory and Radiology Services segment increase $0.4 million, or 3.8%, to $11.3 million for the nine months ended September 30, 2006 from $10.9 million for the nine months ended September 30, 2005. This increase resulted primarily from twenty-six more radiology contracts.

General and administrative expenses increased $0.2 million to $0.3 million primarily due to an increase in salaries and benefits due to annual raises and due to higher software maintenance costs associated with new laboratory software.

The provision for losses on accounts receivable decreased to $0.1 million for the nine months ended September 30, 2006 from $0.3 million for the nine months ended September 30, 2005. The decrease was primarily the result of improved collections on amounts that were previously reserved.

Corporate

General and administrative costs not directly attributed to segments increased $2.9 million, or 8.5%, to $36.4 million for the nine months ended September 30, 2006 from $33.5 million for the nine months ended September 30, 2005. The increase was primarily due to increased compensation largely as a result of recognizing stock-based compensation as required by SFAS No. 123(R) and additional costs incurred in the current period for company initiatives. As a percent of net revenues, general and administrative costs were 4.4% for the nine months ended September 30, 2006 compared to 5.7% for the nine months ended September 30, 2005.

Year ended December 31, 2005 compared to year ended December 31, 2004

Net revenues increased $64.7 million, or 8.6%, to $821.3 million, of which Peak accounted for $21.1 million, for 2005, from $756.6 million for 2004. Excluding net revenues attributable to Peak, which was acquired in December 2005, net revenues increased $43.6 million, or 5.8%, for 2005 as compared to 2004.

We reported net income for the year ended December 31, 2005 of $24.8 million, of which Peak accounted for a loss of $1.2 million, compared to a net loss of $18.6 million for the year ended December 31, 2004. Excluding the net loss attributable to Peak, net income for the year ended December 31, 2005 was $26.0 million. The $1.2 million loss associated with Peak was comprised of $1.1 million of transaction costs related to conforming the methodologies for inventory and accounts

Management’s discussion and analysis of financial condition and results of operations receivable, $0.5 million of costs related to an accounts receivable contractual reserve recorded at the hospice operations and $0.5 million of costs for overhead, offset by net income of $1.0 million related to the operations of the inpatient facilities.

The net income of $24.8 million for the year ended December 31, 2005 included:

➢	$24.4 million of income on discontinued operations and the disposal of discontinued operations comprised primarily of:

➢	$15.4 million of income associated with the divestiture of skilled nursing facilities in our Inpatient Services segment, comprised primarily of $14.6 million of prior year self-insurance reserve recoveries related to those facilities, which included $15.5 million for general and professional reserves offset by an increase of $0.9 million in workers’ compensation reserves, and $0.8 million of gain on disposal from the sale of one skilled nursing facility;

➢	a $7.7 million gain from the partial receipt of a holdback associated with the 2003 sale of our pharmaceutical operations; and

➢	$2.5 million of income associated with our Home Health operations, which were reclassified to held for sale as of September 30, 2006;

offset by

➢	$0.9 million of losses related to our mobile radiology operations that were sold in November 2005;

➢	a $6.8 million, net, reduction in general and professional liability and workers’ compensation insurance reserves for prior years due to improvement in claim trends; and

➢	a net $0.8 million income tax benefit as a result of federal income tax refunds;

offset by

➢	$3.2 million in additional interest charges associated primarily with borrowings on our line of credit included in interest, net;

➢	$1.1 million of transaction costs related to the Peak acquisition as a result of conforming Peak’s methodologies for inventory and accounts receivable management to ours;

➢	a $0.4 million loss on extinguishment of debt associated with debt refinancing; and

➢	a $0.4 million loss on sale of assets, net, related primarily to write-downs for land and buildings.

The net loss of $18.6 million for the year ended December 31, 2004 included:

➢	a $25.0 million loss on discontinued operations and the disposal of discontinued operations comprised primarily of:

➢	$17.6 million of losses associated with the California clinical laboratory and radiology operations that were sold in November 2004 that included a revenue adjustment of $3.3 million related to a prior year and a provision for loss adjustment of $3.4 million;

➢	$5.3 million of losses associated with the divestiture of six skilled nursing facilities during 2004 and one in 2005 in our Inpatient Services division;

➢	$4.3 million of residual costs associated with the sale of our pharmacy operations during 2003; and

➢	$1.0 million of losses associated with the reclassification of our mobile radiology operations to assets held for sale as of September 30, 2005;

Management’s discussion and analysis of financial condition and results of operations offset by

➢	$3.5 million of income associated with the reclassification of our Home Health operations to held for sale as of September 30, 2006;

➢	$8.8 million of interest expense, net;

➢	$2.0 million of restructuring costs associated with professional fees and one-time terminations;

➢	a $1.5 million loss on sale of assets associated with the write-down of land and a building held for sale; and

➢	a $1.0 million loss on asset impairment;

offset by

➢	a $16.5 million, net, reduction in general and professional liability and workers’ compensation insurance reserves due to improvement in claim trends, primarily for prior year policies;

➢	a $3.4 million gain on extinguishment of debt, net, due to mortgage restructurings; and

➢	a net $1.2 million income tax benefit, as a result of federal income tax refunds.

Segment information

Inpatient Services.    Total revenues from inpatient services increased $49.8 million, or 8.5%, to $635.6 million for the year ended December 31, 2005 from $585.8 million for the year ended December 31, 2004. The addition of Peak for the month of December 2005 contributed $20.5 million of the increase in net revenues. The remaining increase in net revenues was primarily comprised of:

➢	an increase of $9.3 million in Medicare revenues due to an improvement in Medicare patient mix of 80 basis points to 13.8% from 13.0% of total occupancy;

➢	an increase of $4.5 million in Medicare revenues driven by 2.7% higher Medicare rates; and

➢	an increase of $14.6 million in Medicaid revenues due primarily to improved rates, including $5.5 million resulting from a California Medicaid rate increase.

Operating salaries and benefits expenses, excluding workers’ compensation insurance costs, increased $24.5 million, or 8.3%, to $320.8 million for the year ended December 31, 2005 from $296.3 million for the year ended December 31, 2004. $10.1 million of the increase was due to the addition of Peak for the one month of December 2005. The remaining increase in salaries and benefits was primarily due to:

➢	increases in wages and related benefits of $7.4 million to remain competitive in local markets;

➢	an increase of $3.4 million driven by higher labor hours primarily caused by the increase in Medicare revenues;

➢	an increase of $1.9 million in salaries and benefits at two hospitals in California to meet or exceed new staffing requirements; and

➢	a $1.7 million increase in health insurance costs.

Self-insurance for workers’ compensation and general and professional liability insurance increased $4.0 million, or 19.1%, to $24.9 million for the year ended December 31, 2005 as compared to $20.9 million for the year ended December 31, 2004. The addition of Peak in December 2005 contributed $0.9 million of the increase. The remaining increase was primarily due to:

➢	a $4.8 million increase in 2005 over the prior year as a result of a significant reduction of liabilities due to an improvement in settlement trends for prior periods that was recorded in 2004;

Management’s discussion and analysis of financial condition and results of operations offset by

➢	a $1.7 million decrease related to workers’ compensation costs primarily related to the reduction in the number of claims related to prior years.

Other operating costs increased $17.7 million, or 11.0%, to $179.2 million for the year ended December 31, 2005, from $161.5 million for the year ended December 31, 2004. Excluding the impact of Peak, which contributed $6.7 million of the increase, the remaining increase was primarily due to:

➢	a $6.9 million increase in therapy, pharmacy and medical supplies expense attributable to the increase in Medicare patient mix;

➢	a gain of $3.4 million for extinguishment of debt recorded in 2004;

➢	a $2.4 million increase in provider taxes; and

➢	a $0.9 million increase in utility expense;

offset by

➢	a $2.9 million decrease in administrative costs, primarily due to lower legal costs.

General and administrative expenses increased $1.6 million, or 13.4%, to $13.5 million for the year ended December 31, 2005 from $11.9 million for the year ended December 31, 2004. The $1.6 million increase was primarily due to salaries and benefits expense for regional administrative and office personnel.

Facility rent expense of $37.5 million for the year ended December 31, 2005 increased $1.9 million, or 5.3%, compared to the year ended December 31, 2004, primarily due to the addition of the Peak facilities which had $1.4 million in rent for the month of December 2005. The remaining increase was due to normally scheduled rent increases.

The provision for losses on accounts receivable increased $1.1 million, or 42.3%, to $3.7 million for the year ended December 31, 2005, from $2.6 million for year ended December 31, 2004, primarily due to the addition for the month of December 2005 of the Peak facilities which contributed $0.8 million of the increase. The remaining increase was due to the increase in revenues and timing of collections.

Depreciation and amortization decreased $0.3 million, or 4.1%, to $7.0 million for the year ended December 31, 2005, from $7.3 million for the year ended December 31, 2004. The decrease was primarily attributable to the conversion of one facility from a capital lease to an operating lease in 2004, partly offset by additional capital expenditures incurred for facility improvements in 2005 and the addition of the Peak facilities for the month of December 2005.

Net interest expense for the year ended December 31, 2005 was $7.5 million as compared to $5.3 million for the year ended December 31, 2004. The increase of $2.2 million, or 41.5%, was due to the assumption of Peak indebtedness and consolidation of the indebtedness of the Clipper entities (collectively known as “Clipper”) by reason of their status as variable interest entities, which consolidation commenced in the third quarter of 2004. (See “Note 10—Variable Interest Entities” to our consolidated financial statements for the year ended December 31, 2005 included elsewhere in this prospectus supplement.) Clipper consists of three partnerships, five limited liability companies and one sole proprietorship, each of which own one facility that we operate in New Hampshire.

Rehabilitation Therapy Services.    Total revenues from Rehabilitation Therapy Services increased $4.1 million, or 3.1%, to $137.3 million for the year ended December 31, 2005, from $133.2 million for the year ended December 31, 2004. Of the $4.1 million increase in total revenues, affiliated revenues increased $3.6 million, or 10.9%, and non-affiliated revenues increased $0.4 million, or 0.4%. The

Management’s discussion and analysis of financial condition and results of operations increase in 2005 of $0.4 million in non-affiliated revenues was due primarily to the loss of two large chain customers during the second and third quarters of 2004 and the replacement during 2005 of that revenue stream through the growth of rehabilitation agency activity.

Operating salaries and benefits expenses, excluding workers’ compensation insurance costs, increased $6.4 million, or 7.0%, to $98.1 million for the year ended December 31, 2005 from $91.7 million for the year ended December 31, 2004. The increase was due primarily to an average increase of 7.2% in therapy wages in order to recruit and maintain therapists offset by a $0.9 million reclassification to general and administrative expense of salaries, benefits, and other related expenses for overhead staff that were recorded to operating salaries and benefits in 2004.

Self-insurance for workers’ compensation and general and professional liability expenses increased $1.1 million, or 157.1%, to $1.8 million for the year ended December 31, 2005, from $0.7 million for the year ended December 31, 2004. The increase was due to an increase in workers’ compensation claims expense.

Other operating costs, including contract labor expenses, increased $0.8 million, or 3.7%, to $22.6 million for the year ended December 31, 2005 from $21.8 million for the year ended December 31, 2004. The increase was primarily due to increases in contract therapy expense, legal expense as a result of a reversal of a 2004 accrual for legal fees, and support fees for management information systems.

General and administrative expenses increased $1.0 million, or 15.6%, to $7.4 million for the year ended December 31, 2005 from $6.4 million for the year ended December 31, 2004. The increase was primarily due to a $0.9 million reclassification of overhead salaries, benefits, and other related expenses that were recorded to operating salaries and benefits in 2004 and increases in wages.

The provision for losses on accounts receivable decreased $2.0 million, or 133.3%, to a credit of $0.5 million for the year ended December 31, 2005 from $1.5 million for the year ended December 31, 2004. The decrease in expense was primarily due to improvements in collections in 2005 of older receivables.

Medical Staffing Services.    Total revenues from Medical Staffing Services increased $14.3 million, or 25.2%, to $71.1 million for the year ended December 31, 2005 from $56.8 million for the year ended December 31, 2004. The increase in revenues was primarily the result of:

➢	$6.1 million resulting from the acquisition of ProCare in August 2005 and two small acquisitions earlier in the year;

➢	$4.6 million attributable to an increase of 196,000 billable hours; and

➢	$3.7 million due to an average 5.6% bill rate per hour increase.

Operating salaries and benefits expenses, excluding workers’ compensation insurance costs, increased $12.9 million, or 29.4%, to $56.8 million for the year ended December 31, 2005 from $43.9 million for the year ended December 31, 2004. Of the $12.9 million increase, $8.1 million was directly attributable to the increase in billable hours and $4.8 million from the acquisitions mentioned above.

Other operating costs increased $0.1 million, or 2.3%, to $4.4 million for the year ended December 31, 2005 from $4.3 million for the year ended December 31, 2004. The increase was primarily attributable to a $0.5 million increase in contract labor usage by affiliated inpatient services facilities offset by a $0.4 million decrease in various administrative expenses related to travel and meal stipends.

General and administrative expenses, which include regional costs related to the supervision of operations and all other non-direct costs, decreased $0.4 million, or 12.9%, to $2.7 million for the year

Management’s discussion and analysis of financial condition and results of operations ended December 31, 2005 from $3.1 million for the year ended December 31, 2004. The decrease resulted primarily from corporate restructure of overhead and resulting lower administrative expenses.

The provision for losses on accounts receivable decreased $0.1 million, or 33.3%, to $0.2 million for the year ended December 31, 2005 from $0.3 million for the prior year due to improved management of receivables and the recoveries of older, fully-reserved receivables.

Laboratory and Radiology Services.    Total revenues from Laboratory and Radiology Services for the year ended December 31, 2005 decreased by $1.4 million, or 8.9%, to $14.3 million from $15.7 million for the year ended December 31, 2004, due primarily to a decrease in the number of non-affiliated contracts and lower volume per contract.

Self-insurance for workers’ compensation and general and professional liability expenses decreased by $0.1 million, or 16.7%, to $0.5 million for the year ended December 31, 2005 from $0.6 million for the year ended December 31, 2004. The decrease was due to an improvement in workers’ compensation claims experience.

Other operating costs decreased $0.1 million, or 2.2%, to $4.5 million for the year ended December 31, 2005 from $4.6 million for the year ended December 31, 2004. The decrease was primarily the result of lower property costs.

Corporate

General and administrative costs not directly attributed to operating segments increased $3.1 million, or 7.0%, to $47.2 million for the year ended December 31, 2005 from $44.1 million for the year ended December 31, 2004. The increase was primarily due to:

➢	$1.3 million of accounts payable vendor settlement refunds related to the 2004 restructuring efforts that did not reoccur in 2005;

➢	$0.9 million of bank service charges of which $0.4 million of the increase related to a recovery of fees in 2004 as a result of the refinance of our credit facility in 2004 that did not reoccur in 2005;

➢	$0.7 million of travel and meeting expenses;

➢	$0.5 million of professional and consultant fees recorded in 2005 related to various improvement initiatives; and

➢	$0.5 million of gain on an asset held for sale in 2004 that did not reoccur in 2005;

offset by

➢	a $0.6 million decrease in staff salaries and benefits.

Interest expense

Net interest expense not directly attributed to operating segments increased $1.0 million, or 28.6%, to $4.5 million for the year ended December 31, 2005 from $3.5 million for the year ended December 31, 2004. The increase was primarily due to an increase in borrowings on our credit facility during 2005.

Year ended December 31, 2004 compared to year ended December 31, 2003

Net revenues increased $33.7 million to $756.6 million for 2004 from $722.9 million for 2003. We reported a net loss for the year ended December 31, 2004 of $18.6 million compared to net income of $0.4 million for the year ended December 31, 2003.

Management’s discussion and analysis of financial condition and results of operations

The net loss of $18.6 million for the year ended December 31, 2004 included:

➢	a $25.0 million loss on discontinued operations and the disposal of discontinued operations comprised primarily of:

➢	$17.6 million of losses associated with the California clinical laboratory and radiology operations that were sold in November 2004 that included a revenue adjustment of $3.3 million related to a prior year and a provision for loss adjustment of $3.4 million;

➢	$5.3 million of losses associated with the divestiture of six skilled nursing facilities during 2004 and one in 2005 in our Inpatient Services division;

➢	$4.3 million of residual costs associated with the sale of our pharmacy operations during 2003; and

➢	$1.0 million of losses associated with the reclassification of our mobile radiology operations to assets held for sale as of September 30, 2005;

offset by

➢	$3.5 million of income associated with our Home Health operations, which were reclassified to held for sale as of September 30, 2006;
➢	$8.8 million of interest expense, net;

➢	$2.0 million of restructuring costs associated with professional fees and one-time terminations;

➢	a $1.5 million loss on sale of assets associated with the write-down of land and a building held for sale; and

➢	a $1.0 million loss on asset impairment;

offset by

➢	a $16.5 million, net, reduction in general and professional liability and workers’ compensation insurance reserves due to improvement in claim trends, primarily for prior year policies;

➢	a $3.4 million gain on extinguishment of debt, net, due to mortgage restructurings; and

➢	a net $1.2 million income tax benefit, as a result of federal income tax refunds.

The net income of $0.4 million for the year ended December 31, 2003 included:

➢	a $34.3 million gain on discontinued operations which was comprised primarily of:

➢	$49.5 million related to the sale of our pharmaceutical operations;

➢	$4.2 million of income related to the sale of our software development company that was sold in November 2003; and

➢	$3.8 million of income associated with our Home Health operations, which were reclassified to held for sale as of September 30, 2006;

offset by

➢	losses of $21.9 million related to the divestiture of 127 Inpatient Services facilities in 2003, six in 2004 and one in 2005; and

➢	$1.2 million in losses associated with the sale of our mobile radiology operations;

➢	a $4.2 million gain on sale of land and buildings included in our Other Operations segment;

Management’s discussion and analysis of financial condition and results of operations offset by

➢	$16.9 million of interest expense;

➢	$14.7 million of restructuring charges; and

➢	$2.8 million of asset impairment charges.

Segment information

Inpatient Services.    Net revenues increased $39.2 million, or 7.2%, to $585.8 million for the year ended December 31, 2004 from $546.6 million for the year ended December 31, 2003. The increase in net revenues for the Inpatient Services segment was primarily the result of:

➢	an increase of $17.4 million in Medicare revenues, $9.8 million of which was due to an improvement in overall facility occupancy to 90.8% from 90.1%, an improvement in Medicare mix to 13.0% from 12.2% of total occupancy, and $7.6 million due to higher per diem Medicare rates that started in October 2003;

➢	an increase of $16.5 million in Medicaid revenues, $19.0 million of which was caused by higher per diem Medicaid rates driven mainly by provider taxes, offset, in part, by a decrease of $3.5 million from lower Medicaid occupancy; and

➢	an increase of $3.9 million in private and commercial insurance revenues due to rate increases.

Operating salaries and benefits expenses increased $12.9 million, or 4.6%, to $296.3 million for the year ended December 31, 2004 from $283.4 million for the year ended December 31, 2003. The increase was primarily due to wage increases and an increase in labor hours associated with an increase in Medicare census, offset partly with a $3.7 million decrease in health insurance costs due to improved claims experience.

Self-insurance for workers’ compensation and general and professional liability insurance decreased $5.6 million, or 21.1%, to $20.9 million for the year ended December 31, 2004 as compared to $26.5 million for the year ended December 31, 2003. This decrease was comprised primarily of:

➢	a $9.1 million decrease related to patient care liability costs, net of a reduction of $14.0 million related to improvement in claims and settlement trends for prior periods;

offset by

➢	a $3.5 million increase related to workers’ compensation insurance costs, net of a reduction of $3.2 million related to deterioration of claims trends for prior periods reflected in the twice yearly actuarial study.

Other operating costs increased $8.3 million, or 5.4%, to $161.5 million for the year ended December 31, 2004 from $153.2 million for the year ended December 31, 2003. The increase was primarily due to:

➢	a $5.6 million increase in provider taxes for the 2004 year as compared to the same period in 2003 due, in part, to the implementation of provider taxes in North Carolina;

➢	an increase in ancillary therapy costs of $2.5 million driven primarily by the increase in Medicare customer base; and

➢	a net increase of $0.4 million due to increases in the cost of supplies and other purchased services related to patient care.

Management’s discussion and analysis of financial condition and results of operations

Facility rent expense increased $0.5 million to $35.6 million for the year ended December 31, 2004 from $35.1 million for the year ended December 31, 2003 due to contractually scheduled rent increases on existing leases, offset by the favorable effect of the consolidation of the Clipper partnerships. (See “Note 10—Variable Interest Entities” to our consolidated financial statements for the year ended December 31, 2005 included elsewhere in this prospectus supplement).

General and administrative expenses decreased $1.5 million, or 11.2%, to $11.9 million for the year ended December 31, 2004 from $13.4 million for the year ended December 31, 2003. The $1.5 million decrease was primarily due to salaries and benefits expense for regional administrative and office personnel, utilities and supplies that were eliminated as part of the restructuring.

Depreciation and amortization increased $2.1 million, or 40.4%, to $7.3 million for the year ended December 31, 2004 from $5.2 million for the year ended December 31, 2003. The increase was primarily attributable to capital expenditures incurred for facility improvements and the additional depreciation and amortization expense associated with the consolidation of Clipper partnerships. (See “Note 10—Variable Interest Entities” to our consolidated financial statements for the year ended December 31, 2005 included elsewhere in this prospectus supplement).

The provision for losses on accounts receivable decreased $3.8 million, or 59.4%, to $2.6 million for the year ended December 31, 2004 from $6.4 million for the year ended December 31, 2003 due to improved monitoring of current receivables and the collection of older receivables.

Net interest expense for the year ended December 31, 2004 was $5.3 million as compared to $3.1 million for the year ended December 31, 2003. The $2.2 million, or 71.0%, increase was primarily due to the scheduled increase in expense related to debt amortization and the additional interest expense related to the consolidation of Clipper partnerships. (See “Note 10—Variable Interest Entities” to our consolidated financial statements for the year ended December 31, 2005 included elsewhere in this prospectus supplement).

Rehabilitation Therapy Services.    Net revenues for the Rehabilitation Therapy Services segment decreased $11.2 million, or 7.7%, to $133.2 million for the year ended December 31, 2004 from $144.4 million for the year ended December 31, 2003. The decrease was primarily due to the decrease in non-affiliated sales as a result of the lingering disruption of the sales cycle in 2004 due to the January 2004 termination of the contemplated sale of substantially all of the segment announced in late 2003.

Operating salaries and benefits expenses decreased $7.2 million, or 7.3%, to $91.7 million for the year ended December 31, 2004 from $98.9 million for the same period in 2003. The decrease was primarily driven by the reduction of employees and reorganization of the operating structure as a result of the impact of lower revenues and a reclassification to general and administrative expenses.

Self-insurance expenses for workers’ compensation and professional liability insurances decreased $1.1 million, or 61.1%, to $0.7 million for the year ended December 31, 2004 from $1.8 million for the year ended December 31, 2003. The decrease was primarily due to costs related to improved claims experiences during the year.

General and administrative expenses increased $2.8 million, or 77.8%, to $6.4 million for the year ended December 31, 2004 from $3.6 million for the year ended December 31, 2003. The increase was primarily due to reclassification of expenses included in operating expenses.

Management’s discussion and analysis of financial condition and results of operations

Depreciation and amortization decreased $0.9 million, or 81.8%, to $0.2 million for the year ended December 31, 2004 from $1.1 million for the year ended December 31, 2003. The decrease was primarily due to the reduction in property carrying values due to closures of administrative office locations in conjunction with the Inpatient Services divestitures during 2003 and the restructuring of operations in 2004.

The provision for losses on accounts receivable decreased $0.3 million, or 16.7%, to $1.5 million for the year ended December 31, 2004 from $1.8 million for the year ended December 31, 2003. The decrease in expense was primarily due to improved collection and customer credit methods.

Medical Staffing Services.    Net revenues from the Medical Staffing Services segment decreased $5.0 million, or 8.1%, to $56.8 million for the year ended December 31, 2004 from $61.8 million for the year ended December 31, 2003. The decrease was primarily the result of decreased agency staff usage within our affiliated skilled nursing facilities and hospitals.

Operating salaries and benefits expenses were $43.9 million for the year ended December 31, 2004 as compared to $45.6 million for the year ended December 31, 2003, a decrease of $1.7 million, or 3.7%. The decrease was directly attributable to the decrease in revenue.

Other operating expenses, which include contract staffing utilized to staff personnel shortages, decreased $5.8 million, or 57.4%, to $4.3 million for 2004 year from $10.1 million for the 2003 year. The decrease was primarily attributable to a decrease of $5.2 million in contract labor expense due to decreased usage by the affiliated inpatient facilities and a $0.6 million decrease in regional administrative expenses.

General and administrative expenses increased $0.9 million, or 40.9%, to $3.1 million for the year ended December 31, 2004 from $2.2 million for the year ended December 31, 2003. The increase was primarily due to recruiting and retention costs associated with initiatives to attract new business and retain staff.

Laboratory and Radiology Services.    Net revenues from the Laboratory and Radiology Services segment decreased $0.3 million, or 1.9%, to $15.7 million for the year ended December 31, 2004 from $16.0 million for the year ended December 31, 2003, due primarily to a decrease in contracts in our northeast laboratory operations.

Operating salaries and benefits expenses decreased $0.1 million, or 1.1%, to $8.9 million for the 2004 year from $8.8 million for the 2003 year. The decrease was primarily the result of a reduction in employees driven by the decrease in revenues.

Other operating costs increased $0.3 million, or 7.0%, to $4.6 million for the year ended December 31, 2004 from $4.3 million for the year ended December 31, 2003. This increase was due primarily to an increase in purchased and administrative services.

General and administrative expenses were $0.3 million for the year ended December 31, 2004. These costs were included in operating costs for the same period in 2003.

The provision for losses on accounts receivable decreased $0.2 million, or 40.0%, to $0.3 million for the year ended December 31, 2004 from $0.5 million for the year ended December 31, 2003. The decrease was primarily the result of improved collections.

Management’s discussion and analysis of financial condition and results of operations

Corporate

General and administrative costs not directly attributed to operating segments increased $0.7 million, or 1.6%, to $44.1 million for the year ended December 31, 2004 from $43.4 million for the year ended December 31, 2003. The increase was primarily due to:

➢	$2.0 million of accounts payable vendor settlement payments related to the 2003 restructuring efforts that did not reoccur in 2004;

offset by

➢	$1.1 million of excess bank service charges due to a recovery in September 2004 associated with the refinancing of our credit line in September 2003.

Interest expense

Net interest expense not directly attributed to operating segments decreased $10.4 million, or 74.8%, to $3.5 million for the year ended December 31, 2004 from $13.9 million for the year ended December 31, 2003. The decrease was primarily due to the private placement in March 2004 of our common stock and warrants and the payoff of substantially all of the outstanding revolving loan balance for which interest was not incurred.

LIQUIDITY AND CAPITAL RESOURCES

For the nine months ended September 30, 2006, our net income from continuing operations was $7.2 million. As of September 30, 2006, our working capital deficit was $45.3 million, of which $33.7 million relates to the debt on the Clipper partnerships, which is nonrecourse to us ($33.4 million of the Clipper debt is expected to be refinanced in December 2006). We also expect a reduction in working capital for the three-month period ended December 31, 2006 of up to $3.5 million, due to a write-off of certain of Peak’s accounts receivables, which have been deemed uncollectible at the time of the Peak acquisition. As of September 30, 2006, we had cash and cash equivalents of $16.7 million, $34.5 million in borrowings and $15.0 million in letters of credit outstanding under our Revolving Loan Agreement and $40.5 million of borrowing availability under our Revolving Loan Agreement.

In October 2006, we entered into an agreement to acquire all of the outstanding stock of Harborside, which operates 76 inpatient facilities, in exchange for $349.4 million in cash. In connection with this acquisition, we will refinance or assume Harborside’s debt (which includes indebtedness to be incurred to purchase, prior to closing, certain facilities that are currently leased by Harborside). We estimate that the amount of such debt, which will fluctuate until the closing, will approximate $275 million at the closing. We have received debt financing commitments from Credit Suisse Securities (USA) LLC, Credit Suisse, Cayman Islands Branch, CIBC World Markets Corp., CIBC Inc., UBS Loan Finance LLC, UBS Securities LLC, Jefferies Funding LLC and Jefferies Finance LLC to fund the purchase price and the refinancing of certain Harborside and Sun debt (including our Revolving Loan Agreement) and provide a $75.0 million revolving credit facility for working capital and other general corporate purposes. See “Proposed acquisition of Harborside”.

For the year ended and as of December 31, 2005, our net income was $24.8 million and our working capital deficit was $66.8 million, of which $34.4 million relates to the debt on the Clipper partnerships, which is nonrecourse to us and is expected to be refinanced in December 2006, and $11.2 million relates to a capital lease that we intend to convert to an operating lease and for which no principal payment will be required. As of December 31, 2005, we had cash and cash equivalents of $16.6 million, $10.1 million in borrowings and $14.4 million in letters of credit outstanding under our Revolving Loan Agreement and $61.1 million of funds available for borrowing under our Revolving Loan Agreement.

Management’s discussion and analysis of financial condition and results of operations

We believe that our operating cash flows, existing cash reserves, including the proceeds of this offering, and availability for borrowing under our Revolving Loan Agreement and, upon the closing of the Harborside acquisition, pursuant to the debt financing commitments obtained in connection with the proposed acquisition of Harborside will provide sufficient funds for our operations, capital expenditures and regularly scheduled debt service payments at least through the next year.

Cash flows

For the year ended December 31, 2005, our net cash used for operating activities was $8.3 million, which was primarily the result of $36.8 million in funding for workers’ compensation and general and professional liability insurances. The $38.4 million net proceeds from the issuance of our common stock, the $10.1 million in borrowings under our Revolving Loan Agreement and the cash proceeds of $10.7 million from the sale of assets were primarily used to fund $17.4 million in capital expenditures, $8.5 million in net debt service for the year, and $17.8 million in acquisition costs for the inpatient and medical staffing segments. The $8.5 million in debt service was the net of $19.5 million in long-term debt repayments and the $11.0 million borrowing, as a result of the refinance of three facility mortgages.

On December 2, 2005, we amended and restated our existing revolving loan agreement, which resulted in an immediate increase in our liquidity of $19.0 million. The Revolving Loan Agreement was subsequently used to, among other things, pay off $8.5 million outstanding under Peak’s credit facility upon our acquisition of Peak on December 9, 2005.

In December 2005, we sold 6.9 million shares of our common stock at $6.00 per share in a public offering for net proceeds of $38.4 million. We used the net proceeds to repay amounts outstanding under our Revolving Loan Agreement.

For the year ended December 31, 2004, our net cash used for operating activities was $26.2 million, which was primarily the result of $37.4 million in funding for workers’ compensation and general and professional liability insurances. On February 20, 2004, we completed a private placement of our common stock and warrants to purchase common stock to investors. We received net proceeds of $52.3 million in the private placement. We sold 4.4 million shares of our common stock, and warrants to purchase 2.0 million shares of our common stock (inclusive of warrants paid to the placement agent). The price paid by investors was $12.70 per unit, except for 155,400 units sold at $12.87 per unit. Each unit consisted of one share of common stock and a warrant to purchase 0.4 shares of common stock with a warrant exercise period of five years at an average exercise price of $13.05 per share. The $52.3 million net proceeds from the equity offering were used to fund self-insurance liabilities, pay down the $13.1 million balance under our Revolving Loan Agreement, fund $12.9 million in capital expenditures, and pay $6.7 million in debt service for the year.

On March 1, 2004, we entered into an Amended and Restated Master Lease Agreement with Omega Healthcare Investors, Inc. and various of its affiliates (“Omega”). Prior to our portfolio restructuring, we leased 51 facilities from Omega. Pursuant to the new master lease, we continue to operate 30 facilities (including 23 long-term care facilities, one rehabilitation and one long-term care hospital, and five behavioral facilities). The new master lease also settled a combination of (i) accrued past due rent and (ii) future rent obligations that would otherwise have become due under the previously existing master leases as of March 1, 2004 by combining those amounts into “deferred base rent.” This deferred base rent accrued interest (compounded annually) at a floating rate of 375 basis points over the applicable LIBOR rate (subject to a floor rate of 6.0%). However, in April 2004, Omega exercised its right to convert the deferred base rent and accrued interest into 760,000 shares of our common stock and $0.5 million in cash, resulting in a $4.4 million charge recorded in loss on disposal of discontinued operations, net, for the year ended December 31, 2004.

Management’s discussion and analysis of financial condition and results of operations

Revolving Loan Agreement

In December, 2005, we entered into the Revolving Loan Agreement which, among other things, provides for up to $100 million of borrowing availability and terminates on January 31, 2009. The interest rate on borrowings equals 2.75% (which percentage is subject to adjustment after June 2, 2006 based on our fixed charge coverage ratio) plus the greater of (i) 4.31% or (ii) (a) a floating rate equal to the London Interbank Offered Rate for one month adjusted daily or (b), at our option, a rate that is fixed for a period of 30, 60 or 90 days equal to the London Interbank Offered Rate two days prior to the commencement of such period. The Revolving Loan Agreement is secured by almost all of our assets (and the assets of our subsidiaries), including accounts receivable, inventory, stock of our subsidiaries and equipment, but excluding real estate.

Availability of amounts under the Revolving Loan Agreement is subject to compliance with financial covenants, including a fixed charge coverage covenant, which requires that the ratio of Operating Cash Flow (as defined in the Revolving Loan Agreement) to Fixed Charges (as defined in the Revolving Loan Agreement) equal or exceed 1.0:1.0. Our borrowing availability under the Revolving Loan Agreement is generally limited to up to eighty-five percent (85%) of the value of our accounts receivable that are deemed eligible pursuant to the Revolving Loan Agreement, plus an overadvance facility equal to an additional 15% of the value of such receivables, but not to exceed $100.0 million. Under certain circumstances, the borrowing capacity of the facility may be expanded to up to $150.0 million. The defined borrowing base as of September 30, 2006 was $90.0 million, net of specified reserves of $4.9 million. The Revolving Loan Agreement contains customary events of default, such as our failure to make payment of amounts due, defaults under other agreements evidencing indebtedness, certain bankruptcy events and a change of control (as defined in the Revolving Loan Agreement). The agreement also contains customary covenants restricting, among other things, incurrence of indebtedness, liens, payment of dividends, repurchase of stock, acquisitions and dispositions, mergers and investments. We have also agreed to limit our capital expenditures to a maximum of $13.0 million in any six-month period. Failure to comply with a covenant or the occurrence of an event of default could result in the acceleration of payment obligations under the Revolving Loan Agreement. As of September 30, 2006, we were in compliance with these covenants.

We intend to refinance the Revolving Loan Agreement as part of the financing of the proposed acquisition of Harborside. See “Proposed acquisition of Harborside”.

Assets held for sale

As of September 30, 2006, assets held for sale consisted of (i) SunPlus, our home health services operations located in California and Ohio, with a net carrying amount of $11.3 million, consisting of $14.6 million in assets, offset in part by $3.3 million in liabilities and (ii) an undeveloped parcel of land valued at $1.0 million, which is classified in our Corporate segment in our consolidated financial statements, which we expect to sell in the next year.

As of December 31, 2005, assets held for sale consisted of two undeveloped parcels of land collectively valued at $1.9 million, classified in our Corporate segment in our consolidated financial statements. One parcel was sold for $0.9 million in the third quarter of 2006.

During the year ended December 31, 2005, we sold one nursing facility for $1.0 million in cash, and land and a building for $0.8 million. On November 4, 2005, we sold Pacific Mobile, our mobile and radiology services operations located in Arizona and Colorado.

In July 2003, we sold the assets of our pharmaceutical services operations to Omnicare, Inc. for $90.0 million. Of the $90.0 million, we received cash proceeds of $75.0 million at closing while

Management’s discussion and analysis of financial condition and results of operations

$15.0 million was not scheduled to be paid until 2005. Of the $15.0 million, $7.7 million of the hold back was received during September 2005. Settlement of the remainder of the hold back is pending the completion of a net asset adjustment reconciliation satisfactory to both parties to the transaction. The reconciliation, which is not directly related to the hold back consideration, and for which provision has previously been made, is expected to be completed in the fourth quarter of 2006.

Debt

Of the $56.6 million current portion of long-term debt as of September 30, 2006, $33.7 million represents debt of the Clipper partnerships, which is nonrecourse to us and which we expect to refinance in December 2006.

As part of the ProCare acquisition in August 2005, we issued $4.1 million in promissory notes payable over three years. As of September 30, 2006, $1.3 million remains outstanding.

On February 28, 2002, we delivered a promissory note to the federal government as part of our settlement agreement pursuant to our Plan of Reorganization. The remaining payment due under the promissory note is $3.0 million on February 28, 2007. The effective interest rate is approximately 2.2%.

Capital expenditures

We incurred total net capital expenditures related primarily to improvements at existing facilities, as reflected in the segment reporting, of $14.9 million and $11.8 million for the nine months ended September 30, 2006 and 2005, respectively.

We incurred total net capital expenditures related to improvements at facilities, as reflected in the segment reporting, of $17.4 million, $12.9 million and $16.6 million for the years ended December 31, 2005, 2004 and 2003, respectively. There were no significant capital expenditures for divested facilities for the year ended December 31, 2005. We had construction commitments as of December 31, 2005 under various contracts of $3.3 million related to improvements at facilities.

Other

We continue to resolve bankruptcy claims for periods prior to October 14, 1999 that were filed by various State Medicaid agencies. As of September 30, 2006, we expect to pay $2.3 million to the State Medicaid agencies to resolve these claims. The payments are expected to be made partly in cash, partly with promissory notes and potentially netted against reimbursements payable to us.

CRITICAL ACCOUNTING POLICIES

Our discussion and analysis of the financial condition and results of operations are based upon the consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires the use of estimates and judgments that affect the reported amounts and related disclosures of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported

Management’s discussion and analysis of financial condition and results of operations amounts of revenues and expenses during the reporting period. Actual results may differ materially from these estimates. We believe the following critical accounting policies, among others, affect the more significant judgments and estimates used in the preparation of the consolidated financial statements.

Net revenues

Net revenues consist of long-term and sub-acute care revenues, rehabilitation therapy revenues, medical staffing services revenues, home health revenues and laboratory and radiology revenues. Net revenues are recognized as services are provided. Revenues are recorded net of provisions for discount arrangements with commercial payors and contractual allowances with third-party payors, primarily Medicare and Medicaid. Net revenues realizable under third-party payor agreements are subject to change due to examination and retroactive adjustment. Estimated third-party payor settlements are recorded in the period the related services are rendered. The methods of making such estimates are reviewed periodically, and differences between the net amounts accrued and subsequent settlements or estimates of expected settlements are reflected in current results of operations, when determined.

Accounts receivable and related allowance

Our accounts receivable relate to services provided by our various operating divisions to a variety of payors and customers. The primary payors for services provided in long-term and sub-acute care facilities that we operate are the Medicare program and the various state Medicaid programs. The rehabilitation therapy service operations provide services to patients in nonaffiliated long-term, rehabilitation and acute care facilities. The billings for those services are submitted to the non-affiliated facilities. Many of the non-affiliated long-term care facilities receive a large majority of their revenues from the Medicare program and the state Medicaid programs.

Estimated provisions for doubtful accounts are recorded each period as an expense in the consolidated statements of operations. In evaluating the collectibility of accounts receivable, we consider a number of factors, including the age of the accounts, changes in collection patterns, the financial condition of our customers, the composition of patient accounts by payor type, the status of ongoing disputes with third-party payors and general industry conditions. Any changes in these factors or in the actual collections of accounts receivable in subsequent periods may require changes in the estimated provision for loss. Changes in these estimates are charged or credited to the results of operations in the period of the change.

The allowance for uncollectible accounts related to facilities that we currently operate is computed by applying a bad debt percentage to the individual accounts receivable aging categories based on historical collections. An adjustment is then recorded each month to adjust the allowance based on this procedure. In addition, a retrospective collection analysis is performed within each operating company to test the adequacy of the reserve on a quarterly basis.

The allowance for uncollectible accounts related to facilities that we have divested was based on a percentage of outstanding accounts receivable at the time of divestiture and was recorded in gain or loss on disposal of discontinued operations, net. As collections are recognized, the allowance will be adjusted as appropriate.

Insurance

We self-insure for certain insurable risks, including general and professional liability, workers’ compensation liability and employee health insurance liability through the use of self-insurance or retrospective and self-funded insurance policies and other hybrid policies, which vary by the states in

Management’s discussion and analysis of financial condition and results of operations which we operate. There is a risk that amounts funded to our self-insurance programs may not be sufficient to respond to all claims asserted under those programs. Provisions for estimated reserves, including incurred but not reported losses, are provided in the period of the related coverage. An independent actuarial analysis is prepared twice a year to determine the adequacy of the self-insurance obligations booked as liabilities on our financial statement. The methods of making such estimates and establishing the resulting reserves are reviewed periodically and are based on historical paid claims information and nationwide nursing home trends. Any adjustments resulting therefrom are reflected in current earnings. Claims are paid over varying periods, and future payments may be different than the estimated reserves.

The worker’s compensation actuarial analysis completed in December 2005 by our independent actuaries reflected an overall improvement in workers’ compensation liability cost trends for the current policy year. We have recorded reserves of $56.1 million and $62.8 million as of December 31, 2005 and 2004, respectively. We estimated our range of exposure at December 31, 2005 was $50.5 million to $61.7 million. Effective with the policy period beginning January 1, 2002, we discount our workers’ compensation reserves based on a 4% discount rate. At December 31, 2005, the discounting of these policy periods resulted in a reduction to our reserves of $11.6 million. Based on the results of the actuarial analyses completed in June and December 2005, we adjusted our reserves between continuing operations and discontinued operations, recording increases of $0.9 million related to continuing operations for incidents in prior years, and of $1.0 million related to discontinued operations for incidents in prior years. Based on the results of the actuarial analyses completed in 2004, we recorded a net pre-tax charge of $0.2 million for the year ended December 31, 2004 related to a slight degradation in claim trends primarily for prior year policies for discontinued operations for workers’ compensation liability costs.

Based on the results of the actuarial analysis for workers’ compensation completed in June 2006, no adjustments were made to our reserves related to prior periods. As a result of the actuarial analysis completed in June 2005, we increased our reserves related to prior periods by $5.0 million in June 2005, of which $2.8 million related to continuing operations for incidents in prior years, and $2.2 million related to discontinued operations for incidents in prior years. Based on a finalization of insurance reserves in connection with the Peak acquisition, we reduced our workers’ compensation expense by $0.8 million for the three months ended September 30, 2006 related to prior periods. Claims paid for the nine months ended September 30, 2006 were $17.4 million and $11.7 million for the nine months ended September 30, 2005.

The actuarial analysis completed in December 2005 by our independent actuaries reflected an improvement in patient care liability cost trends for the 2002 and 2003 policy years. We have recorded reserves of $86.5 million and $104.7 million as of December 31, 2005 and 2004, respectively. We estimated our range of exposure at December 31, 2005 was $77.8 million to $95.1 million. Based on the results of the actuarial analyses completed in June and December 2005, we reduced our reserves by $23.2 million, of which $7.7 million was related to continuing operations for incidents in prior years, and $15.5 million related to discontinued operations for incidents in prior years. Based on the results of the actuarial analysis completed in 2004, we recorded a net pre-tax credit of $17.9 million for the year ended December 31, 2004 related to improvement in claim trends primarily for prior year policies for patient care liability costs.

Based on the results of the actuarial analysis for general and professional liability completed in June 2006, we reduced our reserves related to prior periods by $8.0 million in June 2006, of which $5.4 million related to continuing operations for incidents in prior years, and $2.6 million related to discontinued operations for incidents in prior years. As a result of the actuarial analysis for general and

Management’s discussion and analysis of financial condition and results of operations professional liability insurance completed in June 2005, we reduced our reserves related to prior periods by $12.0 million in June 2005, of which $3.4 million related to continuing operations for incidents in prior years, and $8.6 million related to discontinued operations for incidents in prior years. Claims paid for the nine months ended September 30, 2006 were $21.2 million and $14.7 million for the nine months ended September 30, 2005.

Impairment of assets

Goodwill and accounting for business combinations

Goodwill represents the excess of the purchase price over the fair value of the net assets of acquired companies. Our goodwill included in our consolidated balance sheets as of September 30, 2006 and December 31, 2005 and 2004 was $62.8 million, $81.3 million and $0.4 million, respectively. The increase in our goodwill during 2005 was primarily the result of the Peak business combination in the Inpatient Services segment and three acquisitions in our Medical Staffing segment.

Under Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”), goodwill and intangible assets with indefinite lives are no longer amortized; however, they are subject to annual impairment tests as prescribed by the statement. Intangible assets with definite lives continue to be amortized over their estimated useful lives.

The purchase price of acquisitions is allocated to the assets acquired and liabilities assumed based upon their respective fair values and subject to change during the twelve month period subsequent to the acquisition date. We engage independent third-party valuation firms to assist us in determining the fair values of assets acquired and liabilities assumed. Such valuations require us to make significant estimates and assumptions, including projections of future events and operating performance.

Pursuant to SFAS No. 142, we perform our annual goodwill impairment analysis during the fourth quarter for each reporting unit that constitutes a business for which discrete financial information is produced and reviewed by operating segment management. We determine impairment by comparing the net assets of each reporting unit to their respective fair values. We determine the estimated fair value of each reporting unit using a discounted cash flow analysis. In the event a unit’s net assets exceed its fair value, an implied fair value of goodwill must be determined by assigning the unit’s fair value to each asset and liability of the unit. The excess of the fair value of the reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill. An impairment loss is measured by the difference between the goodwill carrying value and the implied fair value.

Indefinite life intangibles

Pursuant to SFAS No. 142, we evaluate the recoverability of our indefinite life intangibles, which are primarily trademarks and licenses, by comparing the asset’s respective carrying value to estimates of fair value. We determine the estimated fair value of these intangible assets through a discounted cash flow analysis. We internally prepared an impairment analysis using discounted cash flows in order to estimate the fair value of indefinite life intangibles.

Finite life intangibles

Pursuant to SFAS No. 142, we evaluate the recoverability of our finite life intangibles by comparing an asset’s respective carrying value to estimates of undiscounted cash flows over the life of the intangible. If the carrying value of the asset exceeded the undiscounted cash flows, an impairment loss was measured by comparing the estimated fair value of the asset, based on discounted cash flows, to its carrying value.

Management’s discussion and analysis of financial condition and results of operations

Long-lived assets

The Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS No. 144”), which addresses financial accounting and reporting for the impairment of long-lived assets (other than goodwill and indefinite lived intangibles) and for the disposal of long-lived assets. SFAS No. 144 requires impairment losses to be recognized for long-lived assets used in operations when indicators of impairment are present and the estimated undiscounted cash flows are not sufficient to recover the assets’ carrying amounts at each facility. The impairment loss is measured by comparing the estimated fair value of the asset, usually based on discounted cash flows, to its carrying amount. In accordance with SFAS No. 144, we assess the need for an impairment write-down when such indicators of impairment are present.

Taxes

In June 2006, the Financial Accounting Standards Board issued FASB Interpretation No. 48, “Accounting for Uncertainties in Income Taxes, an interpretation of FASB Statement No. 109” (FIN 48). FIN 48 prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. As of September 30, 2006, we have not determined the effect that the adoption of FIN 48 will have on our financial position or results of operations.

Business

OVERVIEW

We are a nationwide provider of long-term, sub-acute and related specialty healthcare services principally to the senior population in the United States. Our core business is providing inpatient services, primarily through 132 skilled nursing facilities (10 of which are managed), 13 assisted and independent living facilities, seven mental health facilities and three specialty acute care hospitals. At September 30, 2006, our facilities had 16,687 licensed beds, of which 15,904 were available for occupancy, located in 19 states. We also provide rehabilitation therapy services to affiliated and non-affiliated facilities and medical staffing and other ancillary services primarily to non-affiliated facilities and other third parties.

In October 2006, we entered into an agreement to acquire all of the outstanding stock of Harborside, which operates 74 skilled nursing facilities (one of which is managed) and two assisted and independent living facilities, in exchange for $349.4 million in cash. In connection with this acquisition, we will refinance or assume Harborside’s debt (which includes indebtedness to be incurred to purchase, prior to closing, certain facilities that are currently leased by Harborside). We estimate that the amount of such debt will be approximately $275 million at the closing date. As of November 2, 2006, Harborside operations had 9,085 licensed beds located in ten states, which states overlap or are contiguous to our eastern operating locations. See “Proposed acquisition of Harborside”.

On December 1, 2006, we sold SunPlus for gross proceeds of $19.5 million. SunPlus provides skilled home health care, non-skilled home care, as well as pharmacy services in California and Ohio.

In August 2006, we purchased Preferred Hospice, which operates two hospice programs in Oklahoma. The acquisition consolidates our hospice presence in Oklahoma. At the same time, we also terminated a third-party management agreement for five hospice programs that are owned by our subsidiaries in Oklahoma, Colorado and New Mexico. We operate our hospice business under the name SolAmor.

In December 2005, we acquired Peak, which operated or managed 56 inpatient facilities, in exchange for approximately 8.9 million shares of our common stock.

INDUSTRY

The demand for long-term healthcare services is being driven by the aging population, increased life expectancies and a decrease in the number of senior care facilities. As of July 1, 2005, there were approximately 5.1 million Americans aged 85 or older, or 1.7% of the population, according to the United States Census Bureau. This age group is projected to grow to over 6.1 million by 2010 and to approximately 7.3 million by 2020, or 2.2% of the projected population. Furthermore, CMS predicts that spending on nursing homes will grow from $105.7 billion in 2002 to approximately $203.9 billion in 2014, representing an annual compounded growth rate of 5.6%. Despite this potential rise in demand for senior healthcare, there has been a noticeable, decreasing trend in the number of certified nursing homes. According to the American Health Care Association, the number of nursing facilities has declined from 17,014 (1,708,500 beds) in 1999 to 16,032 (1,676,770 beds) in June 2005. With no net increase in the number of available beds, we believe these demographic trends will create growth opportunities for the most efficient facility operators.

Business

The growth in healthcare costs is also increasing at a faster rate than the available funding from government sponsored healthcare programs, including Medicaid and Medicare. In response, the U.S. government is increasingly adopting measures to encourage the use of the most cost-effective settings for treatment. Skilled nursing facilities, for which the staffing requirements and associated costs are significantly lower than those of acute-care hospitals or other acute-care facilities, are a primary beneficiary of this trend. As of January 1, 2006, Medicare reimbursement for skilled nursing providers was revised to better align reimbursement rates to patient acuity and the costs associated with these acuity levels. As a result, the resource utilization group classification system of 44 categories was expanded to 53 to include nine additional high-acuity categories. These nine new categories facilitate inpatient admittance of high-acuity patients to skilled nursing facilities, many of whom would have previously been admitted to higher cost, post-acute care settings, including long-term acute care facilities and inpatient rehabilitation facilities.

COMPETITIVE STRENGTHS

We believe the following strengths will allow us to continue to improve our operations and profitability:

National footprint.    Our core inpatient services business operates 155 facilities in 19 states as of September 30, 2006. We also provide rehabilitation therapy services to 386 facilities in 32 states and medical staffing services in 32 states. With our acquisition of Harborside, we will operate through 231 inpatient facilities in 25 states. Our current operations, together with those we are acquiring from Harborside, will enable us to realize the benefits of economies of scale, purchasing power and increased year over year, operating efficiencies. Furthermore, our geographic diversity mitigates our risk associated with fluctuating state regulatory changes related to Medicaid reimbursement.

Core inpatient business.     Our inpatient business has achieved consistent revenue and earnings growth by expanding our services and increasing our focus on integrated skilled nursing care and rehabilitation therapy services to attract high-acuity patients. In each year over year quarter since January 2005, we have increased the percentage of our revenues derived from Medicare, in both patient count and revenue dollars, while maintaining inpatient occupancy rates above industry averages. Harborside has experienced a similar increase in the percentage of revenues derived from Medicare, in both patient count and revenue dollars, over a comparable period.

Quality of care and strong brand image.    We have industry-leading initiatives to provide a high quality of care to our patients. These initiatives have resulted in third-party recognition for our quality of care and clinical services and a reduction in the size and number of our patient liability claims. Similarly, Harborside has received third-party recognition for clinical services and quality of care and has experienced a reduction in the size and number of its patient liability claims. Both we and Harborside have been able to attract an increased number of high-acuity patients, maintain a high occupancy rate and develop an effective referral network of patients.

Ancillary businesses support our inpatient services and provide diversification.    Our rehabilitation therapy business complements our core inpatient business and is particularly attractive to high-acuity patients who require more intensive and medically complex care. Our rehabilitation business has demonstrated the ability to grow organically and partner with non-affiliated skilled and assisted living facilities in delivering efficient and effective rehabilitation services to customers in 32 states. Our medical staffing business, which primarily services non-affiliated providers, derives a majority of its revenues from its placement of therapists. We are currently seeking to leverage the core competencies of our medical staffing business to benefit our inpatient and rehabilitation business. These ancillary businesses diversify our revenue base and improve our payor mix. Our proposed acquisition of Harborside will increase the scale of our existing ancillary services and provide additional growth through several new services.

Business

Infrastructure in place to leverage growth.    We have an established corporate and regional infrastructure in place to leverage our growth. In December 2005 we acquired Peak, a regional operator of 56 inpatient facilities with 5,264 licensed beds in seven states. We have successfully integrated this acquisition by combining corporate infrastructures, including the consolidation of billing and technology platforms. For the nine months ended September 30, 2006, a period that included Peak, our corporate overhead as a percentage of revenues was 4.4%, compared to 5.7% for the nine months ended September 30, 2005, a period that did not include Peak.

Experienced management team with a proven track record.    We have a strong and committed management team that has substantial industry knowledge and a proven track-record of operations success in the long-term care industry. Our chief executive officer, our chief financial officer and the chief operating officer of our operating subsidiaries have over 75 years of cumulative healthcare experience. Our management team has successfully acquired and integrated numerous acquisitions and we believe this experience positions us well to continue to successfully implement our growth and integration strategies.

BUSINESS STRATEGY

We intend to build on our competitive strengths to grow our business and strengthen our position as a nationwide provider of senior healthcare services by achieving the following objectives:

Continue our inpatient growth.    We intend to increase our inpatient revenue and profitability by maintaining high occupancy rates and by continuing to focus on attracting more high-acuity and Medicare patients. We are currently implementing this strategy by focusing on our clinical and case management. In addition, we are developing relationships with key referral sources and creating specialty Medicare and Alzheimer units within our facilities to meet unique clinical needs within a community. We plan to take advantage of our marketing infrastructure and brand image to attract new patients and to expand our referral and customer bases.

Seek growth in our ancillary businesses.     We intend to continue to develop and grow our ancillary businesses, which provide us with diversified revenue sources, favorable payor mix and growth opportunities. We will continue to focus on our rehabilitation therapy business, a key driver of our Medicare services and revenues, by improving labor productivity and operating profitability and eliminating less profitable third-party contracts. We recently acquired a hospice business and intend to expand that business to provide hospice services to more of our facilities and other non-affiliated facilities in our local markets. The proposed acquisition of Harborside will also expand our ancillary service offerings. We believe that by continuing to grow our ancillary services we will be able to capture a greater share of the healthcare expenditures in our key markets.

Increase operational efficiency and leverage our existing platform.    We will continue to focus on improving operating efficiency without compromising our high quality of care. We plan to reduce costs and enhance efficiency through various methods, including:

➢	reduce labor and billing expenses through technological advances and operational improvements that allow management to more efficiently allocate employees;

➢	reduce overhead through process improvement initiatives and frequent re-examination of costs;

➢	continue to improve therapist productivity in our rehabilitation services business;

➢	control litigation expense by focusing on risk management; and

➢	monitor and analyse the operations and profitability of individual business units.

Business

Complete successful integration of Harborside.     We have successfully completed the regulatory approval process for and the integration of the Peak acquisition and our focus will be on the successful integration of the proposed acquisition of Harborside, which we currently expect will close in the first half of 2007. We have an established, dedicated team that effectively integrated Peak’s operations and will manage the integration of Harborside. We believe the acquisition of Harborside will result in approximately $12 million to $15 million of annual costs savings and enhanced revenue opportunities over a period of up to two years following the acquisition, through, among other things, the elimination of corporate and regional overhead and improved operational and purchasing efficiencies.

BUSINESS SEGMENTS

We currently operate through various direct and indirect subsidiaries that engage in the following four principal business segments:

➢	inpatient services, primarily skilled nursing facilities;

➢	rehabilitation therapy services;

➢	medical staffing services; and

➢	laboratory and radiology services.

Inpatient services.    As of September 30, 2006, we operated 155 long-term care facilities (consisting of 132 skilled nursing facilities (10 of which are managed), 13 assisted and independent living facilities, seven mental health facilities and three specialty acute care hospitals) in 19 states with 16,687 licensed beds through SunBridge Healthcare Corporation (“SunBridge”) and other subsidiaries. Our skilled nursing facilities provide services that include daily nursing, therapeutic rehabilitation, social services, housekeeping, dietary and administrative services for individuals requiring certain assistance for activities in daily living. Several of our skilled nursing facilities also contain wings dedicated to the care of residents afflicted with Alzheimer’s disease. Our assisted living facilities provide services that include minimal nursing assistance, housekeeping, dietary, laundry and administrative services for individuals requiring minimal assistance for activities in daily living. Our independent living facilities provide services that include security, housekeeping, dietary and limited laundry services for individuals requiring no assistance for activities in daily living. Our mental health facilities provide a range of inpatient and outpatient services for adults and children through specialized treatment programs. Our specialty acute care hospitals provide rehabilitation, long-term acute care and geriatric behavioral health services. We also provide hospice services, including palliative care, social services, pain management and spiritual counseling, in three states for individuals facing end of life issues. 77.4% of our net revenues in 2005 was generated through inpatient services, which included one month of Peak operations. If we had operated Peak for the full year ended December 31, 2005, then 82.3% of our total pro forma net revenues in 2005 would have been generated through inpatient operations.

Rehabilitation therapy services.    We provide rehabilitation therapy services through SunDance Rehabilitation Corporation (“SunDance”). SunDance provides a broad array of rehabilitation therapy services, including speech pathology, physical therapy and occupational therapy. As of September 30, 2006, SunDance provided services to 386 facilities, of which 298 were non-affiliated and 88 were affiliated, as compared to 411 facilities, of which 319 were non-affiliated and 92 were affiliated as of September 30, 2005. We also provide rehabilitative and special education services to pediatric clients as well as rehabilitation therapy services for adult home healthcare clients in the greater New York City metropolitan area through HTA of New York, Inc., a wholly owned subsidiary. Net revenues generated through rehabilitation therapy services were 12.2% of our net revenues in 2005.

Business

Medical staffing services.    We are a national provider of temporary medical staffing through CareerStaff Unlimited, Inc. (“CareerStaff”). As of September 30, 2006, CareerStaff derived 62% of its revenues from hospitals and other providers, 25% from skilled nursing facilities, 4% from schools and 9% from prisons. CareerStaff provides (i) licensed therapists skilled in the areas of physical, occupational and speech therapy, (ii) nurses, (iii) pharmacists, pharmacist technicians and medical imaging technicians, (iv) physicians, and (v) related medical personnel. Medical staffing services generated 8.0% of our net revenues in 2005.

Laboratory and radiology services.    Through SunAlliance Healthcare Services, Inc. (“SunAlliance”), we provide medical laboratory and radiology services to skilled nursing facilities in Massachusetts, New Hampshire and Rhode Island. On November 4, 2005, SunAlliance sold its mobile radiology operations in Arizona and Colorado. Laboratory and radiology services generated 1.6% of our net revenues in 2005.

Home health services.    As of September 30, 2006, we provided skilled nursing care, rehabilitation therapy and home infusion services to adult and pediatric patients in California and Ohio through our subsidiary, SunPlus. We sold SunPlus on December 1, 2006.

Facilities

As of September 30, 2006, we operated 155 long-term care, sub-acute care, assisted living and independent living facilities, of which 56 were acquired in connection with the Peak transaction. The 155 facilities are comprised of 115 properties that are leased, 30 properties that are owned and 10 properties that are managed. We hold options to acquire, at fair value or at a set purchase price, ownership of 22 of the facilities that we currently lease. We also leased office space for administrative purposes in three locations in three states. We consider our properties in general to be in good operating condition and suitable for the purposes for which they are being used. Our facilities that are leased are subject to long-term operating leases or subleases which require us, among other things, to fund all applicable capital expenditures, taxes, insurance and maintenance costs. Our facilities that are owned are subject to mortgage financing. The annual rent payable under most of the leases generally increases based on a fixed percentage or increases in the U.S. Consumer Price Index. Many of the leases contain renewal options to extend the term. As a result of our ongoing review of our business to identify facilities and operations that do not perform at an appropriate level, we have identified four skilled nursing facilities, with 338 licensed beds, for disposal in 2007.

Our aggregate occupancy percentage for all of our long-term care, sub-acute care and assisted living facilities was 87.7% (including the Peak facilities) for the nine months ended September 30, 2006. Our occupancy was 90.2%, 90.6% and 89.7% for the years ended December 31, 2005, 2004 and 2003, respectively (excluding the Peak facilities for all years). The percentages were computed by dividing the average daily number of beds occupied by the total number of available beds for use during the periods indicated. However, we believe that occupancy percentages, either individually or in the aggregate, should not be relied upon alone to determine the performance of a facility. Other factors include, among other things, the sources of payment, terms of reimbursement and the acuity level of the patients.

Business

The following table sets forth certain information concerning the 155 facilities that we operated as of September 30, 2006, which consisted of 132 skilled nursing facilities (10 of which are managed), 13 assisted living and independent living facilities, seven mental health facilities, and three specialty acute care hospitals.

					Number of Beds/Units(1)
State	Total Number of Licensed Beds/Units(1)		Total Number of Facilities		Skilled Nursing		Assisted Living	Independent and Senior Living	Mental Health	Specialty Acute Care
New Mexico	1,967	(2)	22	(2)	1,847	(2)	100	20	—	—
Oklahoma	1,662		12		1,440		162	—	60	—
California	1,619		19		976		—	—	473	170
Colorado	1,276		9		1,179		—	97	—	—
Idaho	1,201		11		1,179		—	—	—	22
Georgia	1,034		9		1,002		32	—	—	—
New Hampshire	1,068		9		865		203	—	—	—
Massachusetts	1,022		11		965		—	57	—	—
North Carolina	994		8		994		—	—	—	—
Tennessee	919		9		919		—	—	—	—
Alabama	783		7		783		—	—	—	—
West Virginia	739		7		739		—	—	—	—
Montana	650		5		538		97	15	—	—
Washington	588		6		552		36	—	—	—
Ohio	550		5		550		—	—	—	—
Utah	231		3		204		27	—	—	—
Maryland	177		1		177		—	—	—	—
Arizona	161		1		161		—	—	—	—
Wyoming	46		1		46		—	—	—	—

Total	16,687		155		15,116		657	189	533	192

(1)	“Licensed Beds” refers to the number of beds for which a license has been issued, which may vary in some instances from licensed beds available for use, which is used in the computation of occupancy. Available beds for the 155 facilities were 15,904.

(2)	10 of the New Mexico facilities, with 902 licensed beds and 877 available beds are managed.

Rehabilitation Therapy Services

As of September 30, 2006, we leased 20 office spaces and patient care delivery sites in 14 states, and five HTA offices to operate our rehabilitation therapy businesses.

Medical Staffing Services

As of September 30, 2006, we leased office space in 28 locations in 15 states to operate our CareerStaff medical staffing business.

Laboratory and Radiology Services

As of September 30, 2006, we leased 14 locations in Massachusetts and Rhode Island to operate our SunAlliance medical laboratory and mobile radiology business.

Business

Home Health Services

As of September 30, 2006, we leased office space in 23 locations in California and Ohio to operate our SunPlus home health business. We sold SunPlus on December 1, 2006.

Corporate

We lease our executive offices in Irvine, California and we own three corporate office buildings and lease office space in a fourth building in Albuquerque, New Mexico.

COMPETITION

Our business is competitive. The nature of competition within the inpatient services industry varies by location. We compete with other inpatient facilities based on key competitive factors such as the number of competing facilities in the local market, the types of services available, quality of care, reputation, age and appearance of each facility and the cost of care in each locality. Increased competition in the future could limit our ability to attract and retain residents or to expand our business.

We also compete with other companies in providing rehabilitation therapy services, medical staffing services and other ancillary services, and in employing and retaining qualified nurses, therapists and other medical personnel. The primary competitive factors for the ancillary services markets are quality of services, charges for services and responsiveness to customer needs.

EMPLOYEES AND LABOR RELATIONS

As of September 30, 2006, we had approximately 21,050 full-time and part-time employees. Of this total, there were approximately 15,190 employees in our long-term and sub-acute care operations, 2,300 employees in the rehabilitation therapy services operations, 1,780 employees in the medical staffing business, 1,200 employees in our home health operations, 240 employees in the laboratory and radiology business, and 340 employees at the corporate and regional offices. We sold our home health operations on December 1, 2006.

As of September 30, 2006, we operated 18 facilities with union employees. Approximately 1,950 of our employees (9.2% of all of our employees) who worked in long-term care facilities in Alabama, California, Georgia, Massachusetts, Montana, Ohio, Tennessee, Washington and West Virginia were covered by collective bargaining contracts. Collective bargaining agreements covering approximately 650 of these employees (3.1% of all our employees) have expired or will expire in 2006 and are, or will be, subject to renegotiation with the unions.

FEDERAL AND STATE REGULATORY OVERSIGHT

The healthcare industry is extensively regulated. In the ordinary course of business, our operations are continuously subject to federal, state and local regulatory scrutiny, supervision and control. This often includes inquiries, investigations, examinations, audits, site visits and surveys, some of which are non-routine. Various laws, including anti-kickback, anti-fraud and abuse provisions codified under the Social Security Act, prohibit certain business practices and relationships that might affect the provision and cost of healthcare services reimbursable under Medicare and Medicaid, as more fully described below. Sanctions for violating these anti-kickback, anti-fraud and abuse provisions include criminal penalties, civil sanctions, fines and possible exclusion from government programs such as Medicare and

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Medicaid. If a facility is decertified by CMS or a state as a Medicare or Medicaid provider, the facility will not thereafter be reimbursed for caring for residents that are covered by Medicare and Medicaid, and the facility would be forced to care for such residents without being reimbursed or to transfer such residents.

Our skilled nursing facilities and hospital facilities are currently licensed under applicable state law, and are certified or approved as providers under the Medicare and Medicaid programs. State and local agencies survey all skilled nursing facilities on a regular basis to determine whether such facilities are in compliance with governmental operating and health standards and conditions for participation in government sponsored third-party payor programs. From time to time, we receive notice of noncompliance with various requirements for Medicare/Medicaid participation or state licensure. We review such notices for factual correctness, and based on such reviews, either take appropriate corrective action and/or challenge the stated basis for the allegation of noncompliance. Where corrective action is required, we work with the reviewing agency to create mutually agreeable measures to be taken to bring the facility or service provider into compliance. Under certain circumstances, the federal and state agencies have the authority to take adverse actions against a facility or service provider, including the imposition of monetary fines, bans on admissions, civil monetary penalties and the decertification of a facility or provider from participation in the Medicare and/or Medicaid programs or licensure revocation. When appropriate, we vigorously contest such sanctions. Challenging and appealing notices or allegations of noncompliance can require significant legal expenses and management attention.

Various states in which we operate facilities have established minimum staffing requirements or may establish minimum staffing requirements in the future. Our ability to satisfy such staffing requirements depends upon our ability to attract and retain qualified healthcare professionals, including nurses, certified nurse’s assistants and other staff. Failure to comply with such minimum staffing requirements may result in the imposition of fines or other sanctions.

Most states in which we operate have statutes which require that, prior to the addition or construction of new nursing home beds, the addition of new services or certain capital expenditures in excess of defined levels, we first must obtain a CON, which certifies that the state has made a determination that a need exists for such new or additional beds, new services or capital expenditures. The certification process is intended to promote quality health care at the lowest possible cost and to avoid the unnecessary duplication of services, equipment and facilities.

We are subject to federal and state laws that govern financial and other arrangements between healthcare providers. These laws often prohibit certain direct and indirect payments or fee-splitting arrangements between healthcare providers that are designed to induce the referral of patients to, or the recommendation of, a particular provider for medical products and services. These laws include:

–	the “anti-kickback” provisions of the Medicare and Medicaid programs, which prohibit, among other things, knowingly and willfully soliciting, receiving, offering or paying any remuneration (including any kickback, bribe or rebate) directly or indirectly in return for or to induce the referral of an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under Medicare or Medicaid; and

–	the “Stark laws” which prohibit, with limited exceptions, the referral of patients by physicians for certain services, including home health services, physical therapy and occupational therapy, to an entity in which the physician has a financial interest.

False claims are prohibited pursuant to criminal and civil statutes. Criminal provisions prohibit filing false claims or making false statements to receive payment or certification under Medicare or Medicaid or failing to refund overpayments or improper payments. Civil provisions prohibit the knowing filing of

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a false claim or the knowing use of false statements to obtain payment. Suits alleging false claims can be brought by individuals, including employees and competitors.

We are also subject to regulations under the privacy and security provisions of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”). The privacy rules provide for, among other things, (i) giving consumers the right and control over the release of their medical information, (ii) the establishment of boundaries for the use of medical information, and (iii) civil or criminal penalties for violation of an individual’s privacy rights.

These privacy regulations apply to “protected health information,” which is defined generally as individually identifiable health information transmitted or maintained in any form or medium, excluding certain education records and student medical records. The privacy regulations limit a provider’s use and disclosure of most paper, oral and electronic communications regarding a patient’s past, present or future physical or mental health or condition, or relating to the provision of healthcare to the patient or payment for that healthcare.

The security regulations require us to ensure the confidentiality, integrity, and availability of all electronic protected health information that we create, receive, maintain or transmit. We must protect against reasonably anticipated threats or hazards to the security of such information and the unauthorized use or disclosure of such information.

Corporate integrity agreement, permanent injunction and compliance process

We entered into a Corporate Integrity Agreement (the “CIA”) with the Health and Human Services/Office of Inspector General (“HHS/OIG”) in July 2001 and it became effective on February 28, 2002 and is scheduled to terminate on February 28, 2007. It implemented further internal controls with respect to our quality of care standards and Medicare and Medicaid billing, reporting and claims submission processes and engaged an independent third party to act as Quality Monitor and Independent Review Organization under the CIA. A breach of the CIA could subject us to substantial monetary penalties and exclusion from participation in Medicare and Medicaid programs.

We also consented to the terms of a Permanent Injunction and Final Judgment entered in California state court on October 3, 2001, and we consented to a revised Permanent Injunction and Final Judgment entered on September 14, 2005 (“PIFJ”). The PIFJ, which resulted from investigations by the Bureau of Medi-Cal Fraud and Elder Abuse (the “BMFEA”) of the Office of the California Attorney General and applies to our California facilities, requires compliance with certain clinical practices which are substantially consistent with existing law and our current practices, and imposes staffing requirements and specific training obligations. The PIFJ also requires us to issue to the State of California reports similar to those delivered to the HHS/OIG pursuant to the CIA. A breach of the PIFJ could subject us to substantial monetary penalties.

Our compliance program, referred to as the “Compliance Process,” was initiated in 1996. It has evolved as the requirements of federal and private healthcare programs have changed. Significant refinements were initiated in 2001 to parallel requirements of the HHS/OIG compliance guidelines, the CIA, and the PIFJ. There are seven principal elements to the Compliance Process, which integrate the CIA and PIFJ requirements:

Written Policies, Procedures and Standards of Conduct.    Our business lines have extensive policies and procedures (“P&Ps”) modeled after applicable laws, regulations, government manuals and industry practices and customs. The P&Ps govern the clinical, reimbursement, and operational aspects of each subsidiary. To emphasize adherence to our P&Ps, we publish and distribute a Code of Conduct and an employee handbook.

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Designated Compliance Officer and Compliance Committee.    We have a Corporate Compliance Officer whose responsibilities include, among other things: (i) overseeing the Compliance Process; (ii) overseeing compliance with the CIA and PIFJ, and functioning as the liaison with the external monitors and federal government on matters related to the Compliance Process, CIA, and PIFJ; (iii) reporting to our board of directors, the Compliance Committee of our board of directors, and senior corporate managers on the status of the Compliance Process; and (iv) overseeing the coordination of a comprehensive training program which focuses on the elements of the Compliance Process and employee background screening process. We also maintain a Corporate Compliance Committee, which includes the Chief Executive Officer, Chief Financial Officer, General Counsel, Chief Operating Officer of our operating subsidiaries, Senior Vice President of Human Resources, and the Corporate Compliance Officer. This Committee meets regularly to discuss compliance-related issues. Compliance matters are also reported to the Compliance Committee of our board of directors on a regular basis. The Compliance Committee is comprised solely of independent directors.

Effective Training and Education.    Every employee, director and officer is trained on the Compliance Process, Code of Conduct, and CIA. All California administrators are trained on the PIFJ, as required. Training also occurs for appropriate employees in applicable provisions of the Medicare and Medicaid laws, fraud and abuse prevention, clinical standards, and practices, and claim submission and reimbursement P&Ps.

Effective Lines of Communication.    Employees are encouraged to report issues of concern without fear of retaliation using a Four Step Reporting Process, which includes the toll-free “Sun Quality Line.” The Four Step Reporting Process encourages employees to discuss clinical, ethical, or financial concerns with supervisors and local management since these individuals will be most familiar with the laws, regulations, and policies that impact their concern. The Sun Quality Line is an always-available option that may be used for anonymous reporting if the employee so chooses. Reported concerns are internally reviewed and proper follow-up is conducted.

Internal Monitoring and Auditing.    Our Compliance Process, in accordance with the CIA, puts internal controls in place to meet the following objectives effectively: (i) accuracy of claims, reimbursement submissions, cost reports and source documents; (ii) provision of patient care, services, and supplies as required by applicable standards and laws; (iii) accuracy of clinical assessment and treatment documentation; and (iv) implementation of the CIA and PIFJ (e.g., background checks, licensing and training). Each business line monitors and audits compliance with P&Ps and other standards to ensure that the objectives listed above are met. Data from these internal monitoring and auditing systems are analyzed and acted upon through a quality improvement process. We have designated the subsidiary presidents and each member of the operations management team as Compliance Liaisons. Each Compliance Liaison is responsible for making certain that all requirements of the Compliance Process are completed at the operational level for which the Compliance Liaison is responsible.

Enforcement of Standards.    Our policies, the Code of Conduct and the employee handbook as well as all associated training materials clearly indicate that employees who violate our standards will be subjected to discipline. Sanctions range from oral warnings to suspensions and/or to termination of employment. We have also adopted a proactive approach to offset the need for punitive measures. First, we have implemented employee background review practices that surpass industry standards. Second, as noted above, we devote significant resources to employee training. Finally, we have adopted a performance management program intended to make certain that all employees are aware of what duties are expected of them and understand that compliance with policies, procedures, standards and laws related to job functions is required.

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Responses to Detected Offenses and Development of Corrective Actions.    Correction of detected misconduct or a violation of our policies is the responsibility of every manager. As appropriate, a manager is expected to develop and implement corrective action plans and monitor whether such actions are likely to keep a similar violation from occurring in the future.

LEGAL PROCEEDINGS

On September 1, 2004, we commenced a declaratory relief action in the Orange County, California Superior Court in which two subsidiaries of American International Group (“AIG”) are parties. The action seeks, among other things, a determination that the AIG subsidiary that was the carrier providing coverage under our excess/umbrella insurance policy for the 2000 through 2002 policy years is obligated to provide first dollar insurance coverage for those three policy years pursuant to the terms of the excess/umbrella policy. That policy provides that the excess/umbrella policy continues in force as underlying insurance upon exhaustion of the underlying primary insurance policy. If we prevail in this action, such a judicial determination would eliminate a portion of our self-insured liabilities for general and professional liability claims. We can give no assurances that we will in fact prevail and, accordingly, our financial statements reflect no positive adjustment for the drop down of the excess/umbrella coverage asserted in this litigation.

In July 2006, we agreed with the other parties to the litigation, pursuant to statutory authorization and in order to streamline reaching a decision, that the matter would be referred to a retired judge to adjudicate all aspects of the case. The parties retain all rights of appeal. Proceedings pursuant to this referral commenced in November 2006. In addition, in August 2006, we reached a settlement agreement with Steadfast Insurance Company (“Steadfast”), a third party unrelated to AIG, which resulted in the dismissal of Steadfast from the case.

We are a party to various other legal actions and administrative proceedings and are subject to various claims arising in the ordinary course of our business, including claims that our services have resulted in injury or death to the residents of our facilities, claims relating to employment and commercial matters. Although we intend to vigorously defend ourselves in these matters, there can be no assurance that the outcomes of these matters will not have a material adverse effect on our results of operations and financial condition. In certain states in which we have or have had operations, insurance coverage for the risk of punitive damages arising from general and professional liability litigation may not be available due to state law public policy prohibitions. There can be no assurance that we will not be liable for punitive damages awarded in litigation arising in states for which punitive damage insurance coverage is not available.

We operate in industries that are extensively regulated. As such, in the ordinary course of business, we are continuously subject to state and federal regulatory scrutiny, supervision and control. Such regulatory scrutiny often includes inquiries, investigations, examinations, audits, site visits and surveys, some of which are non-routine. In addition to being subject to direct regulatory oversight of state and federal regulatory agencies, these industries are frequently subject to the regulatory supervision of fiscal intermediaries. If a provider is found by a court of competent jurisdiction to have engaged in improper practices, it could be subject to civil, administrative or criminal fines, penalties or restitutionary relief, and reimbursement authorities could also seek the suspension or exclusion of the provider or individual from participation in their program. We believe that there has been, and will continue to be, an increase in governmental investigations of long-term care providers, particularly in the area of Medicare/Medicaid false claims, as well as an increase in enforcement actions resulting from these investigations. Adverse determinations in legal proceedings or governmental investigations, whether currently asserted or arising in the future, could have a material adverse effect on our financial position, results of operations and cash flows.

Proposed acquisition of Harborside

PROPOSED ACQUISITION

We have entered into an Agreement and Plan of Merger, dated as of October 19, 2006 (the “Merger Agreement”), with Horizon Merger Inc. (“Merger Sub”) and Harborside. The Merger Agreement provides, among other things, that:

➢	Merger Sub will be merged with and into Harborside, with Harborside being the surviving corporation and becoming our wholly owned subsidiary;

➢	we will pay approximately $349.4 million to the stockholders of Harborside (less the amount of certain costs of the transaction that are for the account of Harborside) in exchange for all the outstanding capital stock of Harborside;

➢	we will also pay to the stockholders of Harborside an aggregate amount equal to certain income tax benefits realized by Harborside and us resulting from the transaction, such as unamortized deferred financing costs of Harborside, certain employee bonus payments that will be deducted from the amount to be paid by us to the Harborside stockholders and compensation costs related to Harborside employee stock options; the tax benefit payments will be paid generally at the times that the tax benefits are realized by us and Harborside;

➢	each of Sun and Harborside may, subject to certain limitations, terminate the Merger Agreement if the transaction has not closed by June 30, 2007;

➢	the representations and warranties of the stockholders included in the Merger Agreement will not survive closing;

➢	we are obligated to use our commercially reasonable efforts to obtain financing pursuant to the terms of the Commitment Letter described below (the “Financing”), and we are obligated to close the acquisition even if we do not obtain the Financing; and Harborside is obligated to use its commercially reasonable efforts to assist us in obtaining the Financing; and

➢	in the event that the Merger Agreement is terminated due to a failure to obtain all required regulatory approvals to the transaction, then we are required to pay Harborside a termination fee of $8.735 million.

Consummation of the acquisition is subject to the satisfaction of certain conditions, including receipt of all required governmental approvals and receipt of certain consents of third parties. We can give no assurance that the acquisition of Harborside will be consummated.

In order to obtain the Financing, we have entered into a Commitment Letter (the “Commitment Letter”) with Credit Suisse Securities (USA) LLC, Credit Suisse, Cayman Islands Branch, CIBC World Markets Corp., CIBC Inc., UBS Loan Finance LLC, UBS Securities LLC, Jefferies Funding LLC and Jefferies Finance LLC. Pursuant to the Commitment Letter, (a) we will obtain a senior secured term loan facility in an aggregate principal amount of up to $430.0 million and (b) we will either (i) issue up to $250.0 million in aggregate principal amount of our senior subordinated notes in a public offering or in a Rule 144A or other private placement or (ii) if we do not issue the senior subordinated notes on or prior to the date of the initial borrowing under the senior credit facilities and all conditions precedent to borrowing under the Subordinated Credit Facility (defined below) have been satisfied, borrow up to $250.0 million in aggregate principal amount of senior subordinated increasing rate loans under a senior subordinated credit facility (the “Subordinated Credit Facility”). The amount of the Financing is subject to reduction

Proposed acquisition of Harborside

upon completion of this offering. The proceeds of the Financing will be used to pay the consideration under the Merger Agreement, to refinance certain of our indebtedness (including our Revolving Loan Agreement) and indebtedness of Harborside, and to pay certain costs and expenses of the acquisition. A $75.0 million revolving credit facility will also be available to us for general corporate purposes, including letters of credit. Our ability to access the Financing is subject to certain conditions set forth in the Commitment Letter, including receipt of all required governmental approvals and negotiating definitive documentation.

We expect to incur charges in the quarter we complete the acquisition of Harborside of approximately $1.1 million relating to conforming Harborside to our inventory accounting policy, as well as potential additional charges relating to severance or retention costs related to Harborside’s employees performing services after the acquisition.

BUSINESS

Harborside, headquartered in Boston, Massachusetts, is a holding company that owns subsidiaries that offer skilled nursing and related services through a portfolio of 74 skilled nursing facilities (one of which is managed) and two assisted and independent living facilities. Of these facilities, 44 are owned. At November 2, 2006, Harborside facilities had 9,085 licensed beds, of which 8,953 were available for occupancy, located in 10 states. Harborside provides high quality inpatient and rehabilitation therapy services and other ancillary services with a geographic focus largely in the eastern United States. At November 2, 2006, Harborside had approximately 11,500 employees serving approximately 8,100 residents at its facilities.

The following table sets forth certain information concerning the facilities of Harborside as of November 2, 2006:

	Number of Licensed Beds(1)	Number of Facilities
State		Owned(2)	Leased(2)	Managed	Total
Connecticut	1,399	5	5	—	10
Maryland	283	2	—	—	2
Massachusetts	994	—	8	1	9
New Hampshire	537	6	—	—	6
New Jersey	176	—	1	—	1
Rhode Island	267	2	—	—	2
Indiana	432	2	2	—	4
Kentucky	1,871	15	5	—	20
Ohio	2,006	7	6	—	13
Florida	1,120	5	4	—	9

Total	9,085	44	31	1	76

(1)	“Licensed Beds” refers to the number of beds for which a license has been issued, which may vary in some instances from licensed beds available for use, which is used in the computation of occupancy.

(2)	Harborside has exercised options to acquire five facilities in the State of Connecticut and four facilities in the Commonwealth of Massachusetts that it now leases. The closing of the acquisition of the Connecticut facilities is expected to occur in the first quarter of 2007 and the closing of the acquisition of the Massachusetts facilities is expected to occur in the middle of 2007.

Proposed acquisition of Harborside

Description of Services

Harborside provides facility-based skilled nursing, rehabilitation and other specialized services, as well as temporary staffing, home care and nurse practitioners.

Skilled Nursing, Rehabilitation and Other Specialized Services.    Harborside’s skilled nursing programs and services are designed for patients with multiple medical needs. These programs and services are particularly valuable for people who have recently been discharged from an acute care setting and who need a transitional-care option between a hospital stay and return to home. During the nine months ended September 30, 2006, Harborside’s skilled nursing programs and services, including the rehabilitation programs, constituted 97.7% of Harborside’s consolidated revenues.

The rehabilitation programs offer services such as occupational therapy, physical therapy and speech therapy with specialized programs for orthopedic, cardiac and stroke rehabilitation to patients of Harborside’s facilities. Harborside also offers its Rehab Recovery Suite program, which provides an upscale physical environment combined with an enhanced package of service amenities, including concierge services, private phone lines, flat screen TVs and internet access. With this product, Harborside targets patients recovering from hip replacements, knee surgeries, and other short-term rehabilitations, with an average length of stay of approximately 30 days. These patients generally have Medicare, managed care or commercial insurance coverage with above average per diem rates.

Harborside offers specialty programs and services that provide care to patients with special needs and complement existing service lines. Harborside’s Lighthouse program provides care in 19 facilities for those patients with Alzheimer’s disease and dementia. The program takes a holistic activity-based approach and provides each resident with an individualized plan of care designed to improve clinical outcomes relative to restraint reduction, reduction of psychotropic medications, and recovered functionality. An interdisciplinary team of caregivers coordinates the plan of care and works together to deliver a service that promotes independence and physical and emotional participation. The team includes a program coordinator, therapists, nursing assistants, social services and dietary and activities staff. In addition to serving a rapidly expanding patient population, due to its patients’ generally longer stay profile, this program contributes to stabilize Harborside’s average length of stay and overall occupancy.

Temporary Staffing.    Through its subsidiary, Ready Nurse, Harborside provides registered nurses, licensed practical nurses, aides, physical therapists/physical therapist assistants, occupational therapist/occupational therapy assistants, and speech-language pathologists for nursing homes, hospitals, clinics, schools and insurance companies, among others. In addition to per diem staffing services, Ready Nurse also offers permanent placement services.

Ready Nurse focuses on providing, when needed, supplemental contract labor to Harborside facilities and increasingly to non-affiliates. Because its nurses are already familiar with Harborside policies and care procedures, there are both cost and quality advantages for Harborside when utilizing Ready Nurse for its contract labor needs.

Home Care.    In May 2006, Harborside acquired a 75% interest in Physicians Homecare, a provider of home care services based in Massachusetts. This new platform complements Harborside’s existing services, as Harborside is able to provide home care services to patients outside of its facilities and after discharge, effectively “follow home” patients.

Proposed acquisition of Harborside

Nurse Practitioners.    Harborside has recently established VitalCare, a nurse practitioner business. VitalCare is intended to provide physician extender services, primarily through the use of nurse practitioners, but with physician assistants when necessary, enhancing the quality of resident care. The program will (i) provide Harborside residents with on-site medical coverage and better coordination between the resident’s physician and the facility via a collaborative practice agreement with the participating physicians; (ii) aid in transitioning patients from hospitals to Harborside facilities; and (iii) facilitate the Harborside team’s focus on changes in residents’ conditions, pharmacy formulary management, and laboratory and diagnostic testing management.

Acquisitions

In April 2006, Harborside executed a definitive agreement to acquire three facilities (562 licensed beds) in Fairfield County, Connecticut from the Bridgeport Roman Catholic Diocese. The purchase of two of the facilities was completed as of August 1, 2006, and the purchase of the third facility was finalized in November 2006.

In October 2006, Harborside acquired a portfolio of 11 facilities (763 licensed beds) in Kentucky. These facilities are smaller than average buildings, with some freestanding Alzheimer’s and assisted living components.

Quality Assurance

Under the direction of the Senior Vice President of Clinical Services, a corporate level clinical staff supports the facility-based quality initiatives by spending three days per week at facilities, conducting periodic site visits, and training regional and facility level employees. This staff is also responsible for the development of policies, procedures and programs used at the facilities, with regional clinical managers ensuring facility adherence. Regional managers also spend significant time at the facilities educating facility-based clinical staff. Furthermore, at the facility level, an interdisciplinary team of experts are responsible for planning, maintaining and improving the care provided to patients through a resident-centered clinical reasoning approach.

Corporate Compliance

Harborside has implemented a corporate compliance program in accordance with accepted industry guidelines. This program is overseen by the Corporate Quality Council, which consists of a corporate compliance officer, a HIPAA officer and a security officer. This council meets every other month and has subcommittees to address regulatory issues, product safety, risk, forms and electronic medical records. This council also performs an annual review of risks and compiles survey results.

To ensure that employees are knowledgeable about compliance issues, a web-based compliance training module was developed and implemented for all facility and regional personnel and is required for all new employees. Additionally, the Vice President of Corporate Compliance provides various on-site training sessions with all Facility Administrators, Directors of Nursing Services and regional personnel on an annual basis. In the event that employees have additional questions that may need an immediate response, Harborside maintains compliance and employee hotlines for its employees or other interested parties to pose questions or report potential issues about compliance related matters.

Employees and Labor Relations

As of November 2, 2006, Harborside had approximately 11,500 full-time and part-time employees, of which approximately 210 employees are at the corporate and regional offices. As of November 2, 2006, Harborside operated 16 facilities with union employees. Approximately 1,550 of Harborside’s employees (13% of all of Harborside’s employees) are covered by collective bargaining agreements which expire through 2009.

Proposed acquisition of Harborside

Regulatory Oversight

Harborside is subject to federal, state and local regulatory scrutiny, supervision and control that is substantially similar to that to which we are subject. See “Business—Federal and State Regulatory Oversight”.

Insurance

Since September 2001, Harborside has purchased high-deductible professional liability and general liability insurance for its operations outside Florida, and since December 2005, general liability insurance for its Florida operations. Its current policy provides $25 million of aggregate general liability coverage for facilities in all states for claims in excess of $10 million. The policy also provides $10 million of professional liability coverage for claims in excess of $10 million in all states except Florida. Additionally, for its non-Florida facilities, Harborside maintains a cash escrow balance (as required by its credit facility) approximately equal to its actuarially determined professional liability balance for these facilities. For its Florida facilities, Harborside currently has a professional liability policy to cover aggregate claims up to $250,000 per facility, with a limit of $25,000 per occurrence.

Litigation

Harborside is involved in various legal actions and claims in the ordinary course of its business. Management of Harborside believes, based on the advice of legal counsel, that such litigation and claims will be resolved without any material effect on Harborside’s consolidated financial position, results of operations or liquidity.

Proposed acquisition of Harborside

HARBORSIDE’S SELECTED CONSOLIDATED FINANCIAL DATA

The following summary financial data has been derived from the historical consolidated financial statements of Harborside. The consolidated statement of operations data for the years ended December 31, 2003, 2004 and 2005 are derived from the audited consolidated financial statements of Harborside included in our Current Report on Form 8-K, filed December 5, 2006, filed by us with the SEC and incorporated herein by reference. The summary historical consolidated financial data at and for the nine months ended September 30, 2005 and 2006 are derived from the unaudited consolidated financial statements of Harborside included in the same Current Report on Form 8-K. This summary should be read in conjunction with, and is qualified in its entirety by reference to, such historical consolidated financial statements, including the related notes thereto, incorporated by reference in this prospectus supplement and “Harborside’s Management’s discussion and analysis of financial condition and results of operations” contained herein. The historical financial information as of September 30, 2006 and for the nine months ended September 30, 2005 and 2006 contains normal recurring adjustments and is not necessarily indicative of results to be expected in a full year.

	Year ended December 31,			Nine months ended September 30,
	2003	2004	2005(1)	2005(1)	2006
	(in thousands)
Consolidated statement of operations data
Total net revenues	$421,150	$447,355	$495,717	$360,127	$427,896

Expenses:
Facility operating	360,176	374,481	412,300	300,340	350,246
General and administrative	20,385	21,649	23,155	17,218	19,600
Management fee	700	—	500	375	375
Merger costs	—	—	—	—	2,360
Depreciation and amortization	11,249	12,309	14,678	10,558	12,999
Facility rent	30,674	30,329	27,455	20,359	21,379

	423,184	438,768	478,088	348,850	406,959

Litigation costs	—	(2,500)	—	—	—
Gain on early extinguishment of debt, net	—	94,384	—	—	—

(Loss) income from continuing operations before interest expense, income taxes and minority interest	(2,034)	100,471	17,629	11,277	20,937
Interest expense, net	9,415	8,938	8,763	5,908	9,752

(Loss) income from continuing operations before income taxes and minority interest	(11,449)	91,533	8,866	5,369	11,185
Income tax expense	500	450	450	443	2,111
Minority interest(2)	126	139	219	184	186
(Loss) income from continuing operations	(12,075)	90,944	8,197	4,742	8,888
Loss from discontinued operations (including loss on disposal of $3,950)	5,154	—	—	—	—

Net (loss) income	$(17,229)	$90,944	$8,197	$4,742	$8,888

Proposed acquisition of Harborside

	As of December 31,
	2004	2005	As of September 30, 2006
	(in thousands)
Consolidated balance sheet data
Cash and cash equivalents	$12,107	$18,547	$30,461
Total current assets	87,696	97,197	141,046
Total assets	269,678	332,435	404,108
Total current liabilities	64,299	69,948	75,023
Long-term debt	111,416	157,953	193,690

(1)	On July 1, 2005, Harborside acquired nine facilities located in Kentucky.

(2)	Harborside owns a 75% interest in a partnership that owns one facility and on May 1, 2006 it purchased 75% of a home health company.

HARBORSIDE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

Harborside’s total net revenues include net patient service revenues and other revenues. Harborside derives its net patient service revenues primarily from private pay sources, the federal Medicare program for certain elderly and disabled patients, and state Medicaid programs for indigent patients. Private net patient service revenues are recorded at established per diem billing rates. Net patient service revenues to be reimbursed under contracts with third-party payors, primarily the Medicare and Medicaid programs, are recorded at amounts estimated to be realized under these contractual arrangements.

Harborside’s facility operating expenses consist primarily of payroll and employee benefits related to nursing, rehabilitation therapy services, housekeeping and dietary services provided to patients, as well as maintenance and administration of the facilities. Other significant facility operating expenses include the cost of medical and pharmacy supplies, food, utilities, insurance and taxes. Harborside’s general and administrative expenses include costs associated with its regional and corporate operations.

Nine Months Ended September 30, 2006 Compared to Nine Months Ended September 30, 2005

Total Net Revenues. Total net revenues increased by $67.8 million, or 18.8%, from $360.1 million in the first nine months of 2005 to $427.9 million in the first nine months of 2006. The increase in total net revenues was primarily the result of increased revenues at nine facilities located in Kentucky (the “2005 Kentucky Facilities”) purchased by Harborside on July 1, 2005 and higher revenues at Harborside’s “same store” facilities. Additionally, Harborside purchased two skilled nursing facilities in Connecticut (the “2006 Connecticut Facilities”) on August 1, 2006 and began managing a third Connecticut skilled nursing facility as of that date. Approximately $33.8 million, or 49.9%, of the increase in total net revenues from 2005 to 2006 resulted from the operation of the 2005 Kentucky Facilities for all nine months of 2006 versus only three months during the 2005 period. Approximately $6.4 million, or 9.4%, of the increase in total net revenues from 2005 to 2006 resulted from the operation of the 2006 Connecticut Facilities during the 2006 period. For Harborside’s “same store” facilities, net patient service revenues, excluding ancillary service revenues, increased by $25.3 million, or 37.4% of the increase in total net revenues from 2005 to 2006, as the result of higher overall occupancy rates, higher

Proposed acquisition of Harborside

Medicare occupancy and increased payor rates. The average occupancy rate for Harborside’s “same store” facilities increased from 89.8% during the first nine months of 2005 to 91.4% during the first nine months of 2006. The average Medicare Part A daily census at “same store” facilities increased from 1,013 patients per day during the nine months ended September 30, 2005 to 1,053 patients per day during the nine months ended September 30, 2006. Average net patient service revenues, excluding ancillary services, per patient day at Harborside’s “same store” facilities increased from approximately $207 per patient day in the first nine months of 2005 to approximately $220 per patient day in the first nine months of 2006, or 6.3%. Harborside’s “same store” average Medicare Part A per diem rate increased from approximately $372 per Medicare patient day in the first nine months of 2005 to approximately $394 per Medicare patient day in the first nine months of 2006, while Harborside’s “same store” average per diem Medicaid rate increased from approximately $164 per Medicaid patient day in the first nine months of 2005 to approximately $172 per Medicaid patient day in the first nine months of 2006. Harborside’s “same store” Medicare Part B rehabilitative therapy revenues decreased by $1.4 million, from $7.6 million in the first nine months of 2005 to $6.2 million in the first nine months of 2006. Finally, Harborside’s acquisition of 75% of a home health business on May 1, 2006 increased revenues for the nine months ended September 30, 2006 by approximately $2.6 million over the prior year period.

Harborside’s mix of non-Medicaid revenues was 50.8% for the nine months ended September 30, 2005 as compared to 52.2% for the nine months ended September 30, 2006.

Facility Operating Expenses. Facility operating expenses increased by $49.9 million, or 16.6%, from $300.3 million in the first nine months of 2005 to $350.2 million in the first nine months of 2006. Approximately $26.4 million, or 52.9%, of the increase in facility operating expenses resulted from the operation of the 2005 Kentucky Facilities for all nine months of 2006 versus only three months during the nine month period ended September 30, 2005. Approximately $5.7 million, or 11.4%, of the increase in facility operating expenses from 2005 to 2006 resulted from the operation of the 2006 Connecticut Facilities. Also, Harborside’s acquisition of 75% of a home health business on May 1, 2006 increased facility operating expenses for the nine months ended September 30, 2006 by $2.1 million over the prior year period. Most of the remaining increase in facility operating expenses from 2005 to 2006, $15.7 million, or 31.5%, was due to higher costs at Harborside’s “same store” facilities. “Same store” facilities’ wages, excluding therapy services, increased by $5.2 million for the nine months ended September 30, 2006 over the prior year period. This increase was driven by both an increase in the average “same store” wage rate as well as additional labor hours associated with the higher overall occupancy rate. Costs associated with providing therapy services at the “same store” facilities increased by $2.7 million for the nine months ended September 30, 2006 over the prior year period. This increase was driven by both an increase in the average “same store” therapy wage rate as well as additional therapy labor hours associated with the higher Medicare census. Other significant increases in “same store” expenses for the nine months ended September 30, 2005 as compared to the nine months ended September 30, 2006 were supplies ($2.2 million) and provider taxes ($3.0 million).

General and Administrative. General and administrative expenses increased by $2.4 million, from $17.2 million in the first nine months of 2005 to $19.6 million in the first nine months of 2006. As a percentage of total net revenues, general and administrative expenses decreased from 4.8% in 2005 to 4.6% in 2006. This decrease was the result of Harborside’s ability to limit the increase in these expenses as it purchased additional facilities in 2005 and 2006.

Management Fees. Management fee expense was $0.4 million during the first nine months of 2005 and the first nine months of 2006. These fees are paid to Investcorp International Inc., an affiliate of Investcorp, S.A., in return for management advisory and consulting services.

Proposed acquisition of Harborside

Merger Costs. Effective October 19, 2006, Harborside entered into a merger agreement whereby Sun will acquire all of the outstanding stock of Harborside. During the nine months ended September 30, 2006, and in connection with the process that led to this agreement, Harborside incurred $2.4 million of various professional fees and administrative costs.

Depreciation and Amortization. Depreciation and amortization expense increased from $10.6 million in the first nine months of 2005 to $13.0 million in the first nine months of 2006 as the result of the purchase of additional facilities and capital improvements to existing facilities.

Facility Rent. Facility rent expense increased by $1.0 million from $20.4 million in the first nine months of 2005 to $21.4 million in the first nine months of 2006. The operation of the 2005 Kentucky Facilities for the first nine months of 2006 versus only three months during the nine month period ended September 30, 2005 caused rent expense to increase by $1.5 million. Five of the 2005 Kentucky facilities are leased. The purchase of two previously leased facilities (in July 2005 and November 2005) caused a reduction in rent of $1.0 million from the nine months ended September 30, 2005 to the nine months ended September 30, 2006. Most of the remaining increase in rent expense ($0.5 million) was associated with normal annual rent increases at Harborside’s other leased facilities.

Interest Expense, net. Interest expense, net, increased from $5.9 million in the first nine months of 2005 to $9.8 million in the first nine months of 2006, an increase of $3.9 million. This increase was primarily the result of the operation of the 2005 Kentucky Facilities for all nine months of 2006 versus only three months during the nine month period ended September 30, 2005. Four of the 2005 Kentucky facilities were financed by borrowings under Harborside’s credit agreement. Interest expense associated with the credit agreement increased by $3.3 million from the nine months ended September 30, 2005 to the nine months ended September 30, 2006. Additionally, the purchase of two previously leased facilities (in July 2005 and November 2005) financed outside the credit agreement resulted in an increase in interest expense of $0.8 million for the nine months ended September 30, 2006 as compared to the year earlier period.

Income Tax Expense. Income tax expense was $0.4 million for the first nine months of 2005 versus $2.1 million for the first nine months of 2006.

Net Income. Harborside’s net income increased by $4.2 million, from $4.7 million during the first nine months of 2005 to $8.9 million during the first nine months of 2006.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Total Net Revenues. Total net revenues increased by $48.3 million, or 10.8%, from $447.4 million in 2004 to $495.7 million in 2005. The increase in total net revenues was primarily the result of revenues at the 2005 Kentucky Facilities purchased by Harborside on July 1, 2005 and higher revenues at Harborside’s “same store” facilities. Approximately $29.3 million, or 60.7%, of the increase in total net revenues from 2004 to 2005 resulted from the operation of the 2005 Kentucky Facilities for six months in 2005. For Harborside’s “same store” facilities, net patient service revenues, excluding ancillary service revenues, increased by $18.8 million, or 39% of the increase in total net revenues from 2004 to 2005, as the result of higher overall occupancy rates, higher Medicare occupancy and increased payor rates. The average occupancy rate at Harborside’s “same store” facilities increased from 89.5% during 2004 to 89.9% during 2005. The average Medicare Part A daily census at “same store” facilities increased from 955 patients per day during 2004 to 999 patients per day during 2005. Average net patient service revenues, excluding ancillary services, per patient day at Harborside’s “same store” facilities increased

Proposed acquisition of Harborside

from approximately $200 per patient day in 2004 to approximately $209 per patient day in 2005, or 4.5%. Harborside’s “same store” average Medicare Part A per diem rate increased from approximately $368 per Medicare patient day in 2004 to approximately $375 per Medicare patient day in 2005, while Harborside’s “same store” average per diem Medicaid rate increased from approximately $159 per Medicaid patient day in 2004 to approximately $167 per Medicaid patient day in 2005. Harborside’s “same store” Medicare Part B rehabilitative therapy revenues decreased by $0.9 million, from $10.8 million in 2004 to $9.9 million in 2005.

Harborside’s mix of non-Medicaid revenues was 50.2% for 2004 as compared to 50.3% for 2005.

Facility Operating Expenses. Facility operating expenses increased by $37.8 million, or 10.1%, from $374.5 million in 2004 to $412.3 million in 2005. Approximately $24.0 million, or 63.4%, of the increase in facility operating expenses resulted from the operation of the 2005 Kentucky Facilities for six months in 2005. Most of the remaining increase in facility operating expenses from 2004 to 2005, $13.8 million, or 36.6%, was due to higher costs at Harborside’s “same store” facilities. “Same store” facilities wages, excluding therapy services, increased by $5.5 million from 2004 to 2005. This increase was driven by both an increase in the average “same store” wage rate as well as additional labor hours associated with higher overall occupancy. Harborside experienced an underlying wage rate increase of approximately 3% per year. As the result of a successful management initiative, the costs associated with the use of temporary nurse agency personnel at “same store” facilities declined by $4.1 million from 2004 to 2005. These nurse agency personnel are more costly than Harborside’s employees; however, their use is sometimes necessary to maintain appropriate staffing levels in Harborside’s facilities when the facilities cannot recruit or retain sufficient employees. Costs associated with providing therapy services at the “same store” facilities increased by $1.0 million from 2004 to 2005. This increase was driven by both an increase in the average “same store” therapy wage rate as well as additional therapy labor hours associated with the higher Medicare census. The wage rates underlying these therapy services are increased at an annual rate of approximately 4.0%. Other significant increases in “same store” expenses for 2004 as compared to 2005 were benefits ($1.0 million) associated with the higher wages, purchased services ($4.5 million) primarily related to the outsourcing of laundry and housekeeping services at certain facilities ($1.3 million), greater use of consulting services ($0.6 million) and costs associated with threatened labor actions at certain facilities ($1.3 million), and provider taxes ($3.8 million).

General and Administrative. General and administrative expenses increased by $1.6 million, from $21.6 million in 2004 to $23.2 million in 2005. As a percentage of total net revenues, general and administrative expenses decreased from 4.8% in 2004 to 4.7% in 2005. This decrease was the result of Harborside’s ability to limit the increase in these expenses after it acquired the 2005 Kentucky Facilities in July 2006.

Management Fees. Management fee expense for 2005 was $0.5 million. These fees were paid to Investcorp International Inc., an affiliate of Investcorp, S.A., in return for management advisory and consulting services. There was no management fee charged in 2004.

Depreciation and Amortization. Depreciation and amortization expense increased from $12.3 million in 2004 to $14.7 million in 2005 as the result of the purchase of additional facilities and capital improvements to existing facilities.

Facility Rent. Facility rent expense decreased by $2.8 million from $30.3 million in 2004 to $27.5 million in 2005. Effective November 30, 2004, Harborside acquired five facilities in New Hampshire (the

Proposed acquisition of Harborside

“New Hampshire Facilities”) that it had operated under leases since January 1995. This transaction was financed with borrowings under Harborside’s credit agreement and served to decrease rent expense by $1.8 million from 2004 to 2005. The landlord of these facilities also sold eight other facilities, which Harborside had leased since January 1995, to a real estate investment trust, and on November 30, 2004 Harborside entered into new operating lease agreements for these eight facilities with the new landlord. The new leases reduced rent expense by $1.8 million from 2004 to 2005. The operation of the 2005 Kentucky Facilities for six months of 2005 caused rent expense to increase by $1.5 million from 2004 to 2005. Five of the 2005 Kentucky facilities are leased from a real estate investment trust. The purchase of two previously leased facilities (in July 2005 and November 2005) caused a reduction in rent of $1.1 million from 2004 to 2005. Most of the remaining increase in rent expense ($0.4 million) was associated with normal annual rent increases at Harborside’s other leased facilities.

Litigation costs. On February 18, 2005, a jury awarded damages of $2.5 million to a plaintiff, a former vendor of Harborside, who had filed suit on February 7, 2001 in the Eastern District Court of Pennsylvania. The full amount of the judgment was accrued by Harborside during the year ended December 31, 2004 and was paid by Harborside in 2005.

Gain on early retirement of debt, net. In October 2004, Harborside retired all of its outstanding subordinated debt. In connection with this activity, the carrying amounts of the subordinated debt and the related long-term accrued interest were eliminated. Harborside incurred various professional and administrative expenses in connection with the retirement of this debt and recorded a “Gain on Early Extinguishment of Debt” of $94.4 million, net of expenses, during 2004.

Interest Expense, net. Interest expense, net, decreased from $8.9 million in 2004 to $8.8 million in 2005. Underlying this small change in expense was the following activity: (a) a $3.1 million decrease resulting from the retirement of the subordinated debt, (b) a $4.6 million increase resulting primarily from increased borrowings under Harborside’s credit agreement and associated with the purchase of the New Hampshire Facilities near the end of 2004, the refinancing of three debt instruments in 2004 and the purchase of four of the 2005 Kentucky Facilities in 2005 and (c) a $1.7 million decrease resulting from the 2004 repayment of three debt instruments that were refinanced using borrowings under Harborside’s credit agreement.

Income Tax Expense. Income tax expense was $0.5 million in 2004 and 2005.

Net Income. Harborside’s net income decreased from $90.9 million in 2004 to $8.2 million in 2005. This decrease was primarily because of the gain on early extinguishment of debt recorded in 2004.

Liquidity and Capital Resources

Harborside’s primary cash needs are to fund the purchase of additional facilities and to fund capital expenditures, working capital, debt service and general corporate purposes. Harborside has historically financed these requirements primarily through a combination of internally generated cash flow, mortgage financing and operating leases, in addition to funds borrowed under its credit agreement (or predecessor arrangements) which it has periodically upsized. Harborside’s existing leased facilities are leased from either the owner of the facilities or from a real estate investment trust that purchased the facilities from the owner. Harborside’s existing facility leases generally require it to make monthly lease payments and pay all property operating costs. Harborside generally negotiates leases that provide for extensions beyond the initial lease term and an option to purchase the leased facility. In some cases, the option to purchase the leased facility is at a price based on the fair market value of the facility at the time the option is exercised. In other cases, the lease for the facility sets forth a fixed purchase option price which

Proposed acquisition of Harborside

Harborside believes is equal to the fair market value of the facility at the inception date of such lease, thus allowing Harborside to realize the value appreciation of the facility while maintaining financial flexibility.

In 2004, Harborside retired all of its outstanding subordinated debt. In connection with this activity, Harborside made cash payments totaling $13.1 million to the holders of the subordinated debt and the carrying amounts of the subordinated debt and the related long-term accrued interest were eliminated. Harborside incurred various professional and administrative expenses in connection with the extinguishment of this debt and recorded a “Gain on Early Extinguishment of Debt” of $94.4 million net of expenses. On October 6, 2004, Harborside entered into its existing credit agreement which replaced a predecessor instrument (the “Secured Credit Facility”). Using borrowings under the Secured Credit Facility, Harborside had refinanced one piece of debt with a payoff of $1.5 million earlier in 2004. On October 6, 2004, Harborside also refinanced two debt instruments totaling $23.9 million at payoff using borrowings under the credit agreement, and on November 30, 2004, Harborside also borrowed approximately $36.0 million under the credit agreement to finance the acquisition of the New Hampshire Facilities.

On June 30, 2005, Harborside borrowed approximately $29.4 million under Harborside’s credit agreement to acquire four of the 2005 Kentucky Facilities. On that date, Harborside also entered into operating leases for five of the 2005 Kentucky Facilities. Harborside received a lease inducement payment of $1.8 million in connection with this transaction. In 2005, Harborside also purchased two previously leased facilities financed through the assumption of a total of $12.6 million of HUD insured mortgages and a note payable to a seller in the amount of $5.5 million.

Effective April 28, 2006, Harborside amended its credit agreement to increase availability from $210 million to $310 million in anticipation of funding requirements associated with the purchase of additional facilities. As part of this amendment, the interest rate was fixed at a rate of LIBOR plus 2.75% and the maturity date of the credit agreement was extended to April 27, 2009. Additionally, borrowings under the credit agreement had been available using a predetermined advance rate (5.66) multiplied by the operating income (as defined) of the facilities mortgaged under the credit agreement plus eligible accounts receivable. The amendment increased the 5.66 advance rate to 6.0 and made additional funds available through an advance rate (2.5) multiplied by the reminder of Harborside’s operating income (as defined). Harborside borrowed $2.9 million under its credit agreement to finance the costs associated with this amendment.

On May 1, 2006 Harborside acquired 75% of the equity interests of a home health company for $2.7 million. In connection with this acquisition, Harborside repaid $2.8 million of the home health company’s then outstanding debt. Harborside borrowed $5.6 million under its credit agreement to fund these payments. Effective August 1, 2006, Harborside purchased two of the three 2006 Connecticut Facilities for a purchase price of $18.9 million. Harborside borrowed approximately $20.0 million under Harborside’s credit agreement to finance the purchase price and the related closing costs. At the end of September 2006, Harborside also borrowed $10.0 million under its credit agreement to offset an expected temporary delay in collection of receivables due from the Medicare program, as the federal government announced it would delay processing of these payments for two weeks. Harborside repaid this $10.0 million in October 2006.

As of September 30, 2006, total borrowings under the credit agreement were approximately $193.8 million and consisted of borrowings under the revolving credit facility of approximately $171.0 million and $22.8 million of undrawn letters of credit. As of September 30, 2006, Harborside had approximately $53.8 million of funding available under the credit facility.

Proposed acquisition of Harborside

Harborside’s operating activities during the first nine months of 2005 provided net cash of $24.5 million as compared to providing net cash of $17.9 million during the first nine months of 2006. The 2006 decline in cash flows from operations was the result of the net effect of changes in Harborside’s accounts receivable, prepaid expenses, employee compensation and benefits, and workers’ compensation claims reserve which more than offset the higher net income and higher levels of non-cash expenses (including depreciation and amortization) in the nine months ended September 30, 2006.

Net cash used by investing activities was $54.4 million during the first nine months of 2005 as compared to $35.3 million used during the first nine months of 2006. The primary use of cash for investing purposes during the first nine months of 2005 was to fund the purchase of new facilities ($43.7 million) and additions of property and equipment associated with the maintenance of Harborside’s facilities ($12.2 million). The primary use of cash for investing purposes during the first nine months of 2006 also was to fund the purchase of new facilities ($18.9 million) and additions to property and equipment associated with the maintenance of Harborside’s facilities ($14.4 million). During the nine months ended September 30, 2005, Harborside received $1.5 million from restricted cash. During the nine months ended September 30, 2006, Harborside received $0.1 million from restricted cash.

Net cash provided by financing activities was $40.0 million during the first nine months of 2005 as compared to net cash provided by financing activities of $29.3 million during the first nine months of 2006. The financing activities during the first nine months of 2005 consisted primarily of $29.4 million of borrowings under the credit agreement, the assumption of $11.0 million of debt in connection with the purchase of a previously leased facility and the receipt of a lease inducement in the amount of $1.8 million in connection with the leasing of five of the 2005 Kentucky Facilities. During the first nine months of 2005, Harborside used $2.0 million to fund additions to deferred financing costs. The financing activities during the first nine months of 2006 consisted primarily of $36.0 million of net borrowings under the credit agreement and the repayment of $2.8 million of debt assumed in the home health acquisition. During the first nine months of 2006, Harborside used $3.6 million to fund additions to deferred financing costs.

The net increase in Harborside’s cash and cash equivalents for the first nine months of 2005 was $10.1 million as compared to an increase of $11.9 million for the first nine months of 2006.

Harborside’s operating activities during 2004 provided net cash of $18.7 million as compared to providing net cash of $29.9 million during 2005. The increase in cash flows from operations in 2005 was primarily the result of better operating results in 2005 as compared to 2004 and higher levels of non-cash expenses in 2005, including depreciation and amortization.

Net cash used by investing activities was $46.5 million during 2004 as compared to $65.6 million used during 2005. The primary use of cash for investing purposes during 2004 was to fund the purchase of previously leased facilities ($32.7 million) and additions of property and equipment associated with the maintenance of Harborside’s facilities ($11.7 million). The primary use of cash for investing purposes during 2005 was to fund the purchase of new facilities ($53.1 million) and additions to property and equipment associated with the maintenance of Harborside’s facilities ($18.8 million). During 2004, Harborside used $2.1 million to fund transfers to restricted cash. During 2005, Harborside received $5.8 million from restricted cash.

Net cash provided by financing activities was $24.3 million during 2004 as compared to net cash provided by financing activities of $42.1 million during 2005. The financing activities in 2004 consisted primarily of the repayment of $43.0 million outstanding under the Secured Credit Facility, $110.6 million of borrowings under the credit agreement, the repayment of $25.6 million of mortgages payable

Proposed acquisition of Harborside

and $13.1 million of payments in connection with the early extinguishment of debt. During 2004, Harborside used $4.6 million to fund additions to deferred financing costs. The financing activities in 2005 consisted primarily of $24.4 million of net borrowings under the credit agreement used in connection with the purchase of new facilities and the acquisition of the home health business, $12.6 million of borrowings under mortgages payable and $5.5 million of borrowings under notes payable used to acquire previously leased facilities and the receipt of a lease inducement in the amount of $1.8 million. During 2005, Harborside used $2.5 million to fund additions to deferred financing costs.

Harborside experienced a net decrease in cash and cash equivalents of $3.5 million during 2004 as opposed to a net increase in cash and cash equivalents of $6.4 million during 2005.

As of September 30, 2006, in addition to borrowings outstanding under the credit agreement, Harborside also had the following indebtedness outstanding:

A subordinated note payable in the amount of $0.8 million was issued by a partnership in which Harborside holds a 75% interest. The subordinated note payable was issued to the holder of the remaining 25% interest in the partnership and requires monthly payments of interest at the LIBOR rate plus 2.75%. Principal is due in full on March 31, 2008 but may be extended until March 31, 2013. In connection with this same partnership, there is a mortgage payable to a bank in the amount of $4.1 million. The mortgage requires monthly payments of principal and interest, with interest at the LIBOR rate plus 2.75%, annual principal payments of $0.2 million and a balloon payment on March 31, 2009.

In connection with the purchase of a previously leased facility, there is a HUD insured mortgage payable in the amount of $5.4 million and a note payable to the seller in the amount of $5.5 million. The HUD loan matures in July 2042, although it can be prepaid as of August 1, 2007 with thirty days notice, and bears interest at an annual rate of 6.67%. The note payable to the seller has a maturity date of August 31, 2007 and bears interest at LIBOR plus 2.25%.

In connection with the purchase of a previously leased facility, there is a HUD insured mortgage payable in the amount of $7.2 million. The HUD loan matures in February 2043 and bears interest at an annual rate of 5.85%.

Effective October 1, 2006, Harborside purchased eleven facilities in Kentucky. The total purchase price for these eleven facilities was $49.1 million. The acquisition was financed using borrowings under Harborside’s credit agreement. In connection with the purchase of two Connecticut facilities on August 1, 2006, Harborside purchased a third Connecticut facility on November 1, 2006 for $7.0 million. This acquisition was also financed using borrowings under Harborside’s credit agreement.

Harborside expects that its capital expenditures for 2006 for the maintenance of its facilities will aggregate not more than $19.0 million.

On April, 18, 2006, Harborside exercised a purchase option to acquire, at fair market value, four Massachusetts facilities currently leased from a real estate investment trust (the “REIT”). The aggregate annual rent for these four facilities is currently $2.2 million. Harborside is currently working with the REIT, in accordance with the purchase option, to have the four facilities appraised to determine their fair market value. Harborside believes the fair market value will be approximately $15.0 million. The purchase would become effective at the termination of the existing lease on July 31, 2007 and would be financed through borrowings under the credit agreement. On October 18, 2006, Harborside exercised options to purchase five Connecticut facilities, currently leased by Harborside, for an aggregate gross purchase price of $70.0 million. The gross purchase price will be reduced by the collection of a $7.5 million note receivable from the seller currently held by Harborside. The aggregate annual rent for

Proposed acquisition of Harborside

these five facilities is approximately $7.7 million. Harborside expects to fund this purchase through its credit agreement and the assumption of debt. Harborside expects to complete this purchase in the first quarter of 2007.

On November 13, 2006, Harborside received a notice from OHIMA, Inc. (“OHIMA”), the Lessor, in connection with the Master Lease between OHIMA and Massachusetts Holdings I, LLC, a subsidiary of Harborside, as Lessee. The notice stated OHIMA’s intent to exercise its right to cause the base rent payable under the Master Lease covering four Massachusetts facilities to reset in accordance with the terms of the lease. The notice serves to trigger a thirty day negotiation period during which time OHIMA and Harborside will attempt to negotiate a revised base rent. Should the parties be unsuccessful in negotiating a revised base rent, the appraisal methodology described in the Master Lease will be employed. OHIMA has initially proposed revising annual base rent from $2.1 million to $3.0 million effective as of December 1, 2006. Harborside believes a lesser revised base rent is appropriate and the parties have initiated a discussion of their respective positions.

Future minimum rent commitments under Harborside’s non-cancelable operating leases as of December 31, 2005 were as follows:

2006	$28,201,000
2007	26,795,000
2008	18,262,000
2009	17,556,000
2010	17,493,000
Thereafter	117,845,000

$226,152,000

Management

EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth certain information and ages as of September 30, 2006 regarding each of our executive officers and directors.

Name	Age	Position with the Company
Richard K. Matros	52	Chairman of the Board and Chief Executive Officer
L. Bryan Shaul	62	Executive Vice President and Chief Financial Officer
William A. Mathies	46	President and Chief Operating Officer, SunBridge Healthcare Corporation and SHG Services, Inc.
Michael Newman	57	Executive Vice President and General Counsel
Chauncey J. Hunker, Ph.D.	55	Senior Vice President and Chief Compliance and Risk Officer
Heidi J. Fisher	49	Senior Vice President of Human Resources
Tracy A. Gregg	52	President, SunDance Rehabilitation Corporation
Richard Peranton	57	President of CareerStaff Unlimited, Inc.
Gregory S. Anderson	50	Director
Tony M. Astorga	50	Director
Christian K. Bement	64	Director
Michael J. Foster	53	Director
Barbara B. Kennelly	70	Director
Steven M. Looney	57	Director
Keith W. Pennell	39	Director
Milton J. Walters	64	Director

Richard K. Matros has been our Chairman of the Board and Chief Executive Officer since November 2001. Mr. Matros served as Chief Executive Officer and President of Bright Now! Dental from 1998 to 2000. He served Regency Health Services, Inc., a publicly held long-term care operator, as Chief Executive Officer from 1995 to 1997, as President and a director from 1994 to 1997, and as Chief Operating Officer from 1994 to 1995. He served Care Enterprises, Inc. as Chief Executive Officer during 1994, as President, Chief Operating Officer and a director from 1991 to 1994, and as Executive Vice President—Operations from 1988 to 1991. Mr. Matros currently serves on the board of directors of Bright Now! Dental and as Vice Chairman of Alliance for Quality Nursing Home Care, Inc.

L. Bryan Shaul has been our Executive Vice President and the Chief Financial Officer since February 2005. From 2001 to February 2005, Mr. Shaul was the Executive Vice President and Chief Financial Officer of Res-Care, Inc., a publicly owned provider of services to persons with developmental disabilities and special needs. From 1999 to 2001, he served at Humana Inc., a health insurance company, most recently as Vice President—Finance and Controller and prior to that as Vice President of Mergers and Acquisitions. From 1997 to 1999, Mr. Shaul was Chief Financial Officer of Primary Health, Inc., a physician practice management and HMO company. From 1994 to 1996, he was the Senior Vice President and Chief Financial Officer of RightCHOICE Managed Care, Inc. From 1971 to 1993, he held various positions with Coopers & Lybrand, most recently as the Partner-in-Charge of West Coast Insurance Practice.

William A. Mathies has been President of SunBridge since March 2002, President and Chief Operating Officer of SunBridge since January 2006, and President and Chief Operating Officer of SHG Services, Inc., our ancillary services holding company, since January 2006. From 1995 to March 2002, Mr. Mathies served as Executive Vice President of Beverly Enterprises, Inc., a long-term care company.

Management

Most recently, he was the Executive Vice President of Innovation/Services for Beverly. He previously served Beverly as President of Beverly Health and Rehabilitation Services (the long-term care subsidiary of Beverly), from 1995 to 2000, and various other operational positions from 1981 to 1995. Mr. Mathies serves as a director of MyInnerview, Inc.

Michael Newman has been our Executive Vice President and General Counsel since May 2005. From 1983 to 2005, he was a partner with the law firm of O’Melveny & Myers LLP.

Chauncey J. Hunker, Ph.D. has been our Chief Compliance and Risk Officer since September 2006 and our Chief Compliance Officer since 2000. From 1996 to 2000, Dr. Hunker served as Vice President of Continuous Quality Improvement of SunDance. From 1995 to 1996, he was a Clinical Director of SunDance and from 1992 to 1995 he was a Regional Vice President of Learning Services—Midwestern Regional Facility in Madison, Wisconsin. Dr. Hunker has also served as Adjunct Assistant Professor, Department of Neurology at the University of Wisconsin Medical School since 1989.

Heidi J. Fisher has been our Senior Vice President of Human Resources since February 2002. From 1998 to 2002, Ms. Fisher was Vice President Human Resources of Bright Now! Dental, a dental practice management company. From 1997 to 1998, she was Corporate Director of Human Resources at Covenant Care, Inc. a long-term care company. From 1994 to 1997, Ms. Fisher was with Regency Health Services, Inc., a long-term care company, most recently with the title Senior Director of Human Resources. From 1987 to 1994, Ms. Fisher was Senior Manager of Human Resources with Volt Delta Resources, Inc.

Tracy A. Gregg has been President of SunDance since 2000. From 1987 to 1999, Ms. Gregg was employed by NovaCare, Inc in various capacities, most recently as Senior Vice President of Operations of the Long-Term Care Division. Ms. Gregg has over 30 years of experience in the long-term care industry. From 2000 to present, Ms. Gregg served on the National Association for Support of Long Term Care Board of Governors and from 2002 to present, she was the Chair of the National Association for Support of Long Term Care Medical Services Committee and a subcommittee member of American Health Care Association Clinical Practice. Ms. Gregg has resigned her position with SunDance, but has agreed to remain as President of SunDance for an interim period, during which time we expect to appoint a successor.

Richard L. Peranton has been President of CareerStaff Unlimited, Inc., our medical staffing subsidiary, since November 2004. From 2001 to November 2004, Mr. Peranton was the President and Chief Executive Officer of EMSI, Inc. a leading medical information services provider related to risk management services. From 1994 to 2001, he was the President and Chief Executive Officer of Nursefinders, Inc., one of the nation’s largest providers of temporary staffing services. From 1981 to 1994, he served in various capacities, most recently as President—Southern Division, with Olsten Kimberly Quality Care, a provider of supplemental health care staffing.

Gregory S. Anderson has served as a member of our board of directors since November 2001. Mr. Anderson has served as President and Chief Executive Officer of Bank of Arizona, NA since 2003. He served as President and Chief Executive Officer of Glendora Holdings, LLC, an operator of long-term care facilities and medical imaging centers, from 2002 to 2004. He served as President and Chief Executive Officer of Quality Care Solutions, Inc., a publicly held provider of software and services for the healthcare industry, from 1998 to 2002. Prior to 1998 Mr. Anderson was in the venture capital business. From 1993 to 1998 he was President of Anderson & Wells Co., the venture capital manager of

Sundance Venture Partners and El Dorado Investment Co. Mr. Anderson currently serves on the board

Management

of directors of Hawaiian Airlines, Inc., a publicly held airline (which commenced bankruptcy proceedings in March 2003), Miracor Diagnostics, Inc., a publicly held operator of diagnostic imaging centers, and Bank of Arizona, NA.

Tony M. Astorga has served as a member of our board of directors since May 2004. He has served as the Senior Vice President and Chief Financial Officer of Blue Cross and Blue Shield of Arizona, a health insurance company, since 1988. From 1976 to 1987 he was a partner in the firm of Astorga, Maurseth & Co., P.C., a certified public accounting firm. Mr. Astorga previously served on the board of directors of Regency Health Services, Inc., a publicly held long-term care operator and currently serves on the board of directors of the Boy Scouts of America-Grand Canyon Council, Phoenix Art Museum and Valley of the Sun United Way.

Christian K. Bement has served as a member of our board of directors since May 2004. He has served as the President and Chief Executive Officer of Earl Scheib, Inc., a publicly held chain of auto paint shops, since 1999. From 1995 to 1998, he served as Executive Vice President and Chief Operating Officer of Earl Scheib, Inc. He previously served on the board of directors and as an officer of Thrifty Corporation, an operator of drug stores and sporting goods stores, as Executive Vice President from 1990 to 1994 and as Senior Vice President of Industrial Relations from 1985 to 1990. Mr. Bement has served on the board of directors of Earl Scheib, Inc. since 1997, and is one of the founders and has served on the board of directors of the 1st Century Bank located in Century City, California since 2004.

Michael J. Foster has served as a member of our board of directors since December 2005. Mr. Foster is a managing director of RFE Management Corp. of New Canaan, Connecticut, where he has been employed since 1989. RFE Management Corp. is the investment manager for RFE Investment Partners V, L.P., RFE VI SBIC, L.P. and other private equity investment funds. Mr. Foster is a director of several privately held portfolio companies of RFE Investment Partners V, L.P., RFE VI SBIC, L.P., and the other investment funds managed by RFE Management Corp.

Barbara B. Kennelly has served as a member of our board of directors since August 2005. She has served as President and Chief Executive Officer of the National Committee to Preserve Social Security and Medicare since 2002. Mrs. Kennelly served as a lobbyist within the federal policy practice group of the law firm of Baker & Hostetler LLP from 2000 to 2001, and served as Counselor to the Commissioner at the Social Security Administration from 1999 to 2000. Mrs. Kennelly served as a Representative from the State of Connecticut in the United States Congress from 1982 to 1999, during which time she was (i) the first woman elected to serve as the Vice Chair of the House Democratic Caucus, (ii) the first woman to serve on the House Committee on Intelligence and to chair one of its subcommittees, (iii) the first woman to serve as Chief Majority Whip, (iv) the third woman in history to serve on the Ways and Means Committee, and (v) the ranking member of the Subcommittee on Social Security during the 105th Congress. Prior to her election to Congress, Mrs. Kennelly was Secretary of the State of Connecticut and a member of the Hartford Court of Common Council. She serves on numerous Boards and Commissions and was appointed by the House Minority Leader to the Policy Committee for the 2005 White House Conference on Aging.

Steven M. Looney has served as a member of our board of directors since May 2004. He has served as the Managing Director of Peale Davies & Company Inc., a mergers and acquisitions and strategic advisory boutique, since February 2005. He was the Chief Financial Officer of Pinkerton Computer Consultants Inc., an information technology firm, from 2000 to January 2005. Mr. Looney has served as a Director of WH Industries Inc., a precision metal parts manufacturing company, since 1992 and as Chief Financial Officer of that firm from 1992 through 1999. From 1990 to 1997, he served as a director of Computers at Work Ltd, a hand-held computer consulting firm. Mr. Looney is a Director of Family Home Health Services Inc., WH Industries, Inc. and APW Ltd.

Management

Keith W. Pennell has served as a member of our board of directors since December 2005. Mr. Pennell is a Managing Director of DFW Management Corp. of Teaneck, New Jersey, where he has been employed since 1998. DFW Management Corp. is the investment manager for DFW Capital Partners, L.P. and other affiliated investment partnerships, of which Mr. Pennell is also a General Partner. Mr. Pennell serves as a director of several privately held portfolio companies of DFW Capital Partners, L.P., and other affiliated funds of DFW Management Corp. From 1992 to 1998, Mr. Pennell served as a Vice President and Partner with First Atlantic Capital, Ltd., a New York-based leveraged buyout and private equity investment firm.

Milton J. Walters has served as a member of our board of directors since November 2001. Mr. Walters has served with investment banking companies for over 30 years, including: Tri-River Capital since 1999 and from 1988 to 1997, as President; Prudential Securities from 1997 to 1999, most recently as Managing Director; Smith Barney from 1984 to 1988, most recently as Senior Vice President and Managing Director; Warburg Paribas Becker from 1965 to 1984, most recently as Managing Director. He currently serves on the board of directors of Decision One Corporation, Fredericks of Hollywood and Stoneleigh Partners Acquisitions Corp.

Principal stockholders

The following table sets forth certain information regarding the beneficial ownership of our common stock on September 30, 2006:

➢	each of our directors and certain of our executive officers;

➢	all of our directors and executive officers as a group; and

➢	each person known by us to own more than 5% of our common stock.

Except as otherwise indicated below, the address of the stockholders listed below is 18831 Von Karman, Suite 400, Irvine, California 92612.

			Percent Beneficially Owned(1)
Name of Beneficial Owner	Shares Beneficially Owned(1)		Before Offering	After Offering
Directors and Certain Executive Officers
Gregory S. Anderson	20,411	(2)	*	*
Tony M. Astorga	10,411	(3)	*	*
Christian K. Bement	12,411	(4)	*	*
Michael J. Foster	5,930,772	(5)	18.9%	14.3%
Barbara B. Kennelly	4,536	(6)	*	*
Steven M. Looney	10,411	(3)	*	*
Keith W. Pennell	2,120,318	(7)	6.8%	5.1%
Milton J. Walters	25,411	(8)	*	*
Richard K. Matros	454,053	(9)	1.4%	1.1%
L. Bryan Shaul	97,319	(10)	*	*
William A. Mathies	207,001	(11)	*	*
Michael Newman	18,319	(12)	*	*
Chauncey J. Hunker	40,655	(13)	*	*
Richard Peranton	16,588	(14)	*	*
All directors and executive officers as a group (17 persons, including those named above)	9,060,517	(15)	28.4%	21.5%

5% Stockholders
RFE Investment Partners V, L.P. RFE VI SBIC, L.P. 36 Grove Street New Canaan, CT 06840	5,927,907	(16)	18.9%	14.3%
DFW Capital Partners, L.P. Glenpointe Centre East, 5th Floor 300 Frank W. Burr Blvd. Teaneck, NJ 07666	2,117,453	(17)	6.7%	5.1%

*	Less than 1.0%

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”) and generally includes voting or investment power with respect to securities. Options exercisable within 60 days of September 30, 2006 are deemed to be currently exercisable. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned. The restricted stock units that remain subject to a risk of forfeiture have not been issued and, therefore, the holders have no voting or investment discretion over such shares.

Principal stockholders

(2)	Consists of (i) 1,816 shares held without restriction, (ii) 10,346 shares that could be purchased pursuant to stock options and (iii) 8,249 restricted stock units that remain subject to a risk of forfeiture.

(3)	Consists of (i) 1,816 shares held without restriction, (ii) 5,346 shares that could be purchased pursuant to stock options and (iii) 3,249 restricted stock units that remain subject to a risk of forfeiture.

(4)	Consists of (i) 3,816 shares held without restriction, (ii) 5,346 shares that could be purchased pursuant to stock options and (iii) 3,249 restricted stock units subject to a risk of forfeiture.

(5)	Consists of (i) 5,927,907 shares held by RFE Investment Partners V, L.P. and RFE VI SBIC, L.P., of which RFE Management Corp. is the investment manager, of which Mr. Foster is a Managing Director, and (ii) 2,865 restricted stock units that remain subject to a risk of forfeiture.

(6)	Consists of (i) 716 shares held without restriction, (ii) 1,671 shares that could be purchased pursuant to stock options, and (iii) 2,149 restricted stock units that remain subject to risk of forfeiture.

(7)	Consists of (i) 2,117,453 shares held by DFW Capital Partners, L.P., of which DFW Management Corp. of Teaneck, New Jersey is the investment manager, of which Mr. Pennell is the Managing Director, and (ii) 2,865 restricted stock units that remain subject to a risk of forfeiture.

(8)	Consists of (i) 6,816 shares held without restriction, (ii) 10,346 shares that could be purchased pursuant to stock options and (iii) 8,249 restricted stock units that remain subject to a risk of forfeiture.

(9)	Consists of (i) 200,136 shares without restriction, (ii) 208,168 shares that could be purchased pursuant to stock options, and (iii) 10,227 restricted shares and 35,522 restricted stock units that remain subject to a risk of forfeiture.

(10)	Consists of (i) 7,735 shares without restriction, (ii) 66,381 shares that could be purchased pursuant to stock options, and (iii) 23,203 restricted stock units that remain subject to risk of forfeiture.

(11)	Consists of (i) 35,925 shares held by the Mathies Family Trust, (ii) 120,361 shares that could be purchased pursuant to stock options and (iii) 6,818 restricted shares and 43,897 restricted stock units that remain subject to a risk of forfeiture.

(12)	Consists of (i) 3,735 shares held without restriction, (ii) 6,381 shares that could be purchased pursuant to stock options, and (iii) 8,203 restricted stock units that remain subject to risk of forfeiture.

(13)	Consists of (i) 5,003 shares held without restriction, (ii) 29,714 shares that could be purchased pursuant to stock options, and (iii) 1,534 restricted shares and 4,404 restricted stock units that remain subject to risk of forfeiture.

(14)	Consists of (i) 2,469 shares held without restriction, (ii) 9,715 shares that could be purchased pursuant to stock options, and (iii) 4,404 restricted stock units that remain subject to risk of forfeiture.

(15)	Consists of (i) 259,142 shares held without restriction, (ii) 536,049 shares that could be purchased pursuant to stock options, (iii) 21,476 restricted shares and 162,565 restricted stock units that remain subject to risk of forfeiture, (iv) 35,925 shares held by the Mathies Family Trust, (v) 5,927,907 shares held by RFE Investment Partners V, L.P. and RFE VI SBIC, L.P., of which RFE Management Corp. is the investment manager, of which Mr. Foster is a Managing Director, and (vi) 2,117,453 shares held by DFW Capital Partners, L.P., of which DFW Management Corp. is the investment manager, of which Mr. Pennell is the Managing Director.

(16)	RFE Management Corp. is the investment manager of RFE Investment Partners V, L.P. and RFE VI SBIC, L.P. Michael J. Foster is a Managing Director of RFE Management Corp.

(17)	DFW Management Corp. is the investment manager of DFW Capital Partners, L.P. Keith W. Pennell is the Managing Director of DFW Management Corp.

Principal stockholders

Until December 9, 2008, the third anniversary of the closing of the acquisition of Peak, neither RFE nor DFW may sell or otherwise transfer shares of our common stock acquired in the acquisition of Peak that exceeds its respective Pro Rata Limit (as defined below). Each of RFE and DFW also has agreed that it will not knowingly sell or otherwise transfer shares of our common stock acquired in the acquisition of Peak constituting 2.0% or more of the total shares of our common stock then outstanding to any one person or group. These restrictions will lapse upon the occurrence of an “Early Release Event” (as defined below).

A “Pro Rata Limit” is defined as an amount equal to a number of shares equal to (i) 4% of the total number of outstanding shares of our common stock multiplied by (ii) the percentage obtained by dividing the total number of shares of our common stock acquired in the acquisition of Peak then held by RFE or DFW, as the case may be, by the total number of shares of our common stock acquired in the acquisition of Peak then held by RFE and DFW, taken as a whole.

An “Early Release Event” is defined as the earliest to occur of:

➢	a Change of Control of us (as defined);

➢	the early termination or waiver or amendment of the agreements with our senior executive officers not to sell or otherwise transfer any of their shares of our common stock as described below;

➢	the failure to elect a nominee of RFE or DFW to our board of directors as described above under “Risk factors—Risks Relating to Investing in Our Stock—As a result of our acquisition of Peak, certain of Peak’s former stockholders may have substantial influence over us” (if RFE or DFW, as the case may be, has the right to designate a director nominee and has exercised such right) unless such failure is cured within 20 business days after written notice to us of such failure from either RFE or DFW, as applicable;

➢	in the event of certain bankruptcy proceedings; or

➢	a material breach by us of any of our covenants contained in the stockholders agreement or in the registration rights agreement executed by us with the stockholders of Peak unless such breach is capable of being, and is, cured within 20 business days after written notice to us of such breach.

Each of RFE and DFW has implemented Rule 10b5-1 plans that will commence after the 30-day lock-up period described under “Underwriting—No Sale of Similar Securities.” The Rule 10b5-1 plan for RFE provides for the sale of up to 2,531,435 shares of our common stock at prices specified in the Rule 10b5-1 plan, subject to a maximum number of shares in any three-month period equal to the lesser of 600,000 shares and the maximum number of shares that can be sold under the limitations described above. The Rule 10b5-1 plan for DFW provides for the sale of up to 1,000,000 shares of our common stock at prices specified in the Rule 10b5-1 plan, subject to a maximum number of shares in any three-month period equal to the lesser of 500,000 shares and the maximum number of shares that can be sold under the limitations described above.

Shares eligible for future sale

Upon completion of this offering, we will have 41,381,195 shares of common stock outstanding based on shares outstanding as of September 30, 2006. Of these shares, 29,669,636 shares will be freely transferable without restriction under the Securities Act, unless they are held by our “affiliates” as that term is used under the Securities Act and the regulations promulgated thereunder.

The remaining 11,711,559 shares were sold by us in reliance on exemptions from the registration requirements of the Securities Act and are restricted securities within the meaning of Rule 144 under the Securities Act. In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, including an affiliate, who has beneficially owned restricted shares for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding shares of common stock, approximately 413,811 shares immediately after this offering, or the average weekly trading volume in the common stock during the four calendar weeks preceding such sale, subject to the filing of a Form 144 with respect to such sale and certain other limitations and restrictions. In addition, a person who is not deemed to have been an affiliate of our company at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above.

Certain of our executive officers, directors and stockholders have agreed not to sell shares of our common stock for a period of 90 days (or 30 days in the case of RFE and DFW) after the date of this prospectus supplement. See “Underwriting—No Sales of Similar Securities”. Each of RFE and DFW has implemented Rule 10b5-1 plans that will commence after the 30-day lock-up period described under “Underwriting—No Sale of Similar Securities”. The Rule 10b5-1 plan for RFE provides for the sale of up to 2,531,435 shares of our common stock at prices specified in the Rule 10b5-1 plan, subject to a maximum number of shares in any three-month period equal to the lesser of 600,000 shares and the maximum number of shares that can be sold under the limitations described under “Principal stockholders”. The Rule 10b5-1 plan for DFW provides for the sale of up to 1,000,000 shares of our common stock at prices specified in the Rule 10b5-1 plan, subject to a maximum number of shares in any three-month period equal to the lesser of 500,000 shares and the maximum number of shares that can be sold under the limitations described under “Principal stockholders”.

In connection with private placements of our common stock and warrants to purchase common stock to investors in 2004, we entered into registration rights agreements with the investors. Pursuant to those registration rights agreements, we filed registration statements under the Securities Act to register the resale of an aggregate of 7,203,129 shares of the common stock and the common stock to be issued upon the exercise of the warrants issued to the investors in the private placements. These registration statements have become effective and up to an aggregate of 2,839,669 of those shares had not been sold as of September 30, 2006.

We have filed registration statements on Form S-8 under the Securities Act to register shares of common stock reserved for issuance under our 2004 Equity Incentive Plan and our 2002 Non-employee Director Equity Incentive Plan, thus permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act. Such registration statements became effective immediately upon filing.

Finally, in connection with our acquisition of Peak, we have an effective registration statement under the Securities Act registering the resale of the 8,871,890 shares of our common stock issued to the stockholders of Peak in that acquisition. RFE and DFW have agreed to certain limitations on their ability to sell our shares as described above under “Principal stockholders”.

Certain material U.S. federal tax considerations for non-U.S. holders

The following is a general summary of certain material U.S. federal income and estate tax considerations with respect to your acquisition, ownership and disposition of common stock issued in this offering if you are a Non-U.S. Holder. A “Non-U.S. Holder” is a beneficial owner of common stock that is not a “United States person” for U.S. federal income tax purposes. A “United States person” is any of the following:

➢	an individual who is a citizen or resident of the United States;

➢	a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States or any political subdivision of the United States;

➢	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

➢	a trust, (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) if it has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

The tax treatment of a partner in a partnership generally will depend on the status of the partner and the activities of the partnership. This summary does not discuss the treatment of partnerships and partners in a partnership. If you are a partnership or a partner in a partnership that is considering the purchase of common stock, you should consult your tax advisor regarding the particular tax consequences to you.

This summary does not address all of the U.S. federal income tax considerations that may be relevant to you in light of your particular circumstances. This discussion is limited to Non-U.S. Holders that purchase our common stock issued pursuant to this offering and hold such common stock as a capital asset. This discussion does not address all U.S. federal income tax considerations that may be relevant to a particular holder in light of that holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including, without limitation, U.S. expatriates or other holders with a current or former relationship with the United States, partnerships and their partners, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax-qualified retirement plans, persons subject to the alternative minimum tax, and persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment. In addition, this summary does not discuss the tax consequences that may be relevant to the shareholders, beneficiaries or other beneficial owners of any holder. This summary also does not discuss any aspects of state, local or non-U.S. taxation.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), all as in effect as of the date of this offering. These authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. No ruling from the IRS has been or will be sought with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership or disposition of our common stock by a Non-U.S. Holder, or that any such contrary position would not be sustained by a court.

Certain material U.S. federal tax considerations for non-U.S. holders

We urge prospective investors to consult their own tax advisors regarding the U.S. federal, state, local, and non-U.S. income and other tax considerations of acquiring, holding and disposing of shares of our common stock.

Dividends

As discussed under “Dividend Policy” above, we do not currently expect to pay dividends. In the event that distributions are paid on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If the amount of a distribution exceeds current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of your tax basis in our common stock, and thereafter will be treated as capital gain. See “—Sale or other disposition of our common stock”. Any dividends we pay to you, as a Non-U.S. Holder, generally will be subject to U.S. withholding tax at a rate of 30% (unless a lower rate is prescribed by an applicable tax treaty) on the gross amount of the dividends unless the dividends are effectively connected with your conduct of a trade or business in the United States (or, if a tax treaty applies, attributable to a U.S. permanent establishment you maintain in the United States) and you provide a properly completed and duly executed IRS Form W-8ECI (or appropriate substitute form).

In order for tax to be withheld at a reduced rate under a tax treaty, you will be required to certify under penalty of perjury your entitlement to benefits under the treaty, generally by providing a properly completed and duly executed IRS Form W-8BEN (or appropriate substitute form).

Dividends effectively connected with a U.S. trade or business (or, if a tax treaty applies, attributable to a U.S. permanent establishment you maintain in the United States) generally will be subject to U.S. federal income tax on a net income basis, generally in the same manner as if you were a United States person. In addition, if you are a corporation for U.S. federal income tax purposes, a “branch profits tax” may be imposed at a 30% rate (or a lower rate under an applicable tax treaty) with respect to dividends you receive that are effectively connected with your conduct of a trade or business in the United States.

We urge prospective investors to consult their tax advisors regarding the application and effect of any applicable tax treaties.

Sale or other disposition of our common stock

As a Non-U.S. Holder, you generally will not be subject to U.S. federal income tax, including any withholding thereof, on any gain realized upon the sale or other disposition of your shares of the common stock unless:

➢	you are an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met, in which event the gain (less certain U.S. sourced capital losses) generally will be subject to tax at a 30% rate (or a lower rate under an applicable tax treaty);

➢	the gain is effectively connected with your conduct of a trade or business within the United States (or, if a tax treaty applies, is attributable to a U.S. permanent establishment you maintain in the United States); or

➢	we are or have been a “United States real property holding corporation,” or a USRPHC, for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the sale or other disposition and the period during which you held our common stock (the shorter period referred to as the “lookback period”); provided that if our common stock is regularly traded on an established securities market, this rule generally will not cause any gain to be taxable unless you owned more than 5% of our common stock at any time during the lookback period.

Certain material U.S. federal tax considerations for non-U.S. holders

Unless an applicable tax treaty provides otherwise, gain described in the second or third bullet point above will be subject to U.S. federal income tax on a net income basis generally in the same manner as if you were a United States person. In addition, if you are a corporation for U.S. federal income tax purposes, a “branch profits tax” may be imposed at a 30% rate (or a lower rate under an applicable tax treaty) with respect to any gain that is effectively connected with your conduct of a trade or business in the United States.

We do not believe that we have been or are a USRPHC and do not expect to become a USRPHC in the future. However, we could become a USRPHC as a result of future changes in assets or operations. If we were or became a USRPHC, in addition to possibly being subject to U.S. federal income tax with respect to gain realized on the disposition of our common stock as described above, a person purchasing our common stock from you generally would be required to withhold 10% of the purchase price. Any amounts so withheld would be creditable against your U.S. federal income tax liability and could entitle you to a refund upon furnishing required information to the IRS.

We urge prospective investors to consult their own tax advisors regarding the application and effect of any applicable tax treaties and of the rules applicable to dispositions of U.S. real property interests, including stock of USRPHCs.

Federal estate tax

Unless an applicable estate tax or other treaty provides otherwise, common stock actually or beneficially held by an individual who is a Non-U.S. Holder at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, and, therefore, may be subject to U.S. federal estate tax.

Information reporting and backup withholding

The amount of dividends on our common stock paid to each Non-U.S. Holder and the amount of any tax withheld with respect to those dividends may be required to be reported to the IRS. These information reporting requirements apply even if no withholding was required because the dividends were effectively connected with the holder’s conduct of a U.S. trade or business, or withholding was reduced or eliminated by an applicable tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding, however, generally will not apply to payments of dividends to a Non-U.S. Holder of our common stock provided the Non-U.S. Holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or W-8ECI.

Payments of the proceeds from a disposition by a Non-U.S. Holder of our common stock made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) will apply to those payments if the broker has certain connections with the United States, unless the broker has documentary evidence that the beneficial owner is a Non-U.S. Holder and specified conditions are met, or an exemption is otherwise established.

Payment of the proceeds from a disposition by a Non-U.S. Holder of our common stock made by or through the U.S. office of a broker generally will be subject to information reporting and backup withholding unless the non-U.S. holder certifies as to its Non-U.S. Holder status under penalties of perjury, such as by providing a valid IRS Form W-8BEN or W-8ECI, or otherwise establishes an exemption from information reporting and backup withholding.

Certain material U.S. federal tax considerations for non-U.S. holders

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

The foregoing discussion of U.S. federal income and estate tax considerations is not tax advice. Accordingly, each prospective Non-U.S. Holder of our common stock should consult that holder’s own tax adviser with respect to the federal, state, local and non-U.S. tax consequences of the acquisition, ownership and disposition of our common stock.

Underwriting

We are offering the shares of our common stock described in this prospectus supplement through the underwriters named below. UBS Securities LLC is the representative of the underwriters and UBS Securities LLC is the sole book-running manager for this offering. We have entered into an underwriting agreement with the representative. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase the number of shares of our common stock listed next to its name in the following table:

Underwriters	Number of shares
UBS Securities LLC	5,500,000
CIBC World Markets Corp.	2,000,000
Credit Suisse Securities (USA) LLC	1,500,000
Jefferies & Company, Inc.	1,000,000

Total	10,000,000

The underwriting agreement provides that the underwriters must buy all of the shares if they buy any of them. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

Our common stock is offered subject to a number of conditions, including:

➢	receipt and acceptance of our common stock by the underwriters; and

➢	the underwriters’ right to reject orders in whole or in part.

In connection with this offering, certain of the underwriters or securities dealers may distribute this prospectus supplement and the accompanying prospectus electronically.

OVER-ALLOTMENT OPTION

We have granted the underwriters an option to buy up to 1,500,000 additional shares of our common stock. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriters have 30 days from the date of this prospectus supplement to exercise this option. If the underwriters exercise this option, they will each purchase additional shares approximately in proportion to the amounts specified in the table above.

COMMISSIONS AND DISCOUNTS

Shares sold by the underwriters to the public will initially be offered at the offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.39 per share from the public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to other brokers or dealers at a discount of up to $0.10 per share from the public offering price. If all the shares are not sold at the public offering price, the representative may change the offering price and the other selling terms. Sales of shares made outside the United States may be made by affiliates of the underwriters.

Underwriting

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 1,500,000 shares.

	No exercise	Full exercise
Per share	$0.664	$0.664
Total	$6,637,500	$7,633,125

We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions, will be approximately $1.0 million.

In compliance with NASD guidelines, the maximum commission or discount to be received by any NASD member or dependent broker-dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus supplement and the accompanying prospectus.

NO SALES OF SIMILAR SECURITIES

We and certain of our executive officers, directors and stockholders have entered into lock-up agreements with the underwriters. Under these lock-up agreements, we and each of these persons may not, without the prior written approval of UBS Securities LLC, subject to limited exceptions, offer, sell, contract to sell or otherwise dispose of or hedge our common stock or any securities convertible into or exercisable or exchangeable for our common stock. These restrictions will be in effect for a period of 90 days (or 30 days in the case of RFE and DFW) after the date of this prospectus supplement. The 90-day (or in the case of RFE and DFW, 30-day) lock-up period may be extended under certain circumstances where we announce or pre-announce earnings or material news or a material event within approximately 18 days prior to, or approximately 16 days after, the termination of the 90-day period (or in the case of RFE and DFW, 30-day period). These lock-up agreements are subject to certain exceptions, including (1) such person’s rights to transfer their common shares as a bona fide gift or to a trust for the benefit of an immediate family member or to an affiliate, provided that such donee or transferee agrees in writing to be bound by the terms of the lock-up agreement, and in connection with the exercise of options, and (2) our right to issue our common shares in connection with acquisitions, subject to certain conditions and provided that such issuances are conditioned upon agreement of the recipients to be bound by the terms of the lock-up agreement. At any time and without public notice, UBS Securities LLC may, in its sole discretion, release all or some of the securities from these lock-up agreements.

INDEMNIFICATION

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriters and their controlling persons may be required to make in respect of those liabilities.

NASDAQ GLOBAL MARKET QUOTATION

Our common stock is quoted on The Nasdaq Global Market under the symbol “SUNH”.

Underwriting

PRICE STABILIZATION, SHORT POSITIONS AND PASSIVE MARKET MAKING

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

➢	stabilizing transactions;

➢	short sales;

➢	purchases to cover positions created by short sales;

➢	imposition of penalty bids;

➢	syndicate covering transactions; and

➢	passive market making.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which they may purchase shares through the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions on The Nasdaq Global Market, in the over-the-counter market or otherwise.

In addition, in connection with this offering, certain of the underwriters (and selling group members) may engage in passive market making transactions in our common stock on The Nasdaq Global Market prior to the pricing and completion of this offering. Passive market making consists of displaying bids on The Nasdaq Global Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

Underwriting

AFFILIATIONS

Certain of the underwriters and their affiliates have provided and may provide from time to time certain commercial banking, financial advisory and investment banking services for us for which they receive fees. In order to obtain the financing in connection with the proposed acquisition of Harborside, we entered into the Commitment Letter with Credit Suisse Securities (USA) LLC, CIBC World Markets Corp., UBS Securities LLC and Jefferies & Company, Inc. or their affiliates.

The underwriters and their affiliates may, from time to time, engage in transactions with us and perform services for us in the ordinary course of their business.

Notice to investors

European economic area

With respect to each Member State of the European Economic Area which has implemented Prospectus Directive 2003/71/EC, including any applicable implementing measures, from and including the date on which the Prospectus Directive is implemented in that Member State, the offering of our common stock in this offering is only being made: (a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; (b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or (c) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

United Kingdom

Shares of our common stock may not be offered or sold and will not be offered or sold to any persons in the United Kingdom other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses and in compliance with all applicable provisions of the FSMA with respect to anything done in relation to shares of our common stock in, from or otherwise involving the United Kingdom. In addition, any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of shares of our common stock may only be communicated or caused to be communicated or will only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to the Company. Without limitation to the other restrictions referred to herein, this offering circular is directed only at (1) persons outside the United Kingdom, (2) persons having professional experience in matters relating to investments who fall within the definition of “investment professionals” in Article 19(5) of the Financial Services and Markets act 2000 (Financial Promotion) Order 2005; or (3) high net worth bodies corporate, unincorporated associations and partnerships and trustees of high value trusts as described in Article 49(2) of the Financial Services and Markets act 2000 (Financial Promotion) Order 2005. Without limitation to the other restrictions referred to herein, any investment or investment activity to which this offering circular relates is available only to, and will be engaged in only with, such persons, and persons within the United Kingdom who receive this communication (other than persons who fall within (2) or (3) above) should not rely or act upon this communication.

Switzerland

Shares of our common stock may be offered in Switzerland only on the basis of a non-public offering. This prospectus does not constitute an issuance prospectus according to articles 652a or 1156 of the Swiss Federal Code of Obligations or a listing prospectus according to article 32 of the Listing Rules of the Swiss exchange. The shares of our common stock may not be offered or distributed on a professional basis in or from Switzerland and neither this prospectus nor any other offering material relating to shares of our common stock may be publicly issued in connection with any such offer or distribution. The shares have not been and will not be approved by any Swiss regulatory authority. In particular, the shares are not and will not be registered with or supervised by the Swiss Federal Banking Commission, and investors may not claim protection under the Swiss Investment Fund Act.

Where you can find more information

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus supplement. This prospectus supplement does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information about us and the securities, we refer you to the registration statement and to the exhibits and schedules filed with it. Statements contained in this prospectus supplement as to the contents of any contract or other documents referred to are not necessarily complete. We refer you to those copies of contracts or other documents that have been filed as exhibits to the registration statement, and statements relating to such documents are qualified in all aspects by such reference. Without limiting the foregoing, the unaudited pro forma consolidated financial statements included in this prospectus supplement expressly intend to supersede the unaudited pro forma consolidated financial statements included in our current report on Form 8-K filed on December 5, 2006.

We file reports with the SEC on a regular basis that contain financial information and results of operations. You may read and copy any document that we file with the SEC at the SEC’s Public Reference Room at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. The SEC also maintains a website site at www.sec.gov that contains reports, proxy statements, information statements and other information filed electronically with the SEC. You may also obtain information about us at our website at http://www.sunh.com. However, the information on our website does not constitute a part of this prospectus.

Incorporation of certain information by reference

We have incorporated by reference the filings (File No. 0-49663) listed below. This information is considered a part of this prospectus supplement. These documents are as follows:

➢	our annual report on Form 10-K for our fiscal year ended December 31, 2005;

➢	our quarterly reports on Form 10-Q for our quarters ended March 31, June 30, and September 30, 2006;

➢	our current reports on Form 8-K filed on March 2, March 31, June 13, June 30, October 16, October 25 and December 5, 2006 (two current reports); and

➢	the description of our common stock contained in our registration statement on Form 8-A, filed on March 6, 2002.

In addition, all documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the termination of this offering of the shares of common stock shall be deemed incorporated by reference into this prospectus supplement and to be a part of this prospectus supplement from the respective dates of filing such documents. Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus supplement.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement has been delivered, upon the written or oral request of such person, a copy of any or all of the documents which have been incorporated in this prospectus supplement by reference. Requests for such copies should be directed to our Secretary at Sun Healthcare Group, Inc., 18831 Von Karman, Suite 400, Irvine, California 92612, telephone number (949) 255-7100.

Incorporation of certain information by reference

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement shall be deemed modified, superseded or replaced for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus supplement modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus supplement.

Legal matters

The validity of the common stock in this offering will be passed upon for us by O’Melveny & Myers LLP, Los Angeles, California. The underwriters have been represented in this offering by Cravath, Swaine & Moore LLP, New York, New York.

Experts

The consolidated financial statements of Sun Healthcare Group, Inc. included herein and incorporated by reference from Sun Healthcare Group, Inc.’s Current Report (Form 8-K) dated December 4, 2006 (including the schedule appearing therein), and Sun Healthcare Group, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 incorporated by reference from Sun Healthcare Group, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2005 (which did not include an evaluation of the internal control over financial reporting of Peak Medical Corporation), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, which as to the report on internal control over financial reporting contains an explanatory paragraph describing the above referenced exclusion of Peak Medical Corporation from the scope of management’s assessment and such firm’s audit of internal control over financial reporting, included herein and incorporated herein by reference. Such consolidated financial statements and management’s assessment are, and audited financial statements and management’s assessments of the effectiveness of internal control over financial reporting to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and management’s assessments (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Harborside Healthcare Corporation at December 31, 2004 and 2005 and for each of the three years ended December 31, 2005 incorporated by reference in this prospectus supplement have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as set forth in their report thereon appearing in the Form 8-K, dated December 5, 2006, of Sun Healthcare Group, Inc. incorporated by reference in this prospectus supplement, and are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

Report of Ernst & Young LLP, Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Sun Healthcare Group, Inc.

We have audited the accompanying consolidated balance sheets of Sun Healthcare Group, Inc. as of December 31, 2005 and 2004 and the related consolidated statements of operations, stockholders’ deficit and cash flows for each of the three years in the period ended December 31, 2005. Our audits also included the financial statement schedule. These consolidated financial statements and schedule are the responsibility of management of Sun Healthcare Group, Inc. (the “Company”). Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sun Healthcare Group, Inc. at December 31, 2005 and 2004 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Sun Healthcare Group, Inc.’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 6, 2006 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Dallas, Texas

March 6, 2006,

except as to Notes 3, 7, 9, 11 and 16, as to which the date is

November 30, 2006

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$16,641	$19,834
Restricted cash	25,142	26,649
Accounts receivable, net of allowance for doubtful accounts of $29,384 and $40,293 at December 31, 2005 and 2004, respectively	123,639	95,829
Other receivables, net of allowance of $2,909 and $5,591 at December 31, 2005 and 2004, respectively	2,429	2,616
Inventories, net	5,055	3,514
Prepaid expenses	6,414	3,232
Assets held for sale	1,897	4,736

Total current assets	181,217	156,410
Property and equipment, net of accumulated depreciation and amortization of $75,999 at December 31, 2005 and $28,965 at December 31, 2004	187,734	105,852
Intangible assets, net of accumulated amortization of $8,262 at December 31, 2005 and $6,006 at December 31, 2004	19,335	10,299
Goodwill	81,265	405
Restricted cash, non-current	35,517	34,111
Other assets, net	7,238	6,076

Total assets	$512,306	$313,153

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Continued)

(in thousands, except share data)

	December 31, 2005	December 31, 2004
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$45,115	$36,163
Accrued compensation and benefits	42,393	35,481
Accrued self-insurance obligations, current	37,238	40,236
Income taxes payable	10,493	9,752
Other accrued liabilities	41,908	47,897
Current portion of long-term debt:
Company obligations	21,237	16,363
Clipper partnerships	34,415	1,113
Capital leases, current	11,204	—

Total current liabilities	244,003	187,005
Accrued self-insurance obligations, net of current	109,953	130,686
Long-term debt, net of current:
Company obligations	115,094	39,803
Clipper partnerships	15,829	49,903
Unfavorable lease obligations, net of accumulated amortization of $11,166 and $9,395 at December 31, 2005 and 2004, respectively	11,454	13,985
Deferred income taxes – net of current	2,412
Other long-term liabilities	16,456	15,151

Total liabilities	515,201	436,533
Commitments and contingencies
Stockholders’ deficit:
Preferred stock of $.01 par value, authorized 10,000,000 shares, zero shares were issued and outstanding as of December 31, 2005 and 2004	—	—
Common stock of $.01 par value, authorized 50,000,000 shares, 31,143,728 shares issued and 31,133,546 shares outstanding as of December 31, 2005 and 15,325,477 shares issued and outstanding as of December 31, 2004	311	153
Additional paid-in capital	428,771	334,158
Accumulated deficit	(431,498)	(456,259)

	(2,416)	(121,948)
Less:
Unearned compensation	(388)	(1,432)
Common stock held in treasury, at cost, 10,182 shares as of December 31, 2005	(91)	—

Total stockholders’ deficit	(2,895)	(123,380)

Total liabilities and stockholders’ deficit	$512,306	$313,153

See accompanying notes.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	For the Year Ended December 31, 2005	For the Year Ended December 31, 2004	For the Year Ended December 31, 2003
Total net revenues	$821,331	$756,588	$722,905
Costs and expenses:
Operating salaries and benefits	484,684	440,795	436,924
Self-insurance for workers’ compensation and general and professional liability insurance	28,445	23,264	30,481
Operating administrative expenses	23,747	21,731	19,194
Other operating costs	172,552	160,701	143,171
Facility rent expense	39,087	37,255	37,071
General and administrative expenses	47,193	44,103	43,395
Depreciation and amortization	8,975	8,616	6,652
Provision for losses on accounts receivable	3,774	4,806	9,110
Interest, net	12,039	8,818	16,890
Loss on asset impairment	361	1,028	2,774
Restructuring costs, net	121	1,972	14,678
Loss on lease termination	—	150	—
Loss (gain) on sale of assets, net	384	1,494	(4,179)
Loss (gain) on extinguishment of debt, net	408	(3,394)	—

Total costs and expenses	821,770	751,339	756,161

(Loss) income before income taxes and discontinued operations	(439)	5,249	(33,256)
Income tax (benefit) expense	(786)	(1,158)	665

Income (loss) from continuing operations	347	6,407	(33,921)

Discontinued operations:
Income (loss) from discontinued operations	15,525	(19,713)	(21,374)
Gain (loss) on disposal of discontinued operations, net of related tax expense of $650 for the year ended December 31, 2003	8,889	(5,321)	55,649

Income (loss) on discontinued operations	24,414	(25,034)	34,275

Net income (loss)	$24,761	$(18,627)	$354

Basic earnings per common and common equivalent share:
Income (loss) from continuing operations	$0.02	$0.44	$(3.38)
Income (loss) from discontinued operations, net of tax	1.53	(1.73)	3.42

Net income (loss)	$1.55	$(1.29)	$0.04

Diluted earnings per common and common equivalent share:
Income (loss) from continuing operations	$0.02	$0.44	$(3.38)
Income (loss) from discontinued operations, net of tax	1.53	(1.72)	3.42

Net income (loss)	$1.55	$(1.28)	$0.04

Weighted average number of common and common equivalent shares outstanding:
Basic	16,003	14,456	10,050
Diluted	16,019	14,548	10,050

See accompanying notes.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

(in thousands)

	For the Year Ended December 31, 2005		For the Year Ended December 31, 2004		For the Year Ended December 31, 2003
	Shares	Amount	Shares	Amount	Shares	Amount
Common stock
Issued and outstanding at beginning of period	15,325	$153	10,044	$100	9,321	$93
Retirement of common stock	(5)		—	—	—	—
Cancellation of restricted stock awards	—		(4)	—	—	—
Issuance of common stock	6,900	69	5,285	53	723	7
Issuance of common stock in connection with Peak transaction	8,924	89	—	—	—	—

Common stock issued and outstanding at end of period	31,144	311	15,325	153	10,044	100

Additional paid-in capital
Balance at beginning of period		334,158		272,889		253,375
Issuance of common stock in excess of par value		94,681		61,881		19,514
Cancellation of restricted stock awards		(58)		(57)		—
Other		(10)		(555)		—

Additional paid-in capital at end of period		428,771		334,158		272,889

Accumulated deficit
Balance at beginning of period		(456,259)		(437,632)		(437,986)
Net income (loss)		24,761		(18,627)		354

Accumulated deficit at end of period		(431,498)		(456,259)		(437,632)

Total		(2,416)		(121,948)		(164,643)

Unearned compensation
Balance at beginning of period		(1,432)		(1,755)		(2,700)
Restricted stock awards		38		(1,013)		—
Restricted stock vested		948		1,279		945
Other		58		57		—

Unearned compensation at end of period		(388)		(1,432)		(1,755)

Common stock in treasury
Balance at beginning of period	—	—	—	—	—	—
Purchase of treasury stock	10	(91)	—	—	—	—

Common stock in treasury at end of period	10	(91)	—	—	—	—

Total stockholders’ deficit		$(2,895)		$(123,380)		$(166,398)

See accompanying notes.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the Year Ended December 31, 2005	For the Year Ended December 31, 2004	For the Year Ended December 31, 2003
Cash flows from operating activities:
Net income (loss)	$24,761	$(18,627)	$354

Adjustments to reconcile net income (loss) to net cash (used for) provided by operating activities, including discontinued operations:
Loss (gain) on extinguishment of debt, net	408	(3,394)	—
Loss on lease termination	—	150	—
Depreciation	4,876	5,254	4,609
Amortization	5,101	4,356	4,787
Amortization of favorable and unfavorable lease intangibles	(1,714)	(3,265)	(8,740)
Provision for losses on accounts receivable	5,009	11,901	19,073
Loss (gain) on sale of assets, net	384	1,494	(4,179)
(Gain) loss on disposal of discontinued operations, net	(8,889)	5,321	(55,649)
Transaction costs	1,100	—	—
Loss on asset impairment	361	1,028	2,774
Restricted stock and option compensation expense	1,303	1,570	945
Other, net	1,010	2,045	899
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable, net	(6,530)	6,485	74,937
Inventories, net	12	(17)	790
Other receivables, net	(155)	558	4,261
Restricted cash	1,231	9,006	12,472
Prepaids and other assets	2,698	(1,658)	4,573
Accounts payable	3,359	(14,406)	3,656
Accrued compensation and benefits	(588)	(6,230)	(24,141)
Accrued self-insurance obligations	(32,552)	(26,213)	11,985
Income taxes payable	794	1,436	1,120
Other accrued liabilities	(9,887)	(4,687)	(18,084)
Other long-term liabilities	(405)	2,151	467
Minority interest	—	—	(120)

Net cash (used for) provided by operating activities before reorganization costs	(8,313)	(25,742)	36,789
Net cash paid for reorganization costs	—	(499)	(10,225)

Net cash (used for) provided by operating activities	(8,313)	(26,241)	26,564

Cash flows from investing activities:
Capital expenditures, net	(17,416)	(12,890)	(16,564)
Proceeds from sale of assets held for sale	10,742	1,857	83,616
Acquisitions	(17,816)	(700)	—
Repayment of long-term notes receivable	237	147	839

Net cash (used for) provided by investing activities	(24,253)	(11,586)	67,891

Cash flows from financing activities:
Net repayments under Revolving Loan Agreement	(233)	(12,491)	(84,274)
Long-term debt borrowings	11,000	—	—
Long-term debt repayments	(19,495)	(6,727)	(5,620)
Net proceeds from issuance of common stock	38,428	52,266	—
Distribution of partnership equity	(327)	(961)	—

Net cash provided by (used for) financing activities	29,373	32,087	(89,894)

Net (decrease) increase in cash and cash equivalents	(3,193)	(5,740)	4,561
Cash and cash equivalents at beginning of period	19,834	25,574	21,013

Cash and cash equivalents at end of period	$16,641	$19,834	$25,574

Supplemental disclosure of cash flow information:
Interest payments	$10,360	$9,420	$21,457

Capitalized interest	$132	$76	$77
Income taxes refunded, net	$(1,580)	$(2,595)	$(455)

See accompanying notes.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005

(1) Nature of Business

References throughout this document to the Company include Sun Healthcare Group, Inc. and our consolidated subsidiaries. In accordance with the Securities and Exchange Commission’s “Plain English” guidelines, this prospectus supplement has been written in the first person. In this document, the words “we,” “our,” “ours” and “us” refer to Sun Healthcare Group, Inc. and its direct and indirect consolidated subsidiaries and not any other person.

Business

We are a provider of long-term, subacute and related specialty healthcare in the United States. We operate through four principal business segments: (i) inpatient services, (ii) rehabilitation therapy services, (iii) medical staffing services and (iv) laboratory and radiology services. Inpatient services represent the most significant portion of our business. We operated 158 long-term care facilities, inclusive of 10 managed facilities, in 19 states as of March 1, 2006.

Comparability of Financial Information

We adopted the provisions of Statement of Financial Accounting Standard (“FASB”), Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS No. 144”) as of January 1, 2002, requiring reclassification of the results of operations of subsequent divestitures for all periods presented to discontinued operations within the Statement of Operations.

(2) Basis of Reporting and Current Operating Environment

Restructuring

In January 2003, we initiated efforts to restructure the portfolio of leases under which we operate most of our long-term care facilities. During the period January 1, 2003 to December 31, 2005, we divested 137 of our under-performing facilities by transitioning operations of those facilities to new operators.

Liquidity

For the year ended and as of December 31, 2005, our net income was $24.8 million and our working capital deficit was $66.8 million, of which $34.4 million relates to the debt on the Clipper partnerships, which is not our direct obligation and is expected to be refinanced during 2006, and $11.2 million relates to a capital lease that we intend to convert to an operating lease and for which no principal payment will be required. As of December 31, 2005, we had cash and cash equivalents of $16.6 million, $10.1 million in borrowings and $14.4 million in letters of credit outstanding under our Revolving Loan Agreement and $61.1 million of funds available for borrowing under our Revolving Loan Agreement, which expires January 31, 2009. We believe that our operating cash flows, existing cash reserves, and availability for borrowing under our Revolving Loan Agreement will provide sufficient funds for our operations, capital expenditures and regularly scheduled debt service payments at least through the next year.

Reorganization

On February 6, 2002, the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) approved our Plan of Reorganization that was filed with the Bankruptcy Court on November 7,

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

December 31, 2005

2001. On February 28, 2002, we emerged from proceedings under chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) pursuant to the terms of our Plan of Reorganization.

In connection with our emergence from bankruptcy, we reflected the terms of the Plan of Reorganization in our consolidated financial statements by adopting the fresh-start accounting provisions of SOP 90-7. Under fresh-start accounting, a new reporting entity is deemed to be created and the recorded amounts of assets and liabilities are adjusted to reflect their estimated fair values. For accounting purposes, the fresh-start adjustments have been recorded in the consolidated financial statements as of March 1, 2002.

(3) Summary of Significant Accounting Policies

(a) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include determination of third-party payor settlements, allowances for doubtful accounts and notes receivable, self-insurance obligations, goodwill and other intangible assets and loss accruals. Actual results could differ from those estimates.

(b) Principles of Consolidation

Our consolidated financial statements include the accounts of our subsidiaries in which we own more than 50% of the voting interest. Investments of companies in which we own between 20—50% of the voting interests and joint ventures were accounted for using the equity method, which records as income an ownership percentage of the reported income of the subsidiary, regardless of whether it was or was not received by the parent. Investments in companies in which we own less than 20% of the voting interests are carried at cost. All significant intersegment accounts and transactions have been eliminated in consolidation.

In accordance with FASB Interpretation No. 46, Consolidation of Variable Interest Entities (“FIN No. 46R”), we are required to consolidate certain entities when control exists through means other than ownership of voting (or similar) interests in variable interest entities commonly referred to as special purpose entities, effective for the first reporting period that ends after March 15, 2004. FIN No. 46R requires consolidation by the majority holder of expected residual gains and losses of the activities of a variable interest entity. (See “Note 10—Variable Interest Entities.”)

(c) Cash and Cash Equivalents

We consider all highly liquid, unrestricted investments with original maturities of three months or less to be cash equivalents. Cash equivalents are stated at cost, which approximates fair value.

(d) Net Revenues

Net revenues consist of long-term and subacute care revenues, rehabilitation therapy services revenues, temporary medical staffing services revenues and other ancillary services revenues. Net revenues are

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

December 31, 2005

recognized as services are provided. Revenues are recorded net of provisions for discount arrangements with commercial payors and contractual allowances with third-party payors, primarily Medicare and Medicaid. Net revenues realizable under third-party payor agreements are subject to change due to examination and retroactive adjustment. Estimated third-party payor settlements are recorded in the period the related services are rendered. The methods of making such estimates are reviewed periodically, and differences between the net amounts accrued and subsequent settlements or estimates of expected settlements are reflected in the current period results of operations. Laws and regulations governing the Medicare and Medicaid programs are extremely complex and subject to interpretation.

Revenues from Medicaid from our continuing operations accounted for 37.0%, 37.7%, and 37.2%, of our net revenue for the years ended December 31, 2005, 2004 and 2003, respectively. Revenues from Medicare from our continuing operations comprised 25.3%, 23.9% and 22.6% of our net revenues for the years ended December 31, 2005, 2004 and 2003, respectively.

(e) Accounts Receivable

Our accounts receivable relate to services provided by our various operating divisions to a variety of payors and customers. The primary payors for services provided in long-term and subacute care facilities that we operate are the Medicare program and the various state Medicaid programs. The rehabilitation therapy service operations provide services to patients in unaffiliated long-term, rehabilitation and acute care facilities. The billings for those services are submitted to the unaffiliated facilities. Many of the unaffiliated long-term care facilities receive a large majority of their revenues from the Medicare program and the state Medicaid programs.

Estimated provisions for doubtful accounts are recorded each period as an expense to the statement of operations. In evaluating the collectibility of accounts receivable, we consider a number of factors, including the age of the accounts, changes in collection patterns, the financial condition of our customers, the composition of patient accounts by payor type, the status of ongoing disputes with third-party payors and general industry conditions. Any changes in these factors or in the actual collections of accounts receivable in subsequent periods may require changes in the estimated provision for loss. Changes in these estimates are charged or credited to the results of operations in the period of change.

The allowance for uncollectible accounts related to facilities that we currently operate is computed by applying a bad debt percentage to the individual accounts receivable aging categories based on historical collections. An adjustment is then recorded each month in the results of operations to adjust the allowance based on the analysis. In addition, a retrospective collection analysis is performed within each operating company to test the adequacy of the reserve on a semi-annual basis.

The allowance for uncollectible accounts related to facilities that we have divested was based on a percentage of outstanding accounts receivable at the time of divestiture and is recorded in gain or loss on disposal of discontinued operations, net. As collections are recognized, the allowance is adjusted as appropriate. Due to favorable collections, $0.2 million and $6.5 million of the reserve was recovered in the years ended December 31, 2005 and 2004. As of December 31, 2005, accounts receivable for divested operations were fully reserved.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

December 31, 2005

(f) Inventories

As of December 31, 2005, our inventories relate to the long-term and subacute care operations and are stated at the lower of cost or market.

(g) Property and Equipment

Property and equipment are stated at the lower of carrying value or fair value. Property and equipment held under capital lease are stated at the net present value of future minimum lease payments. Major renewals or improvements are capitalized whereas ordinary maintenance and repairs are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows: buildings and improvements—five to forty years; leasehold improvements—the shorter of the estimated useful lives of the assets or the life of the lease; and equipment—three to twenty years. We capitalize interest directly related to the development and construction of new facilities as a cost of the related asset. Under SFAS No. 144, we subject our long-lived assets to an annual impairment test. (See “Note 8—Impairment of Intangible and Long-Lived Assets.”)

(h) Intangible Assets

Under Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”), we no longer amortize goodwill and intangible assets with indefinite lives. Instead, we subject them to annual impairment tests. Intangible assets with definite lives continue to be amortized over their estimated useful lives. (See “Note 8—Impairment of Intangible and Long-Lived Assets.”)

(i) Stock-Based Compensation

In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure (“SFAS No. 148”). This statement amends Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”). The provisions of SFAS No. 123 were effective for interim and annual financial statements for fiscal years ended after December 15, 2002. This statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. Also, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. We continue to apply the intrinsic value method of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB No. 25”). (See “Note 14—Capital Stock.”)

On December 16, 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123 (revised 2004), Share-Based Payment, which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. Statement 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends FASB Statement No. 95, Statement of Cash Flows. Generally, the approach in Statement 123(R) is similar to the approach described in Statement 123. However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the statement of operations based on their fair values. Pro forma disclosure is no longer an alternative.

We adopted Statement 123(R) using the modified-prospective method on January 1, 2006, in which compensation cost is recognized beginning with the effective date (a) based on the requirements of

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

December 31, 2005

Statement 123(R) for all share-based payments granted after the effective date and (b) based on the requirements of Statement 123 for all awards granted to employees prior to the effective date of Statement 123(R) that remain unvested on the effective date. Based on the estimated value of current unvested stock options, we expect wages and related expenses to increase $0.9 million for the year ending December 31, 2006, beginning January 1, 2006.

(j) Net Income (Loss) Per Share

Basic net income (loss) per share is based upon the weighted average number of common shares outstanding during the period. The weighted average number of common shares for the year ended December 31, 2005 includes all the common shares that are presently outstanding, common shares to be issued once the prepetition claims are finalized, and the common shares issued as common stock awards and exclude non-vested restricted stock. (See “Note 14—Capital Stock.”)

The diluted calculation of income (loss) per common share includes the dilutive effect of warrants, stock options and non-vested restricted stock, using the treasury stock method. However, in periods of losses from continuing operations, diluted net income (loss) per common share is based upon the weighted average number of common shares outstanding.

(k) Reclassification

Certain reclassifications have been made to the prior period financial statements to conform to the 2005 financial statement presentation.

(4) Loan Agreements

On December 2, 2005, we entered into an Amended and Restated Loan and Security Agreement (the “Revolving Loan Agreement”) with CapitalSource Finance LLC, as collateral agent, and certain lenders, which amended and restated an existing revolving credit facility. The Revolving Loan Agreement, among other things, provides for up to $100 million of borrowing availability and terminates on January 31, 2009. The interest rate on borrowings equals 2.75% (which percentage is subject to adjustment after June 2, 2006 based on our fixed charge coverage ratio) plus the greater of (i) 4.31% or (ii) (a) a floating rate equal to the London Interbank Offered Rate for one month adjusted daily or (b), at our option, a rate that is fixed for a period of 30, 60 or 90 days equal to the London Interbank Offered Rate two days prior to the commencement of such period. The Revolving Loan Agreement continues to be secured by almost all of our assets (and the assets of our subsidiaries), including accounts receivable, inventory, stock of our subsidiaries and equipment, but excluding real estate.

Availability of amounts under the Revolving Loan Agreement is subject to compliance with financial covenants, including a fixed charge coverage covenant, which requires that the ratio of Operating Cash Flow (as defined in the Revolving Loan Agreement) to Fixed Charges (as defined in the Revolving Loan Agreement) equal or exceed 1.0:1.0. Our borrowing availability under the Revolving Loan Agreement is generally limited to up to eighty-five percent (85%) of the value of our accounts receivable that are deemed eligible pursuant to the Revolving Loan Agreement, plus an overadvance facility equal to an additional 15% of the value of such receivables, but not to exceed $100.0 million. Under certain circumstances, the borrowing capacity of the facility may be expanded to up to $150.0 million. The defined borrowing base as of December 31, 2005 was $85.6 million, net of specified reserves of $5.9

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

December 31, 2005

million. As of December 31, 2005, we had $10.1 million in borrowings outstanding and we had issued $14.4 million in letters of credit, leaving $61.1 million available to us for additional borrowing. The Revolving Loan Agreement contains customary events of default, such as our failure to make payment of amounts due, defaults under other agreements evidencing indebtedness, certain bankruptcy events and a change of control (as defined in the Revolving Loan Agreement). The agreement also contains customary covenants restricting, among other things, incurrence of indebtedness, liens, payment of dividends, repurchase of stock, acquisitions and dispositions, mergers and investments. We have also agreed to limit our capital expenditures to a maximum of $13.0 million in any six-month period. Failure to comply with a covenant or the occurrence of an event of default could result in the acceleration of payment obligations under the Revolving Loan Agreement.

(5) Long-Term Debt and Capital Lease Obligation

Our long-term debt and capital lease obligations consisted of the following as of the periods indicated (in thousands):

	December 31, 2005	December 31, 2004
Revolving Loan Agreement	$10,141	$—
Mortgage notes payable due at various dates through 2037, interest at
rates from 5.5% to 12.0%, collateralized by various facilities(1)(2)	158,874	91,239
Capital lease(3)	11,204	—
Industrial Revenue Bonds	6,360	6,905
Other long-term debt	11,200	9,038

Total long-term debt(1)	197,779	107,182
Less amounts due within one year	(66,856)	(17,476)

Long-term debt, net of current portion	$130,923	$89,706

(1)	Net of fair value premium of $0.4 million related to the Peak acquisition (See “Note 7—Acquisitions.”)

(2)	Includes $50.2 million and $51.0 million related to the consolidation of Clipper as of December 31, 2005 and 2004, respectively (See “Note 10—Variable Interest Entities.”)

(3)	We expect to convert the capital lease to an operating lease during 2006, and no principal payment is anticipated.

The scheduled or expected maturities of long-term debt, excluding premium, as of December 31, 2005, were as follows (in thousands):

2006	$66,856
2007	24,156
2008	23,894
2009	13,503
2010	23,672
Thereafter	45,277

$197,358

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

December 31, 2005

Included in the expected maturities of long-term debt are the following amounts related to the consolidation of Clipper (See “Note 10—Variable Interest Entities”) (in thousands): $34,415, $276, $293, $310, $328, and $14,622, respectively, for 2006, 2007, 2008, 2009, 2010 and thereafter.

(6) Property and Equipment

Property and equipment consisted of the following as of the periods indicated (in thousands):

	December 31, 2005	December 31, 2004
Land	$17,979	$10,527
Buildings and improvements	158,678	70,029
Equipment	51,471	28,850
Leasehold improvements	33,158	23,171
Construction in process	2,447	2,240

Total	263,733	134,817
Less accumulated depreciation	(75,999)	(28,965)

Property and equipment, net	$187,734	$105,852

(7) Acquisitions

In December 2005, we completed the purchase of Peak Medical Corporation, which operated or managed 56 inpatient facilities, by acquiring all of the outstanding stock of Peak in exchange for approximately nine million shares of our stock. Peak’s results of operations have been included in the consolidated financial statements since the date of acquisition.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

December 31, 2005

The following unaudited pro forma results of operations of Sun for the year ended December 31, 2005 and 2004, assume that the Peak acquisition occurred at the beginning of each of the periods presented. As a result of the Peak acquisition, we recognized a non-recurring pre-tax charge for transaction costs of $1.1 million. These unaudited pro forma results are not necessarily indicative of the actual results of operations that would have been achieved, nor are they necessarily indicative of future results of operations (in thousands, except per share data):

	For the Year Ended December 31,
	2005	2004
Revenues	$1,046,768	$985,025

Costs and expenses:
Operating costs	953,479	894,456
Facility rent	52,040	51,106
Depreciation and amortization	13,031	12,824
Interest, net	19,965	17,693
Non-operating costs	692	733

Total costs and expenses	1,039,207	976,812

Income before income taxes and discontinued operations	7,561	8,213
Income tax benefit	(786)	(1,158)

Income from continuing operations	$8,347	$9,371

Net income (loss)	$31,867	$(16,965)

Earnings per share:
Basic:
Income from continuing operations	$0.52	$0.65
Net income (loss)	$1.99	$(1.09)
Diluted:
Income from continuing operations	$0.52	$0.64
Net income (loss)	$1.99	$(1.17)

The total purchase price of the Peak acquisition is as follows (in thousands):

Fair value of 8.9 million shares of Common Stock issued	$55,538
Fair value of assumed debt obligations	95,739
Stock option costs	320
Estimated direct transaction costs	12,832

$164,429

Under the purchase method of accounting, the total purchase price as shown in the table above was allocated to Peak’s net tangible and intangible assets based upon their estimated fair values as of December 1, 2005. The excess of the purchase price over the estimated fair value of the net tangible and intangible assets is recorded as goodwill. The estimated fair value of our Common Stock issued was based on the $6.26 historic Sun average share price for the period of May 12 through May 16, 2005, which is in accordance with Emerging Issues Task Force Issue Number 99-12, “Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

December 31, 2005

Combination” (“EITF No. 99-12”). As stated in paragraph 4 in EITF No. 99-12, when the number of the acquirer’s shares or amount of other consideration is not subject to change pursuant to the existing terms of the acquisition agreement, the value of the acquirer’s marketable equity securities issued to effect a purchase business combination should be determined pursuant to the guidance in paragraph 74 of Accounting Principles Board Opinion 16 (“APB No. 16”), Business Combinations, based on the market price of the securities over a reasonable period of time before and after the terms of the acquisition are agreed to and announced. The Task Force members observed that the reasonable period of time referred to in paragraph 74 of APB No. 16 is intended to be very short, such as a few days before and after the acquisition is agreed to and announced.

The purchase price allocation for the Peak acquisition has been prepared on preliminary basis and is subject to changes as new facts and circumstances emerge. We have engaged a third-party valuation firm to complete a valuation of property and equipment. Once the valuation study is completed, we will adjust the purchase price allocation to reflect the final values along with the final determination of any favorable or unfavorable lease intangibles. In addition, we are also finalizing our insurance reserves for general and professional and workers’ compensation liabilities with our third party actuary. Changes in the purchase price allocation may impact deferred taxes and goodwill.

The preliminary fair values of assets acquired and liabilities assumed at the date of acquisition were as follows (in thousands):

Net working capital	$12,824
Property and equipment	74,561
Identifiable intangible assets	2,820
Goodwill	75,940
Other long-term assets	6,024

Total assets acquired	172,169

Debt	95,739
Other long-term liabilities	7,740

Total liabilities assumed	103,479

Net assets acquired	$68,690

We identified $2.8 million in intangible assets in connection with the Peak acquisition, of which $2.3 million represented a management contract and $0.5 million represented operating licenses. The amortization period for the management contract is six years. The $75.9 million in goodwill was assigned to the Inpatient Services segment, none of which is expected to be deductible for tax purposes. Net deferred tax assets of $19.0 million, for which a full valuation allowance was recognized, were recorded in the Peak acquisition.

In connection with the Peak acquisition, we recognized a pretax charge for transaction costs of $1.1 million in the year ended December 31, 2005 comprised of the following (in millions):

Adjustment to Peak acquired accounts receivable	$0.5
Adjustment to Peak acquired inventory	0.6

$1.1

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

December 31, 2005

The adjustment to acquired accounts receivable reflects the impact of conforming Peak’s accounting treatment regarding the estimation of the net realizable value of accounts receivable to our accounting policy. The adjustment to acquired inventory reflects the impact of conforming Peak’s per bed calculation to our per bed calculation.

Other Acquisitions

On August 29, 2005, we acquired ProCare, a temporary nurse staffing business, for a total purchase price of $8.3 million, of which $4.2 million was paid at closing and $4.1 million is payable over three years pursuant to two promissory notes. The $8.3 million acquisition cost, including $0.1 million in estimated professional fees, was allocated to the assets acquired and liabilities assumed, based on their fair values of $2.5 million to working capital and $5.9 million to intangible assets. Of the $5.9 million of acquired intangible assets, $0.1 million was assigned to trade names, an indefinite-lived intangible asset, and $3.3 million was assigned to customer contracts, which is subject to amortization. The remaining $2.5 million of acquired intangible assets represented goodwill, was assigned to the Medical Staffing segment and will be subject to annual impairment tests.

In April 2005, we acquired the operations of SingleSource Staffing and Goddard Healthcare Consulting, Inc. for a combined purchase price of $2.4 million, all of which was allocated to goodwill.

In November 2004, we acquired one home health agency for $0.7 million in cash and allocated the purchase price to goodwill and licenses of $0.4 million and $0.3 million, respectively. We acquired operations of one skilled nursing facility during the year ended December 31, 2003 by entering into a new lease agreement in March 2003.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

December 31, 2005

(8) Intangible and Long-Lived Assets

(a) Intangible Assets

The following table provides information regarding our intangible assets, which are included in the accompanying consolidated balance sheets at December 31, (in thousands):

	Gross Carrying Amount	Accumulated Amortization	Net Total
Finite-lived Intangibles:
Lease intangibles:
2005	$7,940	$4,517	$3,423
2004	5,796	3,178	2,618
Deferred financing cost:
2005	$6,518	$3,593	$2,925
2004	3,676	2,825	851
Management and customer contracts
2005	$5,634	$144	$5,490
2004	—	—	—
Indefinite-lived Intangibles:
Trademarks:
2005	$5,954	$4	$5,950
2004	5,954	—	5,954
Other intangible assets:
2005	$1,551	$4	$1,547
2004	879	3	876
Total intangible assets:
2005	$27,597	$8,262	$19,335
2004	16,305	6,006	10,299
Unfavorable lease intangibles:
2005	$22,620	$11,166	$11,454
2004	23,380	9,395	13,985

The net credit to amortization expense was a result of the amortization on unfavorable lease intangibles, which recognize a reduction in rent expense in connection with a fair market valuation performed on our facility lease agreements. The net credit recorded to amortization was as follows for the years ended December 31, (in thousands):

	2005	2004	2003
Amortization expense	$622	$1,592	$1,854
Amortization of unfavorable and favorable lease intangibles, net	(1,714)	(3,265)	(8,740)

	$(1,092)	$(1,673)	$(6,886)

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

December 31, 2005

Total estimated amortization (credit) expense for our intangible assets for the next five years is as follows (in thousands):

	Expense	Credit	Net
2006	$857	$(1,786)	$(929)
2007	924	(1,609)	(685)
2008	905	(1,488)	(583)
2009	867	(1,431)	(564)
2010	769	(1,431)	(662)

The weighted-average amortization period for lease intangibles is approximately five years at December 31, 2005.

(b) Impairment of Intangible Assets

Goodwill

Pursuant to SFAS No. 142, we performed our annual goodwill impairment analysis during the fourth quarter of 2005 for each reporting unit that constitutes a business for which discrete financial information is produced and reviewed by operating segment management and, with the exception of the long-term care facilities, provides services that are distinct from the other components of the operating segment. We determine impairment by comparing the net assets of each reporting unit to their respective fair values. We determine the estimated fair value of each reporting unit using a discounted cash flow analysis. In the event a unit’s net assets exceed its fair value, an implied fair value of goodwill must be determined by assigning the unit’s fair value to each asset and liability of the unit. The excess of the fair value of the reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill. An impairment loss is measured by the difference between the goodwill carrying value and the implied fair value. Based on the analysis performed, we recorded no goodwill impairment for the years ended December 31, 2005, 2004 or 2003.

During 2004, we determined that tax losses generated in 2004 were available to offset a liability that originated upon our emergence from bankruptcy. Accordingly, we reduced the remaining goodwill balance created through fresh-start accounting by $3.8 million (See “Note 12—Income Taxes”). We also recorded $0.4 million in goodwill through a small home health acquisition in November 2004 (See “Note 7—Acquisitions”). During 2005, we recognized $4.9 million and $75.9 million in goodwill in connection with acquisitions in our Medical Staffing and Inpatient Services segments, respectively.

Indefinite Life Intangibles

We internally prepared an impairment analysis using discounted cash flows in order to estimate the fair value of Indefinite Life Intangibles, which principally consists of trademarks. The analysis resulted in no impairment charge for the years ended December 31, 2005, 2004 and 2003.

Finite Life Intangibles

We internally prepared an impairment analysis using discounted cash flows in order to estimate the fair value of Finite Life Intangibles, which principally consists of lease intangibles, customer contracts and a

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

December 31, 2005

management contract. The analysis resulted in no impairment charge for the year ended December 31, 2005 or 2004 and an impairment charge of $0.5 million for the year ended December 31, 2003.

(c) Impairment of Long-Lived Assets

SFAS No. 144 requires impairment losses to be recognized for long-lived assets used in operations when indicators of impairment are present and the estimated undiscounted cash flows are not sufficient to recover the assets’ carrying amounts. In estimating the undiscounted cash flows for our impairment assessment, we primarily used our internally prepared budgets and forecast information including adjustments for the following items: Medicare and Medicaid funding; overhead costs; capital expenditures; and patient care liability costs. In accordance with SFAS No. 144, we assess the need for an impairment write-down when such indicators of impairment are present.

2005.    During the fourth quarter of 2005, we did not recognize any impairments.

2004.    During the fourth quarter of 2004, we recorded pretax charges totaling $1.0 million for asset impairments. The asset impairment charges consist of a write-down of property and equipment in our Inpatient Services segment for certain nursing facilities whose book value exceeded estimated fair value when tested for impairment.

2003.    During the fourth quarter of 2003, we recorded pretax charges totaling $2.3 million for asset impairments. The asset impairment charges consist of a write-down of property and equipment in our Inpatient Services segment for certain nursing facilities whose book value exceeded estimated fair value when tested for impairment.

(d) Long Lived Assets to be Disposed Of

SFAS No. 144 requires that long-lived assets to be disposed of be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. SFAS No. 144 also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. Depreciation is discontinued once an asset is classified as held for sale.

(9) Discontinued Operations and Assets Held for Sale

(a) Loss (Gain) on Sale of Assets, net

2005.    During the year ended December 31, 2005, we recorded a $0.4 million charge primarily related to the write-down of a property held for sale.

2004.    During the year ended December 31, 2004, we recorded a $1.5 million charge primarily related to the write-down of a property held for sale.

2003.    During the year ended December 31, 2003, we recorded a gain on sale of assets of $4.2 million primarily related to the sale of land and buildings previously reported in the Other Operations segment.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

December 31, 2005

(b) Discontinued Operations

In accordance with the provisions of SFAS No. 144, the results of operations of the disposed assets and the gains (losses) related to these divestitures have been classified as discontinued operations for all periods presented in the accompanying consolidated statements of operations.

Inpatient Services:    During the first quarter of 2005, we divested one skilled nursing facility in accordance with our restructuring plan. During the second quarter of 2005, we sold a skilled nursing facility for $1.0 million. The facility was held for sale with a carrying amount of $0.1 million and we recorded a net gain of $0.8 million as a deferred gain to current liabilities. Although the sale of the facility was final, we continued to operate the facility until the new owner obtained licensure on August 1, 2005, at which time the new owner took over operations of the facility and the gain was recognized.

Laboratory and Radiology Services:    On November 1, 2004, one of our subsidiaries sold its clinical laboratory and radiology operations located in California. We received $1.6 million in cash in connection with this sale, of which $0.9 million was received in the first quarter of 2005. In the fourth quarter of 2005, our mobile radiology services operations located in Arizona and Colorado were sold.

Pharmaceutical Services:    In July 2003, we sold the assets of our pharmaceutical services operations to Omnicare, Inc. for $90.0 million. Of the $90.0 million, we received cash proceeds of $75.0 million at closing while $15.0 million was not scheduled to be paid until 2005. Of the $15.0 million, $7.7 million of the hold back was received during September 2005. Payment of the remainder of the hold back is pending the completion of a net asset adjustment reconciliation satisfactory to both parties to the transaction. The reconciliation, which is not directly related to the hold back consideration, and for which provision has previously been made, is expected to be completed during the first quarter of 2006.

Home Health Services:    On August 29, 2006, we entered into an agreement to sell SunPlus Home Health Services, Inc. (“SunPlus”), for a purchase price of $19.3 million. SunPlus provides skilled home health care, non-skilled home care, as well as pharmacy services in California and Ohio. The sale is expected to close in December 2006, subject to certain closing conditions that include regulatory and other approvals. The home health services operations will be reclassified as of September 30, 2006 to assets and liabilities held for sale. Pursuant to SFAS No. 144, their net revenues and net operating income have been reclassified to discontinued operations for all periods presented.

Other Operations:    On December 31, 2004, we closed our comprehensive outpatient rehabilitation facilities in Colorado. On November 7, 2003, a majority owned subsidiary sold substantially all of its software development assets to a subsidiary of Omnicare, Inc., for approximately $5.0 million in proceeds at closing and $0.5 million in cash in December 2004.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

December 31, 2005

A summary of the discontinued operations for the periods presented is as follows (in thousands):

	For the Year Ended December 31, 2005
	Inpatient Services	Pharmaceutical Services	Laboratory/ Radiology	Home Health	Other	Total
Total net revenues	$2,599	$—	$2,477	$60,778	$—	$65,854

Pretax income (loss)	$14,686	$22	$(1,618)	$2,490	$(55)	$15,525
Gain (loss) on disposal of discontinued operations	725	7,614	674	—	(124)	8,889

Income (loss) on discontinued
operations	$15,411	$7,636	$(944)	$2,490	$(179)	$24,414

	For the Year Ended December 31, 2004
	Inpatient Services	Pharmaceutical Services	Laboratory/ Radiology	Home Health	Other	Total
Total net revenues	$14,685	$—	$16,416	$56,702	$1,904	$89,707

Pretax (loss) income	$(10,264)	$696	$(13,182)	$3,501	$(464)	$(19,713)
Gain (loss) on disposal of discontinued operations	4,967	(5,008)	(5,550)	—	270	(5,321)

(Loss) income on discontinued
operations	$(5,297)	$(4,312)	$(18,732)	$3,501	$(194)	$(25,034)

	For the Year Ended December 31, 2003
	Inpatient Services	Pharmaceutical Services	Laboratory/ Radiology	Home Health	Other	Total
Total net revenues	$465,277	$116,542	$27,495	$55,533	$3,200	$668,047

Pretax (loss) income (1)	$(28,117)	$5,595	$(1,267)	$3,775	$(1,360)	$(21,374)
Gain on disposal of discontinued operations (2)	6,210	43,937	111	—	5,391	55,649

(Loss) income on discontinued
operations	$(21,907)	$49,532	$(1,156)	$3,775	$4,031	$34,275

(1)	Net of restructuring costs of $405
(2)	Net of related tax expense of $650

(c) Assets Held for Sale

As of December 31, 2005, assets held for sale consisted of two undeveloped parcels of land valued at $1.9 million, within our consolidated financial statements in our Corporate segment, which we expect to sell during 2006.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

December 31, 2005

(10) Variable Interest Entities

In December 2003, the FASB issued a revision to Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN No. 46R”), which was originally issued in January 2003. FIN No. 46R provides guidance on the consolidation of certain entities when control exists through means other than ownership of voting (or similar) interests and was effective for public entities that have interests in variable interest entities commonly referred to as special purpose entities for the first reporting period that ends after March 15, 2004. FIN No. 46R requires consolidation by the majority holder of expected residual gains and losses of the activities of a variable interest entity (“VIE”).

We currently own less than 8% of the voting interest in three partnerships, five limited liability companies and one sole proprietorship, each of which own one facility that we operate in New Hampshire (collectively known as “Clipper”). Clipper’s objective is to achieve rental income from the leasing of skilled nursing and assisted living facilities owned by Clipper. In April 2004, we entered into an agreement with the owners of the remaining interests in those nine entities. That agreement granted us options, exercisable sequentially over a period of seven years, pursuant to which we can acquire 100% of the ownership of those nine entities for an aggregate amount of up to $10.3 million. The agreement also provides the owners the right to require us to purchase those ownership interests at the above described option prices. These put rights can be exercised for any options that have come due but which were not exercised up to that point in time, but no later than December 31, 2010. On June 30, 2005, we gave notice of our intent to exercise the second option to acquire an additional 4% interest in the nine entities for an aggregate purchase price of $0.4 million. The consummation of the second option exercise should occur on or around March 31, 2006.

We have concluded that Clipper, as identified above, meets the definition of a VIE because we have agreements with the majority owners granting us the option to acquire, and the right of the owners to put to us, 100% ownership of Clipper. We have recognized $9.7 million of the option value in other long-term liabilities in our consolidated balance sheet. The remaining $0.4 million is recorded as current in other accrued liabilities in our consolidated balance sheet. We have not recorded any minority interest associated with the 92.5% interest in which we do not own since the partnerships’ net equity was a deficit and as the primary beneficiary, we would be responsible for all of their losses. Pursuant to FIN No. 46(R), we have eliminated facility rent expense of $3.5 million for the year ended December 31, 2005, and included $50.2 million of mortgage debt of Clipper in our consolidated balance sheet as of December 31, 2005, although we own less than eight percent of the voting interest in the Clipper properties and are not directly obligated on the debt. The debt is collateralized by the fixed assets of the respective partnerships, limited liability companies and sole proprietorship that own the Clipper properties and none of our assets. Creditors do not have any general recourse against us for the mortgage debt.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

December 31, 2005

As the primary beneficiary of the VIE, we consolidated Clipper beginning in the third quarter of 2004. This change had no affect on previously reported net earnings. We applied Statement of Financial Accounting Standards No. 141, Business Combinations (“SFAS No. 141”) to consolidate Clipper. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of consolidation (in thousands):

Current assets	$3,397
Current liabilities (includes $0.9 million of current debt)	2,702
Long-term debt	50,949
Other long-term liabilities (option value)	10,658

Total liabilities assumed	64,309

Net assets	$60,912

Upon consolidation in third quarter of 2004, a $12.5 million unfavorable lease intangible related to the nine entities and recorded on our books prior to consolidation was allocated against the $60.9 million basis of property, plant and equipment, and provided a consolidation value of $48.4 million. During the fourth quarter of 2004, we refined the allocation of the fair value and recorded a $2.8 million adjustment to property, plant and equipment due to the refinancing of two mortgages and the $3.5 million write off of a note payable no longer due, leaving a remaining consolidation value of $45.6 million.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

December 31, 2005

Our consolidated assets and liabilities increased approximately $62.4 million and $65.6 million, respectively, based upon the fair value of the assets and liabilities of Clipper. Upon consolidation, we eliminated our investment in Clipper. The following provides a summary of the balance sheet impact of Clipper upon consolidation as of December 31, 2005 and 2004 (in thousands):

	December 31, 2005	December 31, 2004
Current assets:
Cash and cash equivalents	$708	$718
Other receivables	250	289
Restricted cash, current	1,021	1,461
Prepaids and other assets	131	176

Total current assets	2,110	2,644
Property and equipment, net:
Land	6,171	6,171
Land improvements	38	—
Buildings	36,335	37,173
Building improvements	2,223	2,143
Equipment	89	138
Construction-in-process	165	—

Total property and equipment, net	45,021	45,625
Favorable lease intangibles, net	9,982	11,979
Intercompany	5,240	5,358

Total assets	$62,353	$65,606

Current liabilities:
Mortgages, current	$34,415	$1,113
Other accrued liabilities	551	223

Total current liabilities	34,966	1,336
Mortgages, net of current	15,829	49,903
Other long-term liabilities	16,421	16,677

Total long-term liabilities	32,250	66,580

Total liabilities	67,216	67,916
Stockholders’ deficit:
Accumulated deficit	(4,863)	(2,310)

Total liabilities and stockholders’ deficit	$62,353	$65,606

For the year ended December 31, 2005, the consolidation of Clipper included a net loss of $2.2 million comprised of a $4.0 million charge to interest expense, a $1.2 million charge to depreciation expense, a $0.4 million loss on extinguishment of debt and $0.1 million in administrative and tax expenses, partially offset by a $3.5 million credit to rent expense. For the year ended December 31, 2004, the consolidation of Clipper included a net loss of $1.5 million comprised of a $2.2 million charge to interest expense, a $0.6 million charge to depreciation expense, a $0.4 million loss on extinguishment of debt and $0.3 million in administrative and tax expenses, partially offset by a $2.0 million credit to rent expense.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

December 31, 2005

(11) Commitments and Contingencies

(a) Lease Commitments

We lease real estate and equipment under cancelable and noncancelable agreements. Most of our operating leases have original terms from seven to twelve years and contain at least one renewal option, (which could extend the terms of the leases by five to ten years), purchase options, escalation clauses (primarily related to inflation) and provisions for payments by us of real estate taxes, insurance and maintenance costs. Leases with a fixed escalation are accounted for on a straight-line basis. Future minimum lease payments under real estate leases and equipment leases, are as follows (in thousands):

Operating Leases
2006	$66,160
2007	62,622
2008	56,940
2009	54,344
2010	50,921
Thereafter	126,991

Total minimum lease payments	$417,978

Facility rent expense for continuing operations, totaled $39.1 million, $37.3 million and $37.1 million for the years ended December 31, 2005, 2004 and 2003, respectively. Facility rent expense for discontinued operations for the years ended December 31, 2005, 2004 and 2003 was $2.0 million, $2.8 million and $42.0 million, respectively. As of March 1, 2006, we have one remaining skilled nursing facility identified for divestiture, which is under an operating lease.

Sun acquired a capital lease of $11.2 million in connection with the Peak acquisition. This amount, which is presented as a current liability, is expected to be converted to an operating lease during 2006 and no principal payment is anticipated. The net book value of the assets associated with this capital lease is $9.1 million, net of $2.6 million of accumulated amortization.

(b) Purchase Commitments

Our purchase obligations have been estimated assuming that we continue to operate the same number of facilities in future periods. The prices that we pay under our purchase commitments are subject to market risk.

We have an agreement establishing Medline Industries, Inc. (“Medline”) as the primary medical supply vendor through January 12, 2010 for all of the long-term care facilities that we operate. The agreement provides that the long-term care division shall purchase at least 90% of its medical supply products from Medline. Additionally, if we choose to terminate the agreement without cause or if Medline chooses to terminate the agreement with cause, we may be required to pay Medline liquidated damages of $2.0 million if the agreement is terminated prior to January 11, 2007.

We have an agreement establishing SYSCO Corporation (“SYSCO”) as our primary foodservice supply vendor through February 29, 2008 for all of our long-term care facilities. The agreement provides that the long-term care division shall purchase at least 80% of its foodservice supply products from SYSCO.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

December 31, 2005

We have an agreement establishing Omnicare Pharmacy Services as the primary pharmacy services vendor through December 31, 2008 for all of the long-term care facilities that we operated as of July 15, 2003.

(c) Insurance

We self-insure for certain insurable risks, including general and professional liability, workers’ compensation liability and employee health insurance liability, through the use of self-insurance or retrospective and self-funded insurance policies and other hybrid policies, which vary by the states in which we operate. There is a risk that amounts funded to our self-insurance programs may not be sufficient to respond to all claims asserted under those programs. Provisions for estimated reserves, including incurred but not reported losses, are provided in the period of the related coverage. These provisions are based on actuarial analyses, internal evaluations of the merits of individual claims, and industry loss development factors or lag analyses. The methods of making such estimates and establishing the resulting reserves are reviewed periodically and are based on historical paid claims information and nationwide nursing home trends. Any resulting adjustments are reflected in current earnings. Claims are paid over varying periods, and future payments may be different than the estimated reserves.

Prior to January 1, 2000, the maximum loss exposure with respect to the third-party insurance policies was $100,000 per claim for general and professional liability. Since January 2000, we have relied upon self-funded insurance programs for general and professional liability claims up to a base amount per claim and an aggregate per location, and have obtained excess insurance policies for claims above those amounts. The programs had the following self-insured retentions: (i) for events occurring from January 1, 2000 to December 31, 2002, $1.0 million per claim, and $3.0 million aggregate per location, (ii) for claims made in 2003, $10.0 million per claim with excess coverage above this level, and (iii) for claims made in 2004, 2005 and 2006, $10.0 million per claim with a single $5.0 million excess layer that attaches at $5.0 million of liability, available for claims made in 2004, 2005 and 2006. An independent actuarial analysis is prepared twice a year to determine the expected losses and reserves for estimated settlements for general and professional liability under the per claim retention level, including incurred but not reported losses.

The most recent actuarial analysis completed in December 2005 by our independent actuaries reflected an improvement in patient care liability cost trends for the 2002 and 2003 policy years. Based on the results of the actuarial analyses completed in June and December 2005, we reduced our reserves by $23.2 million, of which $7.7 million related to continuing operations for incidents in prior years, and $15.5 million related to discontinued operations for incidents in prior years. We have recorded reserves of $86.5 million and $104.7 million, as of December 31, 2005 and 2004, respectively. Provisions or adjustments for such risks were a credit of $2.2 million for the year ended December 31, 2005, and provisions of $9.4 million and $31.5 million for the years ended December 31, 2004 and 2003, respectively, of which a credit of $15.2 million was recorded for the year ended December 31, 2005 and $1.4 million and $20.6 million for the years ended December 31, 2004 and 2003, respectively, were related to divested skilled nursing facilities and were included in discontinued operations. At December 31, 2005 and 2004, we had $3.6 million and $3.1 million, respectively, in pre-funded amounts, classified in current assets, restricted for payment of general and professional liability claims in a revocable trust account. The paid claims for the years ended December 31, 2005 and 2004 were $19.4 million and $22.2 million, respectively.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

December 31, 2005

The majority of our workers’ compensation risks are insured through insurance policies with third parties. Our reserves are estimated by independent actuaries beginning with the 2000 policy year and by company analysis using industry development factors for prior years. Based on the results of the actuarial analyses completed in June and December 2005, we adjusted our reserves between continuing operations and discontinued operations, recording increases of $0.9 million related to continuing operations for incidents in prior years, and of $1.0 million related to discontinued operations for incidents in prior years. Effective with the policy period beginning January 1, 2002, we discount our workers’ compensation reserves based on a 4% discount rate. At December 31, 2005, the discounting of these policy periods resulted in a reduction to our reserves of approximately $11.6 million. The provision for such risks, which includes accruals for insurance premiums and claims costs, for the years ended December 31, 2005, 2004 and 2003 was $17.9 million, $22.3 million and $36.0 million, respectively, of which $2.4 million, $7.0 million and $16.4 million, for the years ended December 31, 2005, 2004 and 2003, respectively, were related to divested skilled nursing facilities and included in discontinued operations. We have recorded reserves of $56.1 million and $62.8 million, as of December 31, 2005 and 2004, respectively. At December 31, 2004, we had $48.4 million in pre-funded amounts in a revocable trust account restricted for payment of workers’ compensation claims, of which $17.4 million was classified in current assets and $31.0 million was held in non-current assets. At December 31, 2005, we had $45.5 million in pre-funded amounts in a revocable trust account restricted for payment of workers’ compensation claims, of which $13.4 million was classified in current assets and $32.1 million was held in non-current assets. The paid claims for the years ended December 31, 2005 and 2004 were $14.3 million and $19.7 million, respectively.

The provision for loss for insurance risks was as indicated (in thousands):

	For the Year Ended December 31, 2005	For the Year Ended December 31, 2004	For the Year Ended December 31, 2003
Professional Liability:
Continuing operations	$12,988	$8,001	$10,869
Discontinued operations	(15,236)	1,351	20,589

	$(2,248)	$9,352	$31,458

Workers’ Compensation:
Continuing operations	$15,457	$15,263	$19,612
Discontinued operations	2,411	7,018	16,358

	$17,868	$22,281	$35,970

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

December 31, 2005

A summary of the assets and liabilities related to insurance risks at December 31, 2005 and December 31, 2004 were as indicated (in thousands):

	December 31, 2005			December 31, 2004
	Professional Liability	Workers’ Compensation	Total	Professional Liability	Workers’ Compensation	Total
Assets (1):
Restricted cash
Current	$3,626	$13,427	$17,053	$3,103	$17,348	$20,451
Non-current	—	32,076	32,076	—	31,003	31,003

Total	$3,626	$45,503	$49,129	$3,103	$48,351	$51,454

Liabilities (2):
Self-insurance liabilities
Current	$19,180	$13,427	$32,607	$17,967	$18,849	$36,816
Non-current	67,274	42,679	109,953	86,736	43,950	130,686

Total	$86,454	$56,106	$142,560	$104,703	$62,799	$167,502

(1)	Total restricted cash excluded $11,530 and $9,306 at December 31, 2005 and December 31, 2004, respectively, held for bank collateral, various mortgages, bond payments and capital expenditures on HUD buildings.

(2)	Total self-insurance liabilities excluded $4,631 and $3,420 at December 31, 2005 and December 31, 2004, respectively, related to our health insurance liabilities.

(d) Construction Commitments

As of December 31, 2005, we had construction commitments under various contracts of approximately $3.3 million. These items consisted primarily of contractual commitments to improve existing facilities.

(12) Income Taxes

The provision for income taxes was based upon management’s estimate of taxable income or loss for each respective accounting period. We recognized an asset or liability for the deferred tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. These temporary differences would result in taxable or deductible amounts in future years when the reported amounts of the assets are recovered or liabilities are settled. We also recognized as deferred tax assets the future tax benefits from net operating loss, capital loss, and tax credit carryforwards. A valuation allowance was provided for deferred tax assets as it is more likely than not that some portion or all of the net deferred tax assets will not be realized.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

December 31, 2005

Income tax expense (benefit) on income (losses) before discontinued operations consisted of the following (in thousands):

	For The Year Ended
	December 31, 2005	December 31, 2004	December 31, 2003
Current:
Federal	$(1,037)	$(1,585)	$—
State	251	427	665

	(786)	(1,158)	665

Deferred:
Federal	—	—	—
State	—	—	—

	—	—	—

Total	$(786)	$(1,158)	$665

Actual tax expense (benefit) differed from the expected tax expense (benefit) on income (losses) before discontinued operations which was computed by applying the U.S. Federal corporate income tax rate of 35% to our profit or loss before income taxes as follows (in thousands):

	For The Year Ended
	December 31, 2005	December 31, 2004	December 31, 2003
Computed expected tax expense
(benefit)	$718	$3,063	$(10,271)
Adjustments in income taxes
resulting from:
Change in valuation allowance	(2,364)	(5,936)	12,333
State income tax expense
(benefit), net of Federal
Income tax effect	175	529	(1,169)
Other	685	1,186	(228)

Total	$(786)	$(1,158)	$665

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

December 31, 2005

The change in the valuation allowance in 2005 and 2004 related principally to the carryback of Federal net operating losses which generate income tax refunds. Deferred tax assets (liabilities) at December 31 consisted of the following (in thousands):

	2005	2004
Deferred tax assets:
Accounts and notes receivable	$13,265	$16,496
Accrued liabilities	74,257	81,380
Property and equipment	28,963	28,634
Intangible assets	27,768	31,504
Write-down of assets held for sale	3,512	13,029
Partnership investments	—	433
Alternative minimum tax credit	—	3,568
Jobs and other credit carryforwards	107	7,201
Capital loss carryforwards	—	92,026
State net operating loss carryforwards	1,614	39,625
Federal net operating loss carryforwards	25,917	385,703
Other	293	344

	175,696	699,943

Less valuation allowance:
Federal	(146,818)	(581,693)
State	(28,878)	(118,250)

	(175,696)	(699,943)

Total deferred tax assets	—	—

Total deferred tax liabilities	—	—
Deferred taxes, net	$—	$—

In connection with the fresh-start accounting adopted in 2002, our assets and liabilities were recorded at their respective fair values. Deferred tax assets and liabilities were then recognized for the tax effects of the differences between fair values and tax bases. In addition, deferred tax assets were recognized for future tax benefits of net operating loss (“NOL”), capital loss and tax credit carryforwards, and a valuation allowance was recorded for the overall net increase in deferred tax assets recognized in connection with fresh-start accounting.

To the extent management believes the pre-emergence net deferred tax assets will more likely than not be realized, a reduction in the valuation allowance established in fresh-start accounting will be recorded. The reduction in this valuation allowance will first reduce any remaining intangible assets recorded in fresh-start accounting, with any excess being treated as an increase to capital in excess of par value.

During 2004, we determined that a portion of the income tax payable balance established in fresh-start could be offset by NOL carrybacks. The payable was reduced by an amount equal to the $3.8 million of goodwill remaining from fresh-start accounting.

In connection with our emergence from bankruptcy on February 28, 2002, we realized a gain on the extinguishment of debt of approximately $1.5 billion. This gain was not taxable since the gain resulted

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

December 31, 2005

from our reorganization under the Bankruptcy Code. However, pursuant to Section 108 of the Internal Revenue Code, we were required as of the beginning of our 2003 taxable year to reduce certain tax attributes, including (a) NOL and capital loss carryforwards, (b) certain tax credits, and (c) tax bases in assets, in an amount equal to such gain on extinguishment.

Internal Revenue Code Section 382 imposes a limitation on the use of a company’s NOL carryforwards and other losses when the company has an ownership change. In general, an ownership change occurs when shareholders owning 5% or more of a “loss corporation” (a corporation entitled to use NOL or other loss carryovers) have increased their ownership of stock in such corporation by more than 50 percentage points during any 3-year testing period beginning on the first day following the change date for an earlier ownership change. The annual base Section 382 limitation is calculated by multiplying the loss corporation’s value at the time of the ownership change times the greater of the long-term tax-exempt rate determined by the IRS in the month of the ownership change or the two preceding months.

Our reorganization under the Bankruptcy Code effective February 28, 2002 constituted an ownership change under Section 382 of the Internal Revenue Code. Our acquisition of Peak on December 9, 2005 resulted in a second ownership change under Section 382. The annual base Section 382 limitation to be applied to our tax attribute carryforwards as a result of this second ownership change is more restrictive than the Section 382 limitation resulting from our ownership change upon emergence from bankruptcy. Accordingly, our NOL, capital loss, and tax credit carryforwards have been reduced to take into account this new limitation and the respective carryforward periods for these tax attributes.

The acquisition resulted in an ownership change for Peak as well. Peak’s NOL and tax credit carryforwards are subject to a separate Section 382 limitation based on its value on the date of the merger. However, no reduction in Peak’s NOL or tax credit carryforwards was required.

During the year ended December 31, 2005, our net deferred tax assets decreased by approximately $524.2 million. This change resulted from an increase of approximately $19.0 million from the preliminary purchase accounting for the acquisition of Peak, offset by a decrease of approximately $543.2 million related primarily to the reduction in our NOL, capital loss, and tax credit carryforwards as a result of the Section 382 ownership change from the acquisition. We also decreased our valuation allowance by approximately $524.2 million to match the reduction in our net deferred tax assets. Our valuation allowance fully offsets our net deferred tax assets because we have no net operating loss carryback potential, and there is insufficient evidence regarding the generation of future taxable income to allow for the recognition of deferred tax assets under FAS 109.

After considering the reduction in tax attributes resulting from the exclusion of the gain on the extinguishment of debt as well as the preliminary calculation of the Section 382 limitation resulting from the second ownership change, we have Federal NOL carryforwards of approximately $74.0 million with expiration dates from 2006 through 2025. Various subsidiaries have state NOL carryforwards totaling approximately $37.0 million with expiration dates through the year 2025. Our $0.1 million of other tax credit carryforwards will expire in years 2020 and 2021. We expect to finalize the calculation of the Section 382 limitation during 2006.

Our application of the rules under Section 382 and Section 108 is subject to challenge upon IRS review. A successful challenge could significantly impact our ability to utilize deductions, losses and tax credits generated prior to the acquisition date.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

December 31, 2005

(13) Fair Value of Financial Instruments

The estimated fair values of our financial instruments as of December 31 were as follows (in thousands):

	2005		2004
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Cash and cash equivalents	$16,641	$16,641	$19,834	$19,834
Long-term debt, including current portion and capital lease obligation	$197,779	$182,968	$107,182	$67,487

The cash and cash equivalents carrying amount approximates fair value because of the short maturity of these instruments. At December 31, 2005 and 2004, the fair value of our long-term debt, including current maturities, was based on estimates using present value techniques that are significantly affected by the assumptions used concerning the amount and timing of estimated future cash flows and discount rates that reflect varying degrees of risk. The increase in the carrying amount of debt in 2005 is related to the $95.7 million of debt assumed in connection with the Peak acquisition.

(14) Capital Stock

(a) Common Stock

As of December 31, 2005, we had issued 31,143,728 shares, inclusive of 10,182 treasury shares. The shares issued included (i) 9,931,613 shares pursuant to our Plan of Reorganization as discussed below, (ii) 4,425,232 shares issued in a private placement of our common stock in February 2004, (iii) 760,000 shares in payment of deferred rent as part of our restructuring plan initiated in 2003, (iv) 8,871,890 shares in connection with the acquisition of Peak, (v) 6,900,000 shares issued in a public offering in December 2005, and (vi) 254,993 in stock awards to our employees and directors.

As of December 31, 2005, Sun had issued 9,931,613 shares of common stock in connection with the extinguishment of liabilities subject to compromise pursuant to our Plan of Reorganization in 2002. As of December 31, 2005, we expected to issue up to an additional 68,387 shares of our common stock to general unsecured creditors with claims of more than $50,000 in accordance with the provisions of the Plan of Reorganization. The fair value of the additional common stock expected to be issued is approximately $1.8 million valued at $27 per share by our reorganization plan and was recorded in other long-term liabilities in the December 31, 2005 consolidated balance sheet.

(b) Warrants

In February 2004, in conjunction with our private equity offering, we issued warrants to purchase 2,017,897 shares of our common stock, of which 1,707,924 shares have a strike price of $12.65, 62,160 shares have a strike price of $12.82, and 247,813 shares have a strike price of $15.87. The warrants have an exercise period of five years.

(c) Equity Incentive Plan

Our 2004 Equity Incentive Plan (the “2004 Plan”) allows for the issuance of up to 2.1 million shares of our common stock. Pursuant to the 2004 Plan, as of December 31, 2005, our employees and directors

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

December 31, 2005

held options to purchase 1,362,750 shares of common stock, 64,261 shares of restricted common stock, and 300,914 restricted stock units. Through December 31, 2005, we have issued 180,550 shares of common stock upon the vesting of restricted stock shares, restricted stock units and the exercise of stock options. As of December 31, 2005, 30,000 unvested shares of restricted common stock valued at $27.00 per share and 34,261 shares of restricted common stock valued at $11.25 per share were held by our executive officers and key employees. The restricted common stock vests over a four-year period. Restricted stock awards are outright stock grants. The issuance of restricted stock and other stock awards requires the recognition of compensation expense measured by the fair value of the stock on the date of grant. As of December 31, 2005, we had 232,589 shares of nonvested stock granted in 2005 with a weighted-average grant date fair value of $7.29 and 102,587 shares of nonvested stock granted in 2004 with a weighted-average grant date fair value of $8.34. We recognized expense related to the issuance of these stock awards of $1.3 million, $1.6 million, and $0.9 million, respectively, for the years ended December 31, 2005, 2004 and 2003.

Our 2002 Non-employee Director Equity Incentive Plan (the “Director Plan”) allows for the issuance of up to 40,000 options to purchase shares of our common stock. Upon the adoption of the 2004 Plan, the grant of further awards under the Director Plan was suspended so that no additional awards could be made under the Director Plan. As of December 31, 2005, our directors held options to purchase 20,000 shares under the Director Plan.

As of December 31, 2005, we had outstanding options covering an aggregate of 1,382,750 shares of our common stock to our employees and directors, of which 345,000 options were granted with an average strike price of $7.71 per share and expire in 2009, 360,998 options were granted with an average strike price of $7.19 per share and expire in 2011, and 676,752 options were granted with an average strike price of $6.60 per share and expire in 2012. The strike prices were equal to the estimated market value at date of issuance. The options vest over a two- to four-year period.

The following is a summary of the status of our Stock Option Plans and changes during the periods ended (shares in thousands):

	December 31, 2005		For the Year Ended December 31, 2004		December 31, 2003
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares		Weighted Average Exercise Price
Outstanding at beginning of period	905	$8.03	720	$27.00		800	$27.00
Granted:
Price equals fair value	706	$6.61	922	7.45		—	—
Exercised/Issued	(30)	$6.85
Cancelled	(198)	$10.43	(660)	27.00		—	—
Forfeited	—		(77)	15.83		(80)	27.00

Outstanding at period-end	1,383	$7.03	905	8.03		720	27.00

Options exercisable at period-end	530	$6.69	278	8.66		248	27.00

Options available for future grant	330		908			190

Weighted average fair value of options granted during the period	$3.37		$4.20		$	N/A

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

December 31, 2005

We account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB No. 25”), and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of our stock at the date of grant over the amount an employee must pay to acquire the stock. We currently do not recognize compensation expense for most of our stock option grants, which are issued at fair market value on the date of grant. However, in 2004, we cancelled options with an exercise price of $27.00 per share to eliminate significantly out-of-the money options for our employees. New options totaling 262,700 with an exercise price of $6.85 were granted within six months of this cancellation and are accounted for as variable options.

Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure (“SFAS No. 148”), issued on December 31, 2002, provides companies alternative methods to transitioning to Statement of Financial Accounting Standards No. 123, Stock-Based Compensation (“SFAS No. 123”), fair value method of accounting for stock-based employee compensation and amends certain disclosure requirements. SFAS No. 148 did not mandate fair value accounting for stock-based employee compensation but required all companies to meet disclosure provisions.

For purposes of pro forma disclosures, the estimated fair market value of the stock options is amortized to expense over their respective vesting periods. The fair value of stock options granted in 2005 and 2004 was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions: volatility (32.5%), expected life (7 years), risk free rate of return (3.86%), dividend yield (0.0%) and weighted average fair value ($3.37 for 2005 and $4.20 for 2004). There were no stock options granted in 2003. The following table summarizes our pro forma basic and diluted net income (loss) per share assuming we accounted for our stock option grants in accordance with SFAS No. 123, for the periods indicated (in thousands, except per share amounts):

	December 31, 2005	For The Year Ended December 31, 2004	December 31, 2003
Net income (loss) as reported(1)	$24,761	$(18,627)	$354
Compensation expense	(1,469)	(1,568)	(511)

Net income (loss) (pro forma)	$23,292	$(20,195)	$(157)

Net income (loss) per share:
Basic:
Net income (loss) as reported	$1.55	$(1.29)	$0.04
Compensation expense	(0.09)	(0.11)	(0.05)

Net income (loss) pro forma	$1.46	$(1.40)	$(0.01)

Diluted:
Net income (loss) as reported	$1.55	$(1.28)	$0.04
Compensation expense	(0.09)	(0.11)	(0.05)

Net income (loss) pro forma	$1.46	$(1.39)	$(0.01)

(1)	Includes total charges to our consolidated statements of income related to stock-based employee compensation cost of $1.3 million, $1.6 million, and $0.9 million for the years ended December 31, 2005, 2004 and 2003, respectively.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

December 31, 2005

The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts. SFAS No. 123 does not apply to options granted prior to 1995, and additional option grants in future years are anticipated.

The following table summarizes information about stock options outstanding as of December 31, 2005 (shares in thousands):

	Options Outstanding			Options Exercisable
Range of exercise prices	Number outstanding at December 31, 2005	Weighted average remaining contractual life	Weighted average price	Number exercisable at December 31, 2005	Weighted average exercise price
$3.18	104	7 years	$3.18	104	$3.18
$6.04 - $6.84	13	7 years	6.52	—	—
$6.85	301	5 years	6.85	83	6.85
$7.05 - $7.08	368	6 years	7.05	9	7.05
$7.41 - 7.71	538	5 years	7.62	326	7.68
$7.85 - $8.44	39	6 years	8.27	3	7.85
$11.25	20	5 years	11.25	5	11.25

	1,383	6 years	$7.03	530	$6.69

On December 16, 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123(R)”), which is a revision of SFAS No. 123. SFAS No. 123(R) supersedes APB No. 25 and amends Statement of Financial Accounting Standard No. 95, Statement of Cash Flows (“SFAS No. 95”). Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the statement of operations based on their fair values. Pro forma disclosure is no longer an alternative.

We adopted SFAS No. 123(R) using the modified-prospective method on January 1, 2006, in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS No. 123(R) for all share-based payments granted after the effective date and (b) based on the requirements of SFAS No. 123 for all awards granted to employees prior to the effective date of SFAS No. 123(R) that remain unvested on the effective date. Based on the estimated value of current unvested stock options, we expect wages and related expenses to increase $0.9 million for the year ending December 31, 2006, beginning January 1, 2006.

(15) Other Events

(a) Litigation

We are a party to various other legal actions and administrative proceedings and are subject to various claims arising in the ordinary course of our business, including claims that our services have resulted in injury or death to the residents of our facilities, claims relating to employment and commercial matters. Although we intend to vigorously defend ourselves in these matters, there can be no assurance that the outcomes of these matters will not have a material adverse effect on our results of operations and

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

December 31, 2005

financial condition. In certain states in which we have or have had operations, insurance coverage for the risk of punitive damages arising from general and professional liability litigation may not be available due to state law public policy prohibitions. There can be no assurance that we will not be liable for punitive damages awarded in litigation arising in states for which punitive damage insurance coverage is not available.

We operate in industries that are extensively regulated. As such, in the ordinary course of business, we are continuously subject to state and federal regulatory scrutiny, supervision and control. Such regulatory scrutiny often includes inquiries, investigations, examinations, audits, site visits and surveys, some of which are non-routine. In addition to being subject to direct regulatory oversight of state and federal regulatory agencies, these industries are frequently subject to the regulatory supervision of fiscal intermediaries. If a provider is found by a court of competent jurisdiction to have engaged in improper practices, it could be subject to civil, administrative or criminal fines, penalties or restitutionary relief, and reimbursement authorities could also seek the suspension or exclusion of the provider or individual from participation in their program. We believe that there has been, and will continue to be, an increase in governmental investigations of long-term care providers, particularly in the area of Medicare/Medicaid false claims, as well as an increase in enforcement actions resulting from these investigations. Adverse determinations in legal proceedings or governmental investigations, whether currently asserted or arising in the future, could have a material adverse effect on our financial position, results of operations and cash flows.

(b) Other Inquiries

From time to time, fiscal intermediaries and Medicaid agencies examine cost reports filed by predecessor operators of our skilled nursing facilities. If, as a result of any such examination, it is concluded that overpayments to a predecessor operator were made, we, as the current operator of such facilities, may be held financially responsible for such overpayments. At this time we are unable to predict the outcome of any existing or future examinations.

(c) Legislation, Regulations and Market Conditions

We are subject to extensive federal, state and local government regulation relating to licensure, conduct of operations, ownership of facilities, expansion of facilities and services and reimbursement for services. As such, in the ordinary course of business, our operations are continuously subject to state and federal regulatory scrutiny, supervision and control. Such regulatory scrutiny often includes inquiries, investigations, examinations, audits, site visits and surveys, some of which may be non-routine. We believe that we are in substantial compliance with the applicable laws and regulations. However, if we are ever found to have engaged in improper practices, we could be subjected to civil, administrative or criminal fines, penalties or restitutionary relief, which may have a material adverse impact on our financial position, results of operations and cash flows.

We entered into a Corporate Integrity Agreement (the “CIA”) with the HHS/OIG in July 2001 and it became effective on February 28, 2002. We implemented further internal controls with respect to our quality of care standards and Medicare and Medicaid billing, reporting and claims submission processes and engaged an independent third party to act as quality monitor and Independent Review Organization under the CIA. A breach of the CIA could subject us to substantial monetary penalties and exclusion

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

December 31, 2005

from participation in Medicare and Medicaid programs. We believe that we are in compliance with the terms and provisions of the CIA. Any such sanctions could have a material adverse effect on our financial position, results of operations, and cash flows.

(16) Segment Information

We operate predominantly in the long-term care segment of the healthcare industry. We are a provider of long-term, sub-acute and related ancillary care services to nursing home patients.

On August 29, 2006, we entered into an agreement to sell SunPlus, our home health services operations, for a purchase price of $19.3 million. The home health services operations will be reclassified to assets and liabilities held for sale as of September 30, 2006, and pursuant to SFAS No. 144, their net revenues and net operating income have been reclassified to discontinued operations for all periods presented and is no longer considered a reportable segment.

The following summarizes the services provided by our reportable and other segments:

Inpatient Services:    This segment provides, among other services, inpatient skilled nursing and custodial services as well as rehabilitative, restorative and transitional medical services. We provide 24-hour nursing care in these facilities by registered nurses, licensed practical nurses and certified nursing aids. At December 31, 2005, we operated 158 long-term care facilities (consisting of 134 skilled nursing facilities (10 of which are managed), 14 assisted living and independent living facilities, seven mental health facilities, and three specialty acute care hospitals, which includes 56 facilities acquired in the Peak business combination) with 16,063 licensed beds as compared with 104 facilities with 10,659 licensed beds at December 31, 2004.

Rehabilitation Therapy Services:    This segment provides, among other services, physical, occupational, speech and respiratory therapy supplies and services to affiliated and nonaffiliated skilled nursing facilities. At December 31, 2005, this segment provided services to 424 facilities, 328 nonaffiliated and 96 affiliated, as compared to 397 facilities at December 31, 2004, of which 309 were nonaffiliated and 88 were affiliated. At December 31, 2004, we closed our certified outpatient rehabilitation clinics in Colorado. In March 2002, we sold substantially all of the assets of our respiratory therapy operation. We also provide rehabilitative and special education services to pediatric clients as well as rehabilitation therapy services for adult home healthcare clients in the greater New York City metropolitan area through HTA of New York, Inc.

Medical Staffing Services:    For the year ended December 31, 2005, this segment derived 66% of its revenues from hospitals and other providers, 21% from skilled nursing facilities, 9% from schools and 4% from prisons. We provide (i) licensed therapists skilled in the areas of physical, occupational and speech therapy, (ii) nurses, (iii) pharmacists, pharmacist technicians and medical imaging technicians, (iv) physicians, and (v) related medical personnel. As of December 31, 2005, this segment had 25 division offices, which provided temporary therapy and nursing staffing services in major metropolitan areas and two division offices, which specialize in the placement of temporary traveling therapists and two division offices specializing in permanent placement of healthcare professionals.

Laboratory and Radiology Services:    This segment provides medical laboratory and radiology services to skilled nursing facilities in Massachusetts, New Hampshire and Rhode Island.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

December 31, 2005

Other Operations:    We previously provided pharmaceutical products primarily to nonaffiliated and affiliated long-term and sub-acute care facilities through a subsidiary. In July 2003, we sold substantially all of its assets to Omnicare, Inc.

Corporate assets primarily consist of cash and cash equivalents, receivables from subsidiary segments, notes receivable, property and equipment and unallocated intangible assets. Although corporate assets include unallocated intangible assets, the amortization, if applicable, is reflected in the results of operations of the associated segment.

The accounting policies of the segments are the same as those described in the Note 3—“Summary of Significant Accounting Policies.” We primarily evaluate segment performance based on profit or loss from operations after allocated expenses and before reorganization and restructuring items, income taxes and extraordinary items. Gains or losses on sales of assets and certain items including impairment of assets recorded in connection with SFAS No. 144 and No. 142 and restructuring costs are not considered in the evaluation of segment performance. Allocated expenses include intersegment charges assessed to segments for management services and asset use based on segment operating results and average asset balances, respectively. We account for intersegment sales and provision of services at estimated market prices.

Our reportable segments are strategic business units that provide different products and services. They are managed separately because each business has different marketing strategies due to differences in types of customers, distribution channels and capital resource needs.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

December 31, 2005

	As of and for the Year Ended December 31, 2005
	Segment Information (in thousands):
	Inpatient Services	Rehabilitation Therapy Services	Medical Staffing Services	Laboratory and Radiology Services	Corporate	Intersegment Eliminations	Consolidated	Discontinued Operations
Revenues from external customers	$635,630	$100,338	$70,534	$14,168	$661	$—	$821,331	$65,854
Intersegment revenues	—	36,951	613	180	—	(37,744)	—	—

Total revenues	635,630	137,289	71,147	14,348	661	(37,744)	821,331	65,854
Operating salaries and benefits	320,819	98,071	56,791	9,004	(1)	—	484,684	48,673
Self insurance for workers’ compensation and general and professional liability insurance	24,881	1,759	946	487	372	—	28,445	(12,825)
Other operating costs(1)	179,246	22,568	4,371	4,509	10	(37,744)	172,960	8,935
General and administrative expenses	13,455	7,351	2,748	193	47,193	—	70,940	1,196
Provision (adjustment) for losses on accounts receivable	3,726	(509)	221	336	—	—	3,774	1,234

Segment operating income (loss)	$93,503	$8,049	$6,070	$(181)	$(46,913)	$—	$60,528	$18,641
Facility rent expense	37,521	513	738	315	—	—	39,087	1,994
Depreciation and amortization	6,999	262	376	371	967	—	8,975	1,001
Interest, net	7,546	(17)	49	—	4,461	—	12,039	121

Net segment income (loss)	$41,437	$7,291	$4,907	$(867)	$(52,341)	$—	$427	$15,525

Identifiable segment assets	$371,151	$19,895	$33,773	$2,508	$591,234	$(520,985)	$497,576	$14,730
Segment capital expenditures	$11,045	$334	$367	$209	$4,913	$—	$16,868	$548

General and administrative expenses include operating administrative expenses.

The term “segment operating income (loss)” is defined as earnings before facility rent expense, depreciation and amortization, interest, net, loss on asset impairment, restructuring costs, net, loss (gain) on sale of assets, net, income tax benefit and discontinued operations.

The term “net segment income (loss)” is defined as earnings before loss on asset impairment, restructuring costs, net, loss (gain) on sale of assets, net, income tax benefit and discontinued operations.

(1)	Includes $408 for loss on extinguishment of debt in Inpatient Services.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

December 31, 2005

	As of and for the Year Ended December 31, 2004
	Segment Information (in thousands):
	Inpatient Services	Rehabilitation Therapy Services	Medical Staffing Services	Laboratory and Radiology Services	Corporate	Intersegment Eliminations	Consolidated	Discontinued Operations
Revenues from external customers	$586,413	$99,890	$54,713	$15,525	$47	$—	$756,588	$89,707
Intersegment revenues	(600)	33,310	2,103	184	(82)	(34,915)	—	—

Total net revenues	585,813	133,200	56,816	15,709	(35)	(34,915)	756,588	89,707
Operating salaries and benefits	296,271	91,693	43,918	8,926	(13)	—	440,795	66,719
Self insurance for workers’ compensation and general and professional liability insurance	20,894	693	885	607	185	—	23,264	8,369
Other operating costs(1)	161,504	21,775	4,329	4,590	24	(34,915)	157,307	22,008
General and administrative expenses	11,895	6,398	3,140	298	44,103	—	65,834	1,390
Provision (adjustment) for losses on accounts receivable	2,612	1,508	340	347	(1)	—	4,806	7,095

Segment operating income (loss)	$92,637	$11,133	$4,204	$941	$(44,333)	$—	$64,582	$(15,874)
Facility rent expense	35,579	551	826	290	9	—	37,255	2,802
Depreciation and amortization	7,320	248	183	251	614	—	8,616	994
Interest, net	5,285	15	(10)	—	3,528	—	8,818	43

Net segment income (loss)	$44,453	$10,319	$3,205	$400	$(48,484)	$—	$9,893	$(19,713)

Identifiable segment assets	$181,598	$25,496	$10,726	$3,203	$447,105	$(366,759)	$301,369	$11,784
Segment capital expenditures	$8,667	$231	$74	$162	$2,710	$—	$11,844	$1,046

General and administrative expenses include operating administrative expenses.

The term “segment operating income (loss)” is defined as earnings before facility rent expense, depreciation and amortization, interest, loss on asset impairment, restructuring costs, net, loss on lease termination, loss (gain) on sale of assets, net, income taxes and discontinued operations.

The term “net segment income (loss)” is defined as earnings before loss on asset impairment, restructuring costs, net, loss on lease termination, loss (gain) on sale of assets, net, income taxes and discontinued operations.

(1)	Includes $3.4 million of gain on extinguishment of debt, net, in Inpatient Services.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

December 31, 2005

	As of and for the Year Ended December 31, 2003
	Segment Information (in thousands):
	Inpatient Services	Rehabilitation Therapy Services	Medical Staffing Services	Laboratory and Radiology Services	Corporate	Intersegment Eliminations	Consolidated	Discontinued Operations
Revenues from external customers	$547,221	$105,769	$54,608	$15,234	$73	$—	$722,905	$668,047
Intersegment revenues	(600)	38,589	7,216	789	(48)	(45,946)	—	—

Total net revenues	546,621	144,358	61,824	16,023	25	(45,946)	722,905	668,047
Operating salaries and benefits	283,360	98,910	45,625	8,837	192	—	436,924	362,760
Self insurance for workers’ compensation and general and professional liability insurance	26,536	1,767	1,092	468	618	—	30,481	36,947
Other operating costs	153,203	21,927	10,069	4,258	(340)	(45,946)	143,171	225,555
General and administrative expenses	13,393	3,627	2,174	—	43,395	—	62,589	8,324
Provision (adjustment) for losses on accounts receivable	6,389	1,756	516	477	(28)	—	9,110	9,963

Segment operating income (loss)	$63,740	$16,371	$2,348	$1,983	$(43,812)	$—	$40,630	$24,498
Facility rent expense	35,100	664	998	282	27	—	37,071	42,041
Depreciation and amortization	5,185	1,125	65	231	46	—	6,652	2,743
Interest, net	3,062	(29)	—	—	13,857	—	16,890	684

Net segment income (loss)	$20,393	$14,611	$1,285	$1,470	$(57,742)	$—	$(19,983)	$(20,970)

Identifiable segment assets	$131,179	$26,937	$10,412	$2,991	$459,034	$(360,447)	$270,106	$30,292
Segment capital expenditures	$5,809	$195	$140	$602	$4,691	$—	$11,437	$5,127

General and administrative expenses include operating administrative expenses.

The term “segment operating income (loss)” is defined as earnings before facility rent expense, depreciation and amortization, interest, loss on asset impairment, restructuring costs, net, loss (gain) on sale of assets, net, income taxes and discontinued operations.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

December 31, 2005

The term “net segment income (loss)” is defined as earnings before loss on asset impairment, restructuring costs, net, loss (gain) on sale of assets, net, income taxes and discontinued operations.

Measurement of Segment Income or Loss

The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies (See “Note 3—Summary of Significant Accounting Policies.”) We evaluate financial performance and allocate resources primarily based on income or loss from operations before income taxes, excluding any unusual items.

The following table reconciles net segment income (loss) to consolidated income (loss) before income taxes and discontinued operations:

	2005	2004	2003
Net segment income (loss)	$427	$9,893	$(19,983)
Loss on asset impairment	(361)	(1,028)	(2,774)
Restructuring costs, net	(121)	(1,972)	(14,678)
Loss on lease termination	—	(150)	—
(Loss) gain on sale of assets, net	(384)	(1,494)	4,179

(Loss) income before income taxes and discontinued operations	$(439)	$5,249	$(33,256)

(17) Restructuring Costs

We commenced our restructuring in January 2003, substantially completed it by December 31, 2004 and finalized it by December 31, 2005. We adopted Accounting for Costs Associated with Exit or Disposal Activities (“SFAS No. 146”) for all divestiture activities initiated after December 31, 2002. Under SFAS No. 146, there are four major types of costs associated with our restructuring: (i) one-time termination benefits, (ii) contract termination, (iii) facility consolidation and (iv) professional fees. We have recognized these expenses in the income statement line “restructuring costs” as they were incurred. All of the costs were under the Corporate reportable segment. We had no liability account associated with this restructuring activity because all of the related expenses were paid when incurred. The following table sets forth the costs related to the restructuring activity in detail (in millions).

Major Type of Restructuring Cost	For the Year Ended December 31, 2005	Cumulative Amount Incurred to Date(1)	Total Expected Restructuring Costs(2)
One-Time Termination Benefits	$—	$1.2	$1.2
Contract Terminations (3)	—	5.1	5.1
Facility Consolidation	—	0.1	0.1
Professional Fees	0.1	10.3	10.3

Total	$0.1	$16.7	$16.7

(1)	Cumulative amount incurred for restructuring period to-date (36 months).

(2)	Aggregate amount expected to be incurred during entire restructuring.

(3)	Included costs related to the termination of bank loans.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

December 31, 2005

(18) 401(K) Plan

We have a defined contribution plan (the “401(k) plan”). Employees who have completed three months of service are eligible to participate. Effective January 1, 2004, the 401(k) plan allows for a discretionary employer match of contributions made by participants for any participants employed on the last day of the year. We may make matching contributions under this plan of 25 cents on the dollar up to 3% of the participant’s compensation. Employer contributions for the 2004 plan were approximately $0.6 million in 2005.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

SUPPLEMENTARY DATA (UNAUDITED) QUARTERLY FINANCIAL DATA

The following tables reflect unaudited quarterly financial data for fiscal years 2005 and 2004 (in thousands, except per share data):

	For the Year Ended December 31, 2005 (1)
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Total
Total net revenues	$230,676	$200,644	$198,556	$191,455	$821,331

Income (loss) from continuing operations (2)	$3,289	$(1,725)	$928	$(2,145)	$347
Gain on discontinued operations	$8,377	$9,059	$6,002	$976	$24,414

Net income (loss)	$11,666	$7,334	$6,930	$(1,169)	$24,761

Basic and diluted earnings per common and common equivalent share:
Income (loss) from continuing operations	$0.18	$(0.11)	$0.06	$(0.14)	$0.02
Gain on discontinued operations	0.47	0.59	0.39	0.06	1.53

Net income (loss)	$0.65	$0.48	$0.45	$(0.08)	$1.55

Weighted average number of common and common equivalent shares outstanding:
Basic and diluted	17,957	15,365	15,351	15,320	16,003
Diluted	18,054	15,365	15,352	15,320	16,019

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

	For the Year Ended December 31, 2004 (1)
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Total
Total net revenues	$190,393	$186,010	$190,176	$190,009	$756,588

Income (loss) from continuing operations (3)	$4,988	$(4,846)	$10,469	$(4,204)	$6,407
Loss on discontinued operations	$(9,399)	$(6,245)	$(3,169)	$(6,221)	$(25,034)

Net (loss) income	$(4,411)	$(11,091)	$7,300	$(10,425)	$(18,627)

Basic earnings per common and common equivalent share:
Income (loss) from continuing operations	$0.33	$(0.32)	$0.69	$(0.35)	$0.44
Loss on discontinued operations	(0.62)	(0.41)	(0.21)	(0.51)	(1.73)

Net (loss) income	$(0.29)	$(0.73)	$0.48	$(0.86)	$(1.29)

Diluted earnings per common and common equivalent share:
Income (loss) before discontinued operations	$0.33	$(0.32)	$0.69	$(0.35)	$0.44
Loss on discontinued operations	(0.62)	(0.41)	(0.21)	(0.51)	(1.72)

Net (loss) income	$(0.29)	$(0.73)	$0.48	$(0.86)	$(1.28)

Weighted average number of common and common equivalent shares outstanding:
Basic	15,275	15,275	15,142	12,113	14,456
Diluted	15,335	15,275	15,206	12,113	14,548

(1)	In accordance with SFAS No. 144, we have reclassified all activity related to the operations of divested entities for the years ended December 31, 2005, 2004 and 2003 to discontinued operations. Therefore, the quarterly financial data presented above including revenues, income (loss) before income taxes and discontinued operations and (loss) gain on discontinued operations will not reflect the amounts filed previously in our Forms 10-Q with the SEC. However, net income remains the same.

(2)	We recorded a loss on asset impairment of $0.4 million, restructuring costs of $0.1 million, loss on sale of assets of $0.4 million and loss on extinguishment of debt of $0.4 million.

(3)	We recorded a loss on asset impairment of $1.0 million, restructuring costs of $2.0 million, loss on sale of assets of $1.5 million and gain on extinguishment of debt of $3.4 million.

SCHEDULE II

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

VALUATION AND QUALIFYING ACCOUNTS

(in thousands)

	Column A	Column B	Column C		Column D	Column E
Description	Balance at Beginning of Period	Charged to Costs and Expenses(1)	Additions Charged to Other Accounts		Deductions Other (3)	Balance at End of Period
Year ended December 31, 2005:
Allowance for doubtful accounts	$40,293	$5,009	$—		$(15,918)	$29,384

Other receivable reserve	$5,739	$—	$—		$(2,830)	$2,909

Year ended December 31, 2004:
Allowance for doubtful accounts	$67,108	$11,901	$—		$(38,716)	$40,293

Other receivable reserve (4)	$7,245	$—	$4,685		$(6,191)	$5,739

Year ended December 31, 2003:
Allowance for doubtful accounts	$45,905	$18,114	$23,675	(2)	$(20,586)	$67,108

Other receivable reserve (4)	$6,419	$959	$—		$(133)	$7,245	(2)

(1)	Charges included in provision for losses on accounts receivable, of which $1,234, $7,095 and $9,963, respectively, for the years ended December 31, 2005, 2004 and 2003, relate to discontinued operations.

(2)	Provision for facilities included in discontinued operations recorded in loss on disposal of discontinued operations.

(3)	Column D primarily represents write offs and recoveries on divested receivables that have been fully reserved.

(4)	Includes reserves on long-term notes receivable of $148 and $6,509 as of December 31, 2004 and 2003.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEET

(in thousands)

September 30, 2006
(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$16,731
Accounts receivable, net of allowance for doubtful accounts of $23,163 at September 30, 2006	117,098
Inventories, net	4,825
Other receivables, net of allowance of $2,207 at September 30 2006	3,090
Assets held for sale	15,553
Restricted cash	29,128
Prepaid expenses	3,681

Total current assets	190,106
Property and equipment, net of accumulated depreciation of $82,349 at September 30, 2006	210,503
Intangible assets, net of accumulated amortization of $5,780 at September 30, 2006	16,898
Goodwill	62,752
Restricted cash, non-current	35,400
Other assets, net	6,828

Total assets	$522,487

See accompanying notes.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEET (Continued)

(in thousands, except share data)

September 30, 2006
(unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$42,993
Accrued compensation and benefits	38,755
Accrued self-insurance obligations, current portion	41,942
Income taxes payable	11,857
Other accrued liabilities	38,930
Liabilities held for sale	3,267
Current portion of long-term debt:
Company obligations	22,911
Clipper partnerships	33,684
Capital leases, current	1,085

Total current liabilities	235,424

Accrued self-insurance obligations, net of current portion	99,331
Long-term debt, net of current portion:
Company obligations	128,530
Clipper partnerships	15,623
Unfavorable lease obligations, net of accumulated amortization of $12,415 at September 30, 2006	10,102
Deferred income taxes	7,660
Other long-term liabilities	15,835

Total liabilities	512,505

Commitments and contingencies

Stockholders’ equity (deficit):
Preferred stock of $.01 par value, authorized 10,000,000 shares, no shares were issued or outstanding as of September 30, 2006	—
Common stock of $.01 par value, authorized 50,000,000 shares, 31,381,195 shares issued and 31,371,013 shares outstanding as of September 30, 2006	314
Additional paid-in capital	432,122
Accumulated deficit	(422,363

10,073
Less:
Common stock held in treasury, at cost, 10,182 shares as of September 30, 2006	(91)

Total stockholders’ equity (deficit)	9,982

Total liabilities and stockholders’ equity (deficit)	$522,487

See accompanying notes.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	For the Nine Months Ended September 30, 2006	For the Nine Months Ended September 30, 2005
	(unaudited)	(unaudited)
Total net revenues	$818,305	$590,655

Costs and expenses:
Operating salaries and benefits	460,438	349,525
Self-insurance for workers’ compensation and general and professional liability insurance	31,522	25,819
Operating administrative expenses	21,264	17,217
Other operating costs	183,807	122,166
Facility rent expense	40,360	28,101
General and administrative expenses	36,353	33,515
Depreciation and amortization	12,085	6,193
Provision for losses on accounts receivable	6,548	1,446
Interest, net	14,289	8,631
Loss on asset impairment	—	361
Restructuring costs, net	(1)	112
Loss on sale of assets, net	156	877
Loss on contract termination	975	—
Loss on extinguishment of debt, net	—	408

Total costs and expenses	807,796	594,371

Income (loss) before income taxes and discontinued operations	10,509	(3,716)
Income tax expense (benefit)	3,353	(774)

Income (loss) from continuing operations	7,156	(2,942)

Discontinued operations:
Income from discontinued operations, net of related tax expense of $1,627 for the nine months ended September 30, 2006	2,354	6,443
(Loss) gain on disposal of discontinued operations, net of related tax benefit of $134 for the nine months ended September 30, 2006	(375)	9,594

Income from discontinued operations, net	1,979	16,037

Net income	$9,135	$13,095

Basic and diluted earnings per common and common equivalent share:
Income (loss) from continuing operations	$0.23	$(0.19)
Income from discontinued operations	0.06	1.04

Net income	$0.29	$0.85

Weighted average number of common and common equivalent shares outstanding:
Basic	31,252	15,343
Diluted	31,338	15,343

See accompanying notes.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the Nine Months Ended September 30,
	2006	2005
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$9,135	$13,095
Adjustments to reconcile net income to net cash provided by (used for) operating activities, including discontinued operations:
Depreciation	7,645	3,304
Amortization	5,153	3,606
Amortization of favorable and unfavorable lease intangibles, net	(1,134)	(1,335)
Provision for losses on accounts receivable	7,215	2,424
Loss (gain) on disposal of discontinued operations, net	375	(9,594)
Loss on sale of assets	156	877
Loss on extinguishment of debt, net	—	408
Loss on asset impairment	—	361
Restricted stock and stock option compensation	1,739	983
Other, net	15	99
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable, net	(11,962)	(1,460)
Inventories, net	(2)	12
Other receivables, net	(997)	1,824
Restricted cash	(3,869)	1,134
Prepaids and other assets	(362)	(3,622)
Accounts payable	(1,449)	(1,008)
Accrued compensation and benefits	(2,676)	(5,416)
Accrued self-insurance obligations	(5,918)	(14,106)
Income taxes payable	6,746	84
Other accrued liabilities	(5,710)	(6,138)
Other long-term liabilities	(809)	(405)

Net cash provided by (used for) operating activities	3,291	(14,873)

Cash flows from investing activities:
Capital expenditures, net	(14,083)	(11,799)
Proceeds from sale of assets held for sale	942	9,405
Acquisitions, net of cash acquired	(3,356)	(5,405)
Repayment of long-term notes receivable	—	237
Insurance proceeds received	150	—
Net proceeds from sale/leaseback	838	—

Net cash used for investing activities	(15,509)	(7,562)

Cash flows from financing activities:
Net borrowings under Revolving Loan Agreement	24,368	20,815
Long-term debt borrowings	11,636	11,000
Long-term debt repayments	(23,219)	(18,036)
Principal payments under capital lease obligations	(853)	—
Distribution of partnership equity	(123)	(327)
Net proceeds from issuance of common stock from the exercise of employee stock options	499	—

Net cash provided by financing activities	12,308	13,452

Net increase (decrease) in cash and cash equivalents	90	(8,983)
Cash and cash equivalents at beginning of period	16,641	22,596

Cash and cash equivalents at end of period	$16,731	$13,613

Supplemental Disclosures:

Non-cash investing and financing activities:

A capital lease obligation of $11,200 was converted to an operating lease in the nine months ended September 30, 2006.

A capital lease obligation of $879 was incurred when we entered into a lease for new equipment in the nine months ended September 30, 2006.

Capital lease obligations of $1,630 were incurred in September, 2006 when we entered into new computer leases.

See accompanying notes.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2006

(1) Nature of Business

References throughout this document to the Company include Sun Healthcare Group, Inc. and our direct and indirect consolidated subsidiaries. As of July 1, 2004, as a result of our application of the Financial Accounting Standards Board’s (“FASB”) Revised Interpretation No. 46 Consolidation of Variable Interest Entities (“FIN No. 46(R)”), our financial statements also include nine entities (collectively known as “Clipper”), in which we own less than 12 percent of the voting interests. See “Note 7—Variable Interest Entities” for additional information concerning FIN No. 46(R). In this document, the words, “we,” “our,” “ours,” and “us” refer to Sun Healthcare Group, Inc. and its direct and indirect consolidated subsidiaries and not any other person.

Business

We are a provider of long-term, subacute and related specialty healthcare in the United States. We operate through four principal business segments: (i) inpatient services, (ii) rehabilitation therapy services, (iii) medical staffing services, and (iv) laboratory and radiology services. Inpatient services represents the most significant portion of our business. We operated 155 long-term care facilities, inclusive of 10 facilities under a management contract, in 19 states as of September 30, 2006.

During the quarter ended September 30, 2006, Sun announced the acquisition of Preferred Hospice of Oklahoma, Inc. (“Preferred Hospice”), the pending sale of its home health services segment, SunPlus Home Heath Services, Inc. (“SunPlus”) and substantially completed, as required by Generally Accepted Accounting Principles (“GAAP”), the formal valuation of the assets acquired and liabilities assumed in connection with the acquisition of Peak Medical Corporation (“Peak”) completed in December, 2005. Simultaneous with the acquisition of Preferred Hospice, the management agreement for the management of five hospice programs owned by Sun was terminated resulting in a charge of $1.0 million. After the announcement of the sale of SunPlus, the home health services segment was reclassified as a discontinued operation for all periods reported.

Other Information

The accompanying unaudited consolidated financial statements have been prepared in accordance with our customary accounting practices and accounting principles generally accepted in the United States for interim financial statements. In our opinion, the accompanying interim consolidated financial statements present fairly our financial position at September 30, 2006, and the consolidated results of our operations and cash flows for the nine-month period ended September 30, 2006 and 2005, respectively. We believe that all adjustments are of a normal and recurring nature with the exception of certain purchase accounting adjustments made in accordance with the provisions of Statement of Financial Accounting Standards, Business Combinations (“SFAS No. 141”) (see “Note 2—Acquisitions”). These statements are unaudited, and certain information and footnote disclosures normally included in our annual consolidated financial statements have been condensed or omitted, as permitted under the applicable rules and regulations. Readers of these statements should refer to our audited consolidated financial statements and notes thereto for the year ended December 31, 2005, which are included in our Annual Report on Form 10-K for the year ended December 31, 2005 (the “2005 10-K”). The results of operations for the nine months ended September 30, 2006 presented in the accompanying consolidated financial statements are not necessarily representative of the results that may be expected for the year ending December 31, 2006.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

September 30, 2006

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include determination of third-party payor settlements, allowances for doubtful accounts, self-insurance obligations and loss accruals. Actual results could differ from those estimates.

Reclassification

Certain reclassifications of assets, liabilities, income and expense have been made to the prior period financial statements to conform to the 2006 financial statement presentation. Specifically, we have reclassified the results of operations of material divestitures subsequent to December 31, 2005 (see “Note 5—Discontinued Operations”) for all periods presented to discontinued operations within the Statement of Operations, in accordance with accounting principles generally accepted in the United States.

(2) Acquisitions

Harborside

In October 2006, we entered into an agreement to acquire all of the outstanding stock of Harborside Healthcare Corporation (“Harborside”), which operates 76 skilled nursing facilities, in exchange for $349.4 million in cash for all of Harborside’s outstanding stock and to refinance or assume Harborside’s debt (which includes indebtedness to be incurred to purchase, prior to closing, certain facilities that are currently leased by Harborside). We estimate that the amount of such debt, which will fluctuate until the closing, will approximate $275 million at the closing. Sun has received debt financing commitments from Credit Suisse and CIBC World Markets Corp. to fund the purchase price and the refinancing of certain Harborside and Sun debt and provide a revolving credit facility for working capital and other general corporate purposes. Harborside’s operations are located in ten states with 9,100 licensed beds, which states overlap or are contiguous to our eastern operating locations. Harborside had approximately 9,300 employees serving approximately 8,300 residents at its facilities as of September 30, 2006. The transaction is expected to close in the first half of 2007, subject to certain closing conditions that include regulatory and other approvals.

Peak

In December 2005, we completed the purchase of Peak, which operated or managed 56 inpatient facilities, by acquiring all of the outstanding stock of Peak in exchange for approximately 8.9 million shares of our stock. Peak’s results of operations have been included in the consolidated financial statements since the date of acquisition.

The total purchase price of the Peak acquisition was as follows (in thousands):

Fair value of approximately 8.9 million shares of Common Stock issued	$55,538
Fair value of assumed debt obligations	95,739
Stock option costs	320
Direct transaction costs	12,832

$164,429

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

September 30, 2006

Under the purchase method of accounting, the total purchase price as shown in the table above was allocated to Peak’s net tangible and intangible assets based upon their estimated fair values as of December 1, 2005. The excess of the purchase price over the estimated fair value of the net tangible and intangible assets is recorded as goodwill. The estimated fair value of our Common Stock issued was based on the $6.26 historic Sun average share price for the period of May 12 through May 16, 2005.

We engaged a third-party valuation firm to complete a valuation of Peak’s property and equipment and identifiable intangible assets, which valuation was substantially completed during the third quarter of 2006. We adjusted the purchase price allocation in the third quarter to reflect the appraiser’s valuation of owned property and equipment. As a result of this adjustment, property and equipment was increased by $28.4 million, from our preliminary estimate of $74.6 million to $103.0 million, goodwill was adjusted down by the same $28.4 million, and we booked a cumulative depreciation charge of $1.4 million in the third quarter of 2006. Annual depreciation attributable to the purchased properties will be $3.8 million. In addition, we finalized our valuation of insurance reserves for Peak’s general and professional and workers’ compensation liabilities, which resulted in an additional increase of $5.4 million to goodwill, and a corresponding decrease of $3.5 million to prepaid insurance, a net increase of $1.1 million to self-insurance liabilities, and a credit of $0.8 million to the current period expense for workers’ compensation insurance. The valuation of any intangibles associated with the Peak acquisition will be finalized in the fourth quarter of 2006 and we do not anticipate significant changes from the preliminary estimates.

Other Acquisitions

In August 2006, we completed the purchase of Preferred Hospice, which operates two hospice programs in Oklahoma and which had also managed five of our hospice programs, by acquiring all of the outstanding stock of Preferred Hospice in exchange for approximately $4.6 million. The purchase price included an allocation of $1.0 million related to the cancellation of the existing management agreement which was expensed in the current period. The remainder of the purchase price has been allocated to goodwill and will be subject to annual impairment tests.

In August 2005, we acquired ProCare One Nurses, LLC (“ProCare”), a temporary nurse staffing business, for a total purchase price of $8.3 million, of which $4.2 million was paid at closing and $4.1 million is payable over three years pursuant to two promissory notes. The $8.3 million acquisition cost, including $0.1 million in estimated professional fees, was allocated to the assets acquired and liabilities assumed, based on their fair values of $2.5 million to working capital and $5.9 million to intangible assets. Of the $5.9 million of acquired intangible assets, $0.1 million was assigned to trade names, an indefinite-lived intangible asset, and $3.3 million was assigned to customer contracts, which is subject to amortization. The remaining $2.5 million of acquired intangible assets representing goodwill was assigned to the Medical Staffing segment and will be subject to annual impairment tests.

In April 2005, we acquired the healthcare staffing operations of SingleSource Staffing and Goddard Healthcare Consulting, Inc. for a combined purchase price of $2.4 million, all of which was allocated to goodwill.

(3) Loan Agreements

In December 2005, we entered into an Amended and Restated Loan and Security Agreement (the “Revolving Loan Agreement”) with CapitalSource Finance LLC, as collateral agent, and certain lenders, which amended and restated an existing revolving credit facility. The Revolving Loan Agreement, among

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

September 30, 2006

other things, provides for up to $100.0 million of borrowing availability and terminates on January 31, 2009. The interest rate on borrowings equals 2.75% based on our fixed charge coverage ratio plus the greater of (i) 4.31% or (ii) (a) a floating rate equal to the London Interbank Offered Rate for one month adjusted daily or (b), at our option, a rate that is fixed for a period of 30, 60 or 90 days equal to the London Interbank Offered Rate two days prior to the commencement of such period. The Revolving Loan Agreement is secured by almost all of our assets (and the assets of our subsidiaries), including accounts receivable, inventory, stock of our subsidiaries and equipment, but excluding real estate.

Availability of amounts under the Revolving Loan Agreement is subject to compliance with financial covenants, including a fixed charge coverage covenant, which requires that the ratio of Operating Cash Flow (as defined in the Revolving Loan Agreement) to Fixed Charges (as defined in the Revolving Loan Agreement) equals or exceeds 1.0:1.0. Our borrowing availability under the Revolving Loan Agreement is generally limited to up to eighty-five percent (85%) of the value of our accounts receivable that are deemed eligible pursuant to the Revolving Loan Agreement, plus an overadvance facility equal to an additional 15% of the value of such receivables, but not to exceed $100.0 million. Under certain circumstances, the borrowing capacity of the facility may be expanded to up to $150.0 million. The defined borrowing base as of September 30, 2006 was $90.0 million, net of specified reserves of $4.9 million. As of September 30, 2006, we had $34.5 million in borrowings outstanding and we had issued $15.0 million in letters of credit, leaving $40.5 million available to us for additional borrowing. The Revolving Loan Agreement contains customary events of default, such as our failure to make payment of amounts due, defaults under other agreements evidencing indebtedness, certain bankruptcy events and a change of control (as defined in the Revolving Loan Agreement). The agreement also contains customary covenants restricting, among other things, incurrence of indebtedness, liens, payment of dividends, repurchase of stock, acquisitions and dispositions, mergers and investments. We have also agreed to limit our capital expenditures to a maximum of $13.0 million in any six-month period. Failure to comply with a covenant or the occurrence of an event of default could result in the acceleration of payment obligations under the Revolving Loan Agreement. As of September 30, 2006, we were in compliance with these covenants.

(4) Long-Term Debt and Capital Lease Obligations

Long-term debt and capital lease obligations consisted of the following as of the periods indicated (in thousands):

	September 30, 2006	December 31, 2005
Revolving loan agreement	$34,510	$10,141
Mortgage notes payable due at various dates through 2037, interest at rates from 5.5% to 10.8%, collateralized by various facilities (1) (2)	154,577	158,874
Capital leases (3)	2,523	11,204
Industrial revenue bonds	4,765	6,360
Other long-term debt	5,458	11,200

Total long-term debt (1)	201,833	197,779
Less amounts due within one year	(57,680)	(66,856)

Long-term debt, net of current portion	$144,153	$130,923

(footnotes on following page)

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

September 30, 2006

(1)	Includes fair value premium of $0.3 million related to the Peak acquisition (see “Note 2—Acquisitions”).

(2)	Includes $49.3 million and $50.2 million related to the consolidation of Clipper as of September 30, 2006 and December 31, 2005, respectively (see “Note 7—Variable Interest Entities”).

(3)	Includes reduction of $11.2 million related to conversion of a capital lease to an operating lease with no principal payment as of September 30, 2006.

The scheduled or expected maturities of long-term debt, excluding premiums, as of September 30, 2006, were as follows (in thousands):

2007	$57,680
2008	24,664
2009	3,534
2010	46,785
2011	14,092
Thereafter	54,735

Total	$201,490

Included in the expected maturities of long-term debt are the following amounts related to the consolidation of Clipper, (in thousands): $33,684, $289, $305, $323, $342, and $14,364 for 2007, 2008, 2009, 2010, 2011 and thereafter, respectively. We intend to refinance $33.4 million of the debt due in 2007 in the fourth quarter of 2006 (see “Note 7—Variable Interest Entities”).

(5) Discontinued Operations

In accordance with the provisions of Statement of Financial Accounting Standards, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS No. 144”), the results of operations of the disposed assets and the gains (losses) related to these divestitures have been classified as discontinued operations for all periods presented in the accompanying consolidated statements of operations.

Pharmaceutical Services:    In July 2003, we sold the assets of our pharmaceutical services operations to Omnicare, Inc. for $90.0 million. Of the $90.0 million, we received cash proceeds of $75.0 million at closing while $15.0 million was not scheduled to be paid until 2005. Of the $15.0 million, $7.7 million of the hold back was received during September 2005. Settlement of the remainder of the hold back is pending the completion of a net asset adjustment reconciliation satisfactory to both parties to the transaction. The reconciliation, which is not directly related to the hold back consideration, and for which provision has previously been made, is expected to be completed during 2006.

Laboratory and Radiology Services:    In November 2004, one of our subsidiaries sold its clinical laboratory and radiology operations located in California. We received $1.6 million in cash in connection with this sale, of which $0.9 million was received in the first quarter of 2005. In the fourth quarter of 2005, we sold our mobile radiology services operations located in Arizona and Colorado.

Home Health Services:    In August 2006, we entered into an agreement to sell SunPlus (“SunPlus”), for a purchase price of $19.3 million. SunPlus provides skilled home health care, non-skilled home care, as

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September 30, 2006

well as pharmacy services in California and Ohio. SunPlus had net revenues of $60.8 million in 2005 and had approximately 1,200 employees as of September 30, 2006. For the nine months ended September 30, 2006, SunPlus had net revenues of $46.2 million. For the nine months ended September 30, 2006, SunPlus recorded net segment income of $1.4 million, facility rent of $1.4 million, depreciation and amortization of $0.7 million, and interest expense of $7 thousand. The sale is expected to close in December 2006, subject to certain closing conditions that include regulatory and other approvals. The home health services operations have been reclassified to assets and liabilities held for sale. Pursuant to SFAS No. 144, their net revenues and net operating income have been reclassified to discontinued operations for all periods presented.

Other Operations:    In December 2004, we closed our comprehensive outpatient rehabilitation facilities in Colorado.

A summary of the discontinued operations for the periods presented is as follows (in thousands):

	For the Nine Months Ended September 30, 2006
	Inpatient Services	Pharmaceutical Services	Laboratory/ Radiology	Home Health	Other	Total
Net operating revenues	$(145)	$—	$—	$46,160	$—	$46,015

Income (loss) from discontinued operations, net (1)	$1,454	$5	$(117)	$1,017	$(5)	$2,354
(Loss) gain on disposal of discontinued operations, net (2)	(18)	(29)	(211)	(125)	8	(375)

Income (loss) on discontinued operations, net	$1,436	$(24)	$(328)	$892	$3	$1,979

(1)	Net of related tax expense of $1,627

(2)	Net of related tax benefit of $134

	For the Nine Months Ended September 30, 2005
	Inpatient Services	Pharmaceutical Services	Laboratory/ Radiology	Home Health	Other	Total
Net operating revenues	$2,287	$—	$2,298	$45,509	$—	$50,094

Income (loss) from discontinued operations, net	$5,686	$5	$(1,396)	$2,201	$(53)	$6,443
Gain (loss) on disposal of discontinued operations, net	1,395	7,594	632	—	(27)	9,594

Income (loss) on discontinued operations, net	$7,081	$7,599	$(764)	$2,201	$(80)	$16,037

(6) Assets Held for Sale

As of September 30, 2006, assets held for sale consisted of (i) SunPlus, our home health services operations located in California and Ohio (see “Note 5—Discontinued Operations”), with a net carrying

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

September 30, 2006

amount of $11.3 million, consisting of $14.6 million in assets, offset in part by $3.3 million in liabilities and (ii) an undeveloped parcel of land valued at $1.0 million, which is classified in our Corporate segment in our consolidated financial statements, which we expect to sell in the next year.

As of December 31, 2005, assets held for sale consisted of two undeveloped parcels of land valued at $1.9 million, classified in our Corporate segment in our consolidated financial statements. One parcel was sold for $0.9 million in the third quarter of 2006.

(7) Variable Interest Entities

In December 2003, the FASB issued a revision to Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN No. 46R”), which was originally issued in January 2003. FIN No. 46R provides guidance on the consolidation of certain entities when control exists through means other than ownership of voting (or similar) interests and was effective for public entities that have interests in variable interest entities commonly referred to as special purpose entities for the first reporting period that ends after March 15, 2004. FIN No. 46R requires consolidation by the majority holder of expected residual gains and losses of the activities of a variable interest entity (“VIE”).

We currently own less than 12% of the voting interest in nine entities (collectively known as “Clipper”), each of which owns one facility that we operate in New Hampshire. Clipper’s objective is to achieve rental income from the leasing of its facilities. In April 2004, we entered into an agreement with the owners of the remaining interests in those nine entities. That agreement granted us options, exercisable sequentially over a period of seven years, pursuant to which we can acquire 100% of the ownership of those nine entities for an aggregate amount of up to $10.3 million. On June 30, 2006, we gave notice to exercise the third option in 2007 for a purchase price of $0.4 million, and we have paid an aggregate option purchase price for the first two option exercises of $0.5 million through June 30, 2006. The agreement also provides the owners the right to require us to purchase those ownership interests at the above described option prices. These put rights can be exercised for any options that have come due but which were not exercised up to that point in time, but no later than December 31, 2010.

We have concluded that Clipper is a VIE because we have agreements with the majority owners granting to us the option to acquire, and to the owners, the right to put to us, 100% ownership of Clipper. We have recognized $9.4 million of the option value in other long-term liabilities in our consolidated balance sheets. The remaining $0.4 million is recorded as current in other accrued liabilities in our consolidated balance sheets. We have not recorded any minority interest associated with the 88.5% interest in which we do not own since the net equity of the Clipper entities had a net equity deficiency and as the primary beneficiary, we would be responsible for all of their losses. Pursuant to FIN No. 46(R), we have eliminated facility rent expense of $2.6 million for each of the nine months ended September 30, 2006 and 2005, respectively, and included $49.3 million and $50.2 million of mortgage debt of Clipper in our consolidated balance sheets as of September 30, 2006 and December 31, 2005, respectively, although we own less than 12% of the voting interest in the Clipper properties and are not directly obligated on the debt. The debt is collateralized by the fixed assets of the respective partnerships, limited liability companies and sole proprietorship that own the Clipper properties and none of our assets. Creditors do not have any general recourse against us for the mortgage debt.

Our consolidated assets and liabilities and stockholders’ equity (deficit) reflect the value of the assets and liabilities of Clipper, which equaled $59.5 million and $62.4 million, respectively, as of September 30,

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

September 30, 2006

2006 and December 31, 2005. Upon consolidation, we eliminated our investment in Clipper. The following provides a summary of the balance sheet impact of Clipper upon consolidation as of September 30, 2006 and December 31, 2005 (amounts in thousands and reported before elimination):

	September 30, 2006	December 31, 2005
Current assets:
Cash and cash equivalents	$343	$708
Other receivables	250	250
Restricted cash, current	1,083	1,021
Prepaids and other assets	44	131

Total current assets	1,720	2,110

Property and equipment, net:
Land	6,171	6,171
Land improvements	35	38
Buildings	35,266	36,335
Building improvements	2,752	2,223
Equipment	153	89
Construction-in-process	86	165

Total property and equipment, net	44,463	45,021

Favorable lease intangibles, net	8,485	9,982
Intercompany	4,836	5,240

Total assets	$59,504	$62,353

Current liabilities:
Mortgages, current	$33,684	$34,415
Other accrued liabilities	600	551

Total current liabilities	34,284	34,966

Mortgages, net of current	15,623	15,829
Other long-term liabilities	15,987	16,421

Total long-term liabilities	31,610	32,250

Total liabilities	65,894	67,216

Stockholders’ deficit:
Accumulated deficit	(6,390)	(4,863)

Total liabilities and stockholders’ deficit	$59,504	$62,353

For the nine months ended September 30, 2006, the consolidation of Clipper resulted in the recording in our financial statements of a net loss of $1.4 million comprised of a $2.9 million charge to interest expense, and a $1.0 million charge to depreciation expense, partially offset by a $2.6 million credit to rent expense. For the nine months ended September 30, 2005, the consolidation of Clipper resulted in the recording in our financial statements of a net loss of $1.9 million comprised of a $3.1 million charge to interest expense, a $0.9 million charge to depreciation expense, and a $0.4 million loss on extinguishment of debt, partially offset by a $2.6 million credit to rent expense.

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

September 30, 2006

(8) Commitments and Contingencies

(a) Insurance

We self-insure for certain insurable risks, including general and professional liability, workers’ compensation liability and employee health insurance liability, through the use of self-insurance or retrospective and self-funded insurance policies and other hybrid policies, which vary by the states in which we operate. There is a risk that amounts funded to our self-insurance programs may not be sufficient to respond to all claims asserted under those programs. Provisions for estimated reserves, including incurred but not reported losses, are provided in the period of the related coverage. These provisions are based on actuarial analyses, internal evaluations of the merits of individual claims, and industry loss development factors or lag analyses. The methods of making such estimates and establishing the resulting reserves are reviewed periodically and are based on historical paid claims information and nationwide nursing home trends. Any resulting adjustments are reflected in current earnings. Claims are paid over varying periods, and future payments may be different than the estimated reserves.

Prior to January 1, 2000, the maximum loss exposure with respect to the third-party insurance policies was $100,000 per claim for general and professional liability. Since January 2000, we have relied upon self-funded insurance programs for general and professional liability claims up to a base amount per claim and an aggregate per location, and have obtained excess insurance policies for claims above those amounts. The programs had the following self-insured retentions: (i) for events occurring from January 1, 2000 to December 31, 2002, $1.0 million per claim, and $3.0 million aggregate per location, (ii) for claims made in 2003, $10.0 million per claim with excess coverage above this level, and (iii) for claims made in 2004, 2005 and 2006, $5.0 million per claim with a $5.0 million excess layer that attaches at $5.0 million of liability and a $40.0 million excess layer that attaches at $10.0 million of liability. For locations other than in the state of Oklahoma acquired from Peak in December 2005, claims reported from 2003 until the acquisition date were covered by commercial insurance programs having limits of $1.0 million per occurrence/$3.0 million annual aggregate and featuring a $100,000 per occurrence deductible. Peak locations in Oklahoma had no insurance coverage in effect. Former Peak locations, including Oklahoma operations, were added to Sun’s general and professional liability programs effective December 9, 2005. An independent actuarial analysis is prepared twice a year to determine the expected losses and reserves for estimated settlements for general and professional liability under the per claim retention level, including incurred but not reported losses.

Based on the results of the actuarial analysis for general and professional liability completed in June 2006, we reduced our reserves related to prior periods by $8.0 million in June 2006, of which $5.4 million related to continuing operations for incidents in prior years, and $2.6 million related to discontinued operations for incidents in prior years. As a result of the actuarial analysis for general and professional liability insurance completed in June 2005, we reduced our reserves related to prior periods by $12.0 million in June 2005, of which $3.4 million related to continuing operations for incidents in prior years, and $8.6 million related to discontinued operations for incidents in prior years. Claims paid for the nine months ended September 30, 2006 were $21.2 million, and $14.7 million for the nine months ended September 30, 2005.

The majority of our workers’ compensation risks are insured through insurance policies with third parties with a $1.0 million per claim deductible for claims other than in Wyoming where a state-mandated monopolistic workers’ compensation program applies. Our reserves are estimated by

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

September 30, 2006

independent actuaries beginning with the 2000 policy year and by company analysis using industry development factors for prior years. Effective with the policy period beginning January 1, 2002, we discount our workers’ compensation reserves based on a 4% discount rate. Locations acquired from Peak, other than those in monopolistic states, were covered by a commercial insurance program having a $350,000 per claim deductible. This coverage remained in effect until the policy expired June 1, 2006, at which time Peak was added to Sun’s insurance programs.

Based on the results of the actuarial analysis for workers’ compensation completed in June 2006, no adjustments were made to our reserves related to prior periods. As a result of the actuarial analysis completed in June 2005, we increased our reserves related to prior periods by $5.0 million in June 2005, of which $2.8 million related to continuing operations for incidents in prior years, and $2.2 million related to discontinued operations for incidents in prior years. Claims paid for the nine months ended September 30, 2006 were $17.4 million and $11.7 million for the nine months ended September 30, 2005.

Excluding the actuarial adjustments related to prior periods noted above, related to incidents in prior years, the provision for insurance risks was as indicated (in thousands):

	For the Nine Months Ended
	September 30, 2006	September 30, 2005
Professional Liability:
Continuing operations	$22,102	$15,679
Discontinued operations	116	288

	$22,218	$15,967

Workers’ Compensation:
Continuing operations	$15,567	$10,692
Discontinued operations	935	1,154

	$16,502	$11,846

A summary of the assets and liabilities related to insurance risks at September 30, 2006 and December 31, 2005 is as indicated (in thousands):

	September 30, 2006			December 31, 2005
	Professional Liability	Workers’ Compensation	Total	Professional Liability	Workers’ Compensation	Total
Assets (1):
Restricted cash
Current	$4,230	$16,546	$20,776	$3,626	$13,427	$17,053
Non-current	—	31,929	31,929	—	32,076	32,076

Total	$4,230	$48,475	$52,705	$3,626	$45,503	$49,129

Liabilities (2)(3):
Self-insurance liabilities
Current	$20,790	$17,199	$37,989	$19,180	$13,427	$32,607
Non-current	60,930	38,401	99,331	67,274	42,679	109,953

Total	$81,720	$55,600	$137,320	$86,454	$56,106	$142,560

(footnotes on following page)

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

September 30, 2006

(1)	Total restricted cash excluded $11,823 and $11,530 at September 30, 2006 and December 31, 2005, respectively, held for bank collateral, various mortgages, bond payments and capital expenditures on HUD buildings.

(2)	Total self-insurance liabilities excluded $3,953 and $4,631 at September 30, 2006 and December 31, 2005, respectively, related to our health insurance liabilities.

(3)	Total self-insurance liabilities are collateralized, in addition to the restricted cash, by letters of credit of $6,644 and $750 for general and professional liability insurance and workers’ compensation, respectively, as of September 30, 2006 and $5,000 and $6,471 for general and professional liability insurance and workers’ compensation, respectively, as of December 31, 2005.

(9) Capital Stock

(a) Common Stock

As of September 30, 2006, we had issued 31,381,195 shares, inclusive of 10,182 treasury shares. The shares issued included (i) 9,998,142 shares in connection with the extinguishment of liabilities subject to compromise pursuant to our Plan of Reorganization implemented in connection with our emergence from Chapter 11 bankruptcy proceedings in 2002 (“Plan of Reorganization”), (ii) 4,425,232 shares issued in a private placement of our common stock in February 2004, (iii) 760,000 shares in payment of deferred rent as part of our restructuring plan initiated in 2003, (iv) 8,871,890 shares in connection with the acquisition of Peak, (v) 6,900,000 shares issued in a public offering in December 2005, and (vi) 425,931 shares pursuant to stock options and stock awards to our employees and directors.

(b) Warrants

In February 2004, in conjunction with our private equity offering, we issued warrants to purchase 2,017,897 shares of our common stock, of which 1,707,924 shares have a strike price of $12.65, 62,160 shares have a strike price of $12.82, and 247,813 shares have a strike price of $15.87. The warrants have an exercise period of five years.

(c) Equity Incentive Plans

Our 2004 Equity Incentive Plan (the “2004 Plan”), as amended, allows for the issuance of up to 5.6 million shares of our common stock. Restricted stock awards are outright stock grants. Option awards are granted with an exercise price equal to the market price of our stock at the date of grant; those option awards generally vest based on four years of continuous service and have seven-year contractual terms. Share awards generally vest over four years and no dividends are paid on unexercised options or unvested share awards. The amount of individual stock option grants (aggregating 353,244 shares subject to options) and restricted shares (aggregating 353,244 shares) awarded in May 2006 (the “Performance Share Awards”) are also subject to our achievement of EBITDA performance targets for calendar year 2006. The amount of each Performance Share Award that may vest varies depending on how our actual results compare to budgeted EBITDA, and no Performance Share Award vests if results fall below 90% of budgeted EBITDA. “EBITDA” means our actual earnings before interest, taxes, depreciation and amortization as determined on a consolidated basis in accordance with generally accepted accounting principles as applied in our financial reporting. Pursuant to the 2004 Plan, the Compensation Committee has discretion to adjust these performance measures to the extent (if any) it

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September 30, 2006

determines that the adjustment is necessary or advisable to reflect special circumstances impacting our results and to preserve the intended incentives and benefits. Certain option and share awards provide for accelerated vesting if there is a change in control (as defined in the 2004 Plan).

Pursuant to the 2004 Plan, as of September 30, 2006, excluding Performance Share Awards, our employees and directors held options to purchase 1,132,969 shares of common stock, 22,158 shares of unvested restricted common stock, and 226,684 unvested restricted stock units. As of September 30, 2006, 22,158 shares of restricted common stock valued at $11.25 per share were held by our executive officers and key employees. During the nine months ended September 30, 2006, we issued 308,123 shares of common stock upon the vesting of restricted stock shares, restricted stock units and the exercise of stock options.

As of September 30, 2006, our directors held options to purchase 20,000 shares under our 2002 Non-employee Director Equity Incentive Plan (the “Director Plan”). Upon the adoption of the 2004 Plan, the grant of further awards under the Director Plan was suspended so that no additional awards could be made under the Director Plan.

Upon our acquisition of Peak, we assumed the Peak 1998 Stock Incentive Plan (the “Peak Plan”). As of September 30, 2006, our employees held options to purchase 15,369 shares of common stock under the Peak Plan, and 85,468 shares had been issued upon the exercise of stock options. No additional awards will be made under the Peak Plan.

Prior to January 1, 2006, we accounted for our stock-based employee compensation plans under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees (“APB No. 25”), and related Interpretations, as permitted by FASB Statement No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”). Under APB No. 25, stock options granted at market required no recognition of compensation cost and a share-based compensation pro forma disclosure regarding the pro forma effect on net earnings assuming compensation cost had been recognized in accordance with SFAS No. 123 (in thousands, except per share amounts):

For the Nine Months Ended September 30, 2005
Net income, as reported (1)	$13,095
Pro forma stock option compensation expense, net of $0 tax	(1,183)

Pro forma net income	$11,912

Net income per share:
Basic and diluted:
Net income, as reported	$0.85
Pro forma stock option compensation expense, net of $0 tax	(0.07)

Pro forma net income	$0.78

(1)	Includes total charges to our consolidated statements of income related to restricted stock grants of $1.0 million for the nine months ended September 30, 2005.

Effective January 1, 2006, we adopted the fair value recognition provisions of Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123(R)”), which

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

September 30, 2006

requires all share-based payments to employees, including grants of employee stock options, to be recognized in the statement of operations based on their fair values. Pro forma disclosure is no longer an alternative. We adopted SFAS No. 123(R) using the modified-prospective method in which compensation cost is recognized beginning with the effective date based on the requirements of SFAS No. 123(R) for all share-based payments granted or modified after the effective date, and for all awards granted to employees prior to the effective date that remain unvested on the effective date. Results for prior periods have not been restated.

The adoption of SFAS No. 123(R) reduced income before income taxes and discontinued operations, and net (loss) income for the nine months ended September 30, 2006 by $0.9 million. Basic and diluted (loss) earnings per share of $0.29 for the nine months ended September 30, 2006 were not impacted by the adoption of SFAS No. 123(R). Pursuant to SFAS No. 123(R), the cash flows resulting from the tax benefits in excess of the compensation cost recognized for those options (excess tax benefits) should be classified as financing cash flows. However, since we have a net operating loss carryforward that is increased by any excess tax benefit, then the tax benefit is not recognized until the deduction actually reduces current taxes payable. As of September 30, 2006, total unrecognized compensation cost related to stock option awards was $2.6 million, which includes $1.0 million for the Performance Share Awards, and the related weighted-average period over which it is expected to be recognized is approximately 2.77 years.

A summary of option activity under the 2004 Plan, the Director Plan, and the Peak Plan, excluding Performance Share Awards, during the nine months ended September 30, 2006 are presented below:

Options	Shares (in thousands)	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value (in thousands)
Outstanding at January 1, 2006	1,383	$7.03
Granted	24	6.81
Exercised	(126)	4.43
Forfeited or expired	(113)	7.05

Outstanding at September 30, 2006	1,168	$7.30	6 years	$(4,016)

Exercisable at September 30, 2006	636	$7.37	6 years	$(2,145)

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

September 30, 2006

In connection with the restricted stock awards granted to employees, under APB No. 25, we recognized the full fair value of the shares of nonvested restricted stock awards and recorded an offsetting deferred compensation balance within equity for the unrecognized compensation cost. SFAS No. 123(R) prohibits this “gross-up” of stockholders’ equity. As a result, we have reduced paid-in capital and unearned compensation by the same amount for all periods presented and upon the effective date of the adoption of SFAS No. 123(R), compensation cost is recognized over the requisite service period with an offsetting credit to equity and the full fair value of the share-based payment is not recognized until the instrument is vested. A summary of restricted stock activity with our share-based compensation plans, excluding Performance Share Awards, during the nine months ended September 30, 2006, is as follows:

Nonvested Shares	Shares (in thousands)	Weighted- Average Grant-Date Fair Value
Nonvested at January 1, 2006	370	$9.17
Granted	12	$6.92
Vested	(88)	$14.55
Forfeited	(23)	$6.41

Nonvested at September 30, 2006	271	$7.56

The total fair value of restricted shares vested during the nine months ended September 30, 2006 was $0.9 million and $1.0 million for the nine months ended September 30, 2005.

Pursuant to FAS 123(R), the fair value of each option award is estimated on the date of grant using a Black-Scholes option valuation model that uses the assumptions noted in the following table. Expected volatility is based on the historical volatility of our stock. The expected term of options granted is derived using a temporary “shortcut approach” of our “plain vanilla” employee stock options. Under this approach, the expected term would be presumed to be the mid-point between the vesting date and the end of the contractual term. The risk-free rate for the period within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant. The weighted-average grant-date fair value of stock options granted during the nine months ended September 30, 2006 and 2005, excluding Performance Share Awards, was $3.20 and $4.16, respectively.

Expected volatility	60.42% - 80.62%
Weighted-average volatility	68.35%
Expected term (in years)	4.75
Risk-free rate	3.02% - 4.66%

(10) Earnings per Share

Basic net income per share is based upon the weighted average number of common shares outstanding during the period. The weighted average number of common shares for the nine months ended September 30, 2006, include all the common shares that are presently outstanding, common shares to be issued pursuant to our Plan of Reorganization, and the common shares issued as common stock awards. See “Note 9—Capital Stock.”

The diluted calculation of income per common share includes the dilutive effect of warrants, stock options and non-vested restricted stock using the treasury stock method.

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

September 30, 2006

(11) Income Taxes

The provision for income taxes was based upon our estimate of taxable income or loss for each respective accounting period. We recognized an asset or liability for the deferred tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. These temporary differences would result in taxable or deductible amounts in future years when the reported amounts of the assets are recovered or liabilities are settled. We also recognized as deferred tax assets the future tax benefits from net operating loss (“NOL”) and tax credit carryforwards. A valuation allowance was provided for deferred tax assets as it is more likely than not that some portion or all of the net deferred tax assets will not be realized.

The provision for income taxes of $3.4 million for the nine months ended September 30, 2006 consists of a provision of $4.4 million based on an effective tax rate of approximately 44% offset by $1.2 million of IRS refunds received due to NOL carrybacks. The current benefit for income taxes of $0.8 million for the nine months ended September 30, 2005 consisted of $1.0 million of IRS refunds received due to NOL carrybacks offset by $0.2 million of estimated state income tax liability for that period. The estimated state income tax liability for the September 30, 2005 periods resulted from the operations of profitable subsidiaries in states that do not allow combined, consolidated or unitary tax return filings. The valuation allowance offsetting our deferred tax assets was established primarily in fresh start accounting upon our emergence from bankruptcy in 2002. As a result, the reversal of any portion of this valuation allowance from the utilization of tax NOL carryforwards would affect paid-in capital instead of the tax provision. Since we incurred a tax NOL for 2005, and are projecting a tax NOL for 2006, no overall tax benefits other than for refunds received were recorded for these periods for federal income tax purposes.

Internal Revenue Code Section 382 imposes a limitation on the use of a company’s NOL carryforwards and other losses when the company has an ownership change. In general, an ownership change occurs when shareholders owning 5% or more of a “loss corporation” (a corporation entitled to use NOL or other loss carryovers) have increased their ownership of stock in such corporation by more than 50 percentage points during any 3-year testing period beginning on the first day following the change date for an earlier ownership change. The annual base Section 382 limitation is calculated by multiplying the loss corporation’s value at the time of the ownership change times the greater of the long-term tax-exempt rate determined by the IRS in the month of the ownership change or the two preceding months.

The issuance of our common stock in connection with the acquisition of Peak in 2005 resulted in an ownership change under Section 382. The annual base Section 382 limitation to be applied to our tax attribute carryforwards as a result of this ownership change is approximately $10.0 million. Accordingly, our NOL, capital loss, and tax credit carryforwards have been reduced to take into account this limitation and the respective carryforward periods for these tax attributes.

After considering the reduction in tax attributes resulting from the preliminary calculation of the Section 382 limitation, we have Federal NOL carryforwards of approximately $171.7 million with expiration dates from 2006 through 2026. Various subsidiaries have state NOL carryforwards totaling approximately $92.1 million with expiration dates through the year 2026.

Our application of the rules under Section 382 is subject to challenge upon IRS review. A successful challenge could significantly impact our ability to utilize deductions, losses and tax credits generated prior to the date of the Peak acquisition.

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

September 30, 2006

In June 2006, the Financial Accounting Standards Board issued FASB Interpretation No. 48, “Accounting for Uncertainties in Income Taxes, an interpretation of FASB Statement No. 109” (FIN 48). FIN 48 prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. As of September 30, 2006, we have not determined the effect that the adoption of FIN 48 will have on our financial position or results of operations.

(12) Other Events

(a) Litigation

We are a party to various legal actions and administrative proceedings and are subject to various claims arising in the ordinary course of our business, including claims that our services have resulted in injury or death to the residents of our facilities, claims relating to employment and commercial matters. Although we intend to vigorously defend ourselves in these matters, there can be no assurance that the outcomes of these matters will not have a material adverse effect on our results of operations and financial condition. In certain states in which we have or have had operations, insurance coverage for the risk of punitive damages arising from general and professional liability litigation may not be available due to state law public policy prohibitions. There can be no assurance that we will not be liable for punitive damages awarded in litigation arising in states for which punitive damage insurance coverage is not available.

(b) Other Inquiries

From time to time, fiscal intermediaries and Medicaid agencies examine cost reports filed by predecessor operators of our skilled nursing facilities. If, as a result of any such examination, it is concluded that overpayments to a predecessor operator were made, we, as the current operator of such facilities, may be held financially responsible for such overpayments. At this time we are unable to predict the outcome of any existing or future examinations.

(c) Legislation, Regulations and Market Conditions

We are subject to extensive federal, state and local government regulation relating to licensure, conduct of operations, ownership of facilities, expansion of facilities and services and reimbursement for services. As such, in the ordinary course of business, our operations are continuously subject to state and federal regulatory scrutiny, supervision and control. Such regulatory scrutiny often includes inquiries, investigations, examinations, audits, site visits and surveys, some of which may be non-routine. We believe that we are in substantial compliance with the applicable laws and regulations. We believe that there has been, and will continue to be, an increase in governmental investigations of long-term care providers, particularly in the area of Medicare/Medicaid false claims, as well as an increase in enforcement actions resulting from these investigations. Adverse determinations in legal proceedings or governmental investigations, whether currently asserted or arising in the future, could have a material adverse effect on our financial position, results of operations and cash flows.

We entered into a Corporate Integrity Agreement (the “CIA”) with the Office of Inspector General of the U.S. Department of Health and Human Services in July 2001 and it became effective on February 28, 2002. We implemented further internal controls with respect to our quality of care standards and

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

September 30, 2006

Medicare and Medicaid billing, reporting and claims submission processes and engaged an independent third party to act as quality monitor and Independent Review Organization under the CIA. A breach of the CIA could subject us to substantial monetary penalties and exclusion from participation in Medicare and Medicaid programs. Any such sanctions could have a material adverse effect on our financial position, results of operations, and cash flows. We believe that we are in compliance with the terms and provisions of the CIA.

(13) Segment Information

We operate predominantly in the long-term care segment of the healthcare industry. We are a provider of long-term, sub-acute and related ancillary care services to nursing home patients.

In August 2006, we entered into an agreement to sell SunPlus, our home health services operations, for a purchase price of $19.3 million (see “Note 5—Discontinued Operations”). The home health services operations have been reclassified to assets and liabilities held for sale, and pursuant to SFAS No. 144, their net revenues and net operating income has been reclassified to discontinued operations for all periods presented and is no longer considered a reportable segment.

The following summarizes the services provided by our reportable and other segments:

Inpatient Services:    This segment provides, through SunBridge Healthcare Corporation and its subsidiaries (collectively “SunBridge”), inpatient skilled nursing and custodial services as well as rehabilitative, restorative and transitional medical services. We provide 24-hour nursing care in these facilities by registered nurses, licensed practical nurses and certified nursing aids. At September 30, 2006, we operated 155 long-term care facilities (consisting of 132 skilled nursing facilities (10 of which are under a management contract), 13 assisted and independent living facilities, seven mental health facilities, and three specialty acute care hospitals) with 16,687 licensed beds as compared with 102 long-term care facilities (consisting of 85 skilled nursing facilities, six mental health facilities, eight assisted living facilities and three specialty acute care hospitals) with 10,551 licensed beds at September 30, 2005. This segment also includes Preferred Hospice of Oklahoma, Inc. and PMC Hospice Services, Inc., which provide hospice services in Oklahoma, Colorado and New Mexico. These hospice services include palliative care for individuals facing end of life issues, including spiritual counseling, social services and pain management.

Rehabilitation Therapy Services:    This segment provides, among other services, physical, occupational and speech therapy services to affiliated and nonaffiliated skilled nursing, assisted living and independent living facilities. At September 30, 2006, this segment provided services to 386 facilities, 298 nonaffiliated and 88 affiliated, as compared to 411 facilities, of which 319 were nonaffiliated and 92 were affiliated at September 30, 2005. We also provide rehabilitative and special education services to pediatric clients as well as rehabilitation therapy services for adult home healthcare clients in the greater New York City metropolitan area through HTA of New York, Inc.

Medical Staffing Services:    As of September 30, 2006, this segment derived 62% of its revenues from hospitals and other providers, 25% from skilled nursing facilities, 4% from schools and 9% from prisons. We provide (i) licensed therapists skilled in the areas of physical, occupational and speech therapy, (ii) nurses, (iii) pharmacists, pharmacist technicians and medical imaging technicians, (iv) physicians, and (v) related medical personnel. As of September 30, 2006, this segment had 28 division offices, which provided temporary therapy and nursing staffing services in major metropolitan

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

September 30, 2006

areas and two division offices, which specialize in the placement of temporary traveling therapists and two division offices specializing in permanent placement of healthcare professionals.

Laboratory and Radiology Services:    This segment provides medical laboratory and radiology services to skilled nursing facilities in Massachusetts and Rhode Island.

Corporate assets primarily consist of cash and cash equivalents, receivables from subsidiary segments, notes receivable, property and equipment and unallocated intangible assets. Although corporate assets include unallocated intangible assets, the amortization, if applicable, is reflected in the results of operations of the associated segment.

Our reportable segments are strategic business units that provide different products and services. They are managed separately, among other reasons, because each business has different marketing strategies due to differences in types of customers, different distribution channels and different capital resource needs.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

September 30, 2006

	As of and for the Nine Months Ended September 30, 2006
	Segment Information (in thousands):
	Inpatient Services	Rehabilitation Therapy Services	Medical Staffing Services	Laboratory and Radiology Services	Corporate	Intersegment Eliminations	Consolidated	Discontinued Operations
Revenues from external customers	$666,799	$76,266	$64,047	$11,171	$22	$—	$818,305	$46,015
Intersegment revenues	—	28,723	752	165	—	(29,640)	—	—

Total revenues	666,799	104,989	64,799	11,336	22	(29,640)	818,305	46,015
Operating salaries and benefits	324,329	77,462	51,963	6,684	—	—	460,438	35,232
Self insurance for workers’ compensation and general and professional liability insurance	28,836	1,239	796	381	270	—	31,522	(1,580)
Other operating costs	189,276	16,881	3,791	3,515	(16)	(29,640)	183,807	4,878
General and administrative expenses	13,772	5,035	2,201	256	36,353	—	57,617	649
Provision for losses on accounts Receivable	5,922	263	230	133	—	—	6,548	666

Segment operating income (loss)	$104,664	$4,109	$5,818	$367	$(36,585)	$—	$78,373	$6,170
Facility rent expense	39,212	302	611	235	—	—	40,360	1,460
Depreciation and amortization	9,645	283	564	279	1,314	—	12,085	713
Interest, net	10,337	(9)	113	41	3,807	—	14,289	16

Net segment income (loss)	$45,470	$3,533	$4,530	$(188)	$(41,706)	$—	$11,639	$3,981

Identifiable segment assets	$379,702	$17,967	$33,271	$3,576	$598,741	$(525,658)	$507,599	$14,888
Segment capital expenditures	$11,205	$172	$182	$286	$2,865	$—	$14,710	$226

The term “segment operating income (loss)” is defined as earnings before facility rent expense, depreciation and amortization, interest, restructuring costs, net, loss on sale of assets, net, loss on contract termination, income taxes and discontinued operations.

The term “net segment income (loss)” is defined as earnings before restructuring costs, net, loss on sale of assets, net, loss on contract termination, income taxes and discontinued operations.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

September 30, 2006

	As of and for the Nine Months Ended September 30, 2005
	Segment Information: (in thousands):
	Inpatient Services	Rehabilitation Therapy Services	Medical Staffing Services	Laboratory and Radiology Services	Corporate	Intersegment Eliminations	Consolidated	Discontinued Operations
Revenues from external customers	$454,478	$75,358	$50,010	$10,791	$18	$—	$590,655	$50,094
Intersegment revenues	—	27,490	516	130	—	(28,136)	—	—

Total revenues	454,478	102,848	50,526	10,921	18	(28,136)	590,655	50,094
Operating salaries and benefits	229,357	72,829	40,583	6,756	—	—	349,525	37,101
Self insurance for workers’ compensation and general and professional liability insurance	23,214	1,309	691	364	241	—	25,819	(4,975)
Other operating costs (1)	126,792	17,567	2,966	3,376	9	(28,136)	122,574	7,404
General and administrative expenses	9,817	5,607	1,694	99	33,515	—	50,732	946
Provision (adjustment) for losses on accounts receivable	1,764	(474)	(106)	262	—	—	1,446	977

Segment operating income (loss)	$63,534	$6,010	$4,698	$64	$(33,747)	$—	$40,559	$8,641
Facility rent expense	26,985	387	502	227	—	—	28,101	1,473
Depreciation and amortization	4,798	188	230	296	681	—	6,193	716
Interest, net	5,116	(14)	9	—	3,520	—	8,631	9

Net segment income (loss)	$26,635	$5,449	$3,957	$(459)	$(37,948)	$—	$(2,366)	$6,443

Identifiable segment assets	$174,028	$27,652	$33,466	$2,634	$441,762	$(376,398)	$303,144	$17,115
Segment capital expenditures	$7,620	$223	$144	$92	$3,404	$—	$11,483	$316

The term “segment operating income (loss)” is defined as earnings before facility rent expense, depreciation and amortization, interest, loss on asset impairment, restructuring costs, net, loss on sale of assets, net, income taxes and discontinued operations.

The term “net segment income (loss)” is defined as earnings before loss on asset impairment, restructuring costs, net, loss on sale of assets, net, income taxes and discontinued operations.

(1)	Includes $408 for loss on extinguishment of debt in Inpatient Services.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

September 30, 2006

Measurement of Segment Income

The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies (see Note 3 of Notes to Consolidated Financial Statements included in our 2005 10-K). We evaluate financial performance and allocate resources primarily based on income or loss from operations before income taxes, excluding any unusual items.

The following table reconciles net segment (loss) income to consolidated income before income taxes and discontinued operations (in thousands):

	For the Nine Months Ended
	September 30, 2006	September 30, 2005
Net segment income (loss)	$11,639	$(2,366)
Loss on contract termination	(975)	—
Loss on asset impairment	—	(361)
Restructuring costs	1	(112)
Loss on sale of assets, net	(156)	(877)

Income (loss) before income taxes and discontinued operations	$10,509	$(3,716)

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

INTRODUCTION

The following tables present unaudited pro forma consolidated financial statements of Sun Healthcare Group, Inc. (“Sun”) as of September 30, 2006, for the nine months then ended and for the year ended December 31, 2005.

The unaudited pro forma consolidated financial information relates to the following transactions:

1. this offering;

2. our sale on December 1, 2006 of SunPlus Home Health Services, Inc. (the “SunPlus Sale”) for $19.5 million in gross cash proceeds;

3. the proposed acquisition of Harborside Healthcare Corporation (“Harborside”);

4. entering into new credit facilities, the issuance of senior subordinated notes and the refinancing of outstanding indebtedness of Sun and of Harborside (collectively, the “Acquisition Financing Transactions”), all in connection with the acquisition of Harborside;

5. the acquisition of Peak Medical Corporation (“Peak”) in December 2005; and

6. various acquisitions and proposed acquisitions made or to be made by Harborside (collectively, the “Harborside Transactions”), consisting of (a) the acquisition of the operations of nine facilities in Kentucky (of which four are owned by Harborside and five are leased from a third party) on July 1, 2005 for a total purchase price of $32.4 million (the “2005 Kentucky Acquisition”); (b) the purchase of a 75% interest in Physicians Homecare, a Massachusetts home health provider, for $5.6 million (the “PHC Acquisition”) on May 1, 2006; (c) the purchase of three facilities in Connecticut, two on August 1, 2006 and one on November 1, 2006, for a total purchase price of $26.9 million (the “Connecticut Acquisitions”); (d) the purchase of eleven facilities in Kentucky on October 1, 2006 for a total purchase price of $49.1 million (the “2006 Kentucky Acquisition”); and (e) the proposed acquisition of the real estate underlying five facilities in Connecticut (the “Moffie Portfolio”) that are currently leased and operated by Harborside for a total purchase price of $70.0 million, pursuant to the exercise of a purchase option, which is expected to close in the first quarter of 2007.

The unaudited pro forma consolidated balance sheet as of September 30, 2006 gives effect to this offering, the SunPlus Sale, the Harborside acquisition, the Acquisition Financing Transactions and certain of the Harborside Transactions as if they had occurred on September 30, 2006. The unaudited pro forma consolidated statement of operations for the year ended December 31, 2005 gives effect to the Peak acquisition, the Harborside acquisition, the Acquisition Financing Transactions and all the Harborside Transactions as if they had occurred on January 1, 2005. The unaudited pro forma consolidated statement of operations for the nine months ended September 30, 2006 gives effect to the Harborside acquisition, the Acquisition Financing Transactions and certain of the Harborside Transactions as if they had occurred on January 1, 2005.

Sun, Peak and Harborside have had no intercompany activity which would require elimination in preparing the unaudited pro forma consolidated financial statements.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

The Peak acquisition closed on December 9, 2005, resulting in the issuance of 8.9 million shares to Peak’s prior equity holders. The final valuation of Peak’s owned property and equipment was completed in the third quarter of 2006 and resulted in an increase to the assets of $13.0 million from Peak’s historical cost. The depreciation and amortization expense associated with this adjustment was recorded in the unaudited consolidated statement of operations of Sun for the nine months ended September 30, 2006; however, the adjustment to the year ended December 31, 2005 of $1.7 million is reflected as a pro forma adjustment for comparative purposes in this presentation.

The unaudited pro forma consolidated financial statements were prepared using the purchase method of accounting for the Peak acquisition, the Harborside acquisition and the Harborside Transactions. The pro forma adjustments and the resulting unaudited pro forma consolidated financial statements were prepared based on available information and certain assumptions and estimates described in the notes to the unaudited pro forma consolidated financial statements. The cost of Harborside, including the Harborside Transactions, has been allocated to the assets acquired and liabilities assumed based on our management’s preliminary estimate of their respective fair values as of the expected date of acquisition. Any differences between the fair value of the consideration paid and the fair value of the assets acquired and liabilities assumed will be recorded as goodwill. The amounts allocated to acquired assets and assumed liabilities in the unaudited pro forma balance sheet are based on these preliminary estimates. Accordingly, the pro forma purchase price allocation adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma consolidated financial information and are subject to revision based on a final determination of fair value after closing the acquisition.

The unaudited pro forma consolidated financial statements do not purport to represent what our financial position or results of operations would have been had the acquisition of Harborside and Peak occurred on the dates indicated or to project our financial position or results of operations for any future period. Furthermore, the unaudited pro forma consolidated financial statements do not reflect changes which may occur as a result of activities after the acquisition of Harborside closes. The unaudited pro forma financial information should be read in conjunction with “Use of proceeds,” “Capitalization,” “Selected consolidated financial data,” “Management’s discussion and analysis of financial condition and results of operations,” “Proposed acquisition of Harborside,” our consolidated financial statements and the related notes included in this prospectus supplement, and Peak’s unaudited consolidated financial information for the nine months ended September 30, 2005 and Harborside’s consolidated financial statements and related notes incorporated by reference into this prospectus supplement.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

As of September 30, 2006

(in thousands)

	As Reported Sun	(3) SunPlus Sale	Equity Offering	As Adjusted Sun	As Reported Harborside	(4) Harborside Transactions	Transaction Adjustments		Pro Forma Combined Sun and Harborside
ASSETS:
Cash and cash equivalents	$16,731	$18,527	$104,863	$140,121	$30,461	$—	$207,961	(6a)	$16,731
							(361,812	)(6a)
Accounts receivables, net	117,098	—	—	117,098	69,167	—	—		186,265
Inventories, net	4,825	—	—	4,825	—	—	1,375	(5a)	7,395
							1,195	(5b)
Other receivables, net	3,090	—	—	3,090	—	—	3,432	(5a)	6,522
Assets held for sale	15,553	(14,656)	—	897	—	—	—		897
Restricted cash, current	29,128	—	—	29,128	—	—	—		29,128
Prepaid expenses	3,681	—	—	3,681	20,922	—	(5,297	)(5a)	19,306
Deferred income taxes	—	—	—	—	20,496	—	(20,496	)(5i)	—

Total current assets	190,106	3,871	104,863	298,840	141,046	—	(173,642)		266,244
Property and equipment, net	`210,503	—	—	210,503	233,406	99,921	16,697	(5c)	560,527
Intangible assets, net	15,919	—	—	15,919	—	—	1,850	(5d)	17,769
Goodwill	62,752	—	—	62,752	6,154	26,104	(32,258	)(5e)	354,041
							291,289	(5f)
Restricted cash, non-current	35,400	—	—	35,400	7,772	—	—		43,172
Notes receivable, net	—	—	—	—	7,487	(7,487)	—		—
Deferred financing fees, net	979	—	—	979	8,243	—	17,588	(6a)	21,711
							(5,099	)(6b)
Other assets, net	6,828	—	—	6,828	—	—	490	(5a)	7,318

Total assets	$522,487	$3,871	$104,863	$631,221	$404,108	$118,538	$116,915		$1,270,782

See Notes to Unaudited Pro Forma Consolidated Financial Statements

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET (Continued)

As of September 30, 2006

(in thousands)

	As Reported Sun	(3) SunPlus Sale	Equity Offering	As Adjusted Sun	As Reported Harborside	(4) Harborside Transactions	Transaction Adjustments		Pro Forma Combined Sun and Harborside
LIABILITIES:
Accounts payable	$42,993	$—	$—	$42,993	$23,288	$—	$—		$66,281
Accrued compensation and benefits	38,755	—	—	38,755	24,415	—	—		63,170
Accrued self-insurance obligations, current portion	41,942	—	—	41,942	14,291	—	—		56,233
Income taxes payable	11,857	2,591	—	14,448	294	—	—		14,742
Other accrued liabilities	38,930	—	—	38,930	12,248	—	7,229	(6c)	58,554
							147	(5a)
Liabilities held for sale	3,267	(3,267)	—	—	—	—	—		—
Current portion of deferred income	—	—	—	—	147	—	(147	)(5a)	—
Current portion of long-term debt	56,595	—	—	56,595	340	—	(15,117	)(6a)	41,818
Current portion of capital leases	1,085	—	—	1,085	—	—	—		1,085

Total current liabilities	235,424	(676)	—	234,748	75,023	—	(7,888)		301,883
Accrued self-insurance obligations, net of current portion	99,331	—	—	99,331	18,644	—	—		117,975
Long-term debt, net of current portion	144,153	—	—	144,153	193,690	118,538	(334,334	)(6a)	122,047
Senior term loan	—	—	—	—	—	—	325,000	(6a)	325,000
Senior subordinated notes	—	—	—	—	—	—	250,000	(6a)	250,000
Unfavorable lease obligations	10,102	—	—	10,102	—	—	1,597	(5a)	11,699
Long-term portion of deferred income	—	—	—	—	1,597	—	(1,597	)(5a)	—
Deferred income taxes	7,660	—	—	7,660	21,972	—	(21,972	)(5i)	7,660
Other long-term liabilities	15,835	—	—	15,835	—	—	—		15,835
Redeemable preferred stock	—	—	—	—	58,342	—	(58,342	)(5e)	—

Total liabilities	512,505	(676)	—	511,829	369,268	118,538	152,464		1,152,099

Minority interest	—	—	—	—	270	—	—		270

STOCKHOLDERS’ EQUITY:
Common stock	314		100	414	156	—	(156	)(5e)	414
Additional paid-in capital	432,122		104,763	536,885	181,506	—	(181,506	)(5e)	536,885
Retained earnings (deficit)	(422,363)	4,547	—	(417,816)	36,654	—	(37,633	)(5e)(6b)	(418,795)

	10,073	4,547	104,863	119,483	218,316	—	(219,295)		118,504
Less:
Treasury stock	(91)	—	—	(91)	(183,746)	—	183,746	(5e)	(91)

Total stockholders’ (deficit) equity	9,982	4,547	104,863	119,392	34,570	—	(35,549)		118,413

Total liabilities and stockholders’ equity	$522,487	$3,871	$104,863	$631,221	$404,108	$118,538	$116,915		$1,270,782

See Notes to Unaudited Pro Forma Consolidated Financial Statements

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2005

(in thousands, except per share data)

	As Reported Sun	(7) 11 Months Peak	Peak Pro Forma Adjustments		As Adjusted Sun	As Reported Harborside	(4) Harborside Transactions	Transaction Adjustments		Pro Forma Combined Sun and Harborside
Total net revenues	$821,331	$225,437	$—		$1,046,768	$495,717	$116,266	$101	(5a)	$1,658,852

Costs and expenses:
Operating salaries and benefits	484,684	106,219	—		590,903	—	65,966	279,703	(5a)	927,900
								(8,672	)(5g)
Self-insurance for workers’ compensation and general and professional liability insurance	28,445	10,334	—		38,779	—	1,256	16,370	(5a)	56,405
Operating administrative expenses	23,746				23,746	—	—	—		23,746
Other operating costs	172,552	65,089	—		237,641	412,300	31,847	(302,488	)(5a)	379,300
Facility rent expense	39,087	12,953	—		52,040	27,455	(4,717)	(1,244	)(5a)	72,528
								157	(5d)
								(1,163	)(5g)
General and administrative expenses	47,194	8,719	—		55,913	23,155	—	1,244	(5a)	80,312
Depreciation and amortization	8,975	4,057	1,730	(7a)	14,762	14,678	8,213	(1,479	)(5a)	36,174
Provision for losses on accounts receivable	3,774	2,142			5,916	—	121	6,516	(5a)	12,553
Interest, net	12,039	7,926			19,965	8,763	7,435	28,203	(6d)	66,101
								1,479	(5a)
								(1,913	)(6b)
								2,169	(6a)
Loss on asset impairment	361	—	—		361	—	—	—		361
Management fee	—	—	—		—	500	2,903	(500	)(5h)	2,903
Minority interest	—	—	—		—	219	—	—		219
Restructuring costs, net	121	—	—		121	—	—	—		121
Loss on sale of assets, net	384	—	—		384	—	—	—		384
(Gain) on extinguishment of debt, net	408	—	—		408	—	—	—		408

Total costs and expenses	821,770	217,439	1,730		1,040,939	487,070	113,024	18,382		1,659,415

(Loss) income before income taxes and discontinued operations	(439)	7,998	(1,730)		5,829	8,647	3,242	(18,281)		(563)
Income tax (benefit) expense	(786)	144	—		(642)	450	—	—		(192)

Income (loss) from continuing operations	$347	$7,854	$(1,730)		$6,471	$8,197	$3,242	$(18,281)		$(371)

Basic earnings (loss) per common and common equivalent share:
Income (loss) from continuing operations	$0.02				$0.27					$(0.01)

Diluted earnings (loss) per common and common equivalent share:
Income (loss) from continuing operations	$0.02				$0.27					$(0.01)

Weighted average number of common and Common equivalent shares outstanding:
Basic	16,003		8,313	(7b)	24,316			10,000	(6e)	34,316
Diluted	16,019		8,367	(7b)	24,386			10,000	(6e)	34,316

See Notes to Unaudited Pro Forma Consolidated Financial Statements

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2006

(in thousands, except per share data)

	As Reported Sun	As Reported Harborside	(4) Harborside Transactions	Transaction Adjustments		Pro Forma Combined Sun and Harborside
Total net revenues	$818,305	$427,896	$59,758	$106	(5a)	$1,306,065

Costs and expenses:
Operating salaries and benefits	460,438	—	35,298	235,668	(5a)	724,900
				(6,504	)(5g)
Self-insurance for workers’ compensation and general and professional liability insurance	31,522	—	525	10,417	(5a)	42,464
Operating administrative expenses	21,264		—	—		21,264
Other operating costs	183,807	350,246	16,481	(251,537	)(5a)	298,997
Facility rent expense	40,360	21,379	(5,471)	(1,116	)(5a)	54,398
				118	(5d)
				(872	)(5g)
General and administrative expenses	36,353	19,600	—	1,069	(5a)	57,022
Depreciation and amortization	12,085	12,999	5,640	(1,315	)(5a)	29,409
Provision for losses on accounts receivable	6,548	—	40	5,605	(5a)	12,193
Interest, net	14,289	9,752	5,189	19,045	(6d)	49,587
				1,315	(5a)
				(1,630	)(6b)
				1,627	(6a)
Management fee	—	375	1,429	(375	)(5h)	1,429
Diligence costs	—	2,360	—	(2,360	)(5h)	—
Minority interest	—	186	—	—		186
Restructuring costs, net	(1)	—	—	—		(1)
Loss on contract termination	975	—	—	—		975
Loss on sale of assets, net	156	—	—	—		156

Total costs and expenses	807,796	416,897	59,131	9,155		1,292,979

Income (loss) before income taxes and discontinued operations	10,509	10,999	627	(9,049)		13,086
Income tax expense (benefit)	3,353	2,111	—	(5,746	)(5i)	(282)

Income (loss) from continuing operations	$7,156	$8,888	$627	$(3,303)		$13,368

Basic earnings per common and common equivalent share:
Income from continuing operations	$0.23					$0.32

Diluted earnings per common and common equivalent share:
Income from continuing operations	$0.23					$0.32

Weighted average number of common and common equivalent shares outstanding:
Basic	31,252			10,000	(6e)	41,252
Diluted	31,338			10,000	(6e)	41,338

See Notes to Unaudited Pro Forma Consolidated Financial Statements

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(in thousands)

1. Basis of Pro Forma Presentation

On October 19, 2006, Sun announced that it entered into a definitive agreement to acquire Harborside in a transaction in which Sun would pay approximately $350,000 in cash for all of Harborside’s outstanding stock and to refinance or assume Harborside’s net debt of approximately $275,000 (which includes indebtedness to be incurred to purchase, prior to closing, certain facilities that are currently leased by Harborside).

2. Preliminary Purchase Price

The estimated purchase price of the proposed acquisition of Harborside is as follows as if the transaction closed on September 30, 2006 and including indebtedness incurred since such date for certain acquisitions and expected to be incurred prior to closing to acquire certain facilities that are currently leased by Harborside:

Cash	$349,400
Assumption of Harborside debt obligations, net of cash acquired	282,107	(a)
Estimated direct transaction costs	19,641

Total	$651,148

(a)	Includes debt incurred in connection with the following transactions completed by Harborside subsequent to September 30, 2006, but which have already occurred or are expected to occur prior to closing of the acquisition of Harborside: (i) the 2006 Kentucky Acquisition, (ii) the Connecticut Acquisition and (iii) the acquisition of the Moffie Portfolio, net of cash acquired from Harborside of $30,461 as of September 30, 2006.

Under the purchase method of accounting, the total estimated purchase price as shown in the table above will be allocated to Harborside’s net tangible and intangible assets based upon their estimated fair values as of the date of completion of the proposed transaction. Any excess of the purchase price over the estimated fair value of the net tangible and intangible assets will be recorded as goodwill.

Based upon the estimated purchase price and assumptions regarding valuations of acquired assets and assumed liabilities (including those acquired in connection with the Harborside Transactions), the preliminary purchase price allocation, which may change based upon the completion of valuations to be performed by a third party valuation firm and an independent actuary, is as follows:

Net working capital	$16,111
Property and equipment	350,024
Other long-term assets	12,385
Identified intangibles	1,850
Goodwill	291,289
Other long-term liabilities	(20,241)
Minority interest	(270)

Total	$651,148

The depreciation and amortization related to the fair value adjustments are reflected as pro forma adjustments to the unaudited pro forma consolidated financial statements.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

(in thousands)

Goodwill represents the excess of the purchase price over the fair market value of the net tangible and intangible assets acquired and liabilities assumed. Goodwill will not be amortized and will be tested for impairment on an annual basis and whenever events or circumstances occur indicating that the goodwill may be impaired. The preliminary purchase price allocation for Harborside is subject to revision as a more detailed analysis is completed, including the completion of valuations to be performed by a third party valuation firm and an independent actuary, and additional information on the fair values of Harborside’s assets and liabilities becomes available. Any change in the fair value of the assets or liabilities of Harborside will change the amount of the purchase price allocable to goodwill. The final purchase price allocation may differ materially from the allocation presented here.

3. Sale of Home Health Operating Segment

On December 1, 2006, we sold SunPlus Home Health Services, Inc., our home health operating segment, to AccentCare Home Health, Inc. for gross proceeds of $19,527. We received cash proceeds of $18,527 net of approximately $1,000 of transaction expenses.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

(in thousands)

4. Harborside Transactions

The following unaudited pro forma consolidated financial information includes historical results and related pro forma adjustments (including purchase accounting) to include facilities acquired by Harborside that were not included in their historical results for the entire periods presented as follows.

Assets to be Acquired, Adjusted for Purchase Accounting and Related Debt, as of September 30, 2006

	(c) 2005 KY Acquisition	(d) CT Acquisition (1 bldg)	(e) Moffie Portfolio	Harborside Transactions
Fair Value of Assets and Liabilities Acquired:
Property and equipment	$29,394	$6,975	$63,552	$99,921
Goodwill	19,656	—	6,448	26,104
Notes payable to Harborside from Moffie	—	—	(7,487)	(7,487)
Long-Term Debt	49,050	6,975	62,513	118,538

Harborside Transactions

Unaudited Pro Forma Combined Statement of Operations

For the Year Ended December 31, 2005

	(a) 2005 KY Acquisition	(b) PHC Acquisition	(c) 2006 KY Acquisition	(d) (3 bldgs) CT Acquisition	(e) Moffie Portfolio	(f) Harborside Transaction Adjustments	(4) Harborside Transactions
Total net revenues	$28,035	$5,489	$35,817	$46,925	$—	$—	$116,266

Costs and expenses:
Operating salaries and benefits	11,677	4,105	16,710	33,474	—	—	65,966
Self-insurance for workers’ compensation and general and professional liability insurance	424	119	417	296	—	—	1,256
Other operating costs	10,764	680	10,866	9,537	—	—	31,847
Facility rent expense	2,451	191	2,605	141	(7,500)	(2,605)	(4,717)
Depreciation and amortization	163	23	549	2,465	2,772	2,241	8,213
Provision for losses on accounts receivable	109	12	—	—	—	—	121
Interest, net	—	370	365	1,598	5,102	—	7,435
Management fee	1,120	—	1,634	149	—	—	2,903

Total costs and expenses	26,708	5,500	33,146	47,660	374	(364)	113,024

Income (loss) before income taxes from continuing	1,327	(11)	2,671	(735)	(374)	364	3,242
Income tax (benefit) expense	—	—	—	—	—	—	—

Income (loss) from continuing operations	$1,327	$(11)	$2,671	$(735)	$(374)	$364	$3,242

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

(in thousands)

Harborside Transactions

Unaudited Pro Forma Combined Statement of Operations

For the Nine Months Ended September 30, 2006

	(b) PHC Acquisition	(d) (2 bldgs) CT 6 Acquisition	(c) 2006 KY Acquisition	(d) (1 bldg) CT Acquisition	(e) Moffie Portfolio	(f) Harborside Transaction Adjustments	Harborside Transactions
Total net revenues	$2,035	$22,447	$27,122	$8,154	$—	$—	$59,758

Costs and expenses:
Operating salaries and benefits	1,611	15,276	12,842	5,569	—	—	35,298
Self-insurance for workers’ compensation and general and professional liability insurance	36	113	311	65	—	—	525
Other operating costs	322	5,334	8,211	2,614	—	—	16,481
Facility rent expense	69	85	1,674	—	(5,625)	(1,674)	(5,471)
Depreciation and amortization	7	1,135	499	269	2,079	1,651	5,640
Provision for losses on accounts receivable	40	—	—	—	—	—	40
Interest, net	144	675	355	189	3,826	—	5,189
Management fee	—	31	1,230	168	—	—	1,429

Total costs and expenses	2,229	22,649	25,122	8,874	280	(23)	59,131

Income before income taxes from continuing operations	(194)	(202)	2,000	(720)	(280)	23	627
Income tax expense	—	—	—	—	—	—	—

Income from continuing operations	$(194)	$(202)	$2,000	$(720)	$(280)	$23	$627

(a)	Reflects pre-acquisition unaudited historical results of operations for the 2005 Kentucky Acquisition facilities for the period from January 1, 2005 through June 30, 2005.

(b)	Reflects pre-acquisition unaudited historical results of operations for the PHC Acquisition for the year ended December 31, 2005 and for the four months ended April 30, 2006, as applicable.

(footnotes continued on following page)

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

September 30, 2006

(c)	Adjustments to the assets to be acquired, adjusted for purchase accounting and related debt, as of September 30, 2006 include purchase accounting adjustments for the 2006 Kentucky Acquisition as if it had been completed on September 30, 2006.

The adjustment to the unaudited pro forma combined statement of operations for the year ended December 31, 2005 reflects the 2006 Kentucky Acquisition’s pre-acquisition unaudited results of operations for the year ended December 31, 2005.

The adjustments to the unaudited pro forma combined statement of operations for the nine months ended September 30, 2006, reflects pre-acquisition unaudited historical results of operations for such acquisition for the nine months ended June 30, 2006, given the current unavailability of unaudited historical results of operations for the three months ended September 30, 2006.

(d)	On August 1, 2006, Harborside acquired two of the three facilities in the Connecticut Acquisition for $18,925 and commenced management of the third facility until the acquisition of such facility by Harborside on November 1, 2006 for $6,975.

The adjustments to the assets to be acquired, adjusted for purchase accounting and related debt, as of September 30, 2006 reflect purchase accounting adjustments for the November 1 purchase of the third facility in the Connecticut Acquisition as if it had been acquired as of September 30, 2006.

The adjustment to the unaudited pro forma combined statement of operations for the year ended December 31, 2005, reflects the Connecticut Acquisition’s unaudited results for the year ended September 30, 2005.

The adjustments to the unaudited pro forma combined statement of operations for the nine months ended September 30, 2006, reflects the Connecticut Acquisition’s unaudited results of operations for the seven months ended June 30, 2006 (as the two months ended September 30, 2006 are already included in Harborside’s as reported results).

(e)	The adjustments to the assets to be acquired, adjusted for purchase accounting and related debt, as of September 30, 2006 reflect purchase accounting adjustments for the acquisition of the Moffie Portfolio as if it had been acquired on September 30, 2006. The adjustments to the unaudited pro forma combined statement of operations for each of the year ended December 31, 2005 and the nine months ended September 30, 2006, reflect the impact of the acquisition of the Moffie Portfolio (converting from leased to owned properties).

(f)	In the unaudited pro forma combined statement of operations for the year ended December 31, 2005 and the nine-month period ended September 30, 2006, reflects (i) with respect to the 2006 Kentucky Acquisition, the removal of rent expense as Harborside acquired ownership of the properties in connection with such transaction, and (ii) depreciation and amortization expense adjustments of $2,241 and $1,651, respectively, related to the purchase price valuations of Harborside’s property and equipment for the Kentucky Acquisition and the third facility in the Connecticut Acquisition. Assumed estimated useful lives for depreciation of buildings and improvements were between 20-40 years, averaging 24 years, depending upon the age of the facility. Estimated useful lives for depreciation of furniture, fixtures and equipment were assumed to average six years.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

(in thousands)

5. Transaction Adjustments

Pro forma transaction adjustments are necessary to reflect the estimated purchase price, to adjust amounts related to Harborside’s assets and liabilities to a preliminary estimate of their fair values, to reflect changes in depreciation and amortization expense resulting from the estimated fair value adjustments to net tangible and intangible assets, and to reflect other transactions directly related to the proposed transaction.

The accompanying unaudited pro forma consolidated financial statements reflect the following pro forma adjustments:

(a)	To reclassify Harborside’s financial statement presentation to Sun’s presentation:

Unaudited Selected Reclassified Consolidated Balance Sheet

As of September 30, 2006

	As Reported Harborside	Reclassification Entries	As Reclassified Harborside
Assets:
Inventories, net	$—	$1,375	$1,375
Other receivables, net of allowance	—	3,432	3,432
Prepaid expenses	20,922	(5,297)	15,625

Total reclassified current assets	20,922	(490)	20,432
Other assets, net	—	490	490

Total reclassified assets	$20,922	$—	$20,922

Liabilities:
Other accrued liabilities	$12,248	$147	$12,395
Current portion of deferred income	147	(147)	—

Total reclassified current liabilities	12,395	—	12,395
Unfavorable lease obligations	—	1,597	1,597
Long-term portion of deferred income	1,597	(1,597)	—

Total reclassified liabilities	$1,597	$—	$1,597

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

(in thousands)

Unaudited Reclassified Consolidated Statement of Operations

For the Year Ended December 31, 2005

	As Reported Harborside	Reclassification Entries	As Reclassified Harborside
Total net revenues	$495,717	$101	$495,818

Costs and expenses:
Operating salaries and benefits	—	279,703	279,703
Self-insurance for workers’ compensation and general and professional liability insurance	—	16,370	16,370
Other operating costs	412,300	(302,488)	109,812
Facility rent expense	27,455	(1,244)	26,211
General and administrative expenses	23,155	1,244	24,399
Depreciation and amortization	14,678	(1,479)	13,199
Provision for losses on accounts receivable	—	6,516	6,516
Interest, net	8,763	1,479	10,242
Management fee	500	—	500
Minority interest	219	—	219

Total costs and expenses	487,070	101	487,171

Income before income taxes and discontinued
operations	8,647	—	8,647
Income tax	450	—	450

Income from continuing operations	$8,197	$—	$8,197

Unaudited Reclassified Consolidated Statement of Operations

For the Nine Months Ended September 30, 2006

	As Reported Harborside	Reclassification Entries (a)	As Reclassified Harborside
Total net revenues	$427,896	$106	$428,002

Costs and expenses:
Operating salaries and benefits	—	235,668	235,668
Self-insurance for workers’ compensation and general and professional liability insurance	—	10,417	10,417
Other operating costs	350,246	(251,537)	98,709
Facility rent expense	21,379	(1,116)	20,263
General and administrative expenses	19,600	1,069	20,669
Depreciation and amortization	12,999	(1,315)	11,684
Provision for losses on accounts receivable	—	5,605	5,605
Interest, net	9,752	1,315	11,067
Management fee	375	—	375
Diligence costs	2,360		2,360
Minority interest	186	—	186

Total costs and expenses	416,897	106	417,003

Income before income taxes and discontinued
operations	10,999	—	10,999
Income tax	2,111	—	2,111

Income from continuing operations	$8,888	$—	$8,888

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

(in thousands)

(b)	To increase Harborside’s inventory balance by $1,195 to conform to Sun’s accounting treatment. This adjustment will be a non-recurring charge to Sun’s statement of operations after completion of the proposed transaction.

(c)	In the pro forma balance sheet as of September 30, 2006, to record the adjustment to Harborside’s historical property and equipment based on management’s preliminary estimate of the fair value:

	Historical Amount	Estimated Adjustment(1)	Adjusted Amount
Land and improvements	$17,855	$—	$17,855
Buildings and improvements	184,417	14,876	199,293
Furniture, fixtures and equipment	30,094	1,821	31,915
Construction in progress	1,040	—	1,040

	$233,406	$16,697	250,103

Additional property and equipment acquired in connection with certain of the Harborside Transactions completed or to be completed subsequent to September 30, 2006			99,921

			$350,024

(1)	See Note 4f above.

Depreciation lives for buildings and improvements were assumed to between 20-40 years, averaging 24 years, depending upon the age of the facility, while lives for furniture, fixtures and equipment were assumed to average six years. As a result, after considering the effect of the pro forma adjustments for depreciation and amortization expense in the Harborside Transactions adjustments in Note 4f above, no additional estimated adjustment to depreciation and amortization expenses was deemed to be appropriate. Final fair value amounts and useful lives assigned to Harborside’s property and equipment will be determined using a third party valuation firm.

(d)	In the pro forma balance sheet as of September 30, 2006, to record the preliminary purchase price allocation to other intangible assets of $1,850 and related amortization expense.

	Finite- Lived	Infinite- Lived	Total
Favorable lease intangible (average 7 year-life)	$1,100	$—	$1,100
Certificates of need / Licenses	—	750	750

	$1,000	$750	$1,850

In the pro forma statement of operations for the year ended December 31, 2005 and the nine-month period ended September 30, 2006, to adjust facility rent expenses for the amortization of favorable lease intangible of $157 and $118, respectively.

(e)	To record the amounts representing the elimination of Harborside’s goodwill, redeemable preferred stock and stockholder’s equity.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

(in thousands)

(f)	To record the allocation of $291,289 of excess purchase price of Harborside over its recorded assets and liabilities, as required under purchase accounting rules.

(g)	To adjust operating salaries and benefits in the year ended December 31, 2005 and the nine months ended September 30, 2006 for estimated net decreases in operating expenses. Both positions at Harborside’s corporate office and certain regional positions will be eliminated for an estimated annual net savings of approximately $8,672 ($6,504 for a nine-month period). Additional annual savings of $1,163 ($872 for the nine-month period) are expected to be realized through termination or transfer of Harborside’s corporate office lease. Sun may be unable to fully realize these estimated net cost savings.

(h)	To eliminate the management fee paid to Investcorp by Harborside in addition to the diligence costs incurred by Harborside in connection with this acquisition.

(i)	Adjustments to deferred tax assets and deferred tax liabilities relate to the net deferred tax impact of the non-deductible portion of assets acquired and liabilities assured in connection with the transaction.

(j)	To record a reduction of $5,746 to the income tax provision for the nine months ended September 30, 2006 related to the pro forma adjustments, which offset Sun’s pre-tax book income.

6. Acquisition Financing Adjustments

Certain pro forma adjustments have been made to reflect financing transactions associated with the proposed transaction. Sun currently anticipates entering into the financing transactions to acquire Harborside and refinance the outstanding balance on Harborside’s existing credit facility.

(a)	To record the payments to be made from the proceeds of the new indebtedness:

Sources:
Senior term loan		$325,000
Senior revolving loans		3,775
Senior subordinated notes		250,000
Existing cash at Harborside		30,461
Home Health net proceeds		18,527
Equity issuance		104,863

Subtotal		732,626

Uses:
Refinance existing revolving credit facility—Sun	$34,510
Refinance existing debt—Sun	50,143
Term loan—Harborside	150,035
Borrowings on future acquisitions—Harborside	118,538
Financing fees (1)	17,588

Subtotal	370,814	(370,814)

		361,812

Remaining funds available for Harborside merger:
Cash payment for Harborside equity	349,400
Estimated direct transaction costs	12,412	(361,812)

	$732,626	$—

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

(in thousands)

(1)	Financing fees include $8,838 related to the revolving credit facility with a term of six years and the senior term loan with a term of seven years, and $8,750 related to the senior subordinated notes with a term of 10 years. Such fees would be amortized and included as part of interest expense in the amount of $2,169 for pro forma statement of operations for the year ended December 31, 2005 and $1,627 for the nine months ended September 30, 2006.

Net new cash from financings of $312,824 is provided by (i) new term loan proceeds of $319,937 (net of $8,838 in financing fees), (ii) senior subordinated note proceeds of $241,250 (net of $8,750 in financing fees), (iii) expected approximately $104,863 of net proceeds from this equity offering, which are collectively and/or partially used to (iv) repay existing Harborside debt of $268,573 and (v) repay existing Sun debt of $84,653.

(b)	To reflect the non-cash write-off of deferred loan costs associated with the refinancing of existing indebtedness of both Sun and Harborside and to record the related reduction in interest expense of $1,913 and $1,630, respectively, for the amounts that had been amortized for the year ended December 31, 2005 and the nine-month period ended September 30, 2006.

Deferred Financing Fees
Sun	$979
Harborside	4,120

$5,099

(c)	Direct transaction costs of $19,641 primarily include estimated investment banker fees, legal fees, accounting fees, and estimated severance costs for Harborside, of which $12,412 will be paid at closing and $7,229 will be accrued.

(d)	To record pro forma interest expense based upon an assumed debt structure as follows:

	Blended Interest Rate	Debt	Year Ended December 31, 2005	Nine Months Ended September 30, 2006
Proforma debt at closing	8.71%	$738,865	$64,366	$48,275
Sun historical interest costs, as adjusted for Peak in 2005			(19,965)	(14,289)
Harborside historical interest costs, including adjustments for the Harborside Transactions			(16,198)	(14,941)

Adjustment to interest expense, net			$28,203	$19,045

The interest expense calculation presented above uses the 3-month LIBOR rate as of December 1, 2006, which was 5.37%, to determine the interest rate applied to the borrowings under the new senior secured credit facilities. The pro forma interest does not include the net impact of amortization of deferred costs of $1,735 and $1,312, respectively, for the year ended December 31, 2005 and the nine months ended September 30, 2006. Each 0.125% increase or decrease in interest rate on debt expected to be issued in connection with the transaction would result in an annual interest expense increase or decrease, respectively, of $773.

(e)	Shares used to calculate unaudited pro forma income from continuing operations per basis and diluted shares were calculated by adding 10,000 shares of Common Stock assumed to be issued on January 1, 2005.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

(in thousands)

7. Peak Reclassified Financial Statements

Unaudited Reclassified Consolidated Statement of Operations

For the Eleven Months Ended November 30, 2005

	Peak 9 Months Ended 9/30/05 (1)	Peak 2 Months Ended 11/30/05 (2)	Peak 11 Months Ended 11/30/05	Reclassification Entries (3)	As Reclassified Peak
Total net revenues	$184,211	$41,226	$225,437	$—	$225,437
Costs and expenses:
Operating salaries and benefits	—	—	—	106,219	106,219
Self-insurance for workers’ compensation and general and professional liability insurance	—	—	—	10,334	10,334
Other operating costs	156,840	35,466	192,306	(127,217)	65,089
Facility rent expense	11,173	1,803	12,976	(23)	12,953
General and administrative expenses	—	—	—	8,719	8,719
Depreciation and amortization	3,848	895	4,743	(686)	4,057
Provision for losses on accounts receivable	—	—	—	2,142	2,142
Interest, net	6,031	1,383	7,414	512	7,926

Total costs and expenses	177,892	39,547	217,439	—	217,439

Income before income taxes and discontinued operations	6,319	1,679	7,998	—	7,998
Income tax expense	—	144	144	—	144

Income from continuing operations	$6,319	$1,535	$7,854	$—	$7,854

(1)	Unaudited results of operations for the nine months ended September 30, 2005.

(2)	Unaudited results of operations for the two months ended November 30, 2005.

(3)	All of these reclassifications are to conform to Sun’s consolidated statement of operations.

(a)	The acquisition of Peak closed on December 9, 2005. The final valuation of Peak’s owned property and equipment was finalized in third quarter of 2006 and included an increase to the assets of $12,960 from Peak’s historical cost. The depreciation and amortization expense associated with this adjustment was booked in the unaudited consolidated statement of operations of Sun for the nine months ended September 30, 2006, however, the adjustment of $1,730 for the year ended December 31, 2005 is reflected in the unaudited pro forma statement of operations for the year ended December 31, 2005.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

(in thousands)

(b)	Shares used to calculate unaudited pro forma income from continuing operations per basic and diluted shares were calculated by adding 8,872 shares of Common Stock assumed to be issued to Sun’s basic and diluted weighted average shares outstanding less 559 shares already included in Sun’s basic and diluted shares for the 23 days of December following the close of the acquisition. The 104 options assumed to be issued were included in the diluted per share calculation using the treasury stock method and an average market price of $7.05 for the year ended December 31, 2005, less three shares that were already included in Sun’s diluted shares for December.

PROSPECTUS

$150,000,000

SUN HEALTHCARE GROUP, INC.

COMMON STOCK

PREFERRED STOCK

DEBT SECURITIES

WARRANTS

We may offer, from time to time, in one or more series:

•	senior and/or subordinated debt securities;

•	shares of our preferred stock;

•	shares of our common stock; and

•	warrants to purchase debt securities, preferred stock and/or common stock.

We may sell any combination of these securities in one or more offerings, up to an aggregate offering price of $150,000,000, on terms to be determined at the time of offering.

This prospectus provides you with a general description of the securities that we may offer and sell from time to time. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the securities and may add or update the information in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.

We may sell securities directly to you, through agents we select or through underwriters or dealers we select. If any agent, dealer or underwriter is involved in the sale of our securities, we will name them and describe their compensation in a prospectus supplement.

Our shares of common stock are quoted on the Nasdaq National Market under the symbol “SUNH.” On June 27, 2006, the closing sale price of our common stock, as reported on the Nasdaq National Market, was $8.72 per share. As of the date of this prospectus, none of the other securities that we may offer by this prospectus is listed on any national securities exchange or automated quotation system.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

The date of this prospectus is September 18, 2006.

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement accompanying this prospectus and that we have referred you to. No dealer, salesperson or other person is authorized to give information that is different. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus or in any prospectus supplement is correct only as of the date on the front of those documents, regardless of the time of the delivery of this prospectus or any prospectus supplement or any sale of these securities.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement, and the documents incorporated herein and therein contain certain statements that may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding our goals, beliefs, plans or current expectations, taking into account the information currently available to management. Forward-looking statements are not statements of historical facts. For example, when we use words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may” and other words that convey uncertainty of future events or outcome, we are making forward-looking statements. We caution you that any forward-looking statements made by us are not guarantees of future performance and that actual results may differ materially from those in the forward-looking statements as a result of various factors, including, but not limited to, those factors set forth in our most recent Annual Report on Form 10-K under the captions “Risk Factors,” “Business,” “Legal Proceedings,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Quantitative and Qualitative Disclosures About Market Risk,” all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this prospectus and any prospectus supplement.

Additional risks relating to our business, the industries in which we operate or any securities we may offer and sell under this prospectus may be described from time to time in our filings with the Securities and Exchange Commission.

Except as required by the federal securities laws, we do not intend, and undertake no obligation, to update our forward-looking statements to reflect new information, future events or circumstances.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a shelf registration process. Under the shelf registration process, we may offer common stock, preferred stock, debt securities or warrants from time to time in one or more offerings up to a total public offering price of $150,000,000.

This prospectus provides you with a general description of the securities we may offer. If required, each time securities are offered under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering and those securities. A prospectus supplement may include a discussion of risks or other special considerations applicable to us or the offered securities. A prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you must rely on the information in the prospectus supplement. Please carefully read both this prospectus and the applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

OUR COMPANY

We are a nationwide provider of long-term, subacute and related specialty healthcare services primarily to the senior population in the United States. Our core business is providing inpatient services. We also provide rehabilitation therapy services, temporary medical staffing services and home health services to adult and pediatric patients. We operate through various direct and indirect subsidiaries that engaged in the following five principal business segments:

•	Inpatient services, primarily skilled nursing facilities;

•	rehabilitation therapy services;

•	medical staffing services;

•	home health services; and

•	laboratory and radiology services.

Inpatient services. As of March 31, 2006, we operated 158 long-term care facilities (consisting of 134 skilled nursing facilities (10 of which are managed), 14 assisted and independent living facilities, seven mental health facilities and three specialty acute care hospitals) in 19 states with 16,825 licensed beds through SunBridge Healthcare Corporation and other subsidiaries. Our skilled nursing facilities provide services that include daily nursing, therapeutic rehabilitation, social services, housekeeping, dietary and administrative services for individuals requiring certain assistance for activities in daily living. Several of our skilled nursing facilities also contain units dedicated to the care of residents afflicted with Alzheimer’s disease. Our assisted living facilities provide services that include minimal nursing assistance, housekeeping, dietary, laundry and administrative services for individuals requiring minimal assistance for activities in daily living. Our independent living facilities provide services that include security, housekeeping, dietary and limited laundry services for individuals requiring no assistance for activities in daily living. Our mental health facilities provide a range of inpatient and outpatient services for adults and children through specialized treatment programs. Our specialty acute care hospitals provide rehabilitation, long term acute care and geriatric behavioral health services. We also provide hospice services in three states for individuals facing end of life issues. In the first quarter of 2006, 76.9% of our net revenues were generated through inpatient services.

Rehabilitation therapy services. We provide rehabilitation therapy services through SunDance Rehabilitation Corporation. SunDance provides a broad array of rehabilitation therapy services, including speech pathology, physical therapy and occupational therapy. At March 31, 2006, this segment provided services to 439 facilities, of which 346 were nonaffiliated and 93 were affiliated. We also provide rehabilitative and special education services to pediatric clients as well as rehabilitation therapy services for adult home healthcare clients in the greater New York City metropolitan area through HTA of New York, Inc., a wholly owned subsidiary. Net revenues generated through rehabilitation therapy services were 12.2% of our net revenues in the first quarter of 2006.

Medical staffing services. We are a national provider of temporary medical staffing through CareerStaff Unlimited, Inc. For the quarter ended March 31, 2006, this segment derived 63% of its revenues from hospitals and other providers, 20% from skilled nursing facilities, 10% from schools and 7% from prisons. CareerStaff provides (i) licensed therapists skilled in the areas of physical, occupational and speech therapy, (ii) nurses, (iii) pharmacists, pharmacist technicians and medical imaging technicians, (iv) physicians, and (v) related medical personnel. CareerStaff also places traveling therapists and nurses on 13-week assignments and, on a permanent basis, places nurses, physicians, therapists and department heads with health care facilities throughout the United States. As of March 31, 2006, CareerStaff provided medical staffing services in major metropolitan areas in 17 states, and also placed temporary traveling therapists in smaller cities and rural areas. Medical staffing services generated 7.5% of our net revenues in the first quarter of 2006.

Home health services. As of March 31, 2006, we provided skilled nursing care, rehabilitation therapy and home infusion services to adult and pediatric patients in California and Ohio through SunPlus Home Health Services, Inc. SunPlus also operates two licensed home infusion pharmacies in California. Home health services generated 5.4% of our net revenues in the first quarter of 2006.

Laboratory and radiology services. Through SunAlliance Healthcare Services, Inc., we provide medical laboratory and radiology services to skilled nursing facilities in Massachusetts, New Hampshire and Rhode Island. On November 4, 2005, SunAlliance sold its mobile radiology services in Arizona and Colorado. Laboratory and radiology services generated 1.3% of our net revenues in the first quarter of 2006.

Sun Healthcare Group, Inc. was incorporated in Delaware in 1993. Our principal business and executive offices are located at 18831 Von Karman, Suite 400, Irvine, California 92612. Our main telephone number is (949) 255-7100. Our website is located at www.sunh.com. None of the information contained on our website and on websites linked is part of this prospectus.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider any risk factors set forth in the applicable prospectus supplement and the documents incorporated by reference in this prospectus and the applicable prospectus supplement, as well as other information we include or incorporate by reference in this prospectus and in the applicable prospectus supplement.

USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds to us from any sale of our securities under this prospectus. Except as described in any prospectus supplement, we currently anticipate that the net proceeds from any sale of our securities under this prospectus will be used for general corporate purposes, including but not limited to working capital and capital expenditures. We may also use the net proceeds to fund acquisitions of businesses. However, we currently have no commitments or agreements for any specific acquisitions or investments. Pending application of the net proceeds, we may initially invest the net proceeds or apply them to reduce short-term indebtedness. If we intend to use the net proceeds of any offering to repay outstanding debt, we will provide details about the debt we intend to repay in a prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges, for the periods indicated, are set forth below:

Predecessor Company (1)		Reorganized Company (1)
Year Ended December 31, 2001	Two Months Ended February 28, 2002	Ten Months Ended December 31, 2002	Years Ended December 31,			Three Months Ended March 31,
			2003	2004	2005	2005	2006
(2)	156.21	(2)	(2)	1.45	1.03	(2)	1.14

(1)	The term “Predecessor Company” refers to our operations for periods prior to our emergence from proceedings under Chapter 11 of the United States Bankruptcy Code of March 1, 2002, while the term “Reorganized Company” is used to describe our operations for periods beginning March 1, 2002 and thereafter.
(2)	Earnings were inadequate to cover fixed charges by $69,180, $297,493, $29,549, and $2,393 for the year ended December 31, 2001, the ten months ended December 31, 2002, the year ended December 31, 2003, and the three months ended March 31, 2005, respectively.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of:

•	50,000,000 shares of common stock, par value $.01 per share; and

•	10,000,000 shares of preferred stock, par value $.01 per share.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters to be voted upon by stockholders. Subject to the relative rights, limitations and preferences of the holders of any then outstanding preferred stock, holders of our common stock are entitled, among other things, (i) to share ratably in dividends if, when and as declared by our board of directors out of funds legally available therefor and (ii) in the event of liquidation, dissolution or winding-up of the company, to share ratably in the distribution of assets legally available therefor, after payment of debts and expenses. The holders of our common stock do not have cumulative voting rights in the election of directors and have no preemptive rights to subscribe for additional shares of our capital stock. The rights, preferences and privileges of holders of our common stock are subject to the terms of any series of preferred stock which we may issue in the future.

Preferred Stock

Our board of directors has the authority, within the limitations and restrictions stated in our certificate of incorporation, to authorize the issuance of shares of preferred stock, in one or more classes or series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, preemptive rights and the number of shares constituting any series or the designation of such series. The issuance of preferred stock could have the effect of decreasing the market price of our common stock and could adversely affect the voting and other rights of the holders of our common stock.

Anti-Takeover Provisions

We are governed by the Delaware General Corporation Law (the “DGCL”). Our certificate of incorporation and by-laws contain provisions that could make more difficult the acquisition of the company by means of a tender offer, a proxy contest or otherwise.

Supermajority Vote

Our certificate of incorporation provides that the affirmative vote of at least 66 2/3% in voting power of the outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class: (i) to remove any director, or the entire board of directors, from office at any time, with or without cause, (ii) in order for our stockholders to make, amend, alter or repeal our by-laws or (iii) to amend, alter or repeal certain provisions of our certificate of incorporation, including those related to limiting liabilities of directors.

Advance Notice Procedures

Our by-laws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors, or bring other business before an annual or special meeting of the stockholders. This notice procedure provides that only persons who are nominated by, or at the direction of our board of directors, the chairman of the board of directors, or by a stockholder who has given timely written notice to the secretary of our company prior to the meeting at which directors are to be elected, will be eligible for election as directors. The procedure also requires that, in order to raise matters at an annual or special meeting, those matters must be raised before the meeting pursuant to the notice of meeting the company delivers or by, or at the direction of, our chairman or by a stockholder who is entitled to vote at the meeting and who has given timely written notice to the secretary of the company of his, her or its intention to raise those matters at the annual meeting. If our chairman or other officer presiding at a meeting determines that a person was not nominated, or other business was not brought before the meeting, in accordance with the notice procedure, that person will not be eligible for election as a director, or that business will not be conducted at the meeting.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock are available for future issuance without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

The overall effect of the foregoing provisions may be to deter a future tender offer. Stockholders might view such an offer to be in their best interest should the offer include a substantial premium over the market price of our common stock at that time. In addition, these provisions may have the effect of assisting our management to retain its position and place it in a better position to resist changes that the stockholders may want to make if dissatisfied with the conduct of our business.

The Delaware General Corporation Law

We are subject to Section 203 of the DGCL, which regulates corporate acquisitions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless:

•	the board of directors approved the transaction in which such stockholders became an interested stockholder prior to the date the interested stockholder attained such status;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, he, she or it owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; and

•	the business combination is approved by a majority of the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is American Stock Transfer & Trust Company.

Listing

Our shares of common stock are quoted on the Nasdaq National Market under the symbol “SUNH.”

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will generally apply to any future debt securities we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities we offer under a prospectus supplement may differ from the terms we describe below.

We will issue the senior notes under the senior indenture which we will enter into with the trustee named in the senior indenture. We will issue the subordinated notes under the subordinated indenture which we will enter into with the trustee named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement of which this prospectus is a part. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture.

The indentures will be qualified under the Trust Indenture Act of 1939. We use the term “debenture trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

The following summaries of material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements related to the debt securities that we sell under this prospectus, as well as the complete indentures that contain the terms of the debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

General

We will describe in the applicable prospectus supplement the terms relating to a series of debt securities, including:

•	the title;

•	the principal amount being offered, and, if a series, the total amount authorized and the total amount outstanding;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of debt securities in global form and, if so, the terms and who the depositary will be;

•	the maturity date;

•	the principal amount due at maturity, and whether the debt securities will be issued with any original issue discount;

•	whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

•	the annual interest rate, which may be fixed or variable, or the method for determining the rate, the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be payable;

•	restrictions on transfer, sale or other assignment, if any;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, the conditions upon which, and the price at which we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions, and any other applicable terms of those redemption provisions;

•	provisions for a sinking fund, purchase or other analogous fund, if any;

•	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

•	whether the indenture will restrict our ability and/or the ability of our subsidiaries to:

•	incur additional indebtedness;

•	issue additional securities;

•	issue guarantees;

•	create liens;

•	pay dividends and make distributions in respect of our capital stock and the capital stock of our subsidiaries;

•	redeem capital stock;

•	place restrictions on our subsidiaries’ ability to pay dividends, make distributions or transfer assets;

•	make investments or other restricted payments;

•	sell or otherwise dispose of assets;

•	enter into sale-leaseback transactions;

•	engage in transactions with stockholders and affiliates;

•	issue or sell stock of or sell assets of our subsidiaries; or

•	effect a consolidation or merger;

•	whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;

•	a discussion of any material or special United States federal income tax considerations applicable to the debt securities;

•	information describing any book-entry features;

•	the procedures for any auction and remarketing, if any;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

•	if other than U.S. dollars, the currency in which the series of debt securities will be denominated; and

•

any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any events of default that are in addition to those described in this prospectus or any covenants provided with respect to the debt securities that are in addition to those described above, and any terms which may be required by us or advisable under applicable laws or regulations or advisable in connection with the marketing of the debt securities.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for our common stock or other securities, including the conversion or exchange rate, as applicable, or how it will be calculated, and the applicable conversion or exchange period. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of our securities that the holders of the series of debt securities receive upon conversion or exchange would, under the circumstances described in those provisions, be subject to adjustment, or pursuant to which those holders would, under those circumstances, receive other property upon conversion or exchange, for example in the event of our merger or consolidation with another entity.

Consolidation, Merger or Sale

The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor of ours or acquiror of such assets must assume all of our obligations under the indentures and the debt securities.

If the debt securities are convertible for our other securities, the person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities which the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Events of Default Under the Indentures

The following are events of default under the indentures with respect to any series of debt securities that we may issue:

•	if we fail to pay interest when due and payable and our failure continues for 30 days and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, or premium, if any, when due and payable and the time for payment has not been extended or delayed;

•	if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant solely for the benefit of another series of debt securities, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each series of debt securities then outstanding shall be due and payable without any notice or other action on the part of the debenture trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the applicable indenture.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•	subject to its duties under the Trust Indenture Act of 1939, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee, to institute the proceeding as trustee; and

•	the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions, within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the debenture trustee regarding our compliance with the covenants in the indentures.

Modification of Indentures; Waiver

We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture;

•	to comply with the provisions described above under “—Consolidation, Merger or Sale;”

•	to comply with any requirements of the Securities and Exchange Commission in connection with the qualification of any indenture under the Trust Indenture Act of 1939;

•	to evidence and provide for the acceptance of appointment hereunder by a successor trustee;

•	to provide for uncertificated debt securities and to make any appropriate changes for such purpose;

•	to add to, delete from, or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issuance, authorization and delivery of debt securities of any unissued series;

•	to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default, or to surrender any of our rights or powers under the indenture; or

•	to change anything that does not adversely affect the legal rights of any holder of debt securities of any series.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of debt securities;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any debt securities; or

•	reducing the percentage of debt securities, the holders of which are required to consent to any supplemental indenture.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	recover excess money held by the debenture trustee;

•	compensate and indemnify the debenture trustee; and

•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the debenture trustee money or government obligations sufficient to pay all the principal of, premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement with respect to that series.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•	issue, register the transfer of, or exchange any debt securities of any series being redeemed in part during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Debenture Trustee

The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that, unless we otherwise indicate in the applicable prospectus supplement, we may make interest payments by check which we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in a prospectus supplement, we will designate an office or agency of the debenture trustee in the City of New York as our paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act of 1939 is applicable.

Subordination of Subordinated Debt Securities

The subordinated debt securities will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not limit the amount of indebtedness which we may incur, including senior indebtedness or subordinated indebtedness, and do not limit us from issuing any other debt, including secured debt or unsecured debt.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus, which consist of warrants to purchase common stock, preferred stock or debt securities in one or more series. Warrants may be offered independently or together with common stock, preferred stock or debt securities offered by any prospectus supplement, and may be attached to or separate from those securities. While the terms we have summarized below will generally apply to any future warrants we may offer under this prospectus, we will describe the particular terms of any warrants that we may offer in more detail in the applicable prospectus supplement. The terms of any warrants we offer under a prospectus supplement may differ from the terms we describe below.

We will issue the warrants under a warrant agreement which we will enter into with a warrant agent to be selected by us. We have filed forms of the warrant agreements for each type of warrant we may offer under this prospectus as exhibits to the registration statement of which this prospectus is a part. We use the term “warrant agreement” to refer to any of these warrant agreements. We use the term “warrant agent” to refer to the warrant agent under any of these warrant agreements. The warrant agent will act solely as an agent of ours in connection with the warrants and will not act as an agent for the holders or beneficial owners of the warrants.

The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement applicable to a particular series of warrants. We urge you to read the applicable prospectus supplements related to the warrants that we sell under this prospectus, as well as the complete warrant agreements that contain the terms of the warrants.

General

We will describe in the applicable prospectus supplement the terms relating to a series of warrants. If warrants for the purchase of debt securities are offered, the prospectus supplement will describe the following terms, to the extent applicable:

•	the offering price and the aggregate number of warrants offered;

•	the currencies in which the warrants are being offered;

•	the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities that can be purchased if a holder exercises a warrant;

•	the designation and terms of any series of debt securities with which the warrants are being offered and the number of warrants offered with each such debt security;

•	the date on and after which the holder of the warrants can transfer them separately from the related series of debt securities;

•	the principal amount of the series of debt securities that can be purchased if a holder exercises a warrant and the price at which and currencies in which such principal amount may be purchased upon exercise;

•	the terms of any rights to redeem or call the warrants;

•	the date on which the right to exercise the warrants begins and the date on which such right expires;

•	federal income tax consequences of holding or exercising the warrants; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the warrants.

Warrants for the purchase of debt securities will be in registered form only.

If warrants for the purchase of shares of common stock or preferred stock are offered, the prospectus supplement will describe the following terms, to the extent applicable:

•	the offering price and the aggregate number of warrants offered;

•	the total number of shares that can be purchased if a holder of the warrants exercises them including, if applicable, any provisions for changes to or adjustments in the exercise price or in the securities or other property receivable upon exercise;

•	the designation and terms of any series of preferred stock with which the warrants are being offered;

•	the date on and after which the holder of the warrants can transfer them separately from the related common stock or series of preferred stock;

•	the terms of any rights to redeem or call, or accelerate the expiration of, the warrants;

•	the date on which the right to exercise the warrants begins and the date on which that right expires;

•	federal income tax consequences of holding or exercising the warrants; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the warrants.

Warrants for the purchase of shares of common stock or preferred stock will be in registered form only.

A holder of warrant certificates may exchange them for new certificates of different denominations, present them for registration of transfer and exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Until any warrants to purchase debt securities are exercised, the holder of the warrants will not have any of the rights of holders of the debt securities that can be purchased upon exercise, including any rights to receive payments of principal, premium or interest on the underlying debt securities or to enforce covenants in the applicable indenture. Until any warrants to purchase shares of common stock or preferred stock are exercised, holders of the warrants will not have any rights of holders of the underlying common stock or preferred stock, including any rights to receive dividends or to exercise any voting rights, except to the extent set forth under “—Warrant Adjustments” below.

Exercise of Warrants

Each holder of a warrant is entitled to purchase the principal amount of debt securities or number of shares of common stock or preferred stock, as the case may be, at the exercise price described in the applicable prospectus supplement. After the close of business on the day when the right to exercise terminates (or a later date if we extend the time for exercise), unexercised warrants will become void.

A holder of warrants may exercise them by following the general procedure outlined below:

•	delivering to the warrant agent the payment required by the applicable prospectus supplement to purchase the underlying security;

•	properly completing and signing the reverse side of the warrant certificate representing the warrants; and

•	delivering the warrant certificate representing the warrants to the warrant agent.

If you comply with the procedures described above, your warrants will be considered to have been exercised when the warrant agent receives payment of the exercise price, subject to the transfer books for the securities issuable upon exercise of the warrant not being closed on such date. After you have completed those procedures and subject to the foregoing, we will, as soon as practicable, issue and deliver to you the debt securities, common stock or preferred stock that you purchased upon exercise. If you exercise fewer than all of the warrants represented by a warrant certificate, a new warrant certificate will be issued to you for the unexercised amount of warrants. Holders of warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the warrants.

Amendments and Supplements to the Warrant Agreements

We may amend or supplement a warrant agreement without the consent of the holders of the applicable warrants to cure ambiguities in the warrant agreement, to cure or correct a defective provision in the warrant agreement, or to provide for other matters under the warrant agreement that we and the warrant agent deem necessary or desirable, so long as, in each case, such amendments or supplements do not harm the interests of the holders of the warrants.

Warrant Adjustments

Unless the applicable prospectus supplement states otherwise, the exercise price of, and the number of securities covered by, a common stock warrant or preferred stock warrant will be adjusted proportionately if we subdivide or combine our common stock or preferred stock, as applicable. In addition, unless the prospectus supplement states otherwise, if we, without receiving payment therefor:

•	issue capital stock or other securities convertible into or exchangeable for common stock or preferred stock, or any rights to subscribe for, purchase or otherwise acquire any of the foregoing, as a dividend or distribution to holders of our common stock or preferred stock;

•	pay any cash to holders of our common stock or preferred stock other than a cash dividend paid out of our current or retained earnings or other than in accordance with the terms of the preferred stock;

•	issue any evidence of our indebtedness or rights to subscribe for or purchase our indebtedness to holders of our common stock or preferred stock; or

•	issue common stock or preferred stock or additional stock or other securities or property to holders of our common stock or preferred stock by way of spin-off, split-up, reclassification, combination of shares or similar corporate rearrangement, then the holders of common stock warrants or preferred stock warrants, as applicable, will be entitled to receive upon exercise of the warrants, in addition to the securities otherwise receivable upon exercise of the warrants and without paying any additional consideration, the amount of stock and other securities and property such holders would have been entitled to receive had they held the common stock or preferred stock, as applicable, issuable under the warrants on the dates on which holders of those securities received or became entitled to receive such additional stock and other securities and property.

Except as stated above, the exercise price and number of securities covered by a common stock warrant or preferred stock warrant, and the amounts of other securities or property to be received, if any, upon exercise of those warrants, will not be adjusted or provided for if we issue those securities or any securities convertible into or exchangeable for those securities, or securities carrying the right to purchase those securities or securities convertible into or exchangeable for those securities.

Holders of common stock warrants and preferred stock warrants may have additional rights under the following circumstances:

•	certain reclassifications, capital reorganizations or changes of the common stock or preferred stock, as applicable;

•	certain share exchanges, mergers, or similar transactions involving us and which result in changes of the common stock or preferred stock, as applicable; or

•	certain sales or dispositions to another entity of all or substantially all of our property and assets.

If one of the above transactions occurs and holders of our common stock or preferred stock are entitled to receive stock, securities or other property with respect to or in exchange for their securities, the holders of the common stock warrants or preferred stock warrants then outstanding, as applicable, will be entitled to receive upon exercise of their warrants the kind and amount of shares of stock and other securities or property that they would have received upon the applicable transaction if they had exercised their warrants immediately before the transaction.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus from time to time. Registration of the securities covered by this prospectus does not mean, however, that those securities will necessarily be offered or sold.

We may sell the securities separately or together:

•	through one or more underwriters or dealers in a public offering and sale by them;

•	directly to investors; or

•	through agents.

We may sell the securities from time to time:

•	in one or more transactions at a fixed price or prices, which may be changed from time to time;

•	at market prices prevailing at the times of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

We will describe the method of distribution of the securities and the terms of the offering in the prospectus supplement.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or in a post-effective amendment.

Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

We may grant underwriters who participate in the distribution of securities an option to purchase additional securities in connection with the distribution.

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers, as their agents in connection with the sale of securities. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The prospectus supplement will identify any such underwriter, dealer or agent and describe any compensation received by them from us. In no event will the aggregate discounts, concessions and commissions to any underwriters, dealers or agents exceed eight percent of the gross proceeds. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Shares of our common stock are quoted on the Nasdaq National Market. Unless otherwise specified in the related prospectus supplement, all securities we offer, other than common stock, will be new issues of securities with no established trading market. Any underwriter may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We may apply to list any series of debt securities, preferred stock or warrants on an exchange, but we are not obligated to do so. Therefore, there may not be liquidity or a trading market for any series of securities.

Any underwriter may engage in overallotment transactions, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. We make no representation or prediction as to the direction or magnitude of any effect that such transactions may have on the price of the securities.

Underwriters, dealers or agents who may become involved in the sale of our securities may engage in transactions with and perform other services for us in the ordinary course of their business for which they receive compensation.

LEGAL MATTERS

Certain legal matters in connection with the securities will be passed upon for us by O’Melveny & Myers LLP.

EXPERTS

The consolidated financial statements of Sun Healthcare Group, Inc. included in Sun Healthcare Group, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2005 (including the schedule appearing therein), and Sun Healthcare Group, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements and management’s assessment are, and audited financial statements and Sun Healthcare Group, Inc. management’s assessments of the effectiveness of internal control over financial reporting to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and management’s assessments (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Peak Medical Corporation at December 31, 2004 and 2003 and for each of the two years ended December 31, 2004 incorporated by reference in this prospectus have been audited by KPMG LLP, independent public accountants, as set forth in their report thereon appearing in the proxy statement, dated September 16, 2005, of Sun Healthcare Group, Inc. incorporated by reference herein, and are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3 under the Securities Act of 1933 with respect to the securities offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information about us and the securities, we refer you to the registration statement and to the exhibits and schedules filed with it. Statements contained in this prospectus as to the contents of any contract or other documents referred to are not necessarily complete. We refer you to those copies of contracts or other documents that have been filed as exhibits to the registration statement, and statements relating to such documents are qualified in all aspects by such reference.

We file reports with the SEC on a regular basis that contain financial information and results of operations. You may read and copy any document that we file with the SEC at the SEC’s Public Reference Room at Room 1500, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. The SEC also maintains a website site at http://www.sec.gov that contains reports, proxy statements, information statements and other information filed electronically with the SEC. You may also obtain information about us at our website at http://www.sunh.com. However, the information on our website does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

To avoid repeating information in this prospectus that we have already filed with the SEC, we have incorporated by reference the filings (File No. 0-49663) listed below. This information is considered a part of this prospectus. These documents are as follows:

(1)	Our annual report on Form 10-K for our fiscal year ended December 31, 2005, filed on March 10, 2006;

(2)	Our quarterly report on Form 10-Q for our fiscal quarter ended March 31, 2006, filed on May 4, 2006;

(3)	Our current reports on Form 8-K filed on March 2, March 14, March 31, May 3, May 16, June 7, and June 13, 2006;

(4)	Our proxy statement, dated September 16, 2005, relating to our Special Meeting of Stockholders to approve the issuance of our common stock in connection with the acquisition of Peak Medical Corporation; and

(5)	The description of our common stock contained in our registration statement on Form 8-A, filed on March 6, 2002.

In addition, all documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement as well as the date of this prospectus and before the termination of the offering of our securities shall be deemed incorporated by reference into this prospectus and to be a part of this prospectus from the respective dates of filing such documents. Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents which have been incorporated in this prospectus by reference. Requests for such copies should be directed to our Secretary at Sun Healthcare Group, Inc., 18831 Von Karman, Suite 400, Irvine, California 92612, telephone number (949) 255-7100.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus.